As filed with the Securities and Exchange Commission on March 14, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEAGATE TECHNOLOGY

(Exact name of registrant as specified in its charter)

Cayman Islands	3572	98-0355609
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

P.O. Box 309GT, Ugland House, South Church Street

George Town, Grand Cayman, Cayman Islands

(345) 949-8066

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

818 West Seventh Street, Suite 200

Los Angeles, California 90017

(800) 888-9207

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William L. Hudson, Esq. Executive Vice President, General Counsel and Secretary Seagate Technology 920 Disc Drive P.O. Box 66360 Scotts Valley, California 95067 (831) 438-6550	William H. Hinman, Jr., Esq. Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, California 94304 (650) 251-5000	Larry W. Sonsini, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	William O. Sweeney, Esq. Vice President, General Counsel and Secretary Maxtor Corporation 500 McCarthy Boulevard Milpitas, California 95035 (408) 894-5000	Diane Holt Frankle, Esq. DLA Piper Rudnick Gray Cary US LLP 2000 University Avenue East Palo Alto, California 94303 (650) 833-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Common Shares, par value $0.00001 per share	287,487,727	(1)	Not Applicable	$2,489,643,716	(2)	$266,392	(3)

(1)	The number of shares being registered is based upon (x) an estimate of the maximum number of shares of common stock, par value $0.01 per share, of Maxtor Corporation presently outstanding or issuable or expected to be issued in connection with the merger of Maxtor Corporation with a wholly-owned subsidiary of the registrant including shares issuable upon the exercise of Maxtor options, restricted stock and restricted stock units that will be assumed by the registrant in the merger and multiplied by (y) the exchange ratio of 0.37 common shares, par value $0.00001 per share, of the registrant, for each share of common stock of Maxtor Corporation.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is the product of (x) $8.66, the average of the high and low sales prices of Maxtor common stock, as quoted on the New York Stock Exchange, on March 10, 2006, and (y) 287,487,727, the estimated maximum number of shares of Maxtor common stock that may be exchanged for the common shares of the registrant being registered.
(3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by .000107.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY –– SUBJECT TO COMPLETION –– DATED MARCH     , 2006

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Seagate Technology and Maxtor Corporation have entered into an agreement and plan of merger pursuant to which Seagate will acquire Maxtor. The combination of Seagate and Maxtor is expected to build on Seagate’s foundation as the premier global hard disc drive company, leveraging the strength of Seagate’s significant operating scale to drive product innovation and maximize operational efficiencies. We believe the combined company will be well-positioned to accelerate delivery of a diverse set of compelling and cost-effective solutions to the growing customer base for data storage products.

If the merger is completed, each outstanding share of Maxtor common stock will be converted into the right to receive 0.37 Seagate common shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. The value of the merger consideration to be received in exchange for each share of Maxtor common stock will fluctuate with the market price of Seagate common shares. Based on the closing sale price for Seagate common shares on December 20, 2005, the last trading day before public announcement of the merger, the 0.37 exchange ratio represented approximately $7.25 in value for each share of Maxtor common stock. Based on the closing sale price for Seagate common shares on             , 2006, the last trading day before the printing of this joint proxy statement/prospectus for which it was practicable to obtain this information, the 0.37 exchange ratio represented approximately $             in value for each share of Maxtor common stock. Upon completion of the merger, Maxtor’s former stockholders will own approximately 16% of the then outstanding Seagate common shares, based on the number of shares of Seagate and Maxtor outstanding on             , 2006. Seagate’s shareholders will continue to own their existing shares, which will not be affected by the merger. Seagate common shares are listed on the New York Stock Exchange under the symbol “STX”. Maxtor common stock is listed on the New York Stock Exchange under the symbol “MXO”. We urge you to obtain current market quotations for the shares of Seagate and Maxtor.

Your vote is very important. The merger cannot be completed unless, among other things, Seagate’s shareholders approve the issuance of Seagate common shares in the merger and Maxtor’s stockholders adopt the merger agreement. We are each holding meetings of our stockholders to vote on the proposals necessary to complete the merger and, in the case of Maxtor, to approve certain other matters unrelated to the merger described in this joint proxy statement/prospectus. Information about these meetings, the merger and the other business to be considered by Maxtor stockholders is contained in this joint proxy statement/prospectus. We urge you to read this joint proxy statement/prospectus carefully. You should also carefully consider the risk factors beginning on page 15.

The dates, times and places of the meetings are as follows:

For Seagate shareholders:	For Maxtor stockholders:

Whether or not you plan to attend your respective company’s meeting, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

Seagate’s board of directors unanimously recommends that Seagate shareholders vote FOR the proposal to approve the issuance of Seagate common shares in the merger. Maxtor’s board of directors unanimously recommends that Maxtor stockholders vote FOR the proposal to adopt the merger agreement and FOR the other Maxtor proposals described in this joint proxy statement/prospectus.

We strongly support the combination of our companies and join with our boards in recommending that you vote in favor of the proposals described in this joint proxy statement/prospectus.

William D. Watkins President and Chief Executive Officer Seagate Technology	Dr. C.S. Park Chairman and Chief Executive Officer Maxtor Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                     , 2006, and is first being mailed to stockholders of Seagate and Maxtor on or about                     , 2006.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Seagate Technology and Maxtor Corporation from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:

By Mail:	Seagate Technology 920 Disc Drive P.O. Box 66360 Scotts Valley, California 95067 Attention: Investor Relations	By Mail:	Maxtor Corporation 500 McCarthy Boulevard, Milpitas, California 95035 Attention: VP of Investor Relations

By Telephone:	(831) 439-5337	By Telephone:	(408) 894-5000

TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE MEETINGS, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN             , 2006.

See “Where You Can Find More Information” beginning on page 147.

VOTING ELECTRONICALLY OR BY TELEPHONE

Seagate shareholders of record on the close of business on             , 2006, the record date for the Seagate extraordinary general meeting, may submit their proxies by telephone or internet by following the instructions on their proxy card or voting form. If you have any questions regarding whether you are eligible to submit your proxy by telephone or by internet, please contact Morrow & Co., Inc. by telephone at (800) 607-0088 (toll free) or by email at seagate.info@morrowco.com.

Maxtor stockholders of record on the close of business on             , 2006, the record date for the Maxtor annual meeting, may submit their proxies by telephone or internet by following the instructions on their proxy card or voting form. If you have any questions regarding whether you are eligible to submit your proxy by telephone or by internet, please contact MacKenzie Partners, Inc. by telephone at (800) 322-2885 (toll free) or by email at proxy@mackenziepartners.com.

Seagate Technology

920 Disc Drive

Scotts Valley, California 95067

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD                     , 2006

To the Shareholders of Seagate Technology:

An extraordinary general meeting of Seagate Technology will be held at             , on                     , 2006 at             , Pacific Time, for the following purposes:

1.	To consider and vote upon a proposal to approve the issuance of Seagate common shares, par value $0.00001 per share, pursuant to the Agreement and Plan of Merger, dated as of December 20, 2005, by and among Seagate Technology, MD Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Seagate, and Maxtor Corporation, as the same may be amended from time to time.
2.	To consider and vote upon adjournment of the extraordinary general meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the extraordinary general meeting to approve the issuance of Seagate common shares in the merger.
3.	To transact such other business as may properly come before the extraordinary general meeting or any adjournment or postponement thereof.

The accompanying joint proxy statement/prospectus further describes the matters to be considered at the extraordinary general meeting. A copy of the Agreement and Plan of Merger has been included as Annex A to the joint proxy statement/prospectus.

Seagate’s board of directors has set                     , 2006 as the record date for the extraordinary general meeting. Only holders of record of Seagate common shares at the close of business on                     , 2006 will be entitled to notice of and to vote at the extraordinary general meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of Seagate common shares. To ensure your representation at the extraordinary general meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the internet. Please vote promptly whether or not you expect to attend the extraordinary general meeting. Submitting a proxy now will not prevent you from being able to vote at the extraordinary general meeting by attending in person and casting a vote.

The board of directors of Seagate Technology unanimously recommends that you vote FOR the proposal to approve the issuance of Seagate common shares in the merger and FOR the proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to solicit additional proxies.

By order of the board of directors,

William L. Hudson

Executive Vice President, General Counsel and Corporate Secretary

                    , 2006

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL MORROW & COMPANY, INC. AT (800) 607-0088 OR BY EMAIL AT SEAGATE.INFO@MORROWCO.COM.

Maxtor Corporation

500 McCarthy Boulevard,

Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD                     , 2006

To the Stockholders of Maxtor Corporation:

An annual meeting of Maxtor Corporation will be held at             , on                     , 2006 at             , Pacific Time, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 20, 2005, by and among Seagate Technology, MD Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Seagate, and Maxtor Corporation, as the same may be amended from time to time.

2.	To consider and vote upon a proposal to elect three Class II directors to hold office until the 2009 Annual Meeting of Stockholders and until their respective successors have been elected and qualified.

3.	To consider and vote upon a proposal to ratify the engagement of PricewaterhouseCoopers LLP as Maxtor’s independent registered public accounting firm for the fiscal year ending December 30, 2006.

4.	To consider and vote upon adjournment of the annual meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to adopt the merger agreement.

5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The accompanying joint proxy statement/prospectus further describes the matters to be considered at the annual meeting. A copy of the Agreement and Plan of Merger has been included as Annex A to the joint proxy statement/prospectus.

Maxtor’s board of directors has set                     , 2006 as the record date for the annual meeting. Only holders of record of shares of Maxtor common stock at the close of business on                     , 2006 will be entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. To ensure your representation at the annual meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the internet. Please vote promptly whether or not you expect to attend the annual meeting. Submitting a proxy now will not prevent you from being able to vote at the annual meeting by attending in person and casting a vote.

The board of directors of Maxtor Corporation unanimously recommends that you vote FOR the proposal to adopt the Agreement and Plan of Merger. The board of directors of Maxtor Corporation also unanimously recommends that you vote FOR the other Maxtor annual meeting proposals. Approval of the other Maxtor annual meeting proposals is not a condition to the merger.

By order of the board of directors,

William O. Sweeney

Vice President, General Counsel and Secretary

            , 2006

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CONTACT MACKENZIE PARTNERS, INC. BY TELEPHONE AT (212) 929-5500 (CALL COLLECT) OR (800) 322-2885 (TOLL FREE) OR BY EMAIL AT PROXY@MACKENZIEPARTNERS.COM.

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QUESTIONS AND ANSWERS ABOUT THE SEAGATE EXTRAORDINARY GENERAL MEETING AND THE MAXTOR ANNUAL MEETING

The questions and answers below highlight only selected procedural information from this joint proxy statement/prospectus. They do not contain all of the information that may be important to you. You should read carefully the entire document and the additional documents incorporated by reference into this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Seagate and Maxtor have agreed to the acquisition of Maxtor by Seagate under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. We are delivering this document to you because it serves as both a joint proxy statement of Seagate and Maxtor and a prospectus of Seagate. It is a joint proxy statement because it is being used by our boards of directors to solicit the proxies of Seagate shareholders and Maxtor stockholders. It is a prospectus because Seagate is offering Seagate common shares in exchange for Maxtor common stock if the merger is completed.

In order to complete the merger, among other things, Seagate shareholders must vote to approve the issuance of Seagate common shares in the merger and Maxtor stockholders must vote to adopt the merger agreement. Seagate and Maxtor will hold separate meetings to obtain these approvals, and in the case of Maxtor, to approve certain other matters unrelated to the merger.

Q:	What do I need to do now?

A:	After you have carefully read and considered the information contained in this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope, or, if available, by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at your meeting.

Q:	What vote of Seagate shareholders is required to approve the issuance of Seagate common shares in the merger?

A:	The affirmative vote of the holders of a majority of the Seagate common shares represented and voting at the extraordinary general meeting is required to approve the issuance of Seagate common shares in the merger. Pursuant to voting agreements entered into by certain Seagate shareholders, including Seagate’s executive officers and directors, these shareholders have agreed, among other things and subject to limited exceptions, to vote their Seagate common shares in favor of the issuance of Seagate common shares in the merger. As of the record date for the extraordinary general meeting, these shareholders beneficially owned approximately Seagate common shares representing approximately % of the outstanding Seagate common shares.

Q:	What vote of Maxtor stockholders is required to adopt the merger agreement?

A:	The affirmative vote of the holders of a majority of the shares of Maxtor common stock outstanding on the record date is required to adopt the merger agreement. If you are a Maxtor stockholder and fail to vote on the proposal to adopt the merger agreement, that will have the same effect as a vote AGAINST adoption of the merger agreement.

Q:	What vote of stockholders is required for the other proposals to be considered at Maxtor’s annual meeting and Seagate’s extraordinary general meeting?

A:	For Maxtor’s proposal regarding the election of Maxtor’s Class II Directors, the affirmative vote of a plurality of the votes cast at the annual meeting is required to approve the election of each director nominee. For Maxtor’s proposals regarding the ratification of engagement of PricewaterhouseCoopers LLP as Maxtor’s independent registered accounting firm for the current fiscal year and regarding adjournments of the Maxtor annual meeting, the affirmative vote of the holders of a majority of the shares of Maxtor common stock represented and voting at the Maxtor annual meeting is required.

For Seagate’s proposal regarding adjournments of the Seagate extraordinary general meeting, the affirmative vote of the holders of a majority of the shares of Seagate common shares represented and voting at the Seagate extraordinary meeting is required.

Q:	As a Maxtor stockholder, why am I electing directors and ratifying the engagement of an independent registered public accounting firm when I am being asked to adopt the merger agreement?

A:	Delaware law requires Maxtor to hold a meeting of its stockholders each year. Maxtor has determined it will observe this requirement and hold an annual meeting of its stockholders to elect directors and ratify the engagement of PricewaterhouseCoopers LLP. The directors elected at the Maxtor annual meeting will serve as directors of Maxtor following the Maxtor annual meeting through the earlier of the closing of the merger or Maxtor’s 2009 annual meeting. Effective upon the closing of the merger, the individuals serving as Maxtor directors immediately prior to the closing of the merger will no longer be Maxtor directors and Dr. C.S. Park, the Chairman and Chief Executive Officer of Maxtor, will be appointed to the Seagate board of directors. PricewaterhouseCoopers LLP will not continue to conduct independent audits of Maxtor following the merger. The election of the Maxtor Class II directors, the ratification of the engagement of PricewaterhouseCoopers LLP as Maxtor’s independent registered public accounting firm and the Seagate and Maxtor adjournment proposals are not conditions to the merger.

Q:	If my shares are held in “street name” by my broker or bank, will my broker or bank automatically vote my shares for me?

A:	Your broker or bank will not be able to vote your shares without instructions from you other than with respect to the election of the Maxtor Class II directors or the ratification of the engagement of PricewaterhouseCoopers LLP as Maxtor’s independent registered public accounting firm by Maxtor stockholders. You should instruct your broker or bank to vote your shares by following the instructions your broker or bank provides. If you do not instruct your broker or bank, they will not have the discretion to vote your shares except with respect to the Maxtor annual meeting matters noted above.

Q:	Can I change my vote?

A:	Yes, you may change your vote at any time before your proxy is voted at your meeting.

If you are the record holder of your shares, you can change your vote in any of the three following ways:

•	You may send a written notice to the Corporate Secretary of Seagate, 920 Disc Drive, Scotts Valley, California 95066 or the Secretary of Maxtor, 500 McCarthy Boulevard, Milpitas, California 95035 as appropriate, stating that you would like to revoke your proxy.

•	You may complete and submit a new proxy card or submit a new proxy by telephone or the Internet. The latest vote received before your meeting will be counted, and any earlier proxies will be revoked.

•	You may attend your meeting and vote in person. Any earlier proxy will be revoked. However, simply attending your meeting without voting will not revoke your proxy.

If your shares are held in “street name,” you should contact your broker or bank and follow the directions you receive from your broker or bank in order to change or revoke your vote.

Q:	If I hold my Maxtor shares in certificated form, should I send in my Maxtor stock certificates now?

A:	No. Please DO NOT send your stock certificates with your proxy card. Maxtor stockholders will receive written instructions from the exchange agent after the merger is completed on how to exchange Maxtor stock certificates you may have for the merger consideration. Seagate shareholders will not need to send in their share certificates.

Q:	When do you expect the merger to be completed?

A:	If Seagate shareholders approve the issuance of Seagate common shares at the Seagate extraordinary general meeting and Maxtor stockholders adopt the merger agreement at the Maxtor annual meeting, we expect to complete the merger as soon as possible after the satisfaction of the other conditions to the merger, including receipt of required regulatory approvals. There may be a substantial period of time between the meetings and the completion of the merger. We currently expect to complete the merger early in the second half of 2006; however, we cannot assure you when or if the merger will occur.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Maxtor common stock?

A: The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Assuming the merger qualifies as a Code Section 368 reorganization and that Seagate is treated as a corporation under Code Section 367(a), U.S. holders of Maxtor common stock will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of Maxtor common stock for Seagate common shares, except with respect to cash received in lieu of fractional shares of Seagate common shares and except for any U.S. holder who is a five-percent shareholder of Seagate after the merger and who fails to file a gain recognition agreement as described in applicable U.S. Treasury regulations.

Tax matters are very complicated, and the tax consequences of the merger applicable to a particular stockholder will depend in part on each stockholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For more information, please see the section entitled “Seagate Proposal 1 and Maxtor Proposal 1—The Merger—Material Tax Consequences” on page 67 of this joint proxy statement/prospectus.

Q:	Am I entitled to appraisal rights?

A:	Neither Seagate shareholders nor Maxtor stockholders will be entitled to exercise any dissenters’ rights of appraisal in connection with the transactions contemplated by the merger agreement.

Q:	Who can help answer my questions?

A:	If you have any questions about the matters to be voted upon at your meeting or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

if you are a Seagate shareholder:

Seagate Technology, Executive Director of Investor Relations

Telephone: (831) 439-5337

or

Morrow & Co., Inc.

Telephone: (800) 607-0088 (toll free)

Email: seagate.info@morrowco.com

if you are a Maxtor stockholder:

Maxtor Corporation, VP of Investor Relations

Telephone: (408) 894-5000

or

MacKenzie Partners, Inc.

Telephone: (800) 322-2885 (toll free)

Email: proxy@mackenziepartners.com

If your broker or bank holds your shares, you should also contact your broker or bank for additional information.

SUMMARY

This summary highlights selected information from this document. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this document refers in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page 147. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Companies (see page 21)

Seagate Technology

Seagate is a worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of enterprise, desktop, mobile computing, and consumer electronics applications. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, and to be the low cost producer in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. The address of Seagate’s principal executive offices is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, and its telephone number at that address is (345) 949-8066. The address of Seagate’s U.S. executive offices is 920 Disc Drive, Scotts Valley, California 95066 and its telephone number at that address is (831) 438-6550.

Maxtor Corporation

Maxtor Corporation is one of the world’s leading suppliers of information storage solutions. The company has an expansive line of storage products for desktop computers, near-line storage, high-performance Intel-based servers and consumer electronics. The address of Maxtor’s principal executive offices is 500 McCarthy Boulevard, Milpitas, California 95035 and its telephone number at that address is (408) 894-5000.

The Merger (see page 75)

We are proposing a merger of MD Merger Corporation, a newly formed wholly-owned subsidiary of Seagate which is referred to as Merger Sub, with and into Maxtor, with Maxtor as the surviving corporation. If the merger is completed, Maxtor will become a wholly-owned subsidiary of Seagate. The merger agreement is attached to this document as Annex A. Please carefully read the merger agreement as it is the legal document that governs the merger.

What Maxtor Stockholders Will Receive in the Merger (see page 75)

Upon completion of the merger, each outstanding share of Maxtor common stock will be converted into the right to receive 0.37 Seagate common shares. No fractional Seagate common shares will be issued in the merger. Instead of fractional shares, Maxtor stockholders will receive cash in an amount determined by multiplying the fractional interest to which such holder would otherwise be entitled by the average of the closing sale prices of one Seagate common share for the twenty trading days immediately preceding completion of the merger.

What Holders of Maxtor Stock Options and Restricted Stock Units Will Receive in the Merger (see page 76)

Upon completion of the merger, outstanding and unexercised Maxtor stock options will be converted automatically into options to purchase Seagate common shares. The number of shares subject to such options and the exercise price of the options will be adjusted based on the fixed exchange ratio of 0.37. In addition, each outstanding Maxtor restricted stock unit award representing a right to receive Maxtor common stock will be assumed by Seagate upon completion of the merger and converted automatically into a right to receive upon settlement a number of Seagate common shares based on the fixed exchange ratio of 0.37.

Voting Agreements with Certain Seagate Shareholders (see page 88)

Maxtor has entered into voting agreements with certain Seagate shareholders, including the executive officers and directors of Seagate, pursuant to which these shareholders agreed, among other things and subject to limited exceptions, to vote their Seagate common shares in favor of the issuance of Seagate common shares in the merger. As of the record date, these shareholders owned          Seagate common shares representing approximately         % of the outstanding Seagate common shares. The form of the voting agreements is attached to this document as Annex B.

Material Tax Consequences (see page 67)

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, holders of Maxtor common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their Maxtor common stock for Seagate common shares in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional Seagate common share. There will be no federal income tax consequences to a holder of Seagate common shares as a result of the merger.

Tax matters are complicated and the tax consequences to you of the merger will depend on your particular tax situation (e.g., the above consequences may not apply to you if you are a five-percent transferee shareholder). In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Opinion of Seagate’s Financial Advisor (see page 45)

Morgan Stanley & Co. Incorporated, which is referred to as Morgan Stanley, has rendered its opinion to the Seagate board of directors that, as of December 20, 2005, and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the exchange ratio of 0.37 Seagate common shares to be received for each share of Maxtor common stock pursuant to the merger agreement was fair from a financial point of view to Seagate.

The full text of the written opinion of Morgan Stanley, dated December 20, 2005, is attached as Annex C to this joint proxy statement/prospectus and sets forth assumptions made, general procedures followed, factors considered and limitations and qualifications on the review undertaken by Morgan Stanley in connection with its opinion. Morgan Stanley provided its opinion for the information and assistance of the Seagate board of directors in connection with its consideration of the merger. The Morgan Stanley opinion is not a recommendation as to how any holder of Seagate common shares should vote with respect to the merger. The Morgan Stanley opinion also does not address the prices at which Seagate common shares will trade following consummation of the merger or at any other time.

Opinion of Maxtor’s Financial Advisor (see page 53)

Citigroup Global Markets Inc., which is referred to as Citigroup, has rendered its opinion to the Maxtor board of directors to the effect that, as of December 20, 2005, and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the exchange ratio of 0.37 Seagate common shares to be received for each share of Maxtor common stock pursuant to the merger agreement was fair from a financial point of view to the holders of such shares of Maxtor common stock.

The full text of the written opinion of Citigroup, dated December 20, 2005, is attached as Annex D to this joint proxy statement/prospectus and sets forth assumptions made, general procedures followed, factors considered and limitations and qualifications on the review undertaken by Citigroup in connection with its opinion. Citigroup provided its opinion for the information and assistance of the Maxtor board of directors in connection with its consideration of the merger. The Citigroup opinion is not a recommendation as to how any holder of shares of Maxtor common stock should vote with respect to the merger.

Reasons for the Merger (see page 41)

The boards of directors and management teams of both Seagate and Maxtor identified several reasons for, and potential benefits to their stockholders of, the merger creating the combined company, including the following:

•	by enhancing scale, financial strength and capacity, the combined company will be better able to compete in the dynamic, rapidly evolving storage market;

•	the combined company will be able to leverage the companies’ extensive research and development platforms and other technological resources in order to provide customers more innovative, diverse and compelling storage products and to get them to market more quickly and at more competitive prices;

•	the combined company will have expanded capacity to better meet growing demand for higher capacity storage products and storage products for new applications;

•	the enhanced scale of the combined company will result in significant production efficiencies and reduced product costs; and

•	the combined company is expected to generate significant cost synergies in the form of approximately $300 million in annual operating expense savings after the first full year of integration, including from combined research and development and sales and marketing efforts, as well as reduced supply chain costs.

Maxtor’s board of directors considered a number of additional factors, including, but not limited to:

•	the premium represented by the merger consideration to the range of recent trading prices of Maxtor common stock;

•	the percentage ownership in the combined company represented by the merger consideration, which the Maxtor board believed was consistent with Maxtor’s contributions to the combined entity;

•	the opportunity for Maxtor stockholders to participate in the potential growth and prosperity of a combined company as compared to the alternatives of Maxtor continuing as an independent company under its current turnaround plan, restructuring or engaging in another business combination;

•	the projected long term stockholder value represented by the combined company, including synergies, which exceeded the projected stockholder value based on Maxtor’s long range operating plan;

•	the assessment by Maxtor’s board of directors and Maxtor’s management that the merger and Seagate’s operating strategy are consistent with Maxtor’s long-term strategic goals to seek to increase return on investment, improve time to market, broaden its product offerings, and reduce dependence on third party suppliers; and

•	Maxtor’s business, financial performance and condition, operations, management, competitive position and prospects, including increasing competition; continuing adverse impact to gross margin from the cost of heads and other key components; execution difficulties in product development and production adversely affecting quality and time to market for new products; difficulties in achieving a reasonable return on investment in research and development; engineering resource constraints; the lack of a 1” product, a 2.5” product and a fibre channel product; the need for improved processes to manage an increasingly complex business model; and the additional capital required for Maxtor to remain competitive.

Maxtor’s board of directors also considered the potential risks of the merger, as described under “Seagate Proposal 1 and Maxtor Proposal 1 — The Merger — Maxtor’s Additional Reasons for the Merger and Board Recommendation” and “Risk Factors.”

Recommendation of Seagate’s Board of Directors (see page 41)

Seagate’s board of directors has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Seagate and its shareholders. Seagate’s board of directors unanimously recommends that Seagate shareholders vote FOR the issuance of Seagate common shares in the merger.

Recommendation of Maxtor’s Board of Directors (see page 41)

Maxtor’s board of directors has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Maxtor and its stockholders. Maxtor’s board of directors unanimously recommends that Maxtor stockholders vote FOR adoption of the merger agreement.

Interests of Maxtor’s Directors and Executive Officers in the Merger (see page 62)

Maxtor’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Maxtor stockholders. These interests include rights of executive officers under change of control agreements with Maxtor, rights under equity compensation awards of Maxtor, and rights to continued indemnification and insurance coverage by Seagate after the merger for acts or omissions occurring before the merger. The Maxtor board of directors was aware of these interests and considered them in its decision to approve the merger agreement.

Regulatory Approvals Required for the Merger (see page 71)

The competition laws of the United States and several other countries prohibit Seagate and Maxtor from completing the merger until (i) they have given notification and furnished information relating to the operations of Seagate and Maxtor and the markets in which they operate, and (ii) the applicable waiting periods expire or the merger is approved or granted early termination.

On January 13, 2006, Seagate and Maxtor each filed a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and merger review was assigned to the Federal Trade Commission. The HSR waiting period expired on February 13, 2006 at 11:59 p.m., New York City time. As a result, no further anti-trust regulatory review of the merger will be necessary in the United States.

Seagate and Maxtor each conduct business in Member States of the European Union. Council Regulation (EC) No. 139/2004 requires notification to and approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds. The parties are in pre-notification discussions with the European Commission case team and Seagate anticipates filing on or before March 20, 2006. Pursuant to Council Regulation (EC) No. 139/2004 the European Commission has 25 working days from the day following the date of notification, which period may be extended under certain circumstances, in which to consider whether the merger would significantly impede effective competition in the common market or a substantial part of it, in particular as a result of the creating or strengthening of a dominant position (as defined in Council Regulation No. 139/2004). By the end of this period, the European Commission must issue a decision either clearing the merger or opening an in-depth Phase II investigation. A Phase II investigation extends the investigation period for a further 90 working days.

The merger is also conditional on receipt of regulatory approvals under the antitrust laws of Japan, Korea and Taiwan. Seagate and Maxtor have submitted or intend to submit in the near future merger notification filings in these jurisdictions. In addition, while not conditions in the merger agreement to the completion of the merger, the parties are seeking governmental approvals in other jurisdictions, including Brazil (where the notification has already been submitted), China, South Africa and Turkey. Seagate and Maxtor also intend to make submissions in Australia and New Zealand in the near future. Although Seagate and Maxtor do not expect the regulatory authorities to raise any significant objections to the merger, Seagate and Maxtor cannot assure you that all required regulatory approvals will be obtained or that these approvals will not require actions or contain restrictions or conditions that would be detrimental to Seagate or Maxtor.

Conditions to Completion of the Merger (see page 83)

As more fully described in this joint proxy statement/prospectus and the merger agreement, the completion of the merger depends on a number of mutual conditions being satisfied or waived, including:

•	the adoption of the merger agreement by Maxtor stockholders;

•	the approval of the issuance of Seagate common shares in the merger by Seagate shareholders;

•	the receipt of required regulatory approvals in the United States, the European Economic Area, Japan, Korea and Taiwan;

•	the absence of any law or order in any jurisdiction in which Seagate or Maxtor have substantial revenues or operations prohibiting or making illegal the consummation of the merger; and

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part.

Each of Seagate’s and Maxtor’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including:

•	the other party’s representations and warranties in the merger agreement being true and correct, subject to the materiality standards contained in the merger agreement and subject, in the case of Maxtor’s representations and warranties, to the qualification that such representations and warranties will generally be deemed to be true and correct unless the failure to be true and correct results from the intentional misrepresentation by Maxtor as of the date of the merger agreement; and

•	material performance of and compliance by the other party of its covenants, subject, in the case of Maxtor’s covenants, to the qualification that such covenants will generally be deemed to be performed and complied with unless the failure to so perform or comply is the result of an intentional breach by Maxtor.

Maxtor’s obligations to complete the merger are further subject to the satisfaction or waiver of the following conditions:

•	the absence of a material adverse effect on Seagate and Maxtor (taken together, as a whole) since the date of the merger agreement; and

•	the authorization of the Seagate common shares to be issued in the merger for listing on the New York Stock Exchange.

Seagate and Maxtor cannot be certain of when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

Termination of the Merger Agreement (see page 84)

Seagate and Maxtor can agree at any time to terminate the merger agreement without completing the merger, even if Maxtor stockholders have adopted the merger agreement and Seagate shareholders have approved the issuance of Seagate common shares in the merger. Also, either of Seagate or Maxtor can terminate the merger agreement if:

•	the merger is not completed by March 20, 2007;

•	a governmental entity which must grant a regulatory approval that is a condition to the merger denies such approval and such action has become final and non-appealable;

•	a governmental entity located in a jurisdiction in which Seagate or Maxtor have substantial revenues or operations issues a final non-appealable order prohibiting the merger;

•	the other party breaches the merger agreement in a manner that would entitle the party seeking to terminate the merger agreement not to consummate the merger, subject to the right of the breaching party to cure, if curable, the breach within 30 days of written notice of the breach, and the party seeking to terminate is not then in material breach of the merger agreement;

•	Seagate shareholders fail to approve the issuance of Seagate common shares in the merger at the Seagate shareholder meeting; or

•	Maxtor stockholders fail to adopt the merger agreement at the Maxtor stockholder meeting.

Additionally, Maxtor may terminate the merger agreement if prior to the adoption of the merger agreement by Maxtor stockholders and subject to compliance by Maxtor with certain obligations described under “The Merger Agreement — Permitted Actions in Respect of a Superior Proposal,” Maxtor receives a superior proposal and desires to terminate the merger agreement in order to enter into a definitive agreement with respect to that superior proposal.

Further, Seagate may terminate the merger agreement if Maxtor has materially breached its “non-solicitation” obligations described under “The Merger Agreement — No Solicitation of Alternative Transactions,” or Maxtor’s board of directors has failed to recommend the merger to Maxtor stockholders or withdrawn, modified or changed in a manner adverse to Seagate its recommendation of the merger or failed to call and hold a meeting of Maxtor stockholders.

Termination Fees (see page 85)

Maxtor has agreed to pay to Seagate a termination fee of $53 million and Seagate has agreed to pay to Maxtor a reverse termination fee of $300 million in some cases and $10 million plus expenses in other cases if the merger agreement is terminated under the circumstances specified in “The Merger Agreement — Termination of the Merger Agreement — Termination Fees.”

Extraordinary General Meeting of Seagate Shareholders (see page 23)

Seagate will hold an extraordinary general meeting of its shareholders at         , on         , 2006 at         , Pacific Time. At the extraordinary general meeting, Seagate shareholders will be asked:

•	to vote to approve the issuance of Seagate common shares in the merger;

•	to vote to approve adjournment of the extraordinary general meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the issuance of Seagate common shares in the merger;

•	to transact any other business as may properly be brought before the extraordinary general meeting or any adjournment or postponement of the extraordinary general meeting.

Seagate shareholders may vote at the extraordinary general meeting if they owned Seagate common shares at the close of business on the record date,         , 2006. On that date, there were          Seagate common shares

outstanding and entitled to vote at the meeting, approximately         % of which were owned and entitled to be voted by Seagate directors and executive officers and their affiliates. Approval of the issuance of Seagate common shares in the merger is a condition to completion of the merger.

Annual Meeting of Maxtor Stockholders (see page 26)

Maxtor will hold an annual meeting of its stockholders at         , on         , 2006 at         , Pacific Time. At the annual meeting, Maxtor stockholders will be asked:

•	to vote to adopt the merger agreement;

•	to vote to elect three Class II directors;

•	to vote to ratify the engagement of PricewaterhouseCoopers LLP as Maxtor’s independent registered public accounting firm;

•	to vote to approve adjournment of the annual meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	to transact any other business as may properly be brought before the annual meeting or any adjournment or postponement of the annual meeting.

Maxtor stockholders may vote at the annual meeting if they owned shares of Maxtor common stock at the close of business on the record date,             , 2006. On that date, there were              shares of Maxtor common stock outstanding and entitled to vote at the meeting, approximately         % of which were owned and entitled to be voted by Maxtor directors and executive officers and their affiliates. Adoption of the merger agreement by Maxtor stockholders is a condition to completion of the merger. Adoption of the other proposals is not a condition to completion of the merger.

No Dissenters’ Rights of Appraisal (see page 73)

Neither Seagate shareholders nor Maxtor stockholders will be entitled to exercise any dissenters’ rights of appraisal in connection with the transactions contemplated by the merger agreement.

Accounting Treatment of the Merger (see page 70)

Seagate will account for the merger as a purchase for financial reporting purposes.

Comparative Per Share Data and Comparative Market Prices (see page 90)

Seagate common shares are listed on the New York Stock Exchange under the symbol “STX”. Maxtor common stock is listed on the New York Stock Exchange under the symbol “MXO”. The following table sets forth the closing sale prices of Seagate common shares and Maxtor common stock as reported on the New York Stock Exchange on December 20, 2005, the last full trading day prior to public announcement of the merger, and on             , 2006, the last trading date prior to the printing of this joint proxy statement/prospectus for which it was practicable to obtain this information. This table also shows the equivalent per share price of Maxtor common stock, calculated by taking the product of the closing sale price of Seagate common shares on those dates and the fixed exchange ratio of 0.37.

Date	Seagate Common Shares	Maxtor Common Stock	Equivalent Per Share Price
December 20, 2005	$19.60	$4.52	$7.25
, 2006	$ .	$ .	$ .

SELECTED HISTORICAL FINANCIAL DATA OF SEAGATE

The following financial information is being provided to aid you in your analysis of the financial aspects of the merger. Seagate derived the financial information as of and for the fiscal years ended July 1, 2005, July 2, 2004, June 27, 2003, June 28, 2002 and for the period from November 23, 2000 to June 29, 2001 from its historical audited financial statements for these periods. Through November 22, 2000, the disc drive business that Seagate now operates and the storage area networks business that Seagate operated through November 4, 2002, were the disc drive and storage area networks divisions of Seagate Technology, Inc., a Delaware corporation, and the predecessor corporation to Seagate. Accordingly, Seagate has derived the financial information for the period from July 1, 2000 to November 22, 2000 from its predecessor’s historical audited financials statements for this period. Seagate derived the financial information as of and for the six months ended December 30, 2005 and December 31, 2004 from its unaudited financial statements, which financial statements include, in the opinion of Seagate’s management, all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of those results. The results for the six months ended December 30, 2005 are not necessarily indicative of the results that may be expected for the year ending June 30, 2006. This information is only a summary, and you should read it in conjunction with Seagate’s consolidated financial statements and the related notes contained in Seagate’s periodic reports filed with the Securities and Exchange Commission. The historical financial information as of and for the six months ended December 30, 2005 and December 31, 2004 was derived from Seagate’s unaudited consolidated financial statements incorporated by reference in this proxy statement/prospectus. The historical financial information as of and for the fiscal years ended July 1, 2005, July 2, 2004 and June 27, 2003 was derived from Seagate’s audited consolidated financial statements incorporated by reference in this proxy statement/prospectus. The historical financial information as of and for the fiscal year ended June 28, 2002 and as of June 29, 2001 and for the period from November 23, 2000 to June 29, 2001 was derived from Seagate’s audited consolidated financial statements not incorporated by reference in this proxy statement/prospectus. The historical financial information below for the period from July 1, 2000 to November 22, 2000 was derived from the audited combined financial statements and related notes of Seagate’s predecessor not incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 147.

	Seagate Technology							Predecessor
	Six Months Ended		Fiscal Year Ended
	December 30, 2005	December 31, 2004	July 1, 2005	July 2, 2004	June 27, 2003	June 28, 2002	Nov. 23, 2000 to June 29, 2001	July 1, 2000 to Nov. 22, 2000
	(in millions, except for per share data)
Statements of Operations Data:
Revenue	$4,388	$3,405	$7,553	$6,224	$6,486	$6,087	$3,656	$2,310
Gross margin	1,126	656	1,673	1,459	1,727	1,593	732	275
Income (loss) from operations	549	204	722	444	691	374	(74)	(623)
Gain on sale of SanDisk common stock	—	—	—	—	—	—	—	102
Debt refinancing charges	—	—	—	—	—	(93)	—	—
Net income (loss)	559	198	707	529	641	153	(110)	(412)
Basic net income per share	1.16	0.43	1.51	1.17	1.53	0.38
Diluted net income per share	1.10	0.40	1.41	1.06	1.36	0.36

Balance Sheet Data:
Total assets	5,434	4,310	5,244	3,942	3,517	3,095	2,966
Accrued deferred compensation	—	—	—	—	—	147	—
Total debt	400	742	740	743	749	751	900
Shareholders’ equity	$3,114	$2,040	$2,541	$1,855	$1,316	$641	$653
Cash dividends declared per share	$0.16	$0.12	$0.26	$0.20	$0.71	$0.50

SELECTED HISTORICAL FINANCIAL DATA OF MAXTOR

The following financial information is being provided to aid you in your analysis of the financial aspects of the merger. Maxtor derived the financial information as of and for the fiscal years ended December 31, 2005, December 25, 2004, December 27, 2003, December 28, 2002 and December 29, 2001 from its historical audited financial statements for these fiscal years. This information is only a summary, and you should read it in conjunction with Maxtor’s consolidated financial statements and the related notes contained in Maxtor’s periodic reports filed with the Securities and Exchange Commission. The selected consolidated statements of operations data set forth below for the fiscal years ended December 31, 2005, December 25, 2004 and December 27, 2003 and the consolidated balance sheet data as of December 31, 2005 and December 25, 2004 are derived from audited consolidated financial statements included in Maxtor’s Annual Report on Form 10-K for the year ended December 31, 2005 incorporated by reference herein. The selected consolidated statements of operations data set forth below for the fiscal years ended December 28, 2002 and December 29, 2001 and the consolidated balance sheet data as of December 28, 2002 and December 29, 2001 were derived from audited consolidated financial statements which are not included or incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 147.

	Fiscal Year Ended December 31, 2005	Fiscal Year Ended December 25, 2004	Fiscal Year Ended December 27, 2003	Fiscal Year Ended December 28, 2002	Fiscal Year Ended December 29, 2001
	(in millions, except per share amounts)
Statements of Operations Data:
Net revenues	$3,890.2	$3,796.3	$4,086.4	$3,779.5	$3,765.5
Gross profit	430.9	367.2	695.8	392.2	362.5
Amortization of goodwill and other intangible assets	0.9	36.0	85.3	82.2	176.0
Purchased in-process research and development	—	—	—	—	95.2
Restructuring charges	18.6	33.2	—	9.5	—
Impairment charges	—	32.0	—	—	—
Income (loss) from operations	(26.6)	(182.0)	128.0	(246.0)	(554.2)
Income (loss) from continuing operations	(43.3)	(183.4)	98.9	(262.4)	(568.6)
Income (loss) from discontinued operations	—	—	2.2	(73.5)	(48.2)
Net income (loss)	$(43.3)	$(183.4)	$101.1	$(335.9)	$(616.8)
Net income (loss) per share — basic
Continuing operations	$(0.17)	$(0.74)	$0.41	$(1.10)	$(2.75)
Discontinued operations	$—	$—	$0.01	$(0.31)	$(0.23)

Total	$(0.17)	$(0.74)	$0.42	$(1.40)*	$(2.98)

Net income (loss) per share — diluted
Continuing operations	$(0.17)	$(0.74)	$0.39	$(1.10)	$(2.75)
Discontinued operations	$—	$—	$0.01	$(0.31)	$(0.23)

Total	$(0.17)	$(0.74)	$0.40	$(1.40)*	$(2.98)

Balance Sheet Data:
Total assets	$2,177.8	$2,107.7	$2,536.7	$2,175.3	$2,530.0
Long-term debt, net of current portion	$575.8	$382.6	$355.8	$206.3	$244.5
Total stockholders’ equity	$553.0	$576.6	$746.7	$620.1	$929.8

*	Does not add due to rounding

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The merger will be accounted for under the purchase method of accounting, which means the assets and liabilities of Maxtor will be recorded, as of completion of the merger, at their respective fair values and added to those of Seagate. For a more detailed description of purchase accounting see “The Merger—Accounting Treatment of the Merger” on page 70.

The following table shows information about the unaudited pro forma financial condition and results of operations after giving effect to the merger. The table sets forth selected unaudited pro forma condensed combined statement of operations data as if the merger had become effective on July 3, 2004, and selected unaudited pro forma condensed combined balance sheet data as if the merger had become effective on December 30, 2005. Seagate has a fiscal year end of the Friday closest to June 30 whereas Maxtor has a fiscal year end of the last Saturday of December. In order to prepare the selected unaudited pro forma condensed combined statement of operations for the year ended July 1, 2005 and for the six months ended December 30, 2005, Maxtor’s operating results have been aligned to more closely conform to those of Seagate. This was done utilizing Maxtor’s historical financial statements as of and for the years ended December 25, 2004 and December 31, 2005, and Maxtor’s historical unaudited financial statements as of and for the six-month periods ended June 26, 2004 and July 2, 2005.

The information presented below should be read together with the historical consolidated financial statements of Seagate and Maxtor, including the related notes, filed by each of them with the Securities and Exchange Commission incorporated herein by reference and together with the consolidated historical financial data for Seagate and Maxtor and the other unaudited pro forma financial information, including the related notes, appearing elsewhere in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 147 and “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 92. The unaudited pro forma financial data are not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be attained in the future. See also “Risk Factors” beginning on page 15 and “Information Regarding Forward-Looking Statements” beginning on page 20.

Unaudited Pro Forma Combined (in millions, except per share data and debt ratio)	Six Months Ended December 30, 2005	Year Ended July 1, 2005
Operating revenues	$6,286	$11,452
Operating income	553	426
Net income	565	407
Net income per basic share	0.98	0.72
Net income per diluted share	0.92	0.67
Cash dividends declared per common share	0.16	0.26
Total assets	9,047
Long-term debt	979
Debt ratio(1)	16.3%
Total shareholders’ equity	5,039

(1) Debt ratio reflects pro forma debt as percentage of total capital calculated as the sum of debt plus equity as reported on the balance sheet.

SELECTED UNAUDITED COMPARATIVE PER SHARE DATA

The following table shows certain per share data for Seagate common shares and Maxtor common stock on a historical and pro forma basis reflecting the merger of Seagate and Maxtor, accounted for as a purchase as if it had been consummated as of July 3, 2004 and assuming that 0.37 Seagate common shares had been issued in exchange for each outstanding share of Maxtor common stock. This information is only a summary and you should read it in conjunction with the financial information appearing elsewhere in this document and the other documents incorporated by reference in this document. The per share pro forma data in the following table is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the merger been completed during the periods or as of the dates for which this pro forma data is presented.

Seagate Historical Financial Data:

	Six Months Ended December 30, 2005	Year Ended July 1, 2005
Net income per common share — Basic	$1.16	$1.51
Net income per common share — Diluted	1.10	1.41
Cash dividends declared per common share	0.16	0.26
Book value per common share	6.45	5.33

Maxtor Historical Financial Data:

Year Ended December 31, 2005
Net loss per common share — Basic	$(0.17)
Net loss per common share — Diluted	(0.17)
Cash dividends declared per common share	—
Book value per common share	2.16

Unaudited Pro Forma Condensed Combined Comparative Per Share Data:

	Six Months Ended December 30, 2005	Year Ended July 1, 2005
Net income per common share — Basic	$0.98	$0.72
Net income per common share — Diluted	0.92	0.67
Cash dividends declared per common share	0.16	0.26
Book value per common share	8.73	—

Unaudited Pro Forma Equivalent Per Share Data for Maxtor:

	Six Months Ended December 30, 2005	Year Ended July 1, 2005
Net income per common share — Basic	$0.36	$0.27
Net income per common share — Diluted	0.34	0.25
Cash dividends declared per common share	—	—
Book value per common share	3.23	—

RISK FACTORS

In deciding whether to vote for approval of the issuance of Seagate common shares in the merger, in the case of Seagate shareholders, or for adoption of the merger agreement, in the case of Maxtor stockholders, we urge you to carefully consider the following risk factors relating to the merger in addition to all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Information Regarding Forward-Looking Statements” on page 20. You should also read and consider the risks associated with each of the business of Seagate and Maxtor because these risks will affect the combined company. These risk factors can be found in Seagate’s Annual Report on Form 10-K for the year ended July 1, 2005 and Quarterly Report on Form 10-Q for the quarter ended December 30, 2005 and Maxtor’s Annual Report on Form 10-K for the year ended December 31, 2005, which are filed with the Securities and Exchange Commission and incorporated by reference into this joint proxy statement/prospectus.

The failure to successfully integrate Maxtor’s business and operations in the expected time frame may adversely affect the combined company’s future results.

Seagate believes that the acquisition of Maxtor will result in certain benefits, including certain cost synergies, drive product innovations, and operational efficiencies. However, to realize these anticipated benefits, the businesses of Seagate and Maxtor must be successfully combined. The success of the merger will depend on the combined company’s ability to realize these anticipated benefits from combining the businesses of Seagate and Maxtor. The combined company may fail to realize the anticipated benefits of the merger for a variety of reasons, including the following:

•	failure to successfully manage relationships with customers, distributors and suppliers;

•	failure of customers to accept new products or to continue as customers of the combined company;

•	failure to effectively coordinate sales and marketing efforts to communicate the capabilities of the combined company;

•	revenue attrition in excess of anticipated levels;

•	failure to qualify the combined company’s products as a primary source of supply with OEM customers on a timely basis or at all;

•	failure to combine product offerings and product lines quickly and effectively;

•	potential incompatibility of technologies and systems;

•	failure to leverage the increased scale of the combined company quickly and effectively;

•	potential difficulties integrating and harmonizing financial reporting systems; and

•	the loss of key employees.

In addition, although we currently plan to transition Maxtor’s volume to Seagate products starting in the first three to six months after the closing and expect this transition to be complete within nine to 12 months after the closing, we cannot assure you that we will be successful with this transition during the contemplated time frames or at all. Due to legal restrictions, Seagate and Maxtor have conducted, and until the completion of the merger will conduct, only limited planning regarding the integration of the two companies following the merger and will not determine the exact nature in which the two companies will be combined until after the merger has been completed. Completion of the merger is subject to satisfaction of a number of conditions, including the receipt of certain foreign regulatory approvals for which the timing cannot be predicted. The actual integration may result in additional and unforeseen expenses or delays. If the combined company is not able to successfully integrate Maxtor’s business and operations, or if there are delays in combining the businesses, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

We expect the integration of Seagate and Maxtor will result in revenue attrition, significant accounting charges and increased capital expenditures that will have an adverse effect on the results and financial condition of the combined company, and the pro forma financial information contained in this joint proxy statement/prospectus may not be indicative of the future results of the combined company.

The financial results of the combined company may be adversely affected by cash expenditures and non-cash charges incurred in connection with the combination. The cash expenditures have been preliminarily estimated to be approximately $500 million and include restructuring and integration activities and retention bonuses. In addition to the anticipated cash expenditures, we expect significant non-cash charges, including those associated with the amortization of intangible assets and stock-based compensation, which we currently estimate at approximately $360 million (approximately $290 million of which is expected to be incurred in the first year following the closing). We anticipate that the majority of these cash expenditures and non-cash charges will occur in the 12 months following the closing of the merger. The actual amount of the stock-based compensation charge will depend on the price of the Seagate common shares and the number of Maxtor options and restricted stock units outstanding as of the closing date, but we estimate that this charge would be approximately $22 million for the first 12 months after the closing and an aggregate of $32 million over the following two years, in each case based on a hypothetical closing date of December 30, 2005. A substantial portion of the cash expenditures relating to restructuring activities will be recorded as liabilities assumed from Maxtor and will increase goodwill, while the non-cash charges will reduce earnings of the combined enterprise. In addition, the combined company is likely to incur revenue attrition, which would result in lower combined revenues than those shown in the pro forma financial information contained in this joint proxy statement/prospectus. We also anticipate approximately $580 million of incremental capital expenditures as we combine operations in the first 18 to 24 months after the closing. The revenue attrition and capital expenditures, as well as the cash restructuring and integration activities and the retention bonuses described above, are not reflected in the unaudited condensed combined pro forma financial statements contained in this joint proxy statement/prospectus and the unaudited condensed combined pro forma financial statements may not be indicative of the actual results of the combined company following the merger. In addition, as a result of the revenue attrition, capital expenditures and charges described above, the operating results and financial condition of the combined company may be adversely affected after the consummation of the merger, particularly in the first year following the closing.

The announcement and pendency of the merger could cause disruptions in the businesses of Seagate and Maxtor, which could have an adverse effect on their respective business and financial results, and consequently on the combined company.

Seagate and Maxtor have operated and, until the completion of the merger, will continue to operate independently. Uncertainty about the effect of the merger on employees, customers, distributors and suppliers may have an adverse effect on Seagate and Maxtor and consequently on the combined company. These uncertainties may impair Seagate’s and Maxtor’s ability to retain and motivate key personnel and could cause customers, distributors, suppliers and others with whom each company deals to seek to change existing business relationships which may materially and adversely affect their respective businesses. Due to the materiality standards agreed to by the parties in the merger agreement, Seagate and Maxtor may be obligated to consummate the merger in spite of the adverse effects resulting from the disruption of Seagate’s and Maxtor’s ongoing businesses. Furthermore, this disruption could adversely affect the combined company’s ability to maintain relationships with customers, distributors, suppliers and employees after the merger or to achieve the anticipated benefits of the merger. For example, in many instances, Seagate and Maxtor serve the same customers, and some of these customers may decide it is desirable to have additional or different suppliers, reducing the combined company’s share of the market. Revenues that may have ordinarily been received by Seagate or Maxtor may be delayed until or after the merger is completed or not earned at all, and cost reductions that would ordinarily have been achieved might be delayed or not achieved at all, whether or not the merger is completed. Moreover, integration efforts between the two companies will also divert management attention and resources. Each of these events could adversely affect Seagate or Maxtor in the near term and the combined company, if the merger is completed.

The required regulatory approvals may not be obtained or may contain materially burdensome conditions.

Completion of the merger is conditioned upon the receipt of certain governmental approvals, including approval by the European Commission under EC merger regulations. Although Seagate and Maxtor have agreed in the merger agreement to use their best efforts to obtain the requisite governmental approvals, there can be no assurance that these approvals will be obtained. In addition, the governmental entities from which these approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger. While Seagate and Maxtor do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of jeopardizing or delaying completion of the merger or reducing the anticipated benefits of the merger. If Seagate agrees to any material conditions in order to obtain any approvals required to complete the merger, the business and results of operations of the combined company may be adversely affected.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Seagate and Maxtor.

If the merger is not completed, the ongoing businesses of Seagate and Maxtor may be adversely affected and Seagate and Maxtor will be subject to a number of risks, including the following:

•	Maxtor may be required to pay Seagate a termination fee of $53 million if the merger agreement is terminated as a result of a change in recommendation of Maxtor’s board of directors, entry by Maxtor into a definitive agreement with respect to a superior proposal, a breach by Maxtor of its non-solicitation obligations, or, under certain circumstances, the failure to hold a meeting of Maxtor stockholders or the failure of Maxtor stockholders to adopt the merger agreement;

•	Seagate may be required to pay Maxtor a reverse termination fee of (i) $300 million if the merger agreement is terminated as a result of the failure to obtain certain antitrust or other regulatory approvals or, under certain circumstances, the failure to complete the merger by March 20, 2007 and (ii) $10 million plus an amount equal to the sum of Maxtor’s expenses if the merger agreement is terminated as a result of the failure of Seagate shareholders to approve the issuance of Seagate common shares in the merger;

•	Seagate and Maxtor will be required to pay certain costs relating to the merger, such as legal, accounting, financial advisor and printing fees whether or not the merger is completed; and

•	matters relating to the merger (including integration planning) may require substantial commitments of time and resources by management of each of the companies, which could otherwise have been devoted to other opportunities that may have been beneficial to their respective companies, in each case, without realizing any of the benefits of having completed the merger. If the merger is not completed, these risks may materialize and may adversely affect each company’s business, financial results and stock price.

In addition, Maxtor will be subject to the following specific risks if the merger is not completed:

•	The market price of Maxtor’s common stock may decline to the extent that the current market price includes a market assumption that the merger will be completed;

•	The deterioration of Maxtor’s business in the interim period may be significant and Maxtor may find it difficult to continue as a stand-alone entity; and

•	Maxtor may experience a negative reaction to the termination of the merger from its customers, suppliers, distributors or partners which may adversely impact Maxtor’s future operating results.

Because the market price of Seagate common shares will fluctuate, the value of the Seagate common shares that will be issued in the merger will not be known until the closing of the merger.

The value of the Seagate common shares to be issued in the merger could be considerably higher or lower than they were at the time the merger consideration was negotiated. Neither Seagate nor Maxtor is permitted to terminate the merger agreement or resolicit the vote of Maxtor stockholders solely because of changes in the market prices of either company’s stock. Stock price changes may result from a variety of factors, including changes in the respective businesses operations and prospects of Seagate and Maxtor, changes in general market and economic conditions, and regulatory considerations. Many of these factors are beyond the control of Seagate or Maxtor.

Upon the completion of the merger, each share of Maxtor common stock outstanding immediately prior to the merger will be converted into the right to receive 0.37 Seagate common shares. Because the exchange ratio for Seagate common shares to be issued in the merger has been fixed, the value of the merger consideration will depend upon the market price of Seagate common shares. This market price may vary from the closing price of Seagate common shares on the date the merger was announced, on the date that the joint proxy statement/prospectus is mailed to Maxtor stockholders and Seagate shareholders and on the date of the Seagate extraordinary general meeting or the Maxtor annual meeting. Accordingly, at the time of the stockholder meetings, stockholders will not know or be able to calculate the value of the merger consideration that would be issued upon completion of the merger. Further, the time period between the stockholder votes taken at the meetings and the completion of the merger will depend on the status of antitrust clearances that must be obtained prior to the completion of the merger and the satisfaction or waiver of other conditions to closing, and there is currently no way to predict how long it will take to obtain these approvals or the changes in Seagate’s and Maxtor’s respective businesses, operations and prospects or in the disc drive industry generally that may occur during this interval.

Former Maxtor stockholders who become shareholders of Seagate will have their shareholder rights governed by the third amended and restated memorandum of association of Seagate and by the Companies Law (2004 Revision) and the common law of the Cayman Islands.

Maxtor stockholders who receive Seagate common shares in the merger will become Seagate shareholders and their rights as shareholders will be governed by the third amended and restated memorandum of association of Seagate and by the Companies Law (2004 Revision) and the common law of the Cayman Islands. As a result, there will be material differences between the current rights of Maxtor’s stockholders and the rights they can expect to have as Seagate shareholders. For example, among other differences, Maxtor provides for a staggered board of directors but Seagate does not, and thus the acquisition or change of control of Seagate by a third party that the board, in its judgment, might not have favored may be easier to effect. In addition, the rights of Seagate’s shareholders and the fiduciary responsibilities of Seagate’s directors under Cayman Islands law are not as clearly established as under statutes or judicial precedent in Delaware, which is where Maxtor is incorporated. Therefore, Seagate shareholders may have more difficulty in protecting their interests in the face of actions by Seagate’s management or directors than would Maxtor stockholders, due to the comparatively less developed nature of Cayman Islands law in this area. See “Comparison of Shareholder Rights” beginning on page 105.

The market price of Seagate common shares after the merger may be affected by factors different from those affecting the shares of Seagate or Maxtor currently.

The businesses of Seagate and Maxtor differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of Seagate common shares and Maxtor common stock.

Executive officers and directors of Maxtor have interests that may have influenced them to support or approve the merger.

Maxtor’s executive officers and directors may have interests in the merger that are different from, or in addition to, the interests of Maxtor stockholders generally. For example, as a result of the merger or other triggering events, the vesting of options and other equity awards held by the executive officers and directors may be accelerated, and Maxtor or the combined company may make cash severance payments to certain executive officers that could total a maximum of approximately $13 million, assuming completion of the merger and their involuntary termination of employment on July 1, 2006 and satisfaction of other conditions of payment, including the execution of restrictive covenant agreements. Maxtor’s board of directors was aware of and took into account these arrangements when it approved the merger. See “The Merger—Interests of Maxtor’s Directors and Executive Officers in the Merger” beginning on page 62.

If Maxtor’s former stockholders sell the Seagate common shares received in the merger immediately, they could cause a decline in the market price of Seagate common shares.

Seagate’s issuance of common shares in the merger will be registered under the federal securities laws. As a result, those shares will be immediately available for resale in the public market, except for shares issued to Maxtor’s former stockholders who are affiliates of Maxtor before the merger or who become affiliates of Seagate after the merger will be subject to additional transfer restrictions. See “The Merger—Restrictions on Sales of Shares by Affiliates of Maxtor” on page 74. The number of shares of Seagate common shares to be issued to Maxtor’s former stockholders in connection with the merger, and immediately available for resale, will equal approximately 16% of the number of outstanding Seagate common shares. Maxtor’s former stockholders may sell the stock they receive immediately after the merger. If this occurs, or if other holders of Seagate common shares sell significant amounts of Seagate common shares immediately after the merger is completed, the market price of Seagate common shares may decline.

Maxtor and Maxtor’s directors are parties to a pending lawsuit seeking injunctive relief in connection with the merger.

On January 20, 2006, Theodore F. Vahl commenced a purported shareholder class action lawsuit in the Superior Court of the State of California, County of Santa Clara against Maxtor, Maxtor’s Chairman and Chief Executive Officer, and certain members of Maxtor’s Board of Directors alleging that the defendants violated their fiduciary duties and seeking injunctive relief in connection with the proposed merger. The lawsuit is in its preliminary stages and it is impossible to predict the outcome or the length of time it will take to resolve the action. No assurances can be given that the lawsuit will not result in the issuance of an injunction. A preliminary injunction could delay or jeopardize the completion of the merger; an adverse judgment granting injunctive relief could permanently enjoin the completion of the merger.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between Seagate and Maxtor, including future financial and operating results and performance; statements about Seagate’s and Maxtor’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of Seagate’s and Maxtor’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Seagate and Maxtor. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	those discussed and identified in public filings with the Securities and Exchange Commission made by Seagate and Maxtor, including Seagate’s Annual Report on Form 10-K for the year ended July 1, 2005 and Quarterly Report on Form 10-Q for the quarter ended December 30, 2005 and Maxtor’s Annual Report on Form 10-K for the year ended December 31, 2005;

•	the businesses of Seagate and Maxtor may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected;

•	the expected growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	the variable demand and the aggressive pricing environment for disc drives;

•	dependence on each company’s ability to successfully manufacture in increasing volumes on a cost-effective basis and with acceptable quality its current disc drive products; and

•	the adverse impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Seagate or Maxtor or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Seagate and Maxtor undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

INFORMATION ABOUT THE COMPANIES

Seagate Technology

Seagate is a leader in the design, manufacturing and marketing of rigid disc drives. Rigid disc drives, which are commonly referred to as disc drives or hard drives, are used as the primary medium for storing electronic information in systems ranging from desktop and notebook computers, and consumer electronics devices to data centers delivering information over corporate networks and the internet. Seagate produces a broad range of disc drive products that make it a leader in the industry with products addressing enterprise applications, where its products are used in enterprise servers, mainframes and workstations; desktop applications, where its products are used in desktop computers; mobile computing applications, where its products are used in notebook computers; and consumer electronics applications, where its products are used in digital video recorders, digital music players, gaming devices, global positioning navigation systems and photo printers.

Seagate sells its disc drives primarily to major original equipment manufacturers, or OEMs, and also markets to distributors and retailers under its globally recognized brand name.

Seagate’s products address substantially all of the available consumer electronics, mobile computing, enterprise and desktop storage markets. Seagate pursues a highly integrated approach to its business by designing and manufacturing a significant portion of the components it views as critical to its products, such as read/write heads and recording media. Seagate believes that its control of these key technologies, combined with its platform design and manufacturing, enables it to achieve product performance, time-to-market leadership and manufacturing flexibility, which allows Seagate to respond to customers and market opportunities. Seagate’s technology ownership combined with its integrated design and manufacturing has allowed it to effectively leverage its leadership in traditional computing markets into new, higher-growth markets with only incremental product development and manufacturing costs.

The address of Seagate’s principal executive offices is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, and its telephone number at that address is (345) 949-8066. The address of Seagate’s U.S. executive offices is 920 Disc Drive, Scotts Valley, California 95066 and its telephone number at that address is (831) 438-6550. For additional information on Seagate, see “Where You Can Find More Information” beginning on page 147.

Maxtor Corporation

Maxtor Corporation is one of the world’s leading suppliers of hard disc drives for desktop, enterprise and consumer electronics applications. Maxtor’s desktop products are marketed under the DiamondMax, and MaXLine brand names and consist of 3.5-inch disc drives with storage capacities that range from 40 to 500 gigabytes, or GB, which is equivalent to one million bytes. These drives are used primarily in desktop computers. In addition, there is an emerging market for these products in a variety of consumer electronic applications, including digital video recorders, set-top boxes and game consoles, as well as personal storage applications, which we market under the Quickview brand name. Maxtor also provides a line of high-capacity ATA/Serial ATA drives for use in mid-line and near-line storage applications for the enterprise market. Maxtor’s MaXLine-branded drives, with 250 or 500 GB of capacity, are designed specifically for high-reliability to meet the needs of enterprise customers who need ready access to fixed content data files. Maxtor offers a line of high-end 3.5-inch hard disc drives for use in high-performance, storage-intensive enterprise applications such as workstations, enterprise servers and storage subsystems. These Intel-based server products are marketed under the Atlas brand name and provide storage capacities of 18.4 to 300 GB at speeds of 10,000 rotations per minute, or RPM, and 15,000 RPM.

Maxtor’s hard disc drive manufacturing operations consist primarily of the final assembly of high-level subassemblies, built to Maxtor’s specifications, and the testing of completed products. Maxtor manufactures its disc drives in two locations — Singapore and Suzhou, China. Maxtor’s manufacturing facilities utilize a cell-based process, enabling Maxtor to dedicate manufacturing cells to a particular product model. Maxtor combines its cell-based approach with a sophisticated factory information system that collects data on various product and quality metrics. The cell-based approach provides Maxtor with the flexibility to readily scale its production in response to customer needs.

The address of Maxtor’s principal executive offices is 500 McCarthy Boulevard, Milpitas, California 95035 and its telephone number at that address is (408) 894-5000. For additional information on Maxtor, see “Where You Can Find More Information” beginning on page 147.

THE EXTRAORDINARY GENERAL MEETING OF SEAGATE SHAREHOLDERS

General

This document is being furnished to holders of Seagate common shares for use at an extraordinary general meeting of Seagate shareholders and any adjournments or postponements of the meeting.

When and Where the Seagate Extraordinary General Meeting Will Be Held

The Seagate extraordinary general meeting will be held on             , 2006 at             , at             , Pacific Time, subject to any adjournments or postponements.

Purpose of the Extraordinary General Meeting

The purpose of the Seagate extraordinary general meeting is to consider and vote upon the following proposals:

•	To approve the issuance of Seagate common shares pursuant to the merger agreement, as the same may be amended from time to time; and

•	To approve adjournment of the extraordinary general meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the extraordinary general meeting to approve the issuance of Seagate common shares in the merger.

Seagate shareholders will also be asked to transact any other business as may properly come before the Seagate extraordinary general meeting or any adjournment or postponement of the Seagate extraordinary general meeting.

Seagate shareholders must vote to approve the issuance of Seagate common shares in the merger in order for the merger to occur. If Seagate shareholders fail to vote to approve the issuance of Seagate common shares in the merger, the merger will not occur.

Record Date; Shareholders Entitled to Vote

Seagate’s only outstanding class of voting securities is its common shares, par value $0.00001 per share. All persons who are holders of record of Seagate common shares at the close of business on             , 2006, the record date for the Seagate extraordinary general meeting, will be entitled to notice of, and to vote at, the Seagate extraordinary general meeting. As of the close of business on the record date, there were outstanding              common shares held by              shareholders of record.

Quorum and Voting Requirements

The holders of a majority of the outstanding shares of Seagate common shares on the record date represented in person or by proxy will constitute a quorum for purposes of the extraordinary general meeting. A quorum is necessary to hold the Seagate extraordinary general meeting. Once a share is represented at the Seagate extraordinary general meeting, it will be counted for the purpose of determining a quorum at the Seagate extraordinary general meeting and any postponement or adjournment of the extraordinary general meeting. However, if a new record date is set for the adjourned extraordinary general meeting, then a new quorum will have to be established.

The affirmative vote of a majority of all the votes cast by holders of common shares represented in person or by proxy at the Seagate extraordinary general meeting is necessary to approve the issuance of Seagate common shares in the merger and to approve adjournments of the Seagate extraordinary general meeting.

At the Seagate extraordinary general meeting, each Seagate common share is entitled to one vote on all matters properly submitted to the Seagate shareholders.

As of the record date, directors and executive officers of Seagate and their affiliates beneficially owned and were entitled to vote              Seagate common shares, or approximately             % of the outstanding Seagate common shares entitled to vote at the Seagate extraordinary general meeting. Maxtor has entered into voting agreements with certain Seagate shareholders, including the executive officers and directors of Seagate, pursuant to which these shareholders agreed, among other things and subject to limited exceptions, to vote their Seagate common shares in favor of the issuance of Seagate common shares in the merger. As of the record date, these shareholders owned              Seagate common shares representing approximately             % of the outstanding Seagate common shares.

Proxies; Revocation

If you are a shareholder of record, you should complete and return the proxy card accompanying this document, or vote by telephone or the internet as described under “—Voting Electronically or by Telephone” in order to ensure that your vote is counted at the Seagate extraordinary general meeting, or at any adjournment or postponement of the Seagate extraordinary general meeting, regardless of whether you plan to attend the Seagate extraordinary general meeting. Submitting a proxy now will not prevent you from being able to vote at the extraordinary general meeting by attending in person and casting a vote. All Seagate common shares represented by properly executed proxies received before or at the Seagate extraordinary general meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies. Proxies that are properly signed and dated but that do not contain voting instructions will be voted FOR the issuance of Seagate common shares in the merger and FOR any adjournments of the Seagate extraordinary general meeting. In addition, if other matters properly come before the Seagate extraordinary general meeting, or at any adjournment or postponement of the Seagate extraordinary general meeting, Seagate intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card unless you withhold authority to do so on the proxy card. Seagate’s board of directors is currently unaware of any other matters that may be presented for action at the Seagate extraordinary general meeting.

If your shares are held in “street name” by your broker or bank, you should instruct your broker or bank how to vote your shares using the instructions provided by your broker or bank. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker or bank and they can give you instructions on how to vote your shares. If an executed proxy card returned by a broker or bank indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted. This is called a broker non-vote. Your broker or bank will vote your shares over which it does not have discretionary authority only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. Seagate common shares held by persons attending the Seagate extraordinary general meeting but not voting, or shares for which Seagate has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the Seagate extraordinary general meeting for purposes of determining whether a quorum exists but will have no effect on the outcome of the proposals.

Attendance at the Seagate Extraordinary General Meeting

If your shares are held in “street name,” then your name will not appear in Seagate’s register of members and the nominee will be entitled to vote your shares. In order to be admitted to the Seagate extraordinary general meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Even if you attend the extraordinary general meeting, you will not be able to vote the shares that you hold in street name unless you have received a written proxy in your name from the broker, bank or other nominee who holds your shares.

You may revoke your proxy at any time before the vote is taken at the Seagate extraordinary general meeting. If you have not voted through your bank or broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of Seagate, 900 Disc Drive, Scotts Valley, California 95066, prior to the voting of that proxy;

•	submitting a properly executed proxy of a later date; or

•	voting in person at the Seagate extraordinary general meeting; however, simply attending the Seagate extraordinary general meeting without voting will not revoke an earlier proxy.

If your shares are held in street name, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Voting Electronically or by Telephone

Shareholders of record and many shareholders who hold their shares through a broker or bank. will have the option to submit their proxies or voting instructions electronically through the internet or by telephone. Please note that there are separate arrangements for using the internet and telephone depending on whether your shares are registered in Seagate’s register of shares in your name or in the name of a broker, bank or other nominee who holds your shares. If you hold your shares through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your shares to see which options are available.

In addition to submitting the enclosed proxy by mail, Seagate shareholders of record may submit their proxies by telephone or internet by following the instructions on their proxy card or voting form. If you have any questions regarding whether you are eligible to submit your proxy by telephone or by internet, please contact Morrow & Co., Inc. by telephone at (800) 607-0088 (toll free) or by email at seagate.info@morrowco.com.

Solicitation of Proxies

Seagate will pay the cost of the Seagate extraordinary general meeting and the cost of soliciting proxies for the Seagate extraordinary general meeting. In addition to soliciting proxies by mail, Seagate may solicit proxies by person, telephone and other solicitations by directors, officers or employees of Seagate and Maxtor. No director, officer or employee of Seagate or Maxtor will be specifically compensated for these activities. Seagate also intends to request that brokers, banks and other nominees solicit proxies from their principals, and Seagate will pay the brokers, banks and other nominees certain expenses they incur for those activities. Seagate has retained Morrow & Co., Inc., a proxy soliciting firm, to assist Seagate in the solicitation of proxies. Morrow’s solicitation fee is approximately $7,500, plus out-of-pocket expenses.

Voting Procedures and Tabulation

Seagate has appointed Computershare Trust Company as the inspector of elections to act at the extraordinary general meeting and to make a written report thereof. Prior to the extraordinary general meeting, the inspector will sign an oath to perform his duties in an impartial manner and according to the best of his or her ability. The inspector will ascertain the number of common shares outstanding and the voting power of each, determine the common shares represented at the Seagate extraordinary general meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of proxies will be final and binding.

THE ANNUAL MEETING OF MAXTOR STOCKHOLDERS

General

This document is being furnished to holders of Maxtor common stock for use at an annual meeting of Maxtor stockholders and any adjournments or postponements of the meeting.

When and Where the Maxtor Annual Meeting Will Be Held

The Maxtor annual meeting will be held on                     , 2006 at             , at             , Pacific Time, subject to any adjournments or postponements.

Purpose of the Annual Meeting

The purpose of the Maxtor annual meeting is to consider and vote upon the following proposals:

•	To adopt the merger agreement, as the same may be amended from time to time;

•	To elect three Class II directors to hold office until the 2009 Annual Meeting of Stockholders and until their respective successors have been elected and qualified;

•	To ratify the engagement of PricewaterhouseCoopers LLP as Maxtor’s independent registered public accounting firm for the fiscal year ending December 30, 2006; and

•	To vote upon adjournment of the annual meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the proposal to adopt the merger agreement.

Maxtor stockholders will also be asked to transact any other business as may properly come before the Maxtor annual meeting or any adjournment or postponement of the Maxtor annual meeting.

Maxtor stockholders must vote to adopt the merger agreement in order for the merger to occur. If Maxtor stockholders fail to vote to adopt the merger agreement, the merger will not occur. Approval of the other proposals is not a condition to the merger.

Record Date; Stockholders Entitled to Vote

Maxtor’s only outstanding class of voting securities is its common stock, par value $0.01 per share. All persons who are holders of record of Maxtor common stock at the close of business on                     , 2006, the record date for the Maxtor annual meeting, will be entitled to notice of, and to vote at, the Maxtor annual meeting. As of the close of business on the record date, there were outstanding              common shares held by              stockholders of record.

Quorum and Voting Requirements

The holders of a majority of the outstanding shares of Maxtor common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the annual meeting. A quorum is necessary to hold the Maxtor annual meeting. Any shares of Maxtor common stock held in treasury by Maxtor or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the Maxtor annual meeting, it will be counted for the purpose of determining a quorum at the Maxtor annual meeting and any postponement or adjournment of the annual meeting. However, if a new record date is set for the adjourned annual meeting, then a new quorum will have to be established.

The proposals require different percentages of votes in order to approve them:

•	The affirmative vote of the holders of a majority of the shares of Maxtor common stock outstanding on the record date is required to adopt the merger agreement;

•	The affirmative vote of a plurality of the votes cast at the annual meeting is required to approve the election of each director nominee;

•	The affirmative vote of the holders of a majority of the shares of Maxtor common stock represented at the Maxtor annual meeting and entitled to vote is required to ratify the engagement of PricewaterhouseCoopers LLP; and

•	The affirmative vote of the holders of a majority of the shares of Maxtor common stock represented at the Maxtor annual meeting and entitled to vote is required to adjourn the Maxtor annual meeting.

At the Maxtor annual meeting, each share of Maxtor common stock is entitled to one vote on all matters properly submitted to the Maxtor stockholders.

As of the record date, directors and executive officers of Maxtor and their affiliates beneficially owned and were entitled to vote              shares of Maxtor common stock, or approximately             % of the outstanding shares of Maxtor common stock entitled to vote at the Maxtor annual meeting. Maxtor currently expect that their respective directors and executive officers and their affiliates will vote their shares of Maxtor common stock FOR each of the proposals, although none of them has entered into an agreement requiring them to do so.

When considering the Maxtor board of directors’ recommendation that you vote in favor of the adoption of the merger agreement, you should be aware that some executive officers and directors of Maxtor may have financial interests in the merger that may be different from, or in addition to, the interests of stockholders of Maxtor. See “The Merger—Interests of Maxtor’s Directors and Executive Officers in the Merger” beginning on page 62.

Proxies; Revocation

If you are a stockholder of record, you should complete and return the proxy card accompanying this document, or vote by telephone or the internet as described under “—Voting Electronically or by Telephone” in order to ensure that your vote is counted at the Maxtor annual meeting, or at any adjournment or postponement of the Maxtor annual meeting, regardless of whether you plan to attend the Maxtor annual meeting. Submitting a proxy now will not prevent you from being able to vote at the annual meeting by attending in person and casting a vote. All shares of Maxtor common stock represented by properly executed proxies received before or at the Maxtor annual meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies. Proxies that are properly signed and dated but that do not contain voting instructions will be voted FOR adoption of the merger agreement, FOR the election of each director nominee, FOR the ratification of the engagement of PricewaterhouseCoopers LLP and FOR any adjournment of the Maxtor annual meeting. In addition, if other matters properly come before the Maxtor annual meeting, or at any adjournment or postponement of the Maxtor annual meeting, Maxtor intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card unless you withhold authority to do so on the proxy card. Maxtor’s board of directors is currently unaware of any other matters that may be presented for action at the Maxtor annual meeting.

If your shares are held in “street name” by your broker or bank, you should instruct your broker or bank how to vote your shares using the instructions provided by your broker or bank. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker or bank and they can give you instructions on how to vote your shares. If an executed proxy card returned by a broker or bank indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted. This is called a broker non-vote. Your broker or bank will vote your shares over which it does not have discretionary authority only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

Shares of Maxtor common stock held by persons attending the Maxtor annual meeting but not voting, or shares for which Maxtor has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the Maxtor annual meeting for purposes of determining whether a quorum exists but will have the same effect as a vote against adoption of the merger agreement.

Because directors are elected by a plurality of votes cast, which means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting, abstentions and broker non-votes will have no effect on the outcome of the proposal to elect directors. Because the proposal to ratify the engagement of PricewaterhouseCoopers LLP and the proposal to adjourn the Maxtor annual meeting to a later date or dates, if necessary, to solicit additional proxies require the affirmative vote of the holders of a majority of the shares of Maxtor common stock represented at the Maxtor annual meeting and entitled to vote, abstentions will have the same effect as a vote against the relevant proposal and broker non-votes will have no effect on the outcome of the relevant proposal.

If you are a Maxtor stockholder, the Maxtor board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope, or to submit your proxy by telephone or the internet or to vote by following the instructions of your bank or broker with respect to shares you hold in street name.

Attendance at the Maxtor Annual Meeting

If your shares are held in “street name,” then your name will not appear in Maxtor’s register of stockholders and the nominee will be entitled to vote your shares. In order to be admitted to the Maxtor annual meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Even if you attend the annual meeting, you will not be able to vote the shares that you hold in street name unless you have received a written proxy in your name from the broker, bank or other nominee who holds your shares.

You may revoke your proxy at any time before the vote is taken at the Maxtor annual meeting. If you have not voted through your bank or broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Secretary of Maxtor, 500 McCarthy Boulevard, Milpitas, California 95035, prior to the voting of that proxy;

•	submitting a properly executed proxy of a later date; or

•	voting in person at the Maxtor annual meeting; however, simply attending the Maxtor annual meeting without voting will not revoke an earlier proxy.

If your shares are held in street name, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Voting Electronically or by Telephone

Stockholders of record and many stockholders who hold their shares through a broker or bank. will have the option to submit their proxies or voting instructions electronically through the internet or by telephone. Please note that there are separate arrangements for using the internet and telephone depending on whether your shares are registered in Maxtor’s stock records in your name or in the name of a broker, bank or other nominee who holds your shares. If you hold your shares through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your shares to see which options are available.

In addition to submitting the enclosed proxy by mail, Maxtor stockholders of record may submit their proxies by telephone or internet by following the instructions on their proxy card or voting form. If you have any questions regarding whether you are eligible to submit your proxy by telephone or by internet, please contact MacKenzie Partners, Inc. by telephone at (800) 322-2885 (toll free) or by email at proxy@mackenziepartners.com.

Solicitation of Proxies

Maxtor will pay the cost of the Maxtor annual meeting and the cost of soliciting proxies for the Maxtor annual meeting. In addition to soliciting proxies by mail, Maxtor may solicit proxies by person, telephone and other solicitations by directors, officers or employees of Maxtor and Seagate. No director, officer or employee of Maxtor or Seagate will be specifically compensated for these activities. Maxtor also intends to request that brokers, banks and other nominees solicit proxies from their principals, and Maxtor will pay the brokers, banks and other nominees certain expenses they incur for those activities. Maxtor has retained MacKenzie Partners, Inc., a proxy soliciting firm, to assist Maxtor in the solicitation of proxies. MacKenzie’s solicitation fee is approximately $7,500, plus out-of-pocket expenses.

Voting Procedures and Tabulation

Maxtor has appointed a representative of The Bank of New York Company, Inc. as the inspector of elections to act at the annual meeting and to make a written report thereof. Prior to the annual meeting, the inspector will sign an oath to perform his duties in an impartial manner and according to the best of his or her ability. The inspector will ascertain the number of common shares outstanding and the voting power of each, determine the shares of common stock represented at the Maxtor annual meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of proxies will be final and binding.

MAXTOR STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES WITH THE PROXY CARDS. YOU WILL RECEIVE SEPARATE WRITTEN INSTRUCTIONS ON HOW TO EXCHANGE YOUR MAXTOR STOCK CERTIFICATES FOR THE MERGER CONSIDERATION IF THE MERGER IS COMPLETED.

SEAGATE PROPOSAL 1 AND MAXTOR PROPOSAL 1 —THE MERGER

Background of the Merger

Seagate and Maxtor are long-time participants in the hard disc drive industry and are very familiar with each other’s businesses. Each of them routinely evaluates business alternatives and strategic opportunities as part of their ongoing evaluation of changes in the marketplace and opportunities to strengthen their respective businesses.

In the spring of 2004, Seagate’s management began informally discussing the company’s strategic business options with Morgan Stanley and another investment bank. In June 2004, the Strategic and Financial Transactions Committee of the Seagate board of directors held a telephonic meeting, which was attended by Seagate’s senior management. During this meeting, the committee discussed such potential options with Seagate senior management. After discussion, the committee authorized Seagate’s senior management to explore a potential business combination with Maxtor.

Later in the month, Mr. Luczo contacted Dr. C.S. Park, Maxtor’s Chairman of the Board, to convey Seagate’s interest in a potential business combination with Maxtor, and met with Dr. Park to discuss the matter. The Maxtor board of directors held a special meeting on July 9, 2004, which was attended by representatives of Gray Cary Ware & Freidenrich LLP, Maxtor’s outside legal counsel. During this meeting, the Maxtor board received a briefing from Dr. Park on the contact from Seagate and received legal advice from Gray Cary. The Maxtor board authorized further discussions and requested additional information from management and outside counsel for the next board meeting. Dr. Park met again with Mr. Luczo later that month and separately met with William D. Watkins, who had been named Seagate’s Chief Executive Officer in addition to his position as President on July 3, 2004, to discuss the potential business combination. The Maxtor board of directors held a special meeting on July 31, 2004, which was attended by representatives of Gray Cary. During this meeting, Dr. Park and Maxtor’s then Chief Executive Officer briefed the board on the developments since the last meeting. Gray Cary provided advice regarding certain legal matters. The Maxtor board authorized further discussions and requested further information from management and outside counsel for the next board meeting.

In early August 2004, Morgan Stanley on Seagate’s behalf contacted Citigroup, which had been engaged by Maxtor on August 1, 2004 to advise Maxtor concerning strategic alternatives, to discuss Mr. Luczo’s proposal. During August 2004, Morgan Stanley and Citigroup had telephone conversations regarding a possible business combination on behalf of their clients, during which Morgan Stanley conveyed to Citigroup Seagate’s preliminary views on valuation. During this same period of time, Maxtor also had discussions with one of its component suppliers regarding the possibility of a strategic business combination. On August 5, 2004, the Seagate board of directors held a meeting, which was also attended by representatives of Morgan Stanley, to review the possibility of a strategic business combination with Maxtor. On August 18, 2004, the Maxtor board of directors held a special meeting, which was attended by certain members of the company’s senior management and representatives of Gray Cary and Citigroup. During the meeting, management and Citigroup reviewed and provided input on these discussions with Seagate and the component supplier, Gray Cary provided legal advice to the board and the board authorized further discussions with Seagate. In September 2004, Citigroup conveyed to Morgan Stanley Maxtor’s view that the initial valuation proposed by Seagate did not compare favorably in Maxtor’s view with Maxtor’s value as a stand-alone company, and that a significant increase in valuation was warranted. In September 2004, Seagate discontinued its discussions with Maxtor. Also in September 2004, the component supplier discontinued its discussions with Maxtor regarding a possible business combination transaction, having concluded that Maxtor was not a good strategic fit.

In November 2004, Dr. Park was appointed to serve as Chief Executive Officer of Maxtor in addition to his role as Chairman, and a new management team was appointed at Maxtor to develop and pursue a strategy to address Maxtor’s financial performance and business execution issues and return Maxtor to profitability. Maxtor management began to execute on its new business plan in 2005. By mid-2005, the new management team had made progress on the business plan, including improving profitability in its enterprise division, expanding its successful branded products offering and advancing the development of a new desktop product offering planned for release in early 2006, had made progress rationalizing its product roadmap, had planned to partially address component costs by moving its media operations offshore and had accelerated the move of two-thirds of the desktop manufacturing from Maxtor’s Singapore factory to Suzhou, China. Maxtor’s board of directors believed that its business plan, if achieved, would provide significant value to Maxtor’s stockholders, although the market price of Maxtor reflected the risks of a turnaround plan due to execution issues and the relatively short tenure of the new management. Maxtor also faced numerous risks to successful execution, including increasing competition, continuing adverse impact to gross margin from the cost of heads and other key components, execution difficulties in product development and production adversely affecting quality and time to market for new products, difficulties in achieving a reasonable return on investment in research and development, engineering resource constraints, the lack of a 1” product, a 2.5” product and a fibre channel product and the need for improved processes to manage an increasingly complex business model.

In April 2005, Mr. Watkins had a breakfast meeting with Dr. Park, during which Mr. Watkins informally indicated his interest in a potential business combination between Seagate and Maxtor. Dr. Park indicated that if a proposal were made by Seagate, he would review such proposal with the Maxtor board. Dr. Park informed the Maxtor board of this conversation.

On May 13, 2005, Seagate’s board of directors held a regular meeting, during which Mr. Watkins apprised the other Seagate directors of his earlier conversation with Dr. Park regarding a potential business combination of Seagate and Maxtor. After discussion of the matter, the board authorized Mr. Watkins to explore a possible transaction with Maxtor.

On June 3, 2005, the Strategic and Financial Transactions Committee of Seagate’s board of directors held a meeting to consider a possible business combination with Maxtor. Representatives of Simpson Thacher & Bartlett LLP and Gibson Dunn & Crutcher LLP, outside counsels to Seagate, as well as representatives of Morgan Stanley attended this meeting. During this meeting, Seagate senior management and Morgan Stanley discussed with the Seagate board of directors the potential strategic and operational benefits and risks of a business combination with Maxtor. After discussion, the committee unanimously approved a recommendation to the full Seagate board that the company pursue discussions with Maxtor regarding a possible business combination of the two companies.

On June 9, 2005, Seagate’s board of directors had another meeting, which was attended by members of the company’s senior management and representatives of Simpson Thacher and Gibson Dunn. During the meeting, Mr. Watkins apprised the other Seagate directors of the preliminary analysis that Seagate had performed regarding a possible business combination with Maxtor. Following this update, the board authorized Mr. Watkins to deliver a letter to the Maxtor board of directors indicating Seagate’s interest in a potential business combination with Maxtor.

On June 10, 2005, Seagate engaged Morgan Stanley to act as its financial advisor in connection with a potential business combination of Seagate and Maxtor.

On June 11, 2005, at the request of Mr. Watkins, Dr. Park met with Mr. Watkins and Mr. James A. Davidson, another member of Seagate’s board of directors, to discuss whether Maxtor would be interested in exploring a potential strategic business combination with Seagate. During this meeting and pursuant to the authorization of the Seagate board, Mr. Watkins delivered a letter dated June 11, 2005 to Dr. Park, and distributed the same letter to the rest of Maxtor’s board of directors, indicating Seagate’s interest in exploring a business combination with Maxtor and containing a proposed exchange ratio for a potential transaction, subject to due diligence and board approval of the two companies.

On June 14, 2005, Maxtor’s board of directors held a special telephonic board meeting to review and discuss the written indication of interest from Seagate. In attendance were certain members of the company’s senior management and representatives of DLA Piper Rudnick Gray Cary US LLP, successor to Gray Cary and outside counsel to Maxtor, and Citigroup. Citigroup reviewed the terms of Seagate’s indication of interest, Seagate’s likely goals and objectives, possible courses of action available to Maxtor and the history of discussions between the parties. DLA Piper reviewed with the board the fiduciary duties of directors in considering a strategic business combination with Seagate and other legal considerations, including antitrust review, Maxtor’s anti-takeover posture and the possible benefits and costs of a stock purchase rights plan. Maxtor’s board discussed the range of alternatives available to Maxtor, information required to make a reasonable business judgment regarding the appropriate course of action and possible responses to Seagate.

On June 17, 2005, Maxtor’s board of directors held another special telephonic board meeting to review further matters relating to the proposed business combination with Seagate. Certain members of the company’s senior management and representatives of DLA Piper and Citigroup attended this meeting. DLA Piper reviewed certain preliminary antitrust considerations relating to a business combination with Seagate. Citigroup reviewed preliminary views of Maxtor’s strategic position, stock performance, market forecasts, analysts’ views, financial performance of other independent drive manufacturers, strategic alternatives, information regarding Seagate and a preliminary analysis of Seagate’s existing proposal.

On June 20, 2005, Maxtor’s board of directors held another special telephonic board meeting, which was attended by certain members of the company’s senior management and representatives of DLA Piper and Citigroup. During the meeting, certain members of senior management provided a review of management’s business model and factors impacting Maxtor’s ability to execute on the model, as well as Maxtor’s current challenges and opportunities as a stand-alone company. Maxtor’s management advised that a three-year plan was being prepared and would be presented to the board at an upcoming meeting. Citigroup reviewed with the board alternative responses to Seagate and the costs and benefits of each. DLA Piper reviewed Maxtor’s current defensive position and advised the board regarding their fiduciary duties in considering anti-takeover measures and reviewed the costs, benefits and operation of a rights plan. Citigroup provided advice to the board regarding the acquisition environment and Maxtor’s defensive posture. Maxtor’s board determined to continue to evaluate the need for a rights plan. The board discussed with its advisors a proposed response to Seagate, as well as a proposed nondisclosure agreement and standstill to be executed prior to any discussions. The board discussed goals for the discussions with Seagate and authorized management to meet with Seagate to better understand the strategic and financial benefits and challenges of a proposed business combination with Seagate in comparison to Maxtor’s prospects as a stand-alone company. The Maxtor board also requested a presentation on the three-year business plan and the various alternatives to the plan available to Maxtor for its next board meeting.

On June 23, 2005, Seagate and Maxtor entered into a non-disclosure and standstill agreement relating to, among other things, the provision of nonpublic information for each party’s use in evaluating a possible strategic business combination.

On June 27, 2005, Maxtor’s board of directors held a special board meeting, which was attended by certain members of the company’s senior management and representatives of DLA Piper and Citigroup. During the meeting, certain members of senior management provided a financial update regarding Maxtor’s quarter ending July 2, 2005 and a detailed operations update as to the second and third quarter of 2005 and presented management’s three-year business plan. The board discussed with management the assumptions, the range of possible results under the plan, the risks and opportunities for growth and profitability and the likelihood of achievement of results consistent with the plan. The board also discussed Maxtor’s current liquidity position. DLA Piper reviewed the terms of the non-disclosure agreement with Seagate, including the standstill covenant. Citigroup reviewed discussions it had with Morgan Stanley regarding Seagate’s proposal, and provided an overview of the industry, competitive landscape, consolidation dynamics and drivers and a review of other potential strategic partners and acquirors. The board reviewed with its advisors each of the potential partners and acquirors. Citigroup also provided an analysis concerning Maxtor’s three-year business plan, including discussion of the plan’s assumptions, growth drivers, preliminary sensitivity analysis and preliminary valuation analysis based on the plan. Citigroup reviewed information relating to Seagate and another participant in the disc drive industry, and provided preliminary financial analysis of a pro forma combination with each of the identified industry participants. The board reviewed the relative contributions of Maxtor to a proposed business combination and compared the value to Maxtor stockholders from the combined company plan, including synergies, to the value potentially afforded to stockholders under Maxtor’s business plan. The board noted the accretion to earnings possible for a combined company assuming a business combination with either of the identified industry participants, and the implications for Maxtor’s negotiating position on valuation in the event of discussions regarding a possible business combination with either party. DLA Piper reviewed certain antitrust considerations relating to a proposed business combination with Seagate and the other identified industry participant and various legal considerations raised by a possible transaction. The board discussed the various alternatives available to Maxtor, including the execution of Maxtor’s business plan and various business combination transactions. The Maxtor board authorized preliminary meetings between Seagate and Maxtor’s management and financial advisors.

On June 27, 2005, Mr. Duston M. Williams, Maxtor’s Executive Vice President, Finance and Chief Financial Officer, and representatives of Citigroup met with Charles Pope, Seagate’s Executive Vice President, Finance and Chief Financial Officer, and representatives of Morgan Stanley. During this meeting, Mr. Pope presented Seagate’s views on the expected benefits of a business combination of Seagate and Maxtor.

On July 1, 2005, Mr. Watkins, other members of Seagate’s senior management and representatives from Morgan Stanley met with Dr. Park, other members of Maxtor’s senior management and representatives of Citigroup to discuss the proposed business combination, including the exchange ratio proposal made by Seagate. At that meeting, Seagate provided Maxtor with an overview of the proposed transaction and Seagate’s strategic rationale for the proposed transaction. In addition, the parties discussed various strategic, operational and legal issues associated with the possible business combination, including Seagate’s regulatory analysis of a possible combination of the two companies.

On July 6, 2005, Maxtor’s board of directors held a special telephonic board meeting to discuss the proposed business combination. Certain members of the company’s senior management and representatives of DLA Piper and Citigroup attended this meeting. Citigroup provided a summary of the discussions with Seagate that had taken place since the previous board meeting. Mr. Williams provided an updated long range plan and reviewed the assumptions, risks and drivers in the plan, and Citigroup provided additional sensitivity analyses concerning the plan and a further preliminary valuation analysis for Maxtor. Citigroup reviewed a preliminary pro forma transaction analysis and additional information relating to Seagate and its proposal based on the latest discussions with Seagate. The board reviewed Maxtor’s prospects as a stand-alone company and other alternatives available to Maxtor, discussing the execution of the strategic plan and its associated risks, and opportunities for growth and profitability under the plan. The board reviewed risks relating to consummation of a business combination with Seagate, including the possible adverse impact of the announcement of the transaction on Maxtor’s relationships with its employees, suppliers, customers, as well as the possible adverse effect of the announcement and the pendency of such a transaction on Maxtor’s ability to execute on its existing business plan, and the value created for stockholders if management continued to execute on the current business plan. The board discussed with DLA Piper deal terms designed to mitigate risks relating to the consummation of the transaction. In light of the significant risks of the transaction, the relative contribution of Maxtor to the combined company and the significant accretion offered in a business combination between Maxtor and Seagate, the board authorized Dr. Park to communicate to Seagate that further discussions between Maxtor and Seagate should be conditioned on Seagate’s willingness to accept certain transaction terms providing certainty of consummation and a significant improvement in the relative valuation of Maxtor in the proposed transaction.

On July 10, 2005, Dr. Park met with Mr. Watkins to discuss the proposed business combination and to convey Maxtor’s view of the significant risks to Maxtor if a transaction were announced and not consummated, Maxtor’s view of its prospects as a stand-alone company and the Maxtor board’s position that further discussions should be conditioned on Seagate’s willingness to accept transaction terms providing enhanced certainty of consummation and a significant improvement in relative valuation of Maxtor in the proposed transaction. Dr. Park orally delivered a counter-proposal to Seagate’s proposed exchange ratio for a business combination between the two companies relating to relative ownership of the combined company. Also on July 10, 2005, Mr. Pope and Mr. Williams, together with representatives of Morgan Stanley and Citigroup, continued to discuss the respective parties’ positions on valuation and other related matters, but no revisions in either party’s positions resulted from these discussions.

On July 13, 2005, Mr. Watkins telephoned Dr. Park to advise him that, due to a significant gap in each party’s views on the valuation of Maxtor, Seagate would be sending Maxtor a letter terminating discussions.

On July 15, 2005, Seagate delivered a letter to Maxtor’s board indicating that discussions would be terminated as of 5:00 p.m. Pacific Time on July 18, 2005 if Seagate did not receive an affirmative indication from Maxtor by that time that Maxtor would be willing to fully discuss the proposed business combination with significant flexibility on valuation, and reiterating the terms and exchange ratio initially proposed by Seagate on June 11, 2005.

Between July 13 and July 18, 2005, Dr. Park had numerous conversations with the Maxtor directors, DLA Piper and Citigroup to discuss Seagate’s position and Seagate’s letter, after which it was ultimately concluded that there was no Maxtor board support for a change in the position authorized by the board on July 6, 2005 and articulated by Dr. Park to Mr. Watkins.

On July 17, 2005, the Strategic and Financial Transactions Committee of the Seagate board held a meeting to further consider the proposed business combination with Maxtor. Mr. Watkins, other members of Seagate’s senior management and representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, which had been retained as additional outside counsel, Simpson Thacher, Gibson Dunn and Morgan Stanley attended this meeting. During this meeting Mr. Watkins updated the committee on the status of the discussions with Maxtor, including the deadline of July 18, 2005.

On July 18, 2005, Morgan Stanley and Wilson Sonsini contacted Citigroup to discuss the parties’ respective positions, but no change in either party’s position resulted. Later that day, Morgan Stanley contacted Citigroup to confirm that Seagate’s board had decided to terminate discussions with Maxtor regarding the proposed business combination.

On July 21, 2005, Maxtor’s board of directors held a special meeting, which was attended by representatives of DLA Piper and Citigroup. Dr. Park and Citigroup briefed the Maxtor board regarding the discussions between the parties leading to Seagate’s termination of discussions regarding the proposed business combination.

On September 17, 2005, at the request of Mr. Watkins, Dr. Park met with Mr. Watkins to discuss whether Maxtor would be interested in re-engaging discussions regarding a possible business combination with Seagate. During this meeting, Dr. Park indicated that Maxtor would only proceed with discussions if the parties first came to agreement on fundamental principles regarding transaction terms relating to certainty of consummation. Dr. Park proposed that Maxtor would deliver to Seagate a draft term sheet proposing terms relating to deal certainty under which it would be willing to engage in further discussions on a proposed business combination.

On September 22, 2005, Maxtor’s board of directors held a special telephonic board meeting, which was attended by representatives of DLA Piper and Citigroup. During the meeting, Dr. Park reviewed his recent discussions with Mr. Watkins and Seagate’s desire to re-engage in discussions regarding a possible business combination. Dr. Park also reviewed his views on the hard disc drive industry, including the challenges and opportunities, and noted Maxtor’s expected third quarter financial results and Maxtor’s ongoing initiatives and efforts to improve its operating results. Dr. Park reviewed the strategic alternatives available to Maxtor, summarizing the risks and opportunities of each strategy, and the board discussed the alternatives and the risks and opportunities of each. Dr. Park reviewed his views on the most likely strategic partners for a business combination, including the costs and benefits associated with such partners. The board recognized that any business combination transaction would need to be compared against management’s long range business plan, taking into account the risks and opportunities of each alternative. Dr. Park also reviewed the particular risks associated with a business combination with Seagate, including the possible adverse effect of the announcement of such a business combination with Seagate on Maxtor’s business and the risk of non-consummation. The board determined that in view of the potential value of a strategic business combination to Maxtor’s stockholders and the possible mitigation of risk of execution of Maxtor’s operating plan as an independent company, it was in the best interests of Maxtor and its stockholders to re-engage in discussions with Seagate regarding the possibility of a business combination, subject to the condition that Seagate and Maxtor agree upon terms mitigating the risks of the deal not being consummated. DLA Piper reviewed proposed terms mitigating the risk of the deal not being consummated, including relevant market precedents. Citigroup provided its views on the proposed terms. The board authorized Dr. Park to communicate the proposed terms on certainty of deal consummation to Seagate with the clarification that the communications were not an indication of any position of the board on Maxtor’s valuation.

On September 24, 2005, Dr. Park met with Mr. Watkins and presented a draft term sheet covering transaction terms designed to enhance the likelihood that the proposed transaction would be consummated after it was announced. Dr. Park reviewed the term sheet with Mr. Watkins and emphasized the importance of transaction certainty due to what Maxtor viewed as substantial risks for Maxtor as an ongoing company if a proposed business combination were announced but not consummated.

On October 5, 2005, certain senior members of Maxtor and Seagate management met with representatives of DLA Piper and Wilson Sonsini to discuss Maxtor’s draft term sheet. On October 8, 2005, Dr. Park met with Mr. Watkins to continue these discussions. On the same date, Mr. Williams met with Mr. Pope to discuss Seagate’s position regarding Maxtor’s term sheet.

On October 10, 2005, Maxtor’s board of directors held a special telephonic board meeting, which was attended by Mr. Williams and representatives of DLA Piper and Citigroup. During the meeting, Dr. Park reviewed with the board the discussions that had taken place since the previous board meeting, including the discussions concerning Seagate’s revised term sheet relating to deal consummation. DLA Piper reviewed issues raised by Seagate’s comments on the term sheet, and possible responses which would provide mitigation of the risk of a transaction not being consummated. Mr. Williams reviewed with the board the possible impact of the announcement of a strategic business transaction on Maxtor’s business, the possible impact of a failure to close a transaction after announcement and the prospects of recovery in such event, reviewing various scenarios and the impact on Maxtor’s prospects. The board discussed with DLA Piper and Citigroup various strategic alternatives available to Maxtor. The board reviewed with Citigroup other possible acquirors, including strategic buyers and financial buyers. The board discussed the relative likely interest and potential risks of non-consummation of an acquisition with these respective potential acquirors, and the significant risks to the company of engaging in discussions with one or more other potential acquirors, in terms of distraction of management from the execution on Maxtor’s stand-alone plan, and possible adverse impact from premature announcement of such discussions. After reviewing the potential partners and financial buyers, the board concluded that other than Seagate only one possible acquiror, another industry participant, was potentially able and willing to pursue and consummate a transaction with value at least equivalent to the Maxtor business plan in the near term. The board concluded that given prior discussions with the component supplier with whom Maxtor had previous discussions, and who had subsequently terminated discussions with Maxtor in 2004 after it had determined that Maxtor would not be a good strategic fit, that such supplier would not be interested in a transaction at a value at least equivalent to the value offered by Maxtor’s business plan and that any such combination with the component supplier would in addition involve very significant risks to deal consummation and potential harm to the discussions with Seagate or to Maxtor’s business if any discussions with the component supplier were commenced and prematurely disclosed. The board also took into account the ongoing negotiations with the supplier regarding its component supply arrangement with Maxtor, and the board believed that any inquiry regarding a strategic combination with that party at the time would compromise the success of the pending negotiations. Based upon these considerations, the board concluded that no contact with that supplier was warranted. The board discussed the relative contributions of Maxtor to a business combination with Seagate and the other identified industry participant. The board recognized that the risks relating to deal consummation were somewhat lower with the other identified industry participant, but recognized that this participant’s motivation for a transaction with Maxtor in the near term was significantly lower than the current interest shown by Seagate. The board concluded that Citigroup should initiate contact with the other identified industry participant after the board had additional information as to the terms relating to deal consummation proposed to Seagate. The board directed management to continue to execute on the current business plan. The board requested counsel to prepare a proposed response to the Seagate position on terms enhancing certainty of deal consummation.

On October 14, 2005, Maxtor’s board of directors held a special telephonic board meeting, which was attended by Mr. Williams and representatives of DLA Piper and Citigroup. During the meeting, Dr. Park reviewed with the board the results of a two day operational review and the status of Maxtor operations and upcoming product releases as well as Maxtor’s relationships with its OEM customers and suppliers. DLA Piper reviewed the proposed response to Seagate on the term sheet relating to deal consummation. The board authorized management and DLA Piper and Citigroup to provide the proposed response and to continue to negotiate with Seagate to obtain the best deal certainty terms possible, subject to board review and approval, and authorized Citigroup to initiate contact with the other identified industry participant to determine its interest in a possible strategic business combination. The board requested management’s presentation on an updated long range operating plan for the November 11 meeting. Subsequently, Citigroup initiated contact with the other industry participant.

On October 15, 2005, Dr. Park met with Mr. Watkins and delivered a revised term sheet responding to Seagate’s proposal and outlining the key deal certainty terms required by Maxtor.

On October 25, 2005, William L. Hudson, Seagate’s Executive Vice President General Counsel and Secretary, communicated to Mr. Williams Seagate’s positions on various terms.

On October 26, 2005, Seagate’s board of directors convened its annual strategic planning meeting, which was attended by members of the company’s senior management and a representative of Wilson Sonsini. During this meeting, the board discussed Seagate’s strategic plans for the upcoming year and further considered the proposed business combination with Maxtor. Wilson Sonsini outlined the major legal requirements for the proposed transaction, including required stockholder approvals and regulatory requirements, including the regulatory process and likely schedule for seeking regulatory approval for the proposed transaction.

On October 27, 2005, Seagate’s board of directors held its regular quarterly meeting, during which it continued its discussion and consideration of the merits and risks of the proposed business combination with Maxtor, integration of the two companies, critical factors to the success of the combination, valuation of the transaction and potential reactions from competitors and strategic partners. Following some additional discussion of the previous day’s deliberations, the board continued to discuss the strategic rationale of the merger, as well as the risks and costs in completing the transaction. Mr. Hudson and Wilson Sonsini outlined the fiduciary duties of the board and future board processes in connection with the board’s consideration of the business combination and various legal and regulatory issues that would and could arise in connection with the business combination. Following these presentations, the board authorized Mr. Watkins and other members of the company’s management to continue their discussions with Maxtor regarding the proposed business combination.

On October 28, 2005 Dr. Park and Mr. Williams met with Mr. Watkins, Mr. Pope and other members of senior management of Seagate, and the parties’ respective legal and financial advisors, to negotiate the terms and conditions of the transaction relating to certainty of consummation. During this meeting, Dr. Park and Mr. Watkins and their respective financial advisors had preliminary discussions on valuation. From October 31 through November 2, 2005, members of senior management of Seagate and Maxtor, as well as their respective legal and financial advisors, exchanged proposals and had several telephone conversations to negotiate the terms and conditions of the transaction relating to certainty of consummation.

On November 3, 2005, Mr. Williams met with Mr. Pope, together with representatives of Morgan Stanley and Citigroup, to discuss Seagate’s preliminary views on valuation for the transaction. On November 4, 2005,

Dr. Park called Mr. Watkins to express Dr. Park’s concerns regarding the valuation discussions of the previous day.

On November 9, 2005, Mr. Watkins contacted Dr. Park to convey that he would be sending Dr. Park a revised valuation proposal for the transaction prior to Maxtor’s upcoming board meeting. In response, Dr. Park indicated that Seagate’s revised proposal needed to reflect improvement over the valuation views expressed during the November 3, 2005 meeting to warrant further discussions regarding a transaction.

On November 10, 2005, Mr. Watkins transmitted an electronic mail message to Dr. Park indicating his willingness to increase the exchange ratio for the transaction from that implied by earlier valuation discussions between the parties earlier in November, subject to agreement on the deal consummation terms.

On November 11, 2005, Maxtor’s board of directors held a regular board meeting, which was attended by members of the company’s management and representatives of DLA Piper. During the meeting, management provided updates with respect to Maxtor’s business, reviewed its proposed long range operating plan for 2006-2007 and discussed key assumptions underlying the plan. The board discussed the plan with management and asked for a revised plan to be presented at the board’s next regular meeting on November 30, 2005. That evening, Maxtor’s board of directors continued to meet in executive session and discussed with Citigroup and DLA Piper the various strategic alternatives for Maxtor. DLA Piper advised on antitrust matters relating to the proposed transaction with Seagate and a possible transaction with another industry participant and reviewed with the board the antitrust review process.

On November 12, 2005, Maxtor’s board of directors held a special board meeting, which was attended by certain members of the company’s senior management and representatives of DLA Piper and Citigroup. During the meeting, the board discussed with management their views on the various strategic alternatives available to Maxtor, including the strategic business combination with Seagate, or an acquisition or business combination with other industry participants or financial buyers, Maxtor’s prospects and execution risks continuing as a stand-alone company, possible scenarios for restructuring of the company, and the risks and potential benefits of each alternative. Citigroup reviewed the status of contacts with the other identified industry participant and the status of negotiations with Seagate regarding valuation. The board discussed the Seagate proposal, including the ownership of the combined company and the premium over current trading prices, the negotiation history and the relative interest and ability to consummate a strategic business combination with Seagate and with the other industry participant. The board then discussed again with Citigroup and DLA Piper possible acquirors other than Seagate and the other identified industry participant, including both strategic and financial acquirors, and concluded, based on a review of the respective potential acquirors’ possible interest in a business combination and ability to consummate such a transaction, that Seagate and the other identified industry participant were the only likely acquirors who might engage in meaningful discussions in the near term for a strategic business combination or acquisition providing at least equivalent value to Maxtor’s stockholders to that offered by Maxtor’s current business plan. The board also noted that other potential acquirors could propose a bid after announcement of a signed transaction and that any transaction the board would approve would permit consideration of a third party proposal. Citigroup reviewed Maxtor’s long range operating plan as presented compared to street forecasts and industry research, a sensitivity analysis regarding Maxtor’s long range operating plan and preliminary financial analysis regarding Maxtor’s stand-alone value. Citigroup reviewed the strategic rationale and preliminary financial analysis, including the various implied exchange ratios based on historical trading prices, of a combination with Seagate and alternatively a combination with the other identified industry participant. DLA Piper reviewed the status of negotiations on the terms relating to deal consummation and various outstanding issues, and proposed responses. The board authorized management and its advisors to continue discussions with Seagate and the other industry participant.

On November 12, 2005, Dr. Park called Mr. Watkins to inform him that Maxtor’s board had authorized the continuation of discussions regarding a transaction, although acknowledging that progress was still required on both valuation and deal consummation terms to reach agreement. Mr. Watkins and Dr. Park agreed to hold a meeting with their respective advisors to continue discussions.

On November 16, 2005, Dr. Park and Mr. Williams met with Messrs. Watkins and Pope and other members of Seagate’s senior management to further discuss the exchange ratio for the transaction and terms relating to deal consummation. Representatives of DLA Piper, Wilson Sonsini, Simpson Thacher, Citigroup and Morgan Stanley also attended this meeting.

On November 21, 2005, representatives of Citigroup met with management of the other identified industry participant to discuss the potential benefits of a strategic business combination between Maxtor and the other industry participant. Management of the other industry participant expressed limited interest in such a transaction and, although there were some additional telephone conversations between Citigroup and the other participant’s management team, no further meetings were held between the parties or their representatives or advisors.

On November 22, 2005, Seagate’s board of directors convened a telephonic meeting, which was attended by members of the company’s senior management, as well as representatives of Wilson Sonsini, Simpson Thacher, Gibson Dunn and Morgan Stanley. Mr. Watkins updated the board on recent conversations with management of Maxtor and the due diligence process. Wilson Sonsini discussed the board’s fiduciary duties when considering the proposed transaction, as well as various legal and regulatory issues associated with the business combination. Wilson Sonsini, Simpson Thacher and Gibson Dunn also discussed in detail their regulatory analysis of the transaction and the anticipated process and schedule for seeking regulatory approval. Following these presentations and a discussion of alternatives to a business combination with Maxtor, the board authorized the company’s management to continue their discussions with Maxtor regarding the business combination.

On the evening of November 22, 2005, Mr. Watkins called Dr. Park to confirm that while there were still outstanding issues to be resolved on the proposed terms, the Seagate board was willing to proceed with the proposed business combination and had authorized Mr. Watkins to continue discussions with Dr. Park regarding the terms of such a transaction.

On November 30, 2005, Maxtor’s board of directors held a special telephonic board meeting, which was attended by Mr. Williams and representatives of DLA Piper and Citigroup. During the meeting, Mr. Williams reviewed with the board a revised long range operating plan for 2006-2007, addressing the issues requested by the board on November 11, 2005. Citigroup made a presentation to the Maxtor board of directors regarding possible restructuring scenarios, reviewed the valuation impact from the hypothetical restructuring, and presented data and analyses to the board that indicated that there was no significant value created by the possible restructuring scenarios. The board discussed with Citigroup the risks of restructuring, including the distraction of management, the time required and the risks of consummation, and concluded that the restructuring alternatives did not warrant further study at the current time. Citigroup reviewed its discussions with the other identified industry participant, noting that based on their discussions with the other industry participant, the other industry participant did not view a transaction with Maxtor as a priority given its current strategic initiatives and perceived integration risks. Dr. Park reviewed the latest discussions with Seagate regarding valuation and deal consummation terms. DLA Piper reviewed the open issues relating to the terms relating to deal consummation. The Maxtor board discussed the terms and authorized the continuation of discussions with Seagate.

From December 2 through December 5, 2005, Morgan Stanley and Citigroup had numerous telephonic meetings on behalf of Seagate and Maxtor regarding potential valuation issues regarding the transaction, as well as certain terms and conditions that might affect the certainty of consummation of a potential transaction.

On December 5, 2005, Morgan Stanley and Citigroup discussed a proposed valuation for the proposed transaction, subject to agreement on terms relating to deal consummation.

On December 6, 2005, Dr. Park and Mr. Williams met with Mr. Watkins, Mr. Pope and other members of Seagate’s senior management to negotiate the terms of the transaction relating to deal consummation. Also present at this meeting were representatives of DLA Piper, Wilson Sonsini, Simpson Thacher, Morgan Stanley and Citigroup.

On December 7, 2005, Maxtor’s board of directors held a special telephonic board meeting to further discuss the proposed business combination, which was attended by certain members of the company’s senior management and representatives of DLA Piper and Citigroup. During the meeting, Dr. Park provided an update as to the discussions with Seagate regarding the proposed transaction since the previous board meeting. Citigroup reviewed with the board the proposed valuation for the transaction. DLA Piper reviewed the status of negotiations regarding deal consummation and other transaction terms. Citigroup reported on a recent telephone conversation with the other industry participant’s chief executive officer where the chief executive officer expressed continued skepticism regarding the benefits of a business combination with Maxtor and expressed no desire to engage in further discussions regarding the matter. Mr. Williams provided an update on Maxtor’s expected results for the fourth quarter. The board authorized management to continue discussions with Seagate, subject to further board review and diligence.

On December 8, 2006, DLA Piper and Wilson Sonsini further discussed the terms and conditions of the transaction relating to certainty of consummation. DLA Piper and Wilson Sonsini reached a tentative understanding on these terms and conditions and agreed to recommend the proposed terms to their respective clients. Also on that day Seagate and Maxtor entered into a joint defense agreement.

From December 9, 2005 through the execution of the merger agreement on December 20, 2005, Seagate, with the assistance of Morgan Stanley, Wilson Sonsini, Simpson Thacher and Gibson Dunn, and Maxtor, with the assistance of Citigroup and DLA Piper, conducted an extensive business, financial and legal due diligence investigation of the business and operations of the other and the proposed business combination, including potential strategic synergies of the business combination, legal structure, and implementation and regulatory issues relating to the business combination.

On December 10, 2005, Seagate delivered an initial draft of the merger agreement to Maxtor. Thereafter, the respective legal advisors of the parties negotiated the terms of the merger agreement through December 20, 2005.

On December 12, 2005, Seagate and Maxtor made a series of management presentations to each other to facilitate their ongoing due diligence efforts in connection with the proposed business combination.

On December 15, 2005, Maxtor’s board of directors held a special telephonic board meeting, which was attended by certain members of the company’s senior management and representatives of DLA Piper and Citigroup. During the meeting, management provided an update on Maxtor’s fourth quarter financial results and the long range operating plan and additional information regarding current business conditions and operations. Dr. Park reviewed the status of due diligence being conducted with respect to the proposed transaction with Seagate. DLA Piper reviewed the key terms and issues outstanding under the merger agreement and the board authorized continued negotiations. Citigroup updated the board on the business and financial due diligence review of Seagate. Dr. Park advised the board regarding a recent contact to a Maxtor executive officer from an officer in the foreign operations of the component supplier which had engaged in discussions regarding a business combination in 2004, expressing the supplier’s officer’s personal interest in Maxtor and the component supplier discussing a possible strategic transaction, although he had not ascertained the corporate interest of the component supplier in such a possibility. The board discussed the supplier’s past negotiations and the fact that discussions were terminated in 2004 by the supplier due to lack of strategic fit, and recognized that it was unlikely that the supplier would be interested in a transaction with a value at least equivalent to that proposed by Seagate. The board also recognized the significant risks to deal consummation inherent in a transaction with the supplier, including the likely length of negotiations required for any business combination transaction, as well as the significant risks to the current proposed transaction with Seagate if there were any delay in finalizing the proposed business combination with Seagate. The board also took into account ongoing negotiations with the supplier regarding their component supply arrangement, and that any inquiry regarding a strategic combination at the time would compromise the success of the pending negotiations. The board took note of the provisions in the merger agreement permitting the board to consider third party bids representing a superior proposal and concluded, given the risks to the current transaction and the opportunity for the supplier to make a bid after announcement, that no further contact with the supplier was warranted.

On December 16, 2005, the Strategic and Financial Transactions Committee of the Seagate board had a meeting to consider the proposed business combination with Maxtor further, and in particular, the regulatory analysis of the company and its advisors relating to the transaction. Mr. Watkins and other members of Seagate’s senior management, as well as representatives of Wilson Sonsini, Simpson Thacher, Gibson Dunn and Morgan Stanley, also attended this meeting. During this meeting, Mr. Watkins updated the committee regarding the status of the discussions with Maxtor regarding the proposed transaction and reported on Seagate’s due diligence review of Maxtor. Wilson Sonsini then outlined the major legal requirements for the transaction, including the required stockholder approvals and regulatory requirements of the transaction. Simpson Thacher, Wilson Sonsini and Gibson Dunn also reviewed the terms of the merger agreement. Gibson Dunn described its regulatory analysis of the transaction and the anticipated regulatory approval process for the transaction. During this meeting, the committee discussed the terms and conditions of the merger agreement relating to regulatory aspects of the transaction.

On December 17, 2005, Maxtor’s board of directors held a special telephonic board meeting, which was attended by certain members of the company’s senior management and representatives of DLA Piper, Citigroup and PricewaterhouseCoopers. PricewaterhouseCoopers had been engaged to provide an accounting diligence review to Maxtor regarding Seagate using limited procedures governed by consulting standards. During the meeting, management and representatives of DLA Piper, Citigroup and PricewaterhouseCoopers reviewed the results of the due diligence review of Seagate. Later that day, Messrs. Pope and Williams met to discuss the components of Maxtor’s retention bonus plan. Negotiations regarding the components of this plan continued through December 20, 2005.

On December 17 and December 18, 2005, members of the management of Seagate and Maxtor and their respective financial and legal advisors convened numerous meetings to negotiate the final terms and conditions of the merger agreement. Mr. Pope also had meetings with Mr. Williams to discuss the terms of the proposed retention program being developed by Maxtor management.

On December 20, 2005, Seagate’s board of directors convened a special telephonic meeting, which was attended by members of the company’s senior management, as well as representatives of Wilson Sonsini, Simpson Thacher, Gibson Dunn and Morgan Stanley. Mr. Watkins updated the board on the status of negotiations with Maxtor regarding the proposed business combination. Wilson Sonsini updated the board on the status of negotiations with Maxtor with respect to the proposed merger agreement and voting agreements, and discussed the board’s fiduciary duties with respect to their consideration of the business combination. Wilson Sonsini, Simpson Thacher and Gibson Dunn described their regulatory analysis of the transaction, as well as the anticipated regulatory approval process for the transaction. Counsel also described in detail the manner in which the regulatory aspects of the transaction would be reflected in the merger agreement. Morgan Stanley then presented its financial analysis of the proposed transaction, and Morgan Stanley rendered its oral opinion subsequently confirmed by delivery of its written opinion dated December 20, 2005, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio provided for in the merger agreement was fair from a financial point of view to Seagate. After discussion and consideration of the foregoing, the board unanimously determined that the merger on the terms discussed at the meeting was fair to, and in the best interests of, Seagate and its shareholders and declared the merger to be advisable, approved the merger agreement, resolved to recommend that the shareholders of Seagate approve the issuance of Seagate shares in connection with the transaction and directed that the proposal for the issuance of shares be submitted to Seagate’s shareholders at a meeting of Seagate shareholders.

On December 20, 2005, Maxtor’s compensation committee held a meeting and reviewed management’s proposed retention strategy program. Members of management made presentations and representatives of DLA Piper and Hewitt Associates, the committee’s executive compensation advisor, provided advice regarding the proposed program. The program included a $100 million retention bonus program for key employees, acceleration of vesting of stock options, restricted stock awards and restricted stock unit awards held by employees who were not participants in Maxtor’s Executive Retention and Severance Program upon certain terminations of employment following a change of control, the issuance of restricted stock and restricted stock units to key employees and continuation of severance plans for employees. The committee discussed the need for strong retention benefits to assist Maxtor in continuing its business between announcement and closing, particularly in light of the risk that the transaction might not be consummated. The committee approved the retention strategy program. The committee recognized that upon a change of control, vesting of options, restricted stock and restricted stock units held by participants in the Executive Retention and Severance Program would be governed by the terms of that plan. The committee also recognized that vesting of non-employee directors’ options granted previously under the 1996 Stock Option Plan would not be accelerated in the merger without further action by the committee. The committee concluded that providing for the acceleration of vesting of director options on the same terms as the acceleration of vesting of options for employees generally would be consistent with the treatment of non-employee director options under the 2005 Performance Incentive Plan approved by stockholders in May 2005, and also consistent with the treatment of all other outstanding options. The compensation committee also approved the acceleration of vesting of director stock options.

Also on December 20, 2005, Maxtor’s board of directors also held a special board meeting to consider the proposed merger with Seagate, which was attended by certain members of the company’s senior management and representatives of DLA Piper and Citigroup. At this meeting, DLA Piper reviewed the final terms of the merger agreement and voting agreements to be executed by certain Seagate shareholders and advised the board regarding antitrust matters. Members of management reviewed with the board the various operating covenants, and the impact of announcement of the transaction on Maxtor’s relationships with employees, suppliers and customers, as well as continuing operations. DLA Piper, Citigroup and management summarized the remaining legal, business and financial due diligence that had been conducted on Seagate. Dr. Park reviewed the terms of a retention strategy program approved by Maxtor’s compensation committee, including the acceleration of vesting of options. The board was also advised that vesting of director options would be accelerated. Citigroup reviewed the financial terms of the proposed merger, summarized a financial presentation regarding the merger consideration, and delivered its oral opinion, confirmed in writing, to Maxtor’s board of directors that, as of December 20, 2005, based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration as set forth in the merger agreement was fair, from a financial point of view, to the holders of Maxtor common stock. The board discussed the strategic and business considerations relating to the proposed merger, the risks and benefits of the transaction compared to other alternatives available to Maxtor and the terms of the merger agreement. Following the presentations and discussion, Maxtor’s board of directors voted unanimously to approve the merger agreement and resolved to recommend that Maxtor stockholders vote to approve the terms of the merger and adopt the merger agreement.

Following the meetings of the board of directors of each of Seagate and Maxtor, Seagate and Maxtor executed the merger agreement as of December 20, 2005. Also on December 20, 2005 all of the directors of Seagate as well as entities affiliated with those directors entered into voting agreements with Maxtor. During the early morning of December 21, 2005, Seagate and Maxtor issued a joint press release announcing the execution of the merger agreement and the merger.

Reasons for the Merger and Board Recommendation

The boards of directors and management teams of both Seagate and Maxtor believe that the proposed merger represents the best strategic opportunity for delivering increased value to their respective shareholders given the ongoing changes in the disc drive industry. The board of directors of Seagate and Maxtor approved the merger agreement and determined that the merger agreement and the merger are fair to and in the best interests of each of the companies and their respective shareholders and that the merger is advisable. In reaching their decision, the board of directors of Seagate and Maxtor identified several reasons for, and potential benefits to their stockholders of, the merger creating the combined company. Seagate and Maxtor believe these potential benefits include the following:

•	by enhancing scale, financial strength and capacity, the combined company will be better able to compete in the dynamic, rapidly evolving storage market;

•	the combined company will be able to leverage the companies’ extensive research and development platforms and other technological resources in order to provide customers more innovative, diverse and compelling storage products and to get them to market more quickly and at more competitive prices;

•	the combined company will have expanded capacity to better meet growing demand for higher capacity storage products and storage products for new applications;

•	the enhanced scale of the combined company will result in significant production efficiencies and reduced product costs; and

•	the combined company is expected to generate significant cost synergies in the form of approximately $300 million in annual operating expense savings after the first full year of integration, including from combined research and development and sales and marketing efforts, as well as reduced supply chain costs.

Maxtor’s Additional Reasons for the Merger and Board Recommendation

In reaching its decision to approve the terms and conditions of the merger and recommend that the holders of shares of Maxtor common stock vote for the approval of the adoption of the merger agreement, Maxtor’s board of directors considered a number of additional factors, including, but not limited to:

•	the premium represented by the merger consideration to the range of recent trading prices of Maxtor common stock;

•	the percentage ownership in the combined company represented by the merger consideration, which the Maxtor board believed was consistent with Maxtor’s contributions to the combined entity;

•	the opportunity for Maxtor stockholders to participate in the potential growth and prosperity of a combined company as compared to the alternatives of Maxtor continuing as an independent company under its current turnaround plan, restructuring or engaging in another business combination;

•	the projected long term stockholder value represented by the combined company, including synergies, which exceeded the projected stockholder value based on Maxtor’s long range operating plan;

•	the assessment by Maxtor’s board of directors and Maxtor’s management that the merger and Seagate’s operating strategy are consistent with Maxtor’s long-term strategic goals to seek to increase return on investment, improve time to market, broaden its product offerings, and reduce dependence on third party suppliers;

•	Maxtor’s business, financial performance and condition, operations, management, competitive position and prospects, including:

o	its historical, recent and projected financial results;

o	the state of the hard disc drive industry, the competitive landscape and the business, financial and execution risks with remaining independent;

o	its relationships with customers and suppliers;

o	increasing competition;

o	continuing adverse impact to gross margin from the cost of heads and other key components;

o	execution difficulties in product development and production adversely affecting quality and time to market for new products;

o	difficulties in achieving a reasonable return on investment in research and development;

o	engineering resource constraints;

o	the lack of a 1” product, a 2.5” product and a fibre channel product;

o	the need for improved processes to manage an increasingly complex business model; and

o	the additional capital required for Maxtor to remain competitive;

•	Seagate’s business, financial performance and condition, operations, management, competitive position and prospects, before and after giving effect to the merger;

•	the terms and conditions of the merger agreement, including:

o	the limited ability of Seagate to terminate the merger agreement and fees payable by Seagate with respect to certain events of termination; including the payment of a $300 million termination fee to Maxtor in certain circumstances where the merger agreement is terminated;

o	the limited number and nature of the conditions to Seagate’s obligation to close the merger;

o	the limited restrictions imposed on the conduct of the business of Maxtor in the period prior to closing; and

o	the fact that the merger agreement includes provisions permitting Maxtor to respond in certain circumstances to proposals for an acquisition of Maxtor, subject to compliance with the terms of the merger agreement, including the payment of a termination fee;

•	the results of the due diligence review of Seagate’s business, finances and operations;

•	the design and implementation of a retention strategy program to retain employees whose dedication would be necessary to continue successful operation of Maxtor prior to the closing of the merger and thereafter;

•	the determination that an exchange ratio that is fixed and not subject to adjustment to reflect the strategic purpose of the merger and consistent with market practice for a merger of this type, and that the fixed exchange ratio fairly captures the respective ownership interests of the Maxtor stockholders and Seagate shareholders in the combined company based on valuations of Maxtor and Seagate at the time of the approval by Maxtor’s board of directors of the merger agreement;

•	the expectation that the merger would be tax-free for U.S. federal income tax purposes for Maxtor’s stockholders;

•	the fact that the Seagate common shares issued to Maxtor stockholders will be registered on Form S-4 and will be freely tradable for Maxtor stockholders who are not affiliates of Maxtor or Seagate;

•	the view that no other strategic transactions would likely be on terms as favorable to Maxtor’s stockholders as those contained in the merger agreement, and that the most likely other strategic partner had expressed a lack of interest in engaging in a business combination with Maxtor at this time;

•	the opinion of Maxtor’s financial advisor that, as of December 20, 2005, and based on and subject to the factors, assumptions, qualifications and limitations set forth in its written opinion as described below, the merger consideration was fair, from a financial point of view, to holders of Maxtor common stock and the related financial analyses; and

•	the fact that the merger is subject to the adoption of the merger agreement by Maxtor’s stockholders.

Maxtor’s board of directors also considered the potential risks of the merger, including the following:

•	the possibility that the merger might not be completed as a result of the failure to obtain stockholder approvals or failure to satisfy other closing conditions;

•	the required regulatory approvals for the merger, the prospects and anticipated timing of obtaining such approvals and the amount of regulatory risk relating to the merger that Seagate has agreed to assume;

•	the risk that the government agencies from which Maxtor and Seagate will seek approval might seek to impose conditions on or enjoin or otherwise prevent or delay the merger, including requiring Maxtor or Seagate to divest assets as a condition to obtaining the approval, and the risk that the Merger might not be consummated if Seagate or Maxtor did not elect to make such divestitures;

•	the risk of deterioration of Maxtor’s business in the interim period, whether or not the merger closes, and the possibility that Maxtor would find it difficult to continue as a stand-alone entity if the merger did not close;

•	the risk of a decrease in the trading price of Seagate common shares between signing and closing that would reduce the aggregate value of the merger consideration Maxtor stockholders would receive upon the closing of the merger;

•	the challenges and costs of combining the two businesses and the substantial expenses to be incurred in connection with the merger, including the risks that delays or difficulties in completing the integration, which could adversely affect the combined company’s operating results and preclude the realization of anticipated product synergies, cost savings or other benefits from the merger;

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts and the fact that Maxtor management and employees will expend extensive efforts attempting to complete the merger and will experience significant distractions from their work during the pendency of the merger;

•	the possibility that the reactions of existing and potential customers to the combination of the two businesses could adversely impact the competitive environment in which the companies operate, including the potential loss of customers of either company as a result of any such customers’ unwillingness to do business with the combined company, market confusion or response to potential service disruptions as a result of the integration process;

•	the risks to Maxtor from the announcement of the transaction on its employee relationships, and the mitigation of that risk afforded by the retention strategy program;

•	the possible loss of key management, technical or other personnel of either Seagate or Maxtor as a result of the management and other changes that will be implemented in integrating the businesses;

•	the fact that the merger agreement prohibits Maxtor from taking a number of actions relating to the conduct of its business prior to the closing without the prior consent of Seagate;

•	the risk that Maxtor had not contacted all possible bidders due to the potential significant harm to Maxtor’s business from premature disclosure of a possible transaction involving Maxtor, although Maxtor’s board of directors believed this risk was mitigated by (i) the terms of the merger agreement, which permitted Maxtor to terminate the merger agreement in favor of a superior proposal, (ii) the fact that there was no indication of current interest from the other industry competitor most likely in the view of Maxtor’s board to consummate a transaction, (iii) the fact that Maxtor previously had unsuccessful negotiations in 2004 with a component supplier, the other acquiror most likely in the view of Maxtor’s board to be able to consummate a transaction at an equivalent or greater value to the current proposal, and there did not appear to be any likely business combination transaction in 2005 or 2006 with such component supplier and (iv) Citigroup’s review of other potential bidders for Maxtor and the Maxtor board’s conclusion that there was no other party likely to have the ability and interest in consummating a transaction at the current time;

•	the $53 million termination fee payable to Seagate upon the occurrence of certain events, and the potential effect of such termination fee in deterring other potential acquirors from proposing an alternative transaction that may be more advantageous to Maxtor stockholders;

•	the interests of certain Maxtor executive officers and directors as described in the section entitled “The Merger—Interests of Maxtor’s Directors and Executive Officers in the Merger,” which begins on page 62; and

•	other risks as described above under “Risk Factors.”

The foregoing discussion of the factors and risks considered by Maxtor’s board of directors is not intended to be exhaustive but summarizes the material factors and risks considered by Maxtor’s board of directors in making its recommendation. In view of the wide variety of factors and risks considered in connection with its evaluation of the merger and the complexity of these matters, Maxtor’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors and risks. In considering the factors and risks described above, individual members of Maxtor’s board of directors may have given different weight to different factors and risks.

Maxtor’s board of directors conducted an overall analysis of the factors and risks described above, including thorough discussions with, and questioning of, Maxtor’s management and Maxtor’s legal and financial advisors. Maxtor’s board of directors concluded that certain of the risks could be managed or mitigated and that, on balance, the potential benefits of the merger outweighed the risks of the merger. Based on the totality of the information presented, Maxtor’s board of directors determined that Maxtor should proceed with the merger agreement and the merger and determined that the merger and the transactions contemplated thereby are advisable, fair to, and in the best interests of Maxtor and its stockholders, and recommends that holders of Maxtor common stock approve the adoption of the merger agreement.

Opinion of Seagate’s Financial Advisor

Seagate retained Morgan Stanley to provide it with financial advisory services and a fairness opinion in connection with the merger. The Seagate board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Seagate. At the meeting of the Seagate board of directors on December 20, 2005, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of December 20, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Seagate.

The full text of the written opinion of Morgan Stanley, dated as of December 20, 2005, is attached to this joint proxy statement/prospectus as Annex C. The opinion sets forth, among other things, the assumptions made, procedures followed and matters considered in and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to the Seagate board of directors and addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Seagate as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of Seagate common shares as to how to vote at the Seagate special meeting. The summary of the opinion of Morgan Stanley set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. The Morgan Stanley opinion also does not address the prices at which Seagate common shares will trade following consummation of the merger or at any other time.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Seagate and Maxtor, respectively;

•	reviewed certain internal financial statements and projections and other financial and operating data concerning Seagate and Maxtor, prepared by the managements of Seagate and Maxtor, respectively;

•	discussed the past and current operations and financial condition and the prospects of Seagate and Maxtor with the managements of Seagate and Maxtor, respectively;

•	discussed certain strategic, financial and operational benefits anticipated from the merger with the managements of Seagate and Maxtor;

•	reviewed the pro forma financial impact of the merger on the combined company’s earnings per share and other metrics;

•	reviewed the reported prices and trading activity for Seagate common shares and Maxtor common stock;

•	compared the financial performance of Seagate and Maxtor and the prices and trading activity of Seagate common shares and Maxtor common stock with that of certain other publicly-traded companies comparable with Seagate and Maxtor, respectively, and their securities;

•	discussed the strategic rationale for the merger with the management of Seagate and Maxtor;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Seagate and Maxtor and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered other such factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by Seagate and Maxtor for the purposes of its opinion. With respect to the internal financial statements and projections, including information relating to the strategic, financial and operational benefits anticipated from the merger and assessments regarding the prospects of Seagate and Maxtor, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Seagate and Maxtor, respectively. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without material modification, waiver or delay, including, among other things, the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley also assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed merger, no restrictions would be imposed or delays would result that would have a material adverse affect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal or regulatory advisor and relied upon without independent verification, the assessment by Seagate of the advice received from its legal and regulatory advisors with respect to such matters.

Morgan Stanley relied upon, without independent verification, the assessment by the managements of Seagate and Maxtor of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of Seagate and Maxtor; (iii) their ability to retain key employees of Seagate and Maxtor, respectively and (iv) the validity of, and risks associated with, Seagate’s and Maxtor’s existing and future intellectual property, products, services and business models. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Seagate and Maxtor, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of December 20, 2005. Events occurring after the date thereof may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley does not assume any obligation to update, revise or reaffirm this opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated December 20, 2005. The various analyses summarized below were based on closing prices for the common stock of Seagate and Maxtor as of December 19, 2005, the last full trading day preceding the day of the meeting of the Seagate board of directors to consider and approve the merger with Maxtor. Although each analysis was provided to the Seagate board of directors, in connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

On December 20, 2005, Seagate and Maxtor entered into a merger agreement whereby each share of Maxtor common stock would be converted into the right to receive 0.37 Seagate common shares. Based on the closing prices of Seagate common shares as of December 19, 2005, the exchange ratio represented an implied price of

$7.24 per share of Maxtor common stock (the “Implied Price per Share”). Based on the exchange ratio, Morgan Stanley calculated that as a result of the merger, Seagate’s stockholders would own approximately 84% of the combined company on a fully diluted basis using the treasury stock method and Maxtor’s shareholders would own approximately 16%.

Maxtor

Trading Range Analysis. Morgan Stanley performed a trading range analysis to provide background and perspective with respect to the historical share prices of Maxtor common stock. Morgan Stanley reviewed the range of closing prices of Maxtor common stock for various periods ended on December 19, 2005. Morgan Stanley observed the following:

Period Ended December 19, 2005	Range of Closing Prices
Last 30 Trading Days	$3.44 – $4.71
Last 60 Trading Days	$3.28 – $4.71
Last 90 Trading Days	$3.28 – $5.23
Last 12 Months	$3.28 – $6.43

Morgan Stanley noted that as of December 19, 2005 the Implied Price per Share of Maxtor common stock was $7.24.

Historical Exchange Ratio Range Analysis. Morgan Stanley reviewed the ratios of the range of closing prices of Maxtor common stock divided by the corresponding closing prices of Seagate common shares over various periods ended on December 19, 2005. For each of the periods reviewed, Morgan Stanley observed the relevant range of low and high exchange ratios.

Morgan Stanley calculated a range of implied values per share of Maxtor. The following table summarized Morgan Stanley’s analysis:

Period Ended December 19, 2005	Range of Exchange Ratios	Implied Value Per Share of Maxtor
Last 30 Trading Days	0.214x – 0.245x	$4.19 – $4.78
Last 60 Trading Days	0.213x – 0.286x	$4.16 – $5.59
Last 90 Trading Days	0.213x – 0.308x	$4.16 – $6.02
Last 12 Months	0.213x – 0.334x	$4.16 – $6.54

Morgan Stanley noted that the exchange ratio was 0.37.

Comparable Company Analysis. Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies. Morgan Stanley compared certain financial information of Maxtor with publicly available consensus estimates for other companies that shared similar business characteristics of Maxtor. The companies used in this comparison included the following hard disc drive and hard disc drive component companies:

•	Hoya Corporation

•	Hutchinson Technology, Inc.

•	Komag, Inc.

•	TDK Corporation

•	Western Digital Corporation

For purposes of this analysis, Morgan Stanley analyzed the ratios of aggregate value to estimated sales for calendar year 2005 and 2006 of each of these companies for comparison purposes. Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples of the comparable companies and applied these ranges of multiples to the relevant Maxtor financial statistic. For purposes of estimated calendar year 2005 and 2006 sales Morgan Stanley utilized publicly available consensus equity research estimates as of December 19, 2005. Based on Maxtor’s outstanding shares and options as of December 19, 2005, Morgan Stanley estimated the implied value per Maxtor share as of December 19, 2005 as follows:

Calendar Year Financial Statistic	Comparable Company Representative Multiple Range	Implied Value Per Share of Maxtor
Aggregate Value to Estimated 2005 Revenue	0.3x – 0.8x	$4.45 – $10.80
Aggregate Value to Estimated 2006 Revenue	0.3x – 0.7x	$4.49 – $9.68

Morgan Stanley noted that as of December 19, 2005 the Implied Price per Share of Maxtor common stock was $7.24.

No company utilized in the comparable company analysis is identical to Maxtor. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Maxtor, such as the impact of competition on the businesses of Maxtor and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Maxtor or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Discounted Cash Flow Analysis. Morgan Stanley calculated a range of equity values per share for Maxtor based on a discounted cash flow analysis utilizing two cases that valued Maxtor as a standalone company and two cases that valued Maxtor inclusive of the synergy assumptions provided by Seagate management. Morgan Stanley utilized the “Street Case” and “Standalone Upside Case” forecasts to value Maxtor as a standalone company. For the Street Case, Morgan Stanley used financial projections provided by publicly available equity research estimates for calendar year 2006 and made extrapolations from those projections for calendar years 2007 through 2011. For the Standalone Upside Case, Morgan Stanley applied a higher operating margin to Street Case forecasts. Morgan Stanley utilized the “Pro Forma Base Case” and “Pro Forma Upside Case” forecasts to value Maxtor inclusive of the synergy assumptions provided by Seagate management. The Pro Forma Base Case applied to the Street Case assumed levels of revenue attrition, cost of goods sold reduction and operating expense reduction associated with Maxtor’s merger with Seagate. The Pro Forma Upside Case assumed a lower level of revenue attrition than the attrition assumed in the Pro Forma Base Case. In arriving at the estimated equity values per share of Maxtor common stock, Morgan Stanley calculated a terminal value as of July 1, 2011 by applying a range of perpetual growth rates ranging from 3% to 5% and a range of discount rates of 11% to 15%. The unlevered free cash flows from calendar year 2006 through 2011 and the terminal value were then discounted to present values using a range of discount rates of 11% to 15%.

The following table summarizes Morgan Stanley’s analysis:

Calendar Year Financial Statistic	Implied Value Per Share of Maxtor
Street Case	$3.09 – $6.40
Standalone Upside Case	$7.25 – $13.63
Pro Forma Base Case	$12.98 – $26.30
Pro Forma Upside Case	$17.13 – $34.03

Morgan Stanley noted that as of December 19, 2005 the Implied Price per Share of Maxtor common stock was $7.24.

Securities Research Analysts’ Price Targets. Morgan Stanley reviewed and analyzed future public market trading price targets for Maxtor common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of Maxtor common stock. The range of undiscounted 12-month analyst price targets for Maxtor was $3.00 to $6.00.

Morgan Stanley noted that as of December 19, 2005 the Implied Price per Share of Maxtor common stock was $7.24.

The public market trading price targets published by the securities research analysts do not necessarily reflect current market trading prices for Maxtor common stock and these estimates are subject to uncertainties, including the future financial performance of Maxtor and future financial market conditions.

Analysis of Precedent Transactions. Morgan Stanley also performed a precedent transaction analysis, which is designed to imply a value of a company based on publicly available financial terms and premiums of selected transactions that share some characteristics with the merger. In connection with its analysis, Morgan Stanley compared publicly available statistics for 23 selected transactions in the technology sector between January 1, 2003 and December 19, 2005 in which the target company was publicly traded and transaction values were greater than $1 billion. The following is a list of these transactions:

•	Selected Transactions (Target/Acquiror)

•	Peoplesoft, Inc./Oracle Corporation

•	Concord EFS, Inc./First Data Corporation

•	NetScreen Technologies, Inc./Juniper Networks, Inc.

•	ChipPAC, Inc./ST Assembly Test Services Ltd.

•	VERITAS Software Corporation/Symantec Corporation

•	SunGard Data Systems, Inc./Silver Lake Partners

•	Documentum, Inc./EMC Corporation

•	Advanced Fibre Communications, Inc./Tellabs, Inc.

•	Macromedia, Inc./Adobe Systems, Inc.

•	J.D. Edwards & Co./Peoplesoft, Inc.

•	SERENA Software, Inc./Silver Lake Partners

•	Siliconix, Inc./Vishay Intertechnology Inc.

•	Integrated Circuit Systems, Inc./Integrated Device Technology, Inc.

•	Storage Technology Corporation/Sun Microsystems, Inc.

•	Ascential Software Corporation/International Business Machines Corporation

•	Siebel Systems, Inc./Oracle Corporation

•	Aspect Communications Corporation/Concerto Software, Inc.

•	Ask Jeeves, Inc./IAC/InterActiveCorp

•	Legato Systems, Inc./EMC Corporation

•	DoubleClick, Inc./Hellman & Friedman

•	GlopespanVirata, Inc./Conexant Systems, Inc.

•	Overture Services, Inc./Yahoo!, Inc.

•	Scientific Atlanta, Inc./Cisco Systems, Inc.

For each transaction noted above Morgan Stanley noted the following financial statistics where available: (1) implied premium to stock price one trading day prior to announcement; and (2) implied exchange ratio premium to 30 trading day average exchange ratio. Based on the analysis of the relevant metrics for each of the precedent transactions, Morgan Stanley selected representative ranges of financial metrics of the precedent transactions and applied the representative range of 1-day premiums to Maxtor’s closing common stock price as of December 19, 2005 and the representative range of premiums to the 30-day average exchange ratio to the average exchange ratio of Maxtor and Seagate common shares over the 30 trading day period ended December 19, 2005. The following tables summarize Morgan Stanley’s analysis:

Precedent Transaction Financial Statistic	Reference Range	Implied Value Per Share	Maxtor/Seagate Financial Statistic
Premium to 1-day prior price	4% – 75%	$4.71 – $7.93	60%
Premium to 30-day average exchange ratio	0% – 53%	$4.44 – $6.79	63%

Morgan Stanley noted that as of December 19, 2005 the Implied Price per Share of Maxtor common stock was $7.24.

No company or transaction utilized in the precedent transaction analysis of stock price premiums paid is identical to Seagate or Maxtor or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Seagate and Maxtor, such as the impact of competition on the business of Seagate, Maxtor or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Seagate, Maxtor or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Relative Contribution Analysis. Morgan Stanley compared Maxtor and Seagate stockholders’ respective percentage ownership of the combined company to Maxtor’s and Seagate’s respective percentage contribution (and the implied ownership and value per Maxtor share based on such contribution) to the combined company using estimated calendar year 2005 and 2006 revenue, gross profit and operating income based on publicly available equity research estimates. Morgan Stanley compared the revenue, gross profit and operating income of Maxtor and Seagate (i) excluding the impact of any expected synergies resulting from their merger and (ii) allocating a range of 0—100% of the expected Pro Forma Base Case synergies to Maxtor’s revenue, gross profit and operating income contribution. Based on Seagate’s common stock price per share of $19.56 and Maxtor’s common stock price per share of $4.53 as of December 19, 2005, Morgan Stanley calculated an implied pro forma ownership for Maxtor’s shareholders and an implied value per share of Maxtor.

The following table summarizes Morgan Stanley’s analysis:

	Implied % Pro Forma Ownership		Implied Value Per Maxtor Share
	Maxtor	Seagate
Revenue
Calendar Year 2005-2006 (Without Synergies)	27.8% – 28.4%	71.6% – 72.2%	$12.14 – $12.22
Calendar Year 2005-2006 (With Synergies)	18.9% – 19.2%	80.8% – 81.1%	$7.52 – $7.69
Gross Profit
Calendar Year 2005-2006 (Without Synergies)	15.3% – 16.1%	83.9% – 84.7%	$5.91 – $6.23
Calendar Year 2005-2006 (With Synergies)	20.0% – 20.6%	79.4% – 80.0%	$8.05 – $8.33
Operating Income
Calendar Year 2005-2006 (Without Synergies)	0.2% – 1.8%	98.2% – 99.8%	$0.09 – $0.73
Calendar Year 2005-2006 (With Synergies)	28.8% – 30.7%	69.3% – 71.2%	$12.40 – $13.49

Morgan Stanley noted that as of December 19, 2005 the Implied Price per Share of Maxtor common stock was $7.24 and as a result of the merger, Maxtor stockholders would own approximately 16% of the combined company.

Seagate

Trading Range Analysis. Morgan Stanley reviewed the range of closing prices of Seagate common shares for various periods ended on December 19, 2005. Morgan Stanley observed the following:

Period Ended December 19, 2005	Range of Closing Prices
Last 30 Trading Days	$15.44 – $19.59
Last 60 Trading Days	$13.96 – $19.59
Last 90 Trading Days	$13.96 – $19.59
Last 12 Months	$13.96 – $21.30

Morgan Stanley noted that as of December 19, 2005, the closing price of Seagate common shares was $19.56 per share.

Comparable Company Analysis. Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies. Morgan Stanley compared certain financial information of Seagate with publicly available consensus estimates for other companies that shared similar business characteristics of Seagate. The companies used in this comparison included the following hard disc drive and hard disc drive component companies:

•	Hoya Corporation

•	Hutchinson Technology, Inc.

•	Komag, Inc.

•	TDK Corporation

•	Western Digital Corporation

For purposes of this analysis, Morgan Stanley analyzed the ratios of aggregate value to estimated sales for calendar year 2005 and 2006 and price to estimated earnings per share for calendar year 2006 (in all cases, based on publicly available consensus equity research estimates) of each of these companies for comparison purposes.

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples of the comparable companies and applied these ranges of multiples to the relevant Seagate financial statistic. For purposes of estimated calendar year 2005 and 2006 revenues and earnings per share Morgan Stanley utilized publicly available consensus equity research estimates as of December 19, 2005. Based on Seagate’s outstanding shares and options as of December 19, 2005, Morgan Stanley estimated the implied value per Seagate share as of December 19, 2005 as follows:

Calendar Year Financial Statistic	Comparable Company Representative Multiple Range	Implied Value Per Share of Seagate
Aggregate Value to Estimated 2005 Revenue	0.8x – 1.2x	$15.31 – $21.53
Aggregate Value to Estimated 2006 Revenue	0.7x – 1.1x	$14.14 – $20.62
Price to Estimated 2006 Earnings Per Share	8.0x – 15.0x	$15.65 – $29.34

No company utilized in the comparable company analysis is identical to Seagate. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Seagate, such as the impact of competition on the businesses of Seagate and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Seagate or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Securities Research Analysts’ Price Targets. Morgan Stanley reviewed and analyzed future public market trading price targets for Seagate common shares prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of Seagate common shares. The range of undiscounted 12-month analyst price targets for Seagate was $16.50 to $25.00.

Morgan Stanley noted that the public market trading price targets published by the securities research analysts do not necessarily reflect current market trading prices for Seagate common shares and these estimates are subject to uncertainties, including the future financial performance of Seagate and future financial market conditions.

Discounted Equity Value Analysis. Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the future value of a company’s common equity as a function of the company’s future earnings and its current forward price to earnings. The resulting value is subsequently discounted to arrive at a present value for such company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share of Seagate’s common stock on a standalone basis. To calculate the discounted equity value, Morgan Stanley utilized calendar year 2007 forecasts that were extrapolated from equity research using a range of revenue growth assumptions from 2.5% – 7.5% and operating margin assumptions of 11.0% – 13.0%. Morgan Stanley applied a range of price to earnings multiples to these estimates and applied a discount rate of 13%.

The following table summarizes Morgan Stanley’s analysis:

Calendar Year 2007 Assumed Revenue Growth/Operating Margin	Implied Value Per Seagate Share
2.5% Revenue Growth / 11% Operating Margin	$13.04 – $24.45
5.0% Revenue Growth / 12% Operating Margin	$14.57 – $27.32
7.5% Revenue Growth / 13% Operating Margin	$16.01 – $30.01

Pro Forma Merger Analysis. Morgan Stanley analyzed the potential pro forma impact of the transaction on Seagate’s cash earnings per share, which is defined as GAAP earnings per share adjusted for purchase accounting adjustments, including intangibles as well as other one-time items. Based on the exchange ratio, publicly available equity research estimates of earnings per share for Seagate as of December 19, 2005, the Pro Forma Base Case and Pro Forma Upside Case forecasts for Maxtor inclusive of the synergy assumptions provided by Seagate management, and closing prices per share of Seagate as of December 19, 2005, Morgan Stanley calculated pro forma cash earnings per share. Morgan Stanley noted the transaction would be accretive to Seagate’s cash earnings per share for both the Pro Forma Base Case and Pro Forma Upside Case forecast scenarios.

In connection with the review of the merger by the Seagate board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Maxtor or Seagate or their respective common stock. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Maxtor or Seagate. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to Seagate and in connection with the delivery of its opinion dated December 20, 2005 to the Seagate board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Maxtor or Seagate might actually trade. The exchange ratio was determined by Seagate and Maxtor through arm’s length negotiations between Seagate and Maxtor and was approved by the Seagate board of directors.

In addition, Morgan Stanley’s opinion and its presentation to the Seagate board of directors was one of many factors taken into consideration by the Seagate board of directors in deciding to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Seagate board of directors with respect to the exchange ratio or of whether the Seagate board of directors would have been willing to agree to a different exchange ratio. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

The Seagate board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Seagate and Seagate’s affiliates and received fees for such services; however, in the past two years, other than pursuant to this transaction, Morgan Stanley and its affiliates have received no compensation from Seagate and its affiliates. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of Maxtor, Seagate, Seagate’s affiliates or any other parties, commodities or currencies involved in the merger. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with Seagate in connection with this transaction, have committed and may commit in the future to invest in private equity funds managed by affiliates of Seagate.

Under the terms of its engagement letter, Morgan Stanley provided Seagate financial advisory services and a financial opinion in connection with the merger. Pursuant to the terms of this engagement letter, Seagate has agreed to pay Morgan Stanley a fee of $12.0 million, of which $9.0 million is contingent upon closing of the merger. Seagate has also agreed to reimburse Morgan Stanley for its fees and expenses incurred in performing its services. In addition, Seagate has agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including any liabilities under the federal securities laws relating to or arising out of its engagement and any related transactions.

Opinion of Maxtor’s Financial Advisor

Citigroup was retained to act as financial advisor to Maxtor in connection with the merger. Pursuant to Citigroup’s engagement letter with Maxtor, dated August 1, 2004, Citigroup rendered its oral opinion, confirmed in writing, to the Maxtor board of directors on December 20, 2005, to the effect that, as of the date of the opinion and based upon and subject to the considerations and limitations set forth in the opinion, its work described below and other factors it deemed relevant, the exchange ratio of 0.37 Seagate common shares to be received for each share of Maxtor common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of Maxtor common stock.

The full text of Citigroup’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex D to this document. The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Maxtor common stock are urged to read the Citigroup opinion carefully and in its entirety.

Citigroup’s opinion was limited solely to the fairness of the exchange ratio from a financial point of view as of the date of the opinion. Neither Citigroup’s opinion nor the related analyses constituted a recommendation of the proposed merger to the Maxtor board of directors. Citigroup makes no recommendation to any stockholder regarding how such stockholder should vote with respect to the merger.

In arriving at its opinion, Citigroup reviewed a draft dated December 19, 2005 of the merger agreement and held discussions with certain senior officers, directors and other representatives and advisors of Maxtor and certain senior officers and other representatives and advisors of Seagate concerning the businesses, operations and prospects of Maxtor and Seagate. Citigroup examined certain publicly available business and financial information relating to Maxtor and Seagate as well as certain financial forecasts and other information and data relating to Maxtor and Seagate which were provided to or discussed with Citigroup by the respective managements of Maxtor and Seagate, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Maxtor and Seagate to result from the merger. Citigroup reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things:

•	current and historical market prices of Maxtor common stock and Seagate common shares;

•	the historical and projected earnings and other operating data of Maxtor and Seagate; and

•	the capitalization and financial condition of Maxtor and Seagate.

Citigroup considered, to the extent publicly available, the financial terms of certain other transactions that Citigroup considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Maxtor and Seagate. Citigroup also evaluated certain potential pro forma financial effects of the merger on the combined company. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the managements of Maxtor and Seagate that they were not aware of any relevant information that had been omitted or that remained undisclosed to Citigroup. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Citigroup was advised by the respective managements of Maxtor and Seagate that such forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Maxtor and Seagate as to the future financial performance of Maxtor and Seagate, the potential strategic implications and operational benefits anticipated to result from the merger and the other matters covered thereby, and assumed, with the consent of the Maxtor board of directors, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the merger) reflected in such forecasts and other information and data would be realized in the amounts and at the times projected. Citigroup expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based. Citigroup assumed, with the consent of the Maxtor board of directors, that the merger would be treated as a tax-free reorganization for U.S. federal income tax purposes. Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Maxtor or Seagate nor did Citigroup make any physical inspection of the properties or assets of Maxtor or Seagate. Representatives of Maxtor advised Citigroup, and Citigroup further assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by it. Citigroup further assumed, with the consent of the Maxtor board of directors, that the merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Maxtor, Seagate or the contemplated benefits of the merger.

The opinion related to the relative values of Maxtor and Seagate, including the operational benefits anticipated by Maxtor and Seagate to result from the merger. Citigroup did not express any opinion as to what the value of the Seagate common shares actually will be when issued pursuant to the merger or the price at which the Seagate common shares will trade at any time. Citigroup was not asked to consider, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Maxtor or the effect of any other transaction in which Maxtor might engage. Citigroup’s opinion necessarily was based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup as of the date of the opinion.

In connection with rendering its opinion, Citigroup made a presentation to the Maxtor board of directors on December 20, 2005, with respect to the material analyses performed by Citigroup in evaluating the fairness of the exchange ratio. The following is a summary of that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to December 19, 2005, and is not necessarily indicative of current or future market conditions.

Relative Valuation Analysis

Citigroup performed discounted cash flow analyses for Maxtor as a standalone entity and for the combined company at various assumed exchange ratios in order to compare the range of per share values for Maxtor common stock derived for Maxtor on a standalone basis with ranges of per share values derived for the combined company at various assumed exchange ratios. In the course of this analysis, Citigroup first performed a discounted cash flow analysis to derive a range for the standalone per share present value of Maxtor common stock. In deriving this range, Citigroup used forecasts prepared by the management of Maxtor as well as publicly available reports prepared by Wall Street analysts. Citigroup used a discount rate of 11.5% and terminal P/E multiples ranging from 9.0x to 11.0x. The Maxtor standalone analysis resulted in illustrative implied present values ranging from $7.57 to $8.96 per share of Maxtor common stock. Citigroup compared this range of implied present values per share of Maxtor common stock on a standalone basis with similarly derived ranges per share of Maxtor common stock for the pro forma combined company assuming certain exchange ratios for the merger.

In deriving ranges for the pro forma combined company, Citigroup assumed 10% annual attrition of the revenues of the combined company in one case and 15% annual attrition of the revenues of the combined company in another case. For the combined company, Citigroup used estimates of the standalone future financial information of Maxtor and Seagate prepared by Wall Street analysts and used estimates of combination adjustments, including assumptions regarding synergies resulting from the merger, that were prepared by the managements of Maxtor and Seagate.

For the combined company analysis, Citigroup derived the following implied value ranges per share of Maxtor common stock assuming 10% revenue attrition per year:

Assumed Exchange Ratio	Implied Value per Maxtor Share
0.250x	$5.98 – $7.07
0.300x	$7.07 – $8.35
0.350x	$8.13 – $9.60
0.400x	$9.15 –$10.81

As a result of comparing the range derived for Maxtor on a standalone basis with the ranges derived for the combined company at various assumed exchange ratios, Citigroup derived a range for the implied exchange ratio of 0.300x to 0.350x. Citigroup noted that this range was below the exchange ratio in the merger of 0.370x

For the combined company analysis, Citigroup also derived the following implied value ranges per share of Maxtor common stock assuming 15% revenue attrition per year:

Assumed Exchange Ratio	Implied Value per Maxtor Share
0.300x	$6.36 – $7.50
0.340x	$7.10 – $8.37
0.380x	$7.82 – $9.22
0.420x	$8.52 –$10.04

As a result of comparing the range derived for Maxtor on a standalone basis with the ranges derived for the combined company at various assumed exchange ratios, Citigroup derived a range for the implied exchange ratio of 0.340x to 0.395x. Citigroup noted that the exchange ratio in the merger of 0.370x fell within this range.

Relative Contribution Analysis.

Citigroup performed analyses of the relative contribution of Maxtor to the pro forma combined company with respect to certain market and financial data, including:

•	gross margin for the twelve months ended September 30, 2005 and estimated gross margin for 2005, 2006 and 2007;

•	earnings before interest, tax, depreciation and amortization (or EBITDA) for the twelve months ended September 30, 2005 and estimated EBITDA for 2005, 2006 and 2007; and

•	net income for the twelve months ended September 30, 2005 and estimated net income for 2005, 2006 and 2007.

In performing this analysis, Citigroup adjusted its relative contribution analyses to take account of Maxtor’s and Seagate’s respective net cash positions and debt obligations, but did not take into account any anticipated cost savings, revenue enhancements, one time costs, revenue attrition, amortization of goodwill, or other potential effects of the merger. The purpose of this analysis was to determine the implied contributions of Maxtor to the combined entity based on historic and estimated gross margin, EBITDA and net income and to compare these implied contributions to the implied 16.1% pro forma equity ownership in the combined company resulting from the merger based on the exchange ratio of 0.370x. Citigroup performed analyses based on historical financial information and two sets of forecasted financial information for Maxtor, one based on Maxtor management estimates and the second based on estimates derived from selected publicly available Wall Street analysts’ reports. In each analysis, the respective historical or forecast financial information for Maxtor was compared to the standalone historical financial information of Seagate or estimated future financial information of Seagate prepared by Wall Street analysts.

The following table sets forth the results of Citigroup’s analyses of Maxtor’s relative contribution to the combined pro forma entity:

Maxtor’s Relative Contribution to Combined Pro Forma Entity

	LTM(1)	2005E	2006E	2007E
Gross Margin
Maxtor Estimates	16.3%	15.4%	15.6%	24.3%
Estimates based on selected analysts’ reports	16.3%	15.4%	15.5%	16.2%
EBITDA
Maxtor Estimates	6.4%	7.8%	8.4%	19.5%
Estimates based on selected analysts’ reports	6.4%	8.0%	9.5%	10.9%
Net Income
Maxtor Estimates	NM (2)	NM	NM	20.3%
Estimates based on selected analysts’ reports	NM	NM	NM	4.6%

(1)	Last Twelve Months
(2)	Not Meaningful

Based on this analysis, Citigroup derived a range for the implied exchange ratio of 0.190x to 0.370x. Citigroup noted that the exchange ratio in the merger of 0.370x was the high end of this range.

Implied Historical Exchange Ratio Analysis

Citigroup compared the historical trading prices for Maxtor common stock and Seagate common shares during the twelve month period ended December 19, 2005. Citigroup used this information to derive an implied historical exchange ratio of the closing price per share of Maxtor common stock to the closing price per Seagate common share on December 19, 2005 and to derive average implied historical exchange ratios of the closing prices per share of Maxtor common stock to the closing prices per Seagate common share for the one-month, three-month, six-month and twelve-month periods, each ending on December 19, 2005. Citigroup derived implied historical exchange ratios by dividing the closing price per share of Maxtor common stock by the closing price per Seagate common share for each trading day in the period from December 19, 2004 through December 19, 2005. Implied historical exchange ratios provide a measure of the relative trading value of a share of Maxtor common stock to a Seagate common share during the relevant periods. The following table sets forth the results of Citigroup’s analysis:

Period	Implied Historical Exchange Ratio
December 19, 2005	0.232x
One Month Average	0.227x
3 Month Average	0.247x
6 Month Average	0.271x
12 Month Average	0.279x

Citigroup noted that in each case described above, the implied historical exchange ratio derived by Citigroup was lower than the exchange ratio in the merger of 0.370x.

Selected Precedent Transaction Analysis.

Citigroup reviewed publicly available information for three completed merger or acquisition transactions involving acquirors in the disc drive industry announced since September 20, 1995 with transaction values between $1.375 billion and $2.05 billion.

The selected precedent transactions considered by Citigroup were the following (in each case, the target company is listed first, followed by the acquiror):

•	IBM hard disc drive operations/Hitachi Ltd.;

•	Quantum hard disc drive business/Maxtor; and

•	Conner Peripherals Inc./Seagate.

For each selected disc drive industry precedent transaction and for the merger, Citigroup derived and compared, among other things:

•	the implied premium paid in the transaction based on the closing prices per share of common stock one day, one week and one month prior to the announcement of the transaction;

•	the ratio of the firm value of the acquired company based on the consideration paid in the transaction to the revenue, earnings before interest and tax (or EBIT) and EBITDA of the acquired company, in each case, for the last twelve-month period prior to the announcement of the transaction for which financial results were available; and

•	the ratio of the price per share of common stock of the acquired company, based on the transaction price, to the earnings per share (or EPS) of the acquired company.

With respect to the financial information for the companies involved in the selected precedent transactions, Citigroup relied on information available in public documents, company press releases and information published by Securities Data Corporation. Citigroup calculated firm value as the sum of: (a) all shares of common stock, assuming the exercise of all in-the-money options, warrants and convertible securities outstanding times the share price (based on the consideration paid in the transaction), minus the proceeds from any such exercise; plus (b) non-convertible indebtedness; plus (c) non-convertible preferred stock; plus (d) minority interests; plus (e) out-of-the-money convertible securities; minus (f) investments in unconsolidated affiliates and cash and cash equivalents.

The following table sets forth the results of these analyses:

	Mean		Median		Maxtor at Implied Merger Price
Premium to Market
1 day prior to announcement	27.7%		27.7%		59.8%
1 week prior to announcement	29.2%		29.2%		57.1%
1 month prior to announcement	30.6%		30.6%		62.9%
Ratio of Firm Value to:
Acquired company’s revenue for last twelve-month period prior to announcement	0.5	x	0.4	x	0.5	x
Acquired company’s EBIT for last twelve-month period prior to announcement	30.6	x	30.6	x	NM
Acquired company’s EBITDA for last twelve-month period prior to announcement	11.8	x	11.8	x	17.7	x
Ratio of Price to:
Acquired company’s EPS for last twelve-month period prior to announcement	27.6	x	27.6	x	NM

Based on these analyses, Citigroup derived a range for the implied exchange ratio of 0.276x to 0.381x. Citigroup noted that the exchange ratio in the merger of 0.370x fell within this range.

Premiums Paid Analysis

Citigroup reviewed publicly available information for 13 merger or acquisition transactions involving publicly traded targets announced since April 2003 in the technology industry with transaction values between $500 million and $16.4 billion. For each selected technology industry precedent transaction and for the merger, Citigroup derived the implied premium paid per share of common stock of the acquired company for the 30 day period prior to the announcement of the transaction.

The selected precedent technology industry transactions reviewed by Citigroup were (in each case, the target company is listed first, followed by the acquiror):

•	VERITAS Software Corp./Symantec Corp.

•	ChipPAC, Inc./ST Assembly Test Services Ltd.

•	Concord EFS, Inc./First Data Corp.

•	LendingTree, Inc./InterActiveCorp.

•	Allen Telecom Inc./Andrew Corporation

•	Documentum, Inc./EMC Corporation

•	Macromedia, Inc./Adobe Systems Incorporated

•	AskJeeves, Inc./IAC/InterActiveCorp

•	LEGATO Systems, Inc./EMC Corporation

•	Siliconix Incorporated/Vishay Intertechnology Inc.

•	Ambit Microsystems Corporation/Hon Hai Precision Ind. Co., Ltd.

•	GlobespanVirata, Inc./Conexant Systems, Inc.

•	Mykrolis Corporation/Entegris, Inc.

Citigroup derived a range of premiums for the selected technology industry precedent transactions of –1% to 53% and a median premium of 32%. Based on the exchange ratio in the merger of 0.370x and the closing price per Seagate common share on December 19, 2005, Citigroup noted that the implied premium in the merger was 62.9% compared to the average ratio of the closing price per share of Maxtor common stock to the closing price per Seagate common share over the 30 trading day period ended December 19, 2005. Citigroup noted that the premium derived for the merger was higher than the premium paid in all thirteen selected precedent transactions.

Accretion/Dilution Analysis

Citigroup performed an analysis of the impact of the merger on the estimated EPS of Maxtor and Seagate for 2007 assuming the merger is completed at the exchange ratio of 0.370x. Estimated financial data and projections for each of Maxtor and Seagate for 2007 were based on management estimates and selected Wall Street analysts’ reports. Citigroup assumed 10% annual attrition of the revenues of the combined company in one case and a 15% annual attrition of the revenues of the combined company in another case. In each analysis, Citigroup made pro forma adjustments to the estimated EPS and revenue of the combined entity assuming certain anticipated cost savings, and other similar effects of the merger.

The following table shows the accretion to the estimated EPS of Seagate and Maxtor for 2007 expected to result from the merger.

	Accretion to Maxtor	Accretion to Seagate
Estimated 2007 EPS (10% Revenue Attrition Model)	390%	29%
Estimated 2007 EPS (15% Revenue Attrition Model)	338%	15%

*            *            *

Citigroup’s advisory services and opinion were provided for the information of the Maxtor board of directors in its evaluation of the merger and did not constitute a recommendation of the merger to Maxtor or a recommendation to any holder of Maxtor common stock as to how that stockholder should vote on any matters relating to the merger.

The preceding discussion is a summary of the material financial analyses furnished by Citigroup to the Maxtor board of directors, but it does not purport to be a complete description of the analyses performed by Citigroup or of its presentations to the Maxtor board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citigroup believes that its analyses, and the summary set forth above, must be considered as a whole and that selecting portions of the analyses and of the factors considered by Citigroup, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and its opinion. With regard to the precedent transactions analyses summarized above, Citigroup selected precedent transactions on the basis of various factors, including size and similarity of the constituent companies as compared to Maxtor and Seagate; however, no transaction utilized as a comparison in these analyses is identical to the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction to which the merger is being compared.

In its analyses, Citigroup made numerous assumptions with respect to Maxtor, Seagate, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Maxtor and Seagate. Any estimates contained in Citigroup’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Maxtor, Seagate, the Maxtor board of directors, Citigroup or any other person assumes responsibility if future results or actual values differ materially from the estimates.

Citigroup’s analyses were prepared solely as part of Citigroup’s analysis of the fairness of the exchange ratio in the merger and were provided to the Maxtor board of directors in that connection. The opinion of Citigroup was only one of the factors taken into consideration by the Maxtor board of directors in making its determination to approve the merger agreement and the merger. See “Maxtor’s Additional Reasons for the Merger and Board Recommendation” beginning on page 42.

Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Maxtor selected Citigroup to act as its financial advisor on the basis of Citigroup’s international reputation and Citigroup’s familiarity with Maxtor. Citigroup and its affiliates in the past have provided, and currently provide, services to Maxtor and Seagate unrelated to the merger, for which services Citigroup and such affiliates have received and expect to receive compensation, including, without limitation, that Citigroup was paid approximately $4.4 million as the sole bookrunner in connection with Maxtor’s $300 million offering of 2.375% Convertible Senior Notes due 2012 which raised total gross proceeds of $326 million after the exercise of the over-allotment option. In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of Maxtor and Seagate for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In that regard, as of December 20, 2005, the date Citigroup rendered its opinion to the board of directors of Maxtor, Citigroup and its affiliates held approximately 4.8% of the Maxtor common stock (on a fully diluted basis based on information regarding outstanding shares provided by the Company) in the form of common stock and convertible securities issued by Maxtor. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Maxtor, Seagate and their respective affiliates, including providing financing and related services to Seagate following the transaction.

Pursuant to Citigroup’s engagement letter, Maxtor agreed to pay Citigroup the following fees for its services rendered in connection with the merger: (i) a transaction fee of between 0.40% and 0.45% of the aggregate value of the transaction (adjusting the percentage downward as the transaction value approaches $3.0 billion, measured based on the average per share price of Seagate common shares for the 20 trading days prior to the closing date) and (ii) 10% of (A) any termination, break-up, topping, or similar fee or payment received in connection with the merger agreement and (B) any profit arising from any shares of Seagate or any of its affiliates acquired in connection with the merger, that will become payable promptly upon receipt of any such compensation by Maxtor. Maxtor has also agreed to reimburse Citigroup for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Citigroup against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

The exchange ratio was determined by arms’-length negotiations between Maxtor and Seagate, in consultation with their respective financial advisors and other representatives, and was not established by such financial advisors.

Certain Maxtor Projections

Although Maxtor periodically issues guidance concerning its financial performance, Maxtor does not as a matter of course publicly disclose detailed forecasts or internal projections as to future revenues, earnings or financial condition. However, in the course of its discussions with Seagate, Maxtor provided Seagate with certain business and financial information, which Maxtor believes was not publicly available. Such information included the following summary information, which was derived from Maxtor’s stand-alone long range plan for 2006-2007 presented by Maxtor to Seagate during management meetings between the companies on December 12, 2005:

Annual Consolidated Profit and Loss

(in millions, except per share data)

	FY06 Forecast	FY07 Forecast
Revenue	$4,672.4	$5,932.3
Income/(Loss) after Tax	(26.9)	283.6
Diluted EPS/(Basic EPS)	(0.11)	1.13

Assumptions

While such projections were prepared in good faith by Maxtor’s management, no assurance can be made regarding future events. Therefore, such projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such. In addition, a number of assumptions were made in preparing the forecasts provided to Seagate, including, but not limited to assumptions regarding growth of Maxtor’s overall market share of 2 percentage points between 2005 and 2007, along with units increasing in the total market at a compound annual growth rate of 18% through 2007, relatively stable overall average selling prices, Maxtor’s timely introduction of products, component cost reductions within historical averages, the relocation of Maxtor’s domestic media to a lower-cost Asian site by 2007, relatively consistent levels of operating expenses as a percentage of revenue, the ability of Maxtor to execute to its plan without error and the existence of stable economic conditions in the hard disc drive industry. Furthermore, Maxtor prepared these projections on the same basis as Maxtor’s audited financial statements, except that SFAS 123R was not taken into consideration, the effect of which would be to recognize additional compensation expense and reduce projected income after taxes.

The estimates and assumptions underlying the projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of Maxtor and Seagate. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the projections, and the estimates and assumptions underlying the projections, do not reflect any potential impact from the announcement or pendency of the proposed merger on Maxtor’s operations, financial results or financial condition. These estimates, assumptions and projections are subject to risks and uncertainties which could cause actual results to differ materially from these projections. In addition to those risks and uncertainties discussed in this joint proxy statement/prospectus, the estimates, assumptions and projections were also subject to risks described in the section entitled “Risk Factors” in Maxtor’s Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the Securities and Exchange Commission and incorporated by reference into this joint proxy statement/prospectus.

The information in this section was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants or by the Securities and Exchange Commission regarding the preparation and presentation of projections or forecasts, or U.S. generally accepted accounting principles. In the view of Maxtor’s management, the information was prepared on a reasonable basis, reflects their best estimates and judgments at the time, and presents, to the best of Maxtor’s management’s knowledge and belief, the then expected course of action and future financial performance of Maxtor. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on this information.

The projections included above have been prepared by, and are the responsibility of, Maxtor’s management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this offering document relates to Maxtor’s historical financial information. It does not extend to the projections and should not be read to do so. In addition, Seagate’s management and board of directors did not rely on these projections for purposes of their evaluation of the potential merits and risks of the merger, and Seagate’s financial advisor did not rely on these projections for purposes of its fairness opinion rendered in connection with the merger.

These projections are not included in this joint proxy statement/prospectus in order to induce any stockholder to vote in favor of adoption of the merger agreement or the issuance of Seagate common shares in the merger.

The projections reflected herein were presented on December 12, 2005 to Seagate. Maxtor does not intend to update or otherwise revise the projections to reflect any circumstances occurring since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Maxtor does not intend to update or revise the projections to reflect changes in general economic or industry conditions.

Interests of Maxtor’s Directors and Executive Officers in the Merger

In considering the recommendation of Maxtor’s board of directors regarding the merger agreement, Maxtor stockholders should be aware that members of Maxtor’s board of directors and its executive officers have agreements or arrangements that provide them with interests in the merger that are different from, or in addition to, their interests as Maxtor stockholders. During its deliberations on the merits of the merger and in making its decision to recommend to the Maxtor stockholders that they vote to approve the adoption of the merger agreement, the Maxtor board of directors was aware of these agreements and arrangements, other than the adoption of the Executive Incentive Program and the grant of restricted stock to Mr. Richarz, which were approved by the board’s compensation committee after the merger agreement was signed, as described below.

For a discussion of the ownership of Maxtor common stock and options by Maxtor’s directors and executive officers, see “Other Matters to be Considered at the Maxtor Annual Meeting—Maxtor Proposal 2: Election of Directors—Stock Ownership of Certain Beneficial Owners and Management” beginning on page 123.

Combined Company Board of Directors

The merger agreement provides that Seagate will cause Dr. C.S. Park to be appointed to the board of directors of Seagate, effective as of the closing of the merger. In addition, the merger agreement provides that Seagate’s board of directors will consider appointing an additional former Maxtor director to the Seagate board at its first meeting following the merger.

Executive Retention and Severance Plan

Since its adoption by the compensation committee of Maxtor’s board of directors on October 30, 2003, Maxtor has maintained the Executive Retention and Severance Plan, which we refer to herein as the “Executive Severance Plan.” For further information regarding the Executive Severance Plan, refer to the section below titled “Other Matters to be Considered at the Maxtor Annual Meeting—Maxtor Proposal 2: Election of Directors—Employment Agreements, Termination of Employment and Change-In-Control Arrangements—Termination of Employment” beginning on page 132. Under the Executive Severance Plan, executive officers and other key employees designated by the compensation committee are entitled to certain benefits upon either: (i) a change in control of Maxtor, or (ii) involuntary termination of employment. The merger will constitute a change in control of Maxtor under this plan. As a result, the vesting of all restricted stock and restricted stock unit awards held by Maxtor’s executive officers and key employees that are participants in the Executive Severance Plan whose employment does not terminate prior to the merger will accelerate in full at the effective time of the merger. In addition, any executive officer or other participant in the plan who, within the applicable period following the merger, as provided by the plan, is involuntarily terminated other than for cause or resigns following specified adverse changes in employment circumstances, and who complies with the requirements of the plan, will be entitled to specified cash severance payments, continuation of specified health, life insurance and long-term disability benefits and acceleration in full of the vesting of all of such participant’s stock options and other equity awards. If any amount paid to Dr. Park under this plan or any other arrangement is characterized as an “excess parachute payment” under federal tax law, he will be entitled to an additional “gross-up” payment for any additional taxes due as a result of such characterization.

Assuming the completion of the merger on July 1, 2006, the following table sets forth an estimate of the maximum total cash severance benefits that may become payable by Seagate under the Executive Severance Plan to each Maxtor executive officer if such officer is involuntarily terminated by Seagate other than for cause or resigns for reasons specified by the plan on the date of completion of the merger, and if all of the conditions for payment are satisfied, including the execution by a participant of a restrictive covenants agreement. Payment of the amounts set forth in this table assume that all of the conditions required for payment of the maximum benefits provided under the plan have been satisfied and further assume that each executive officer’s current salary rate and annual incentive bonus opportunities remain unchanged prior to such individual’s termination of employment.

Name of Executive Officers	Estimated Potential Cash Severance Benefits
Dr. C.S. Park	$4,550,000
Michael J. Wingert	$2,700,000
Duston M. Williams	$1,575,000
Fariba Danesh	$1,400,000
Kurt Richarz	$1,056,250
David L. Beaver	$ 920,563
William O. Sweeney	$ 749,987

For a further discussion of the benefits payable under the Executive Severance Plan, see “Other Matters to be Considered at the Maxtor Annual Meeting—Maxtor Proposal 2: Election of Directors—Employment Agreements, Termination of Employment and Change-In-Control Arrangements—Change-in-Control Arrangements—Executive Retention and Severance Plan” beginning on page 133.

Director and Executive Officer Stock Options, Restricted Stock and Restricted Stock Units

Upon the completion of the merger, each outstanding and unexercised option to purchase shares of Maxtor common stock (whether vested or unvested) will, at the effective time of the merger, be assumed by Seagate and converted automatically into an option to purchase Seagate common shares granted (or previously assumed). The number of Seagate common shares subject to the new Seagate option will equal the number of Maxtor common shares subject to the assumed option multiplied by the fixed exchange ratio of 0.37, rounded down to the nearest whole share, and the per share exercise price of the new Seagate option will equal the per share exercise price of the assumed Maxtor option divided by the fixed exchange ratio of 0.37, rounded up to the nearest cent.

The vesting of all outstanding Maxtor options held by its non-employee directors will be accelerated in full at the time of the merger and converted into Seagate options, which will remain outstanding for the duration of their terms — 90 days following the cessation of the directors’ Maxtor board service upon completion of the merger. See “Other Matters to be Considered at the Maxtor Annual Meeting—Maxtor Proposal 2: Election of Directors—Report of the Compensation Committee on Executive Compensation” beginning on page 135. Under the terms of the Executive Severance Plan, the vesting of a Maxtor executive officer’s options assumed by Seagate in the merger will be accelerated in full if the executive officer is involuntarily terminated without cause or resigns following specified adverse changes in employment circumstances within a period of time specified by the plan. Such options will generally remain exercisable for 90 days following the executive officer’s termination of employment.

Under the terms of the Executive Severance Plan, the vesting of restricted stock and restricted stock unit awards held by Maxtor executive officers remaining in office immediately prior to the merger will generally accelerate in full upon the completion of the merger, and fully vested restricted stock units will be immediately settled by payment to its holder in cash or stock, as provided by the applicable award agreement. Non-employee members of Maxtor’s board of directors have not been granted awards of restricted stock or restricted stock units.

As of February 28, 2006, Maxtor’s current executive officers and members of Maxtor’s board of directors held the following options and restricted stock or restricted stock unit awards:

Executive Officers	Total Options Held	Vested & Exercisable Options	Unvested Options	Weighted Average Exercise Price of all Outstanding Options	Total Restricted Stock Held		Unvested Restricted Stock Units Held
Dr. C.S. Park	876,250	576,250	300,000	$4.28			50,000
Michael J. Wingert	750,000	234,375	515,625	$4.15			100,000
Duston M. Williams	400,000	75,000	325,000	$4.88			100,000
Fariba Danesh	310,000	71,875	238,125	$5.33			65,000
Kurt Richarz	212,500	60,937	151,563	$5.70	30,000	(1)	40,000
David L. Beaver	621,213	440,588	180,625	$7.39			55,000
William O. Sweeney	155,330	41,877	113,453	$5.12			20,000

Outside Directors
Kimberly E. Alexy	75,000	0	75,000	$5.13
Richard E. Allen	75,000	0	75,000	$4.61
Michael R. Cannon	1,754,075	1,734,075	20,000	$10.83
Charles F. Christ	157,000	124,500	32,500	$7.07
Charles M. Boesenberg	105,000	63,750	41,250	$5.85
Charles Hill	167,000	130,750	36,250	$7.69
Gregory E. Myers	95,000	50,625	44,375	$8.29

(1)	Includes 20,000 shares of restricted stock subject to acceleration of vesting only upon the first to occur within 12 months following the merger of: (i) Mr. Richarz’s involuntary termination other than for cause; (ii) reduction in base salary by ten percent (10%) or more; or (iii) reassignment to a work location that increases his one-way commute distance from his residence by more than 50 miles.

2006 Executive Incentive Plan

Maxtor’s executive officers, other than Dr. Park, are participants in its 2006 Executive Incentive Plan, adopted on January 19, 2006 by the compensation committee of Maxtor’s board of directors. See “Other Matters to be Considered at the Maxtor Annual Meeting—Maxtor Proposal 2: Election of Directors—Report of the Compensation Committee on Executive Compensation” beginning on page 135. Under this plan, participants who remain employed by Maxtor as of the closing of the merger with Seagate will receive a specified cash bonus, provided that Maxtor achieves one or more corporate financial goals established by the compensation committee, as measured through the fiscal quarter most recently completed prior to the consummation of the merger, or through the closing of the merger as applicable.

A participant in the plan will be eligible for a payment thirty (30) days after the closing of the merger if Maxtor achieves one or more of the following four corporate financial performance goals:

Financial Performance Goal	Percentage (%) Payable of Total Target Bonus
Cumulative Net Income/(Loss)	50%
Direct Material Commitments	20%
Revenue	15%
Cash Balance	15%

Executive officers participating in the plan and their maximum target bonus levels are: Mr. Wingert ($300,000); Mr. Williams ($250,000); Mr. Richarz ($250,000); Ms. Danesh ($250,000) Mr. Beaver ($250,000)

and Mr. Sweeney ($150,000). Each participant in the plan will be entitled to the applicable portion of his or her target bonus only if the specified performance goal is met or exceeded by Maxtor. However, no additional payments will be made if Maxtor exceeds its performance goals, and no pro-rated payments will be made with respect to any performance goal not achieved.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that following the completion of the merger, Seagate will cause the surviving company in the merger to indemnify and hold harmless, and to provide advancement of expenses to, each person who served as a director or officer of Maxtor or its subsidiaries prior to the completion of the merger, to the fullest extent those persons were entitled to indemnification or advancement of expenses under applicable law and Maxtor’s bylaws as in effect on the date of the merger agreement.

The merger agreement also provides that Seagate will use its best efforts to cause the persons serving as officers and directors of Maxtor prior to the effective time of the merger to be covered for a period of six years after completion of the merger by Maxtor’s current directors’ and officers’ liability insurance policies to the extent such persons are covered by such policies as of the effective time, or policies of at least the same coverage and amount and containing terms and conditions that are not in the aggregate less advantageous than the current policy or arrange for “tail” coverage for such six-year period under Maxtor’s current directors’ and officers’ liability insurance policy, in each such case provided that the expense for such coverage for any one year shall not be more than 200% of the annual premium currently paid by Maxtor for such insurance. The executive officers and directors of Maxtor have also entered into individual indemnity agreements with the company.

The articles of association or certificate of incorporation, as applicable, and bylaws of each of Seagate and Maxtor generally eliminate personal liability of the directors and officers of the respective companies and provide indemnification to such directors and officers, in each case to the fullest extent permitted by applicable law.

The interests described above may influence Maxtor’s directors and executive officers in making their recommendation that Maxtor stockholders approve the adoption of the merger agreement. Maxtor stockholders should be aware of these interests when they consider the recommendation by Maxtor’s board of directors that they vote in favor of the approval of the adoption of the merger agreement.

Seagate’s Board of Directors and Management after the Merger

The directors and officers of Seagate are not expected to change in connection with the completion of the merger, except that Seagate has agreed to increase the size of its board by one member and appoint Dr. Park as a director at the effective time of the merger. In addition, the Seagate board of directors has agreed to give consideration at the first meeting of the Seagate board of directors following the effective time of the merger to appointing as a director of Seagate another individual who served as a director of Maxtor as of the date of the merger agreement.

Material Tax Consequences

General

The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders of Maxtor common stock and the material U.S. federal income tax and Cayman Islands tax considerations applicable to the ownership of Seagate common shares by U.S. holders. For purposes of this discussion, we use the term “U.S. holder” to mean (1) prior to completion of the merger, a beneficial owner of Maxtor common stock who has held that stock for investment, and (2) after the completion of the merger, a beneficial owner of Seagate common shares that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•	an estate that is subject to U.S. federal income tax on its income regardless of the source of that income; or

•	a trust that (i) is subject to the supervision of a court within the United States if one or more U.S. persons control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Maxtor common stock or, after completion of the merger, a beneficial owner of Seagate common shares, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership that is a beneficial owner of Maxtor common stock, you should consult your own tax advisors.

This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction other than the United States and the Cayman Islands. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations of the U.S. Treasury Department and court and administrative rulings and decisions and Cayman Islands tax law in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion. The discussion below also assumes that the merger will be completed in accordance with the terms of the merger agreement.

This discussion is limited to shareholders who hold Maxtor common stock and, after the merger, will hold Seagate common shares, as capital assets within the meaning of section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a shareholder subject to the alternative minimum tax provisions of the Code;

•	a person that has a functional currency other than the U.S. dollar;

•	a shareholder that, after the merger, actually or constructively will own 10% or more by vote of the outstanding shares of Seagate;

•	a holder of options, or a shareholder who acquired Maxtor common stock pursuant to employee stock options or otherwise as compensation;

•	a broker-dealer; or

•	a shareholder who holds Maxtor common stock or shares as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction.

You are advised to consult your own tax advisor as to the U.S. federal income tax consequences and the Cayman Islands tax consequences of the merger, and the ownership and disposition of Seagate common shares, in each case in light of the facts and circumstances that may be unique to you.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Maxtor Common Stock

Based on representations contained in representation letters provided by Seagate and Maxtor and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Simpson Thacher & Bartlett LLP, counsel to Seagate, and DLA Piper Rudnick Gray Cary US LLP, counsel to Maxtor, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Seagate will be treated as a corporation under Section 367(a) of the Code with respect to each transfer by Maxtor stockholders of Maxtor common stock to Seagate pursuant to the merger. Accordingly, the material U.S. federal income tax consequences of the merger to a U.S. holder of Maxtor common stock (other than a five-percent transferee shareholder, as described below) will be as follows:

•	you will not recognize gain or loss when you exchange your Maxtor common stock solely for Seagate common shares, except to the extent of any cash received in lieu of a fractional share of Seagate;

•	your aggregate tax basis in the Seagate common shares that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will equal your aggregate tax basis in the Maxtor common stock you surrender; and

•	your holding period for the Seagate common shares that you receive in the merger will include your holding period for the shares of Maxtor common stock that you surrender in the exchange.

If you acquired different blocks of Maxtor common stock at different times and at different prices, your tax basis and holding period in your Seagate common shares may be determined with reference to each block of Maxtor common stock.

Cash in lieu of Fractional Shares. A U.S. holder will generally recognize capital gain or loss on any cash received in lieu of a fractional Seagate common share equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. That gain or loss will constitute long-term capital gain or loss if such U.S. holder’s holding period in Maxtor common stock surrendered in the merger is greater than 12 months as of the date of the merger.

Five-Percent Transferee Shareholders. A U.S. holder who is a five-percent transferee shareholder, as defined in Treasury regulations promulgated under Section 367(a) of the Code, with respect to Seagate after the merger will qualify for non-recognition treatment as described in this joint proxy statement/prospectus only if the shareholder files a “gain recognition agreement,” as defined in U.S. Treasury regulations promulgated under Section 367(a) of the Code, with the Internal Revenue Service. Any U.S. holder of Maxtor common stock who will be a five-percent transferee shareholder with respect to Seagate after the merger is urged to consult with his or her own tax advisor concerning the decision to file a gain recognition agreement and the procedures to be followed in connection with that filing.

Tax Opinion. It is not a condition to the completion of the merger that either Seagate or Maxtor receive an opinion from its respective counsel that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code or that Seagate will be treated as a corporation under Section 367(a) of the Code with respect to each transfer by Maxtor stockholders of Maxtor common stock to Seagate pursuant to the merger. Although not anticipated, facts and circumstances may change between the date of this joint proxy statement/prospectus and the closing date of the merger, potentially with such change in facts and circumstances causing the merger to be a fully-taxable transaction for Maxtor stockholders. The merger may be consummated even if it is a fully taxable transaction for Maxtor stockholders. If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code or if Seagate is not treated as a corporation under Section 367(a) of the Code, you will recognize taxable gain or loss on the merger equal to the difference between the fair market value of the Seagate stock received in the merger and your tax basis in the Maxtor stock surrendered in the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for your Maxtor stock is greater than one year. Long-term capital gain of non-corporate stockholders is subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Maxtor stockholders will receive an information report notifying them if Seagate or Maxtor determines that, due to some unanticipated change in facts and circumstances, the merger is a fully taxable transaction.

Backup Withholding. If you are a non-corporate holder of Maxtor common stock you may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional Seagate common share. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Reporting Requirements. Upon the receipt of Seagate common shares as a result of the merger, you will be required to retain records pertaining to the merger. You will also be required to file with your U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

U.S. Federal Income Tax Consequences of Owning Seagate Common Shares

Taxation of Dividends. The gross amount of distributions paid to you will generally be treated as dividend income to you if the distributions are made from Seagate’s current or accumulated earnings and profits, calculated according to U.S. federal income tax principles. Such income will be includible in your gross income on the day you actually or constructively receive it. Corporations that are U.S. holders will not be entitled to claim a dividends received deduction because Seagate is not a U.S. corporation.

To the extent that the amount of any distribution exceeds Seagate’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in your adjusted basis in the Seagate common shares (thereby increasing the amount of gain, or decreasing the amount of loss, you will recognize on a subsequent disposition of the shares), and the balance in excess of your adjusted basis will be taxed as capital gain recognized on a sale or exchange. Seagate did not have current or accumulated earnings and profits for U.S. federal income tax purposes as of the taxable year ended July 1, 2005. There can be no assurance that Seagate will not have current or accumulated earnings and profits in the current taxable year or in future taxable years.

Under current law, if Seagate makes distributions before January 1, 2009 from its current or accumulated earnings and profits, U.S. holders who are individuals may be eligible for reduced rates of taxation applicable to dividend income so long as Seagate common shares are readily tradable on an established securities market in the United States. Seagate believes that its common shares, which are listed on the New York Stock Exchange, are readily tradable on an established securities market in the United States. There can be no assurance that Seagate common shares will continue to be readily tradable on an established securities market in later years (or that the shares will be readily tradable on an established securities market in any given year). Individuals that (a) do not meet a minimum holding period requirement for Seagate common shares during which such individuals are not protected from the risk of loss or (b) elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code, will not be eligible for the reduced rates of taxation regardless of the trading status of Seagate common shares. Holders should consult their own tax advisors regarding the application of these rules given their particular circumstances.

Disposition of Common Shares. When you sell or otherwise dispose of your Seagate common shares in a taxable transaction you will recognize capital gain or loss in an amount equal to the difference between the amount you realize for the shares and your adjusted tax basis in them. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as U.S. source gain or loss.

Information Reporting and Backup Withholding. In general, unless you are an exempt recipient such as a corporation, information reporting will apply to dividends in respect of the Seagate common shares or the proceeds received on the sale, exchange or redemption of those Seagate common shares paid to you within the United States and, in some cases, outside of the United States. Additionally, if you fail to provide your taxpayer identification number, or fail either to report in full dividend and interest income or to make certain certifications, you will be subject to backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you furnish the required information to the Internal Revenue Service.

Cayman Islands Tax Consequences of Owning Seagate Common Shares

You will not be subject to Cayman Islands taxation on payments of dividends or upon the repurchase by Seagate of your Seagate common shares. In addition, you will not be subject to withholding tax on payments of dividends or distributions, including upon a return of capital, nor will gains derived from the disposal of Seagate common shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No Cayman Islands stamp duty will be payable by you in respect of the issue or transfer of Seagate common shares. However, an instrument transferring title to a Seagate common share, if brought to or executed in the Cayman Islands, would be subject to Cayman Islands stamp duty.

Seagate has been incorporated under the laws of the Cayman Islands as an exempted company and, as such, obtained an undertaking in August 2000 from the Governor-in-Cabinet of the Cayman Islands substantially that, for a period of twenty years from the date of such undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profit or income or gains or appreciation shall apply to Seagate and no such tax and no tax in the nature of estate duty or inheritance tax will be payable, either directly or by way of withholding, on Seagate common shares.

Accounting Treatment of the Merger

The merger will be accounted for using the purchase method of accounting with Seagate treated as the acquiror. Under this method of accounting, Maxtor’s assets and liabilities will be recorded by Seagate at their respective fair values as of the closing date of the merger and added to those of Seagate. Any excess of purchase price over the net fair values of Maxtor’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of Maxtor’s net assets over the purchase price will be allocated as a pro rata reduction of the amounts that would otherwise have been assigned to certain of Maxtor’s non-current assets acquired. Financial statements of Seagate issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Maxtor prior to the merger. The results of operations of Maxtor will be included in the results of operations of Seagate beginning on the effective date of the merger.

Regulatory Approvals Required for the Merger

U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, we cannot complete the merger until we have given notification and furnished information relating to the operations of Seagate and Maxtor and the markets in which they operate to the Federal Trade Commission and the Antitrust Division of the Department of Justice and the applicable waiting period expires or the transaction is granted early termination. On January 13, 2006, Seagate and Maxtor each filed a premerger notification and report form under the HSR Act and merger review was assigned to the FTC. The HSR Act waiting period expired on February 13, 2006 at 11:59 p.m., New York City time. At any time before or after the consummation of the merger, the Department of Justice, the FTC or one or more state attorneys general could take any action under the antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin or rescind the merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

European Union Antitrust. Seagate and Maxtor each conduct business in member states of the European Union. Council Regulation (EC) No. 139/2004 requires notification to and approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds. Seagate and Maxtor are in pre-notification discussions with the European Commission case team and Seagate anticipates filing on or before March 20, 2006. No separate filing is required by Maxtor. Assuming the European Commission accepts this filing as complete, the time specified for a Phase I investigation will expire on or before April 27, 2006 at 11:59 p.m., Brussels time, unless the European Commission extends the Phase I investigation or initiates Phase II investigation procedures as described below.

The European Commission must review the merger to determine whether or not it is compatible with the common market of the European Union. If the merger does not significantly impede effective competition in all or a substantial part of the common market of the European Union, in particular as a result of the creation or strengthening of a dominant position, Seagate and Maxtor will be permitted by the EU merger control regulation to proceed with the merger. The European Commission first conducts a preliminary investigation of the merger, which lasts 25 working days, the Phase I investigation. The Phase I investigation may be extended 10 additional working days if an EU Member State requests that the European Commission refer all or part of the merger for review by a governmental authority of that Member State, or where the notifying parties offer commitments to the European Commission during the Phase I investigation to remedy any antitrust concerns. If the European Commission determines not to investigate further at the end of the Phase I investigation, it will issue a decision approving the merger. If the European Commission determines to examine the merger more closely, it will initiate Phase II investigation procedures. The European Commission must issue a final decision as to whether the merger may proceed no later than 90 working days after the initiation of the Phase II investigation, unless the period has been extended to consider commitments to resolve any antitrust concerns in which case the Phase II investigation is extended to 105 working days. If the European Commission does not issue a final decision at the end of the time specified for a Phase I investigation or, if it has initiated Phase II proceedings and has not issued a decision by the end of the time specified for a Phase II investigation, the merger will be deemed to have been approved.

Seagate and Maxtor cannot assure you that the European Commission will not initiate a Phase II investigation, or that the European Commission will not declare the merger incompatible with the common market or require concessions to be given as a condition of clearance. Obtaining clearance from the European Commission is a condition to completing the merger.

Other Laws. In addition to the regulatory approvals described above, the merger is also subject to receipt of regulatory approvals under the antitrust laws of Japan, Korea and Taiwan. Seagate and Maxtor have submitted or intend to submit in the near future merger notification filings in these jurisdictions. In addition, while not conditions in the merger agreement to the completion of the merger, the parties are seeking governmental anti-trust or merger control approvals in other jurisdictions, including Brazil (where the notification has already been submitted), China, South Africa and Turkey. Seagate and Maxtor also intend to make submissions in Australia and New Zealand in the near future. Seagate and Maxtor are not aware of any other governmental approvals that are required for this transaction. If any other approval or action is required, it is presently contemplated that Seagate and Maxtor would seek to obtain such approval. There can be no assurance that any other approvals, if required, will be obtained.

General. Under the merger agreement, Seagate and Maxtor have both agreed to use best efforts to complete the merger, including to gain clearance from antitrust and competition authorities. Governmental entities with which filings are made may seek concessions as conditions for granting approval of the merger. For this purpose, Seagate and Maxtor have each agreed to cooperate and use their respective best efforts to (i) contest and resist any administrative or judicial action or proceeding instituted by a governmental entity or a private party challenging any of the transactions contemplated by the merger agreement and (ii) vigorously defend to judgment, if necessary, any action, whether judicial or administrative, in connection with the transaction contemplated by the merger agreement with the objective of permitting the merger to close as soon as practicable with the fewest conditions and restrictions reasonably possible. Although Seagate and Maxtor do not expect the regulatory authorities to raise any significant objections to the merger, Seagate and Maxtor cannot assure you that all required regulatory approvals will be obtained or that these approvals will not require actions or contain restrictions or conditions that would be detrimental to Seagate or Maxtor.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by Maxtor stockholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Conversion of Shares; Exchange of Certificates; Dividends; Withholding

Conversion and Exchange of Shares. The conversion of shares of Maxtor common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. The exchange agent will, as soon as reasonably practicable after the effective time of the merger, exchange Maxtor shares for the merger consideration to be received in the merger pursuant to the terms of the merger agreement.

Letter of Transmittal. As soon as reasonably practicable after the effective time of the merger, the exchange agent will send a letter of transmittal to those persons who were record holders of shares of Maxtor common stock at the effective time of the merger. This mailing will contain instructions on how to surrender Maxtor shares in exchange for the merger consideration the holder is entitled to receive under the merger agreement. When you deliver to the exchange agent your properly completed letter of transmittal and any other required documents (including your Maxtor stock certificate(s) if you hold your shares in certificated form), your shares will be cancelled.

IF YOU HOLD YOUR SHARES IN CERTIFICATED FORM, DO NOT SUBMIT YOUR MAXTOR STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

If a certificate for Maxtor common stock has been lost, stolen or destroyed, the exchange agent will issue the applicable merger consideration deliverable under the merger agreement upon compliance by the applicable stockholder with the replacement requirements established by Seagate or the exchange agent.

Fractional Shares. You will not receive fractional Seagate common shares in connection with the merger. Instead, each holder of Maxtor shares exchanged in the merger who would otherwise have received a fraction of a Seagate common share will receive cash in an amount determined by multiplying the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Maxtor common stock owned by such holder immediately prior to the effective time of the merger) by the average of the closing sale price of one Seagate common share for the twenty trading days immediately preceding the closing date of the merger on the New York Stock Exchange as reported by The Wall Street Journal.

Dividends and Distributions. Until shares of Maxtor common stock are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Seagate common shares into which Maxtor shares may have been converted will accrue but will not be paid. Seagate will pay to former Maxtor stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their shares. After the effective time of the merger, there will be no transfers on the stock transfer books of Maxtor of any Maxtor shares. If shares of Maxtor common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the applicable merger consideration into which such shares have been converted pursuant to the merger agreement.

Withholding. Seagate or the exchange agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any Maxtor stockholder the amounts it is required to deduct and withhold under the Code or any provision of any federal, state, local or foreign tax law. To the extent that Seagate or the exchange agent withholds any amounts and pays over such amounts to the appropriate taxing authority, these amounts will be treated for all purposes of the merger as having been paid to the stockholders in respect of whom such deduction and withholding were made.

Treatment of Maxtor Convertible Notes

Maxtor currently has a series of 6.80% convertible senior notes due 2010 and a series of 2.375% convertible senior notes due 2012 outstanding. The convertible senior notes outstanding at the effective time of the merger will continue to be governed by the terms of the indenture currently governing the convertible senior notes. However, at the effective time of the merger, Seagate will enter into supplemental indentures providing that each convertible senior note will be convertible, in accordance with the terms of the indenture, into the number of Seagate common shares that would be issued in the merger to the holder of the number of shares of Maxtor common stock into which such convertible senior note would have been convertible immediately prior to the effective time of the merger. Holders of the convertible senior notes are not entitled to vote in connection with the merger and do not need to take any action for this adjustment to occur. In addition, Seagate has agreed in the merger agreement to use its best efforts to maintain an effective registration statement with respect to the Seagate common shares to be issued upon conversion of the 2.375% convertible senior notes following the effective time of the merger in accordance with the terms of the indenture governing such notes and the related registration rights agreement. Maxtor also has a series of 5.75% convertible subordinated debentures due 2012 which are not convertible into equity and are only convertible into cash at a price of $167.50 per $1,000 principal amount. No adjustment will be made to the conversion rights of these debentures in connection with the merger.

No Dissenters’ Rights of Appraisal

Neither Cayman Islands law nor Seagate’s third amended and restated memorandum of association specifically provides for appraisal rights.

The Delaware General Corporation Law provides that in some mergers, shareholders who do not vote in favor of the merger and who comply with a series of statutory requirements have the right to receive, instead of the merger consideration, the fair value of their shares as appraised by the Delaware Court of Chancery, payable in cash. However, this right to appraisal is not available under the Delaware General Corporation Law to holders of Maxtor common stock in connection with the merger.

As a result of the foregoing, neither Seagate shareholders nor Maxtor stockholders will be entitled to exercise any dissenters’ rights of appraisal in connection with the transactions contemplated by the merger agreement.

Restrictions on Sales of Shares by Affiliates of Maxtor

The Seagate common shares to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for Seagate common shares issued to any person who is deemed to be an “affiliate” of Maxtor at the time of the Maxtor annual meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Maxtor and may include Maxtor’s executive officers, directors and significant stockholders. Affiliates may not sell their Seagate common shares acquired in connection with the mergers except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

Maxtor has agreed to use its best efforts to deliver to Seagate a letter agreement executed by each of its affiliates prior to the date of the Maxtor annual meeting, pursuant to which these affiliates will agree, among other things, not to transfer any Seagate common shares received in the merger except in compliance with the Securities Act. The registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part does not cover resales of Seagate common shares received in the merger by affiliates of Maxtor.

Stock Exchange Listings

Seagate has agreed to use its best efforts to cause the Seagate common shares to be issued in the merger to be approved for listing on the New York Stock Exchange. It is a condition to Maxtor’s obligation to consummate the merger that such shares be approved for listing on the New York Stock Exchange, subject to official notice of issuance. Following the merger, the Seagate common shares will continue to trade on the New York Stock Exchange under the symbol “STX”.

Delisting and Deregistration of Maxtor Stock after the Merger

When the merger is completed, the Maxtor common stock currently listed on the New York Stock Exchange will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended.

Legal Proceedings Relating to the Merger

On January 20, 2006, a purported class action case, styled Theodore F. Vahl v. Maxtor Corporation, C.S. Park, Charles F. Christ, Gregory E. Myers, Charles M. Boesenberg, Michael R. Cannon, M. Charles Hill, Richard E. Allen and Does 1-25 (Case No. 1-06-CV056577), was filed in the Superior Court of California, County of Santa Clara. This case asserts claims on behalf of a purported class of Maxtor stockholders against Maxtor and its directors and certain unnamed defendants. The plaintiff alleges, among other matters, that the individual defendant directors breached their fiduciary duties as a result of engaging in self-dealing, obtaining for themselves personal benefits not shared equally by the plaintiff and failing to properly value Maxtor. The action seeks equitable relief, including an injunction against the consummation of the merger, and the action includes the creation of a constructive trust to benefit the plaintiffs into which the directors must transfer any monetary benefits gained as a result of the sale. The lawsuit is in its preliminary stages and it is impossible to predict the outcome or the length of time it will take to resolve the action. Maxtor believes the lawsuit is without merit and intends to defend against it vigorously.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement/prospectus. You are urged to read the full text of the merger agreement.

The merger agreement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties to the merger agreement as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters as facts.

Structure

Subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, MD Merger Corporation, a wholly-owned subsidiary of Seagate which is referred to as Merger Sub, will merge with and into Maxtor. Maxtor will be the surviving corporation in the merger and will continue to exist after the merger as a wholly-owned subsidiary of Seagate. Upon completion of the merger, the separate corporate existence of Merger Sub will terminate.

Consideration To Be Received in the Merger

Upon completion of the merger, each outstanding share of Maxtor common stock (other than shares owned directly by Maxtor or Seagate which will generally be cancelled) will be converted into the right to receive 0.37 Seagate common shares. For purposes of the conversion of shares, Maxtor restricted stock will be treated the same as common stock. After completion of the merger, former Maxtor stockholders will own approximately 16% of the outstanding common shares of the combined company and continuing Seagate shareholders will own approximately 84% of the combined company.

The value of the per share merger consideration is dependent upon the value of Seagate common shares and therefore will fluctuate with the market price of Seagate common shares. The following table illustrates the value of the per share merger consideration based upon a hypothetical range of per share closing prices for Seagate common shares.

PER SHARE MERGER CONSIDERATION

Seagate Share Price (1)	Percentage Change in Seagate Share Price (2)	Value of Per Share Merger Consideration (3)
$29.40	50%	$10.88
$28.42	45%	$10.52
$27.44	40%	$10.15
$26.46	35%	$ 9.79
$25.48	30%	$ 9.43
$24.50	25%	$ 9.07
$23.52	20%	$ 8.70
$22.54	15%	$ 8.34
$21.56	10%	$ 7.98
$20.58	5%	$ 7.61
$19.60	0%	$ 7.25
$18.62	-5%	$ 6.89
$17.64	-10%	$ 6.53
$16.66	-15%	$ 6.16
$15.68	-20%	$ 5.80
$14.70	-25%	$ 5.44
$13.72	-30%	$ 5.08

(1)	Assumed closing sale price for Seagate common shares on the closing date of the merger.

(2)	Percentage difference between assumed closing sale price for Seagate common shares on the closing date of the merger and $19.60, which was the closing sale price for Seagate common shares on December 20, 2005, the last full trading day prior to the announcement of the merger agreement.

(3)	Calculated by multiplying the exchange ratio of 0.37 by the assumed closing sale price for Seagate common shares on the closing date of the merger.

Stock Options and Restricted Stock Units

Upon the completion of the merger, each outstanding and unexercised option to purchase shares of Maxtor common stock granted (or previously assumed) by Maxtor, whether vested or unvested, will, at the effective time of the merger, be assumed by Seagate and will be converted automatically into an option to purchase Seagate common shares and will continue to be governed by the terms of the Maxtor stock plan or other share-based plan document under which it was granted, except that:

•	the number of Seagate common shares subject to the new Seagate stock option will be equal to the product of the number of shares of Maxtor common stock subject to the Maxtor stock option and the fixed exchange ratio of 0.37, rounded down to the nearest whole share; and

•	the exercise price per share of Seagate common shares subject to the new Seagate stock option will be equal to the exercise price per share of Maxtor common stock under the Maxtor stock option divided by the fixed exchange ratio of 0.37, rounded up to the nearest cent.

In addition, each outstanding restricted stock unit award representing a right to receive Maxtor common stock will, at the effective time of the merger, be assumed by Seagate and converted automatically into a right to receive upon settlement a number of Seagate common shares equal to the product of the number of shares of Maxtor common stock subject to the Maxtor restricted stock unit award and the fixed exchange ratio of 0.37, rounded down to the nearest whole share.

Effective Time and Timing of Closing

The merger will be completed and become effective when we file the certificate of merger with the Secretary of State of the State of Delaware. However, Seagate and Maxtor may agree to a later time for completion of the merger and specify that time in the certificate of merger. The closing of the merger will take place on the second business day after the conditions to the merger have been satisfied or waived, or on such other date as Seagate and Maxtor may agree.

Seagate and Maxtor anticipate that the merger will be completed during the second half of 2006. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, Seagate and Maxtor will obtain the required approvals or complete the merger.

Representations and Warranties

The merger agreement contains generally customary representations and warranties of Seagate, Maxtor and Merger Sub relating to their respective businesses. For purposes of determining the satisfaction of the closing conditions relating to each party’s representations and warranties as described under “—Conditions to Complete the Merger” below, subject to limited exceptions, each representation and warranty will be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be true and correct, individually or in the aggregate, results in a “material adverse effect” with respect to the party making the representations and warranties and, in the case of representations and warranties made by Maxtor, results from the intentional misrepresentation by Maxtor as of the date of the merger agreement. For purposes of the merger agreement, “material adverse effect” means with respect to Seagate, Maxtor, or Seagate and Maxtor (taken together, as a whole), as the case may be, any fact, event, change, development, circumstance or effect that has a substantial, material and long term adverse effect on the business, results of operations, financial condition, assets (including intangible assets), liabilities, or properties of such party and its subsidiaries taken as a whole. However, in determining whether a material adverse effect has occurred, there will be excluded any fact, event, change, development, circumstance or effect on the referenced party which resulted from or is attributable to:

•	any change in applicable laws, rules or regulations or interpretations thereof by courts or governmental authorities;

•	any change in GAAP or accounting requirements applicable to such party or its subsidiaries;

•	any change in general economic conditions in the United States or any other country in which the referenced party conducts significant operations or derives significant sales;

•	any change or condition affecting the industries in which such party operates;

•	any decrease in the market price or trading volume of such party’s common stock (provided that the underlying causes of such decrease will generally not be excluded);

•	any failure to meet internal projections or forecasts or published revenue or earnings predictions for any period (provided that the underlying causes of such failures will generally not be excluded);

•	the announcement, pendency or consummation of the merger agreement or the transactions contemplated thereby, including, any resulting: shortfalls or declines in revenue, margins or profitability; loss of, or disruption in, any customer, supplier and/or vendor relationships; or loss of personnel;

•	any disruption, deterioration, or restructuring of, or loss of market share, revenues, margins or profitability from or in one or more divisions or product groups to the extent such effects are attributable to normal operating results, problems or events (provided that such effects will not be excluded with respect to Maxtor in the event that they are attributable to a breach by Maxtor of certain of its obligations described under “—Conduct of Business Pending the Merger” below, and such breach would entitle Seagate to refuse to effect the merger pursuant to the terms of the merger agreement); or

•	the performance of the merger agreement and the transactions contemplated thereby, including compliance with the covenants contained therein.

Each of Seagate and Merger Sub, on the one hand, and Maxtor, on the other hand, has made representations and warranties to the other in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. These representations and warranties relate to, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	governmental filings and consents necessary to complete the merger;

•	the timely filing of regulatory reports, and the absence of investigations by regulatory agencies;

•	financial statements;

•	the absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of events having, or reasonably expected to have, a material adverse effect;

•	legal proceedings and governmental orders;

•	compliance with applicable laws, including the Sarbanes-Oxley Act of 2002; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, Maxtor has made other representations and warranties about itself to Seagate and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. These representations and warranties relate to, among other things:

•	tax matters;

•	intellectual property;

•	employee matters and benefit plans;

•	matters relating to certain contracts;

•	the inapplicability of takeover laws;

•	real and personal property;

•	insurance matters;

•	environmental liabilities;

•	labor matters; and

•	the receipt of a fairness opinion from its financial advisor.

Conduct of Business Pending the Merger

Conduct of Business of Maxtor Pending the Merger

Maxtor has agreed in the merger agreement that, prior to the completion of the merger, except as expressly contemplated or permitted by the merger agreement or as required by applicable law, rule or regulation, it will, and will cause its subsidiaries to, (i) conduct their respective businesses in the usual, regular and ordinary course consistent with past practice or with commercially reasonable business judgment so as to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, consistent with market conditions, and (ii) not take any action that would reasonably be expected to materially and adversely affect or materially delay its ability to obtain governmental approvals required to complete the merger or its ability to complete the merger.

Maxtor further has agreed that, except as expressly contemplated or permitted by the merger agreement or as required by applicable law, rule or regulation, and with certain other exceptions, Maxtor will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions without the prior written consent of Seagate (which consent is not to be unreasonably withheld or delayed):

•	adjust, split, combine or reclassify any of its capital stock;

•	repurchase, redeem or otherwise acquire any of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

•	issue shares of its capital stock;

•	grant any stock appreciation rights or any right to acquire shares of its capital stock;

•	make, declare, pay or set any record date for the payment of any dividends or other distributions on any shares of its capital stock;

•	incur any indebtedness, issue any material amount of debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of another person, except for indebtedness incurred in the ordinary course of business consistent with past practice;

•	except in the ordinary course of business or as expressly required by the terms of existing agreements, sell, transfer, license, mortgage, encumber or otherwise dispose of any assets (other than intangible assets or intellectual property rights) or properties, or cancel, release or assign any indebtedness;

•	sell, transfer, license, encumber or otherwise dispose of any intellectual property rights, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

•	make any acquisition or investment in excess of $10 million in any single transaction or series of related transactions or $20 million in the aggregate;

•	except in the ordinary course of business, enter into, amend, renew, extend or terminate its existing material contracts or new contracts meeting certain specified criteria;

•	increase compensation or fringe benefits; pay any severance, benefit, incentive payment, retention or signing bonus, or pension or retirement allowance not required by any existing plan or agreement existing on the date of the merger agreement;

•	establish, amend, enter into, or become a party to any pension, retirement, profit-sharing, severance or welfare benefit plan, or agreement or incentive or employment agreement with or for the benefit of any employee, director or independent contractor;

•	accelerate the vesting of any stock options or other stock based-compensation;

•	make any capital expenditures, other than expenditures necessary to maintain existing assets in good repair;

•	engage or participate in any material transaction or incur or sustain any material obligation;

•	settle any claim, action or proceeding involving payments in excess of $500,000 with respect to any single claim or series of related claims or $5 million in the aggregate; or agree or consent to the issuance of any injunction, decree, order, settlement agreement or judgment restricting its business or operations in any material respect;

•	amend its certificate of incorporation or bylaws;

•	enter into a plan of consolidation, merger, share exchange or reorganization with any person, or a letter of intent or agreement in principle with respect to the foregoing;

•	take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay completion of the merger beyond the time period contemplated by the merger agreement;

•	change its tax or financial accounting methods;

•	make or change any material tax election, or settle or compromise any material tax liability;

•	take any action that is intended to or would result in any of the representations and warranties set forth in the merger agreement being or becoming untrue in any material respect or in any conditions to effecting the merger becoming incapable of being satisfied, or in a material violation of the merger agreement; or

•	authorize, recommend, agree, make any commitment, or announce an intention to take any of the foregoing actions.

Conduct of Business of Seagate Pending the Merger

Seagate has agreed in the merger agreement that, prior to the completion of the merger, except as expressly contemplated or permitted by the merger agreement or as required by law, it will not (i) amend its memorandum and articles of association in a manner that would materially and adversely affect the economic benefits of the merger to Maxtor stockholders, (ii) make, declare, pay or set any record date for the payment of any extraordinary dividends or distributions on its capital stock, (iii) take any action that is intended to or would result in any of the representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at a time prior to the effective time of the merger or in any conditions to effecting the merger becoming incapable of being satisfied, or in a material violation of the merger agreement, (iv) take any action or fail to take any action that would reasonably be expected to materially impair or delay consummation of the transactions contemplated in the merger agreement, or (v) authorize, recommend, agree, make any commitment, or announce an intention to take any of the foregoing actions.

Shareholders Meeting and Duty to Recommend

Seagate and Maxtor have agreed to call, give notice of, convene and hold a meeting of their respective shareholders as promptly as practicable after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective by the Securities and Exchange Commission. Seagate’s board of directors has agreed (i) to recommend the approval of the issuance of Seagate common shares in the merger by Seagate shareholders and (ii) not withdraw, modify or qualify such qualification in any manner adverse to Maxtor, or take any other action or make any other public statement in connection with the Seagate extraordinary general meeting inconsistent with such recommendation. Maxtor’s board of directors has agreed (i) to recommend the adoption of the merger agreement by Maxtor stockholders and (ii) not to withdraw, modify or qualify its recommendation in any manner adverse to Seagate, or take any action or make any statement in connection with the Maxtor stockholder meeting inconsistent with its recommendation. However, Maxtor may take any of the actions described in clause (ii) above if Maxtor’s board of directors, after consultation with outside counsel, determines in good faith that failure to take such action would reasonably be expected to result in a violation of its fiduciary duties under applicable law. The merger agreement requires Maxtor to submit the merger agreement to a stockholder vote even if its board of directors no longer recommends adoption of the merger agreement.

No Solicitation of Alternative Transactions

Maxtor has agreed that it, its subsidiaries and any of their respective officers, directors, employees, agents, representatives and affiliates will not, directly or indirectly:

•	initiate, solicit, encourage or knowingly and intentionally encourage or facilitate any inquiries or proposals with respect to any acquisition proposal;

•	engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with any person relating to, any acquisition proposal;

•	waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Seagate or its affiliates; or

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal, or execute or enter into any letter of intent, agreement in principle, merger agreement, share purchase agreement, asset purchase or share exchange agreement, option agreement or other similar agreement relating to an acquisition proposal or publicly propose or agree to do any of the foregoing.

However, if Maxtor receives an unsolicited bona fide acquisition proposal, Maxtor may engage in discussions with, or provide nonpublic information to, the person making the acquisition proposal if and only to the extent that:

•	the polls as to the approval of the merger agreement at the Maxtor stockholders meeting have not closed;

•	Maxtor’s board of directors concludes in good faith that such acquisition proposal constitutes or is reasonably likely to constitute a superior proposal;

•	Maxtor’s board of directors concludes in good faith (after consultation with its outside counsel) that failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under applicable law;

•	prior to providing any nonpublic information, Maxtor enters into a confidentiality agreement with the person making the acquisition proposal on terms no less favorable to Maxtor than those specified in the confidentiality agreement between Maxtor and Seagate; and

•	Maxtor furnishes to Seagate a copy of any confidential data or information that it is furnishing to the party making the acquisition proposal.

For purposes of the merger agreement, the term “acquisition proposal” means any proposal for a merger, consolidation or other business combination involving Maxtor or any of its subsidiaries or any proposal or offer to acquire in any manner (including by tender or exchange offer, open market purchase, issuance by Maxtor or otherwise) more than 25% of the voting power in, or more than 25% of the business or assets of, Maxtor or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, the term “superior proposal” means any bona fide written acquisition proposal which Maxtor’s board of directors concludes in good faith to be more favorable from a financial point of view to its stockholders than the merger and the other transactions contemplated by the merger agreement:

•	after receiving the advice of Maxtor’s financial advisor;

•	after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms of the merger agreement); and

•	after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

However, for purposes of the definition of superior proposal, the references to “more than 25%” in the definition of acquisition proposal will be deemed to be references to “a majority” and the definition of acquisition proposal will refer only to a transaction directly involving Maxtor and not exclusively its subsidiaries.

Maxtor has also agreed to:

•	advise Seagate promptly (within one business day) following receipt of any acquisition proposal, or of any request for nonpublic information or access to the books and records of Maxtor in connection with a possible acquisition proposal, describing the substance thereof (including the identity of the person making such acquisition proposal or request for information or access);

•	keep Seagate apprised of the status and the material terms and conditions of the acquisition proposal and any material changes thereto on a current basis (and in any event no later than 48 hours after the occurrence of any such material changes); and

•	promptly (and in any event within 24 hours) notify Seagate orally and in writing if it determines to begin providing information or to engage in negotiations concerning an acquisition proposal.

Permitted Actions in Respect of a Superior Proposal

If, at any time prior to the adoption of the merger agreement by Maxtor stockholders, Maxtor receives an acquisition proposal and Maxtor’s board of directors concludes in good faith that such acquisition proposal constitutes a superior proposal after giving effect to all of the adjustments that may be offered by Seagate, Maxtor’s board of directors may withdraw, modify or qualify its recommendation that stockholders adopt the merger agreement and/or terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal but only if:

•	Maxtor has complied in all material respects with its non-solicitation obligations described under “––No Solicitation of Alternative Transactions” above;

•	Maxtor’s board of directors, after consultation with its outside counsel, determines in good faith that failure to take such action would reasonably be expected to result in a violation of its fiduciary duties under applicable law;

•	Maxtor notifies Seagate, at least five business days in advance, of its intention to take such action, which notice specifies the material terms and conditions of the superior proposal (including the identity of the person making such proposal) and provides to Seagate a copy of the relevant proposed transaction agreement and other material documents;

•	prior to taking such action, Maxtor negotiates, and causes its financial and legal advisors to negotiate, in good faith with Seagate (to the extent Seagate desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement such that the acquisition proposal ceases to constitute a superior proposal; and

•	concurrently with termination of the merger agreement to enter into a definitive agreement with respect to such superior proposal, Maxtor pays to Seagate a termination fee of $53 million. See “––Termination of the Merger Agreement––Termination Fees.”

Agreement to Take Further Actions and to Use Best Efforts

Subject to the terms and condition of the merger agreement, each party has agreed to use its best efforts to take all actions and to do all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement, including making filings pursuant to the Hart-Scott-Rodino Act Antitrust Improvements Act of 1976, as amended, and under the antitrust laws of foreign jurisdictions for which similar filings are required. In addition, each party has agreed to cooperate and use its best efforts to (i) contest and resist any administrative or judicial action or proceeding instituted by a governmental entity or a private party challenging any of the transactions contemplated by the merger agreement and (ii) vigorously defend to judgment, if necessary, any action, whether judicial or administrative, in connection with the transaction contemplated by the merger agreement with the objective of permitting the merger to close as soon as practicable with the fewest conditions and restrictions reasonably possible.

Indemnification and Insurance

Seagate has agreed to cause the surviving company in the merger to indemnify and hold harmless all past and present officers and directors of Maxtor and its subsidiaries in their capacities as such against all losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement to the fullest extent such persons would be entitled to such indemnification under applicable law and the by-laws of Maxtor as in effect on the date of the merger agreement.

The merger agreement provides that Seagate will use its best efforts to cause the persons serving as officers and directors of Maxtor prior to the effective time of the merger to be covered for a period of six years after completion of the merger by Maxtor’s current directors’ and officers’ liability insurance policies to the extent such persons are covered by such policies as of the effective time, or policies of at least the same coverage and amount and containing terms and conditions that are not in the aggregate less advantageous than the current policy or arrange for “tail” coverage for such six-year period under Maxtor’s current directors’ and officers’ liability insurance policy, in each such case provided that the expense for such coverage for any one year will not be more than 200% of the annual premium currently paid by Maxtor for such insurance.

Employee No-Hire/Non-Solicit

Seagate and Maxtor have agreed, until the earlier of the closing of the merger and three months after the date the merger agreement is terminated in accordance with its terms and subject to certain limited exceptions, not to solicit the employment or consulting services of technical and/or management-level employees of the other party, or solicit the employment or consulting services of, or hire or employ or engage as a consultant, any of the executive officers, vice presidents, senior directors, executive directors or other key employees of the other party.

The merger agreement also contains covenants relating to cooperation in the preparation of this joint proxy statement/prospectus and additional agreements relating to, among other things, access to information, notice of specified matters and public announcements.

Conditions to Complete the Merger

Conditions to Both Parties’ Obligations. The obligations of Seagate and Maxtor to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by the Maxtor stockholders;

•	the approval of the issuance of Seagate common shares in the merger by Seagate shareholders;

•	the effectiveness of the registration statement with respect to the Seagate common shares to be issued in the merger under the Securities Act of 1933 and the absence of any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the Securities and Exchange Commission for that purpose;

•	the obtaining of the approvals required to consummate the merger pursuant to the antitrust laws of the United States, the European Economic Area, Japan, Korea and Taiwan; and

•	the absence of any judgment, order, injunction, law, rule, regulation or decree in any jurisdiction in which either Seagate or Maxtor have substantial revenues or operations preventing or making illegal the consummation of the merger on substantially the same terms and conferring on Seagate substantially all the rights and benefits contemplated by the merger agreement and the absence of any proceeding brought by any governmental entity located in any such jurisdiction seeking any of the foregoing with a likelihood of success that is not remote.

Additional Conditions to Seagate’s Obligations. Seagate’s obligation to complete the merger is further subject to the following conditions:

•	Maxtor’s representations and warranties in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing date (except to the extent the representations and warranties speak to an earlier date), subject to the qualification that, for purposes of this condition, Maxtor’s representations and warranties will generally be deemed to be true and correct in all material respects except where the failure to be so true and correct (i) results from the intentional misrepresentation by Maxtor as of the date of the merger agreement and (ii) individually or in the aggregate, results in a material adverse effect on Maxtor (disregarding any qualifications relating to materiality or material adverse effects in the representations and warranties);

•	the performance and compliance by Maxtor in all material respects with the agreements and covenants contained in the merger agreement which are required to be performed or complied with at or prior to the closing of the merger, subject to the qualification that, for purposes of this condition, the covenants of Maxtor will generally be deemed to be performed or complied with in all material respects except where the failure to so perform or comply is the result of an intentional breach by Maxtor.

Additional Conditions to Maxtor’s Obligations. Maxtor’s obligation to complete the merger is further subject to following conditions:

•

Seagate’s representations and warranties in the merger agreement being true and correct in all respects as of the date of the merger agreement and as of the closing date (except to the extent the representations and warranties speak to an earlier date), subject to the qualification that, for purposes of this condition, Seagate’s representations and warranties will generally be deemed to be true and correct in all material respects except where the failure to be so true and correct, individually or in the aggregate, results in a material adverse effect on Seagate (disregarding any qualifications relating to materiality or material adverse effects in the representations and warranties);

•	the performance and compliance by Seagate in all material respects with the agreements and covenants contained in the merger agreement which are required to be performed or complied with at or prior to the closing of the merger;

•	the absence of any fact, event, change, development, circumstance or effect since the date of the merger agreement which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on Seagate and Maxtor (taken as a whole); and

•	the approval of the listing of Seagate common shares to be issued in the merger on the New York Stock Exchange, subject to official notice of issuance

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to the completion of the merger by mutual written consent of the parties, if authorized by each of their respective boards of directors, or by either Seagate or Maxtor if:

•	any governmental entity which must grant a requisite regulatory approval denies approval of the merger and such denial has become final and nonappealable;

•	any governmental entity located in a jurisdiction where either Seagate or Maxtor have substantial revenues or operations has issued an injunction, judgment or order or taken any other action prohibiting the merger and such injunction, judgment or order or other action has become final and nonappealable;

•	the merger is not completed on or before March 20, 2007;

•	the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach (i) is not cured within 30 days of written notice of the breach or cannot by its nature be cured prior to March 20, 2007 and (ii) as a result of the breach, one or more of the relevant closing conditions are not capable of being satisfied prior to March 20, 2007, such that the terminating party would not be obligated to effect the merger (and the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement);

•	the adoption of the merger agreement has been put to a vote by the Maxtor stockholders and the Maxtor stockholders fail to adopt the merger agreement; or

•	the approval of the issuance of Seagate common shares in the merger has been put to a vote by the Seagate shareholders and the Seagate shareholders fail to approve such issuance.

The merger agreement may also be terminated by Seagate if:

•	Maxtor has materially breached its “non-solicitation” obligations in any respect adverse to Seagate, or Maxtor’s board has failed to recommend the merger to Maxtor stockholders or withdrawn, modified or changed in a manner adverse to Seagate its recommendation of the merger (or publicly disclosed its intention to withdraw, modify or adversely change its recommendation) or has breached its obligations to call, give notice of, convene and hold a meeting of Maxtor stockholders.

The merger agreement may also be terminated by Maxtor:

•	in order for Maxtor to enter into a definitive agreement with respect to a superior proposal subject to compliance with the provisions of the merger agreement described under “—Permitted Action in Respect of a Superior Proposal” above.

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Seagate nor Maxtor will have any liability under the merger agreement, except that:

•	except to the extent otherwise expressly provided in the merger agreement, both Seagate and Maxtor will remain liable for any willful breach of the merger agreement; and

•	designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information, and, if applicable, the termination fees described below, will survive the termination.

Termination Fees

The merger agreement provides that Maxtor will be required to pay a termination fee of $53 million to Seagate in the following circumstances:

•	if Seagate terminates the merger agreement due to Maxtor’s material breach of its “non-solicitation” obligations described under “—No Solicitation of Alternative Transactions,” or Maxtor’s board of directors’ failure to recommend the merger to Maxtor stockholders or withdrawal, modification or change in its recommendation of the merger in a manner adverse to Seagate or failure to call, give notice of, convene and hold a meeting of Maxtor stockholders;

•	if Maxtor terminates the merger agreement prior to the adoption of the merger agreement by Maxtor stockholders in order to enter into a definitive agreement with respect to a superior proposal;

•	if Maxtor terminates the merger agreement due to the failure of Maxtor stockholders to adopt the merger agreement at the Maxtor stockholders meeting if at the time of such termination Seagate has the right to terminate the merger agreement due to (i) Maxtor’s board having failed to recommend the adoption of the merger agreement in this joint proxy statement/prospectus or having withdrawn or modified or changed in a manner adverse to Seagate its recommendation of the merger (or having publicly disclosed its intention to withdraw, modify or adversely change its recommendation), (ii) Maxtor materially breaching the nonsolicitation provisions in the merger agreement in a manner adverse to Seagate or (iii) Maxtor failing to call, give notice of or convene and hold the Maxtor annual meeting; or

•	if either Seagate or Maxtor terminates the merger agreement due to the failure of Maxtor stockholders to adopt the merger agreement at the Maxtor stockholder meeting, and (i) an acquisition proposal has been publicly announced (or any person has publicly announced an intention to make an acquisition proposal) at any time prior to the Maxtor stockholder meeting, (ii) such acquisition proposal has not been absolutely and unconditionally withdrawn and abandoned more than 10 days prior to the Maxtor stockholder meeting, and (iii) Maxtor enters into a definitive agreement with respect to, or consummates, any acquisition proposal within 12 months after the termination of the merger agreement.

Seagate and Maxtor have agreed that payment in full of the termination fee constitutes full performance by Maxtor under the merger agreement with respect to termination of the merger agreement and is also Seagate’s and Merger Sub’s sole and exclusive remedy with respect to any breach by Maxtor of the merger agreement prior to the termination and that acceptance of the termination fee by Seagate will constitute a waiver by Seagate and Merger Sub of all other damages or remedies that might otherwise have been available to Seagate and Merger Sub.

In addition, Maxtor has agreed to pay to Seagate an amount equal to the fees and expenses actually incurred by Seagate in connection with the merger agreement through the date of termination if the merger agreement is terminated due to the failure of Maxtor stockholders to adopt the merger agreement at the Maxtor stockholder meeting under circumstances in which the termination fee would not be payable.

The merger agreement provides that Seagate will be required to pay a reverse termination fee of $300 million to Maxtor in the following circumstances:

•	if either Seagate or Maxtor terminates the merger agreement due to the final non-appealable denial of the merger by a governmental entity that must grant a requisite regulatory approval;

•	if either Seagate or Maxtor terminates the merger agreement due to the issuance of an injunction, judgment or order or the taking of any other action that prohibits the consummation of the merger by any governmental entity in a jurisdiction where either Seagate or Maxtor has substantial revenues or operations and such injunction, judgment, order or other action is final and non-appealable and relates to antitrust law or any other regulatory matter; or

•	if either Seagate or Maxtor terminates the merger agreement due to the failure to complete the merger on or before March 20, 2007, but only if at the time of such termination Maxtor stockholders have adopted the merger agreement unless the failure to adopt the merger agreement results from a breach by Seagate or Merger Sub of any of the covenants or agreements made by Seagate or Merger Sub in the merger agreement.

Maxtor and Seagate have agreed that payment in full of the reverse termination fee constitutes full performance by Seagate under the merger agreement with respect to termination of the merger agreement and is also Maxtor’s sole and exclusive remedy with respect to any breach by Seagate or Merger Sub of the merger agreement prior to the termination and that acceptance of the termination fee by Maxtor will constitute a waiver by Maxtor of all other damages or remedies that might otherwise have been available to Maxtor. Seagate and Maxtor have also agreed that Maxtor will be deemed to irrevocably waive and forfeit any right to collect the reverse termination fee in the event that Maxtor (i) does not reject or refuse to accept payment of the reverse termination fee within five business days of the date such payment is tendered or (ii) institutes any suit, claim, action or proceeding against Seagate or Merger Sub seeking any damages or remedies under or by reason of the merger agreement (other than payment of the reverse termination fee).

In addition, Seagate has agreed to pay to Maxtor the sum of $10 million plus an amount equal to the fees and expenses actually incurred by Maxtor in connection with the merger agreement through the date of termination if the merger agreement is terminated due to the failure of Seagate shareholders to approve the issuance of Seagate common shares in the merger at the Seagate shareholder meeting.

Amendment, Waiver and Extension of the Merger Agreement

Amendment

The parties may amend the merger agreement by action taken or authorized by their respective boards of directors. However, after the adoption of the merger agreement by the Maxtor stockholders, there may not be, without further approval of the Maxtor stockholders, any amendment to the merger agreement which changes the amount or changes the form of the consideration to be delivered to Maxtor stockholders in the merger or which adversely affects the intended tax treatment of the merger to Maxtor stockholders.

Extension; Waiver

At any time prior to the completion of the merger, Seagate and Maxtor, to the extent legally allowed, may:

•	extend the time for performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of the agreements or conditions contained in the merger agreement.

Fees and Expenses

In general, except with respect to the termination fees described under “—Termination of the Merger Agreement––Termination Fees” above, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expense.

THE VOTING AGREEMENTS

This section of this joint proxy statement/prospectus describes the material terms of the voting agreements entered into by certain Seagate shareholders in connection with the merger. The following summary is qualified in its entirety by reference to the complete text of the form of voting agreement, which is incorporated by reference and attached as Annex B to this joint proxy statement/prospectus. You are urged to read the full text of the form of voting agreement.

Contemporaneously with the execution and delivery of the merger agreement and as a condition to Maxtor entering into the merger agreement, certain significant shareholders of Seagate, as well as Seagate’s directors and executive officers entered into voting agreements with Maxtor. As of December 20, 2005, the Seagate shareholders who entered into these voting agreements owned an aggregate of 84,639,937 Seagate common shares, collectively representing approximately 17% of the Seagate common shares outstanding on that date. As of the record date of the Seagate extraordinary general meeting, these Seagate shareholders owned an aggregate of                  Seagate common shares, collectively representing         % of the Seagate common shares outstanding on that date.

The Seagate shareholders who are party to the voting agreements have agreed to vote all Seagate common shares beneficially owned by such shareholders in favor of any proposal to approve the issuance of Seagate common shares in the manner contemplated by, and subject to and in accordance with, the terms and conditions set forth in the merger agreement at every meeting of shareholders of Seagate called with respect to such proposal and at every postponement or adjournment of such meeting of shareholders. These Seagate shareholders have also agreed not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of such voting agreement. The agreement to vote the Seagate common shares applies to all Seagate common shares owned by such shareholder as of the record date for such proposal, regardless of whether a transfer (including an exempt transfer, as described below) of some or all of such shares occurs after the record date for such proposal.

Pursuant to the voting agreements, each of these Seagate shareholders has also appointed Maxtor as such shareholder’s proxy and attorney-in-fact to vote their Seagate common shares in favor of any proposal to approve the issuance of Seagate common shares pursuant to the merger agreement. The proxy and power of attorney granted pursuant to each voting agreement is irrevocable during the term of the voting agreement and revokes any and all prior proxies granted by such shareholder. The power of attorney granted by each shareholder is a durable power of attorney and survives the dissolution, bankruptcy, death or incapacity of such shareholder. The proxy and power of attorney granted pursuant to each voting agreement terminates upon the termination of the voting agreement.

Under the terms of the voting agreements, the Seagate shareholders party thereto may not, directly or indirectly, grant any proxies or enter into any voting trust or other agreement or arrangement that would transfer, limit or otherwise affect the rights of the shareholder with respect to the voting of any shares in respect of the proposal to approve the issuance of Seagate common shares pursuant to the merger agreement. Such shareholders have also agreed not to, directly or indirectly, transfer (other than an exempt transfer, as described below) any Seagate common shares, or any securities convertible into or exercisable or exchangeable for Seagate common shares, beneficially owned by such shareholder as of the date of the voting agreement or acquired after the date of the voting agreement, or any interest in the foregoing, unless the transferee executes a counterpart to the voting agreement, with such modifications as Maxtor may reasonably request, and agrees in writing to hold such shares, or any securities convertible into or exercisable or exchangeable for Seagate common shares, or such interest in the foregoing, subject to the terms and conditions of the voting agreement. The restriction on the transfer of Seagate common shares does not apply to exempt transfers, which include any (i) transfer or other grant of an economic or other pecuniary interest in or to the Seagate common shares (pursuant to the grant of an option, derivative interest or other similar arrangement), provided that the Seagate shareholder or other transferor retains all voting rights in respect of such Seagate common shares (which voting rights will remain subject to the voting obligations set forth in the voting agreements), (ii) transfers effected through an open market sale transaction, (iii) transfers made to an individual or entity in direct contemplation of an open market sale transaction (including a “block trade” to a broker-dealer or other similar transaction), or (iv) any transfer, other than to individuals or entities that are affiliates of a party to the voting agreement on the date of the voting agreement or the date of transfer, by a shareholder to its stockholders, partners or members in the form of pro rata dividends or distributions, whether upon liquidation or otherwise, of Seagate common shares that are immediately tradable in the hands of the transferee in open market sale transactions.

The voting agreements expire upon the earlier of the termination of the merger agreement, the effective time of the merger, or any modification, waiver or amendment of the merger agreement which results in an increase in the exchange ratio.

COMPARATIVE MARKET PRICE AND DIVIDEND DATA

Seagate

Seagate common shares are listed on the New York Stock Exchange under the symbol “STX”. The following table sets forth the high and low sale prices per share of Seagate common shares for the calendar quarters indicated, and the quarterly cash dividends paid per share in the periods indicated.

Calendar Quarter	High	Low	Dividend Declared
2004
First Quarter	$21.70	$14.99	$0.06
Second Quarter	16.48	11.50	0.06
Third Quarter	14.59	10.11	0.06
Fourth Quarter	18.21	12.30	0.06
2005
First Quarter	$20.20	$16.35	$0.06
Second Quarter	21.50	16.42	0.08
Third Quarter	20.08	14.50	0.08
Fourth Quarter	20.54	13.82	0.08
2006
First Quarter (through March 13, 2006)	$28.11	$19.69	$0.08

On December 20, 2005, the last full trading day before the public announcement of the merger agreement, the high and low sale prices of Seagate common shares as reported on the New York Stock Exchange were $19.66 and $19.41, respectively. On             , 2006, the last full trading day before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, the high and low sale prices of Seagate common shares as reported by the New York Stock Exchange were $             and $            , respectively.

As of             , 2006, the last date prior to the printing of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were approximately              holders of record of Seagate common shares.

Maxtor

Maxtor common stock is listed on the New York Stock Exchange under the symbol “MXO”. The following table sets forth the high and low sale prices per share of Maxtor common stock for the calendar quarters indicated. Maxtor did not declare or pay a dividend on its common stock during any of the calendar quarters indicated.

Calendar Quarter	High	Low
2004
First Quarter	$12.60	$7.72
Second Quarter	8.59	6.45
Third Quarter	6.63	3.57
Fourth Quarter	5.85	2.81
2005
First Quarter	$6.00	$4.18
Second Quarter	6.68	4.42
Third Quarter	6.24	4.15
Fourth Quarter	7.17	3.10
2006
First Quarter (through March 13, 2006)	$10.22	$6.85

On December 20, 2005, the last full trading day before the public announcement of the merger agreement, the high and low sale prices of Maxtor common stock as reported on the New York Stock Exchange were $4.53 and $4.38, respectively. On             , 2006, the last full trading day before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, the high and low sale prices of Maxtor common stock as reported by the New York Stock Exchange were $             and $            , respectively.

As of             , 2006, the last date prior to the printing of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were approximately              holders of record of Maxtor common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Seagate will acquire all of the outstanding common shares and options to purchase common shares of Maxtor in a stock for stock transaction announced on December 21, 2005. The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Seagate and Maxtor after giving effect to the acquisition of Maxtor by Seagate (the “Merger”) using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma condensed combined statements of operations for the six months ended December 30, 2005 and the fiscal year ended July 1, 2005 are presented as if the acquisition had occurred on July 3, 2004. The unaudited pro forma condensed combined balance sheet is presented as if the acquisition had occurred on December 30, 2005. You should read this information in conjunction with the:

•	accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	separate unaudited historical financial statements of Seagate as of and for the three- and six-month periods ended December 30, 2005, included in the Seagate quarterly report on Form 10-Q for the six months ended December 30, 2005, which is incorporated by reference into this document;

•	separate historical financial statements of Seagate as of and for the fiscal year ended July 1, 2005, included in the Seagate annual report on Form 10-K for the fiscal year ended July 1, 2005, which is incorporated by reference into this document; and

•	separate historical financial statements of Maxtor as of and for the fiscal years ended December 31, 2005 and December 25, 2004, included in the Maxtor annual report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference into this document.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

The unaudited pro forma condensed combined financial statements do not include the effects of:

•	likely revenue attrition which we expect will occur as a result of the Merger;

•	expected gross margin improvement in future quarters due to scale and leveraging of Seagate manufacturing platforms;

•	anticipated operating efficiencies and cost savings of approximately $300 million per year after the first full year of integration;

•	approximately $580 million of incremental capital spending in the first 18 to 24 months following the closing of the Merger; and

•	cash expenditures for restructuring and integration activities, and retention bonuses, aggregating approximately $500 million, during the first 12 months after the closing of the Merger. A substantial portion of these expenditures is expected to be related to restructuring at closing and therefore will be recorded as assumed liabilities from Maxtor and will increase goodwill, while the integration expenditures will adversely affect operating results. As discussed in Note 4, these charges are not reflected in the pro forma financial statements as planning for these activities is in the early stages and their impact cannot be fully determined.

Pursuant to the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, has been preliminarily allocated to assets acquired and liabilities assumed based on their respective fair values as of December 30, 2005. Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the Merger, the actual amounts recorded for the Merger may differ materially from the information presented. Seagate’s management, with the assistance of a third party valuation firm, has determined the preliminary fair value of the intangible assets and tangible assets acquired and liabilities assumed at the pro forma balance sheet date of December 30, 2005. These allocations are subject to change pending further review of the fair value of the assets acquired and liabilities assumed as well as the impact of potential restructuring activities and actual transaction costs. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of Maxtor’s operations up to the closing date of the Merger.

Since the final valuation associated with unearned compensation related to stock options and restricted stock units held by Maxtor employees will be calculated at the closing date of the Merger, the amount allocated to this item may change materially depending on the price of Seagate common shares or the number of Maxtor unvested options and restricted stock units outstanding as of the closing date. Assuming that the Merger had closed on December 30, 2005, the amount of the compensation charge we would record associated with Maxtor employees would be approximately $22 million in the first year after the closing of the Merger with the remaining $32 million recorded over the second and third years after the closing of the Merger.

Seagate and Maxtor have different fiscal year ends which end on the Friday closest to June 30 and the last Saturday in December, respectively. As such, Maxtor’s historical results have been aligned to more closely conform to those of Seagate. In addition, certain reclassifications have been made to Maxtor’s historical financial statements to conform to the presentation used in Seagate’s historical financial statements. Such reclassifications had no effect on Maxtor’s previously reported results of operations.

The unaudited pro forma condensed combined statement of operations for the six months ended December 30, 2005 has been derived from:

•	the unaudited historical condensed consolidated statement of operations of Seagate for the six months ended December 30, 2005; and

•	the unaudited historical condensed consolidated statement of operations of Maxtor for the two quarters ended December 31, 2005;

The unaudited pro forma condensed combined statement of operations for the year ended July 1, 2005 has been derived from:

•	the audited historical consolidated statement of operations of Seagate for the year ended July 1, 2005; and

•	the unaudited historical condensed consolidated statements of operations of Maxtor for the four quarters ended July 2, 2005.

The unaudited pro forma condensed combined balance sheet as of December 30, 2005 has been derived from:

•	the unaudited historical condensed consolidated balance sheet of Seagate as of December 30, 2005; and

•	the audited historical consolidated balance sheet of Maxtor as of December 31, 2005.

SEAGATE TECHNOLOGY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended December 30, 2005

(in millions, except per share data)

	For the Six Months Ended Dec. 30, 2005 Seagate	For the Two Quarters Ended Dec. 31, 2005 Maxtor	Pro Forma Adjustments		Pro Forma Combined
Revenue	$4,388	$1,896	$2	(a)	$6,286

Cost of revenue	3,262	1,704	(41	)(b)	4,925
Product development	378	147	(5	)(c)	520
Marketing and administrative	195	70	(4	)(d)	261
Amortization of intangibles	—	—	19	(e)	19
Restructuring	4	4	—		8

Total operating expenses	3,839	1,925	(31)		5,733

Income (loss) from operations	549	(29)	33		553
Interest income	29	7	—		36
Interest expense	(24)	(18)	1	(f)	(41)
Other, net	9	8	—		17

Other income (expense), net	14	(3)	1		12

Income (loss) before income taxes	563	(32)	34		565
Provision for income taxes	4	1	(5	)(g)	—

Net income (loss)	$559	$(33)	$39		$565

Net income per share:
Basic	$1.16				$0.98
Diluted	1.10				0.92
Number of shares used in per share calculations:
Basic	480		95	(h)	575
Diluted	506		114	(h)	620

SEAGATE TECHNOLOGY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended July 1, 2005

(in millions, except per share data)

	For the Year Ended July 1, 2005 Seagate	For the Four Quarters Ended July 2, 2005 Maxtor	Pro Forma Adjustments		Pro Forma Combined
Revenue	$7,553	$3,953	$(54	)(a)	$11,452

Cost of revenue	5,880	3,574	80	(b)	9,534
Product development	645	302	(11	)(c)	936
Marketing and administrative	306	139	(8	)(d)	437
Amortization of intangibles	—	10	29	(e)	39
Restructuring	—	80	—		80

Total operating expenses	6,831	4,105	90		11,026

Income (loss) from operations	722	(152)	(144)		426
Interest income	36	8	—		44
Interest expense	(48)	(32)	2	(f)	(78)
Other, net	22	—	—		22

Other income (expense), net	10	(24)	2		(12)

Income (loss) before income taxes	732	(176)	(142)		414
Provision for income taxes	25	—	(18	)(g)	7

Net income (loss)	$707	$(176)	$(124)		$407

Net income per share:
Basic	$1.51				$0.72
Diluted	1.41				0.67
Number of shares used in per share calculations:
Basic	468		95	(h)	563
Diluted	502		114	(h)	616

SEAGATE TECHNOLOGY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 30, 2005

(in millions)

	Dec. 30, 2005 Seagate	Dec. 31, 2005 Maxtor	Pro Forma Adjustments		Pro Forma Combined
Cash and cash equivalents	$768	$498	$—		$1,266
Short-term investments	983	68	—		1,051
Accounts receivable, net	1,091	418	—		1,509
Inventories	505	240	1	(i)	746
Other current assets	151	106	30	(j)	287

Total Current Assets	3,498	1,330	31		4,859

Property, equipment and leasehold improvements, net	1,606	335	(129	)(i)	1,812
Goodwill and other intangibles	32	490	1,620	(k)	2,142
Other non-current assets	298	23	(87	)(j)	234

Total Assets	$5,434	$2,178	$1,435		$9,047

Accounts payable	$1,057	$677	$—		$1,734
Accrued employee compensation	225	52	—		277
Accrued expenses	405	241	27	(l)	673
Accrued income taxes	41	8	4	(m)	53
Current portion of long-term debt	—	6	—		6

Total Current Liabilities	1,728	984	31		2,743
Other liabilities	192	65	35	(n)	292
Long-term debt, less current portion
8% Senior notes	400	—	—		400
2.375% Convertible senior notes	—	326	—		326
6.8% Convertible senior notes	—	136	3	(o)	139
5.75% Subordinated debentures	—	59	(6	)(o)	53
Other long-term debt	—	55	—		55

Total Liabilities	2,320	1,625	63		4,008

Shareholders’ Equity	3,114	553	1,372	(p)	5,039

Total Liabilities and Shareholders’ Equity	$5,434	$2,178	$1,435		$9,047

1.    BASIS OF PRO FORMA PRESENTATION

On December 20, 2005, Seagate and Maxtor entered into a definitive merger agreement and announced the merger on December 21, 2005 under which Maxtor will become a wholly-owned subsidiary of Seagate in a transaction to be accounted for using the purchase method of accounting. The total estimated purchase price of approximately $2.0 billion is comprised of Seagate common shares and assumed stock options and restricted stock units.

The unaudited pro forma condensed combined balance sheet is presented to give effect to Seagate’s acquisition of Maxtor as if the transaction had been consummated on December 30, 2005. The statements of operations are presented as if the transaction had been consummated on July 3, 2004. The unaudited pro forma condensed combined balance sheet provides for the issuance of approximately 95 million Seagate common shares, based upon a fixed exchange ratio of 0.37 Seagate common shares for each outstanding share of Maxtor common stock as of December 30, 2005. The actual number of Seagate common shares to be issued will be determined based on the actual number of shares of Maxtor common stock outstanding at the closing date of the Merger. Under the purchase method of accounting, the fair value of the total consideration was determined using an average of Seagate’s closing share prices beginning two days before and ending two days after December 21, 2005, the date by which the acquisition was agreed to and announced. Based on a fixed exchange ratio of 0.37 Seagate common shares for each outstanding share of Maxtor common stock and the total number of Maxtor options outstanding at December 30, 2005, Seagate would assume Maxtor options to purchase an equivalent of approximately 9.3 million Seagate common shares at a weighted average exercise price of $15.64 per share. The actual number of Maxtor options to be assumed will be determined based on the actual number of Maxtor options outstanding at the closing date.

The fair value of options was estimated using the Black-Scholes valuation model and a stock price of $20.02 per share, which represents the average closing price of Seagate common shares from two trading days before to two trading days after the December 21, 2005 announcement date.

The total estimated equity purchase price of the Merger is as follows (in millions):

Fair value of Seagate common shares to be issued	$1,898
Estimated fair value of options and restricted stock units assumed	98
Direct transaction costs	20

Total estimated equity purchase price	$2,016

Preliminary Estimated Purchase Price Allocation

The preliminary allocation of the purchase price to Maxtor’s tangible and identifiable intangible assets acquired and liabilities assumed was based on their estimated fair values as of December 30, 2005. The valuation of these tangible and identifiable intangible assets and liabilities is subject to further management review and may change materially between the preliminary valuation date and the closing date of the Merger. Adjustments to these estimates may be included in the final allocation of the purchase price of Maxtor, if the adjustment is determined within the purchase price allocation period (up to twelve months from the closing date). The excess of the purchase price over the tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill. The total purchase price of $2.016 billion does not include the effect of restructuring (see Note 4) and has been allocated as follows (in millions):

Tangible assets acquired and liabilities assumed:
Cash and short-term investments	$566
Other current assets	765
Fixed assets	206
Other non-current assets	23
Accounts payable and accrued liabilities	(991)
Debt assumed (see Note 2)	(649)
Other liabilities	(100)
Identifiable intangible assets	315
In-process research and development	32
Unearned stock compensation	54
Goodwill	1,795

Total estimated purchase price	$2,016

Tangible assets acquired and liabilities assumed

We have estimated the fair value of tangible assets acquired and liabilities assumed. Some of these estimates are subject to change, particularly those estimates relating to deferred taxes and Merger-related restructuring costs (see Note 4). These estimates are based on a preliminary valuation dated as of December 30, 2005 and are subject to further review by management, which may result in material adjustments at the closing date of the merger. Furthermore, the fair values of the assets acquired and liabilities assumed may be affected and materially changed by the results of Maxtor’s operations up to the closing date of the Merger. The estimates related to deferred taxes are also subject to change. In addition, the unaudited pro forma condensed combined financial statements do not reflect adjustments to liabilities that will result from expected restructuring activities after the Merger closes, as planning for these activities is still in the early stages and therefore, the resulting costs cannot be fully estimated at present (see Note 4).

The following table summarizes the estimated fair value of the fixed assets acquired from Maxtor and their weighted average estimated useful lives at December 30, 2005 (dollars in millions):

	Preliminary Fair Value	Weighted- Average Useful Life (in years)
Buildings and improvements	$84	38
Land	8	N/A
Machinery and equipment	114	3

Total fixed assets	$206

Identifiable intangible assets

We have estimated the fair value of the acquired identifiable intangible assets, which are subject to amortization, using the income approach. These estimates are based on a preliminary valuation and are subject to further review by management and adjustments (which may be material) at the closing date of the Merger, which may reflect, among other things, the effect of Maxtor’s operations between the preliminary valuation date of December 30, 2005 and the closing date. The following table sets forth the components of these intangible assets and their weighted average estimated useful lives at December 30, 2005 (dollars in millions):

	Preliminary Fair Value	Weighted- Average Useful Life (in years)
Existing technology	$210	1
Customer relationships	83	3
Trade names	22	2

Total acquired identifiable intangible assets	$315

In-process research and development

In-process research and development (IPRD) represents Maxtor research and development projects that had not reached technological feasibility and had no alternative future use when acquired. Using the income approach to value the IPRD, Seagate determined that $32 million of the purchase price represents purchased in-process technology. Due to its non-recurring nature, the IPRD expense has been excluded from the unaudited pro forma condensed combined statements of operations. The IPRD costs will be expensed in Seagate’s consolidated financial statements in the period in which the transaction closes.

2.    LONG-TERM DEBT

Upon the closing of the Merger, Seagate will assume Maxtor’s outstanding debt, including Maxtor’s senior convertible notes. The senior notes will remain outstanding and convertible at the option of the holder, subject to their terms and conditions as set forth below (assuming that no other event occurs which would cause any adjustment to the conversion feature of such notes in accordance with their terms). Holders of the notes are not entitled to vote in connection with the Merger and do not need to take any action for this adjustment to occur. In addition, upon the closing of the Merger, Seagate will assume the obligations of Maxtor under the notes. In the event of conversion,

•	the 2.375% convertible senior notes convert into 56.6503 Seagate common shares for each $1,000 principal amount of notes. This amount is equal to the current conversion rate of 153.1089 multiplied by the 0.37 exchange ratio offered in the Merger; and

•	the 6.8% convertible senior notes convert into 30.1733 Seagate common shares for each $1,000 principal amount of notes. This amount is equal to the current conversion rate of 81.5494 multiplied by the 0.37 exchange ratio offered in the Merger.

The 2.375% convertible senior notes due 2012 were determined to have a fair market value substantially in excess of par value. In accordance with Accounting Principles Board Opinion No. 14, “Accounting for Convertible Debt Issued with Stock Purchase Warrants,” the 2.375% senior notes were recorded at par value and the substantial premium of $70 million was allocated to additional paid-in capital. All other debt was recorded at fair market value. See Note 3, (p).

3.    PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed combined balance sheet:

(a)	Seagate accounts for direct sales to retail customers using a sell-through method and Maxtor accounts for direct sales to retail customers using a sell-in method. This adjustment conforms Maxtor’s method of accounting for direct sales to retail customers to the method used by Seagate that will be the method used by the combined company.

(b)	Adjustments to cost of revenue (in millions):

	Six Months Ended December 30, 2005	Year Ended July 1, 2005
To reduce depreciation expense to reflect the lower basis of depreciable fixed assets acquired	$(42)	$(78)
To record the impact of an adjustment to conform the method of accounting for retail revenue recognition	3	(48)
To record amortization of acquired intangible assets – existing technology	—	210
To record the increased basis of inventory to fair value	—	1
To record amortization of unearned compensation related to Maxtor options assumed	2	4
To record a benefit related to above-market operating leases	(4)	(9)

	$(41)	$80

(c)	Adjustments to product development (in millions):

	Six Months Ended December 30, 2005	Year Ended July 1, 2005
To reduce depreciation expense to reflect the lower basis of depreciable fixed assets acquired	$(9)	$(18)
To record amortization of unearned compensation related to Maxtor options assumed	4	7

	$(5)	$(11)

(d)	Adjustments to marketing and administrative (in millions):

	Six Months Ended December 30, 2005	Year Ended July 1, 2005
To reduce depreciation expense to reflect the lower basis of depreciable fixed assets acquired	$(8)	$(15)
To record amortization of unearned compensation related to Maxtor options assumed	4	7

	$(4)	$(8)

(e)	Adjustments to amortization of intangibles (in millions):

	Six Months Ended December 30, 2005	Year Ended July 1, 2005
To eliminate Maxtor’s historical amortization of intangibles	$—	$(10)
To record amortization of acquired identifiable intangible assets, exclusive of existing technology	19	39

	$19	$29

(f)	To record the amortization of the net discount on the assumed debt and the elimination of the amortization of debt issuance costs.

(g)	To decrease the pro forma combined U.S. provision for income taxes to arrive at the amount that would have resulted had Seagate and Maxtor filed consolidated income tax returns during the periods presented. The income tax benefit attributable to the pro forma adjustments in excess of the amount recorded has been offset by a valuation allowance, as it is more likely than not that Maxtor’s deferred tax assets net of deferred tax liabilities will not be realized.

(h)	The pro forma number of shares used in per share calculations reflects the weighted average of Seagate common shares for each period presented combined with the outstanding Maxtor common shares at December 31, 2005, adjusted to reflect the exchange ratio of 0.37 Seagate common shares for each outstanding share of Maxtor common stock, including the impact of net shares to be issued to satisfy Maxtor outstanding stock options using the treasury stock method. Additionally, the 2.375% convertible senior notes due 2012 were determined to be dilutive, and therefore their impact on net income per share has been included for all periods presented.

(i)	To record fair value adjustments for inventory and fixed assets acquired from Maxtor.

(j)	Adjustments to other current and other non-current assets (in millions):

To eliminate Seagate’s direct acquisition related costs recorded as prepaid expense	$(6)
To record adjustment to short-term deferred tax assets	30
To record adjustment to long-term deferred tax assets	(81)

$(57)

(k)	Adjustments to goodwill and intangible assets (in millions):

To record the preliminary purchase price allocation to goodwill as though the acquisition had occurred on December 30, 2005	$1,795
To record the preliminary purchase price allocation to intangible assets as though the acquisition had occurred on December 30, 2005	315
To eliminate Maxtor goodwill and intangible assets from previous acquisitions	(490)

$1,620

(l)	Adjustments to accrued expenses (in millions):

To record accrual of direct acquisition related costs	$14
To record short-term portion of fair value of above-market operating leases	13

$27

(m)	To record the impact of Seagate and Maxtor filing consolidated U.S. income tax returns.

(n)	To record long-term portion of fair value of above-market operating leases.

(o)	To adjust long-term liabilities to reflect fair market values of debt assumed from Maxtor.

(p)	Adjustments to shareholders’ equity (in millions):

To record fair value of Seagate common shares issued	$1,898
To record fair value of vested Maxtor options assumed	44
To record immediate write-off of IPRD	(32)
To record write-off of Seagate U.S. deferred tax assets	(51)
To eliminate tax benefit of stock options	(4)
To record substantial premium on 2.375% convertible debt	70
To eliminate Maxtor stockholders’ equity	(553)

$1,372

4.    RESTRUCTURING COSTS RELATED TO POST-MERGER SEAGATE ACTIVITIES

As part of combining the two companies, Seagate expects to incur significant restructuring costs during the year commencing with the closing of the Merger. The restructuring costs will be primarily comprised of severance payments associated with Maxtor employees and costs to vacate certain Maxtor facilities that existed prior to the closing of the Merger. Seagate may also incur costs associated with canceling or reducing Maxtor’s existing purchase commitments for materials, equipment and services. The unaudited pro forma condensed combined financial statements do not reflect adjustments related to these restructuring costs, as management of Seagate and Maxtor have not yet determined all of the restructuring activities and therefore, estimates of these costs cannot be fully determined at this time. Certain liabilities associated with these restructuring activities will be recognized in the opening balance sheet in accordance with EITF Issue No 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” and will result in an increase in goodwill.

5.    TAX DISCLOSURES

Upon the combination of the two companies, Seagate expects that the companies’ respective U.S. entities would be taxed in the U.S. on a consolidated basis. The use of Maxtor’s U.S. losses to offset Seagate’s U.S. income would have eliminated Seagate’s U.S. tax liabilities for the periods covered. To account for this Seagate decreased the pro forma combined provision for income taxes by $18 million and $5 million for the year ended July 1, 2005 and the six months ended December 30, 2005, respectively.

At the closing of the Merger, Seagate expects to record a valuation allowance against substantially all of its U.S. deferred tax assets due to anticipated U.S. losses Maxtor is expected to incur subsequent to the merger. Due to the non-recurring nature of this increase in the valuation allowance, the $51 million provision for income taxes related to the increase in the valuation allowance has been excluded from the unaudited pro forma condensed combined statements of operations. The provision for income taxes will be expensed in Seagate’s consolidated financial statements in the period in which the Merger closes.

6.    CERTAIN NON-RECURRING ITEMS

At the time of the merger agreement, Seagate agreed to a Maxtor retention program that included cash retention bonuses to be paid to certain Maxtor employees. These bonuses will aggregate up to $100 million with 20% vesting upon the earlier of July 1, 2006 or the closing date and 80% vesting six months thereafter. The accompanying pro forma financial statements do not include the impact of these retention bonuses due to their non-recurring nature.

DESCRIPTION OF SEAGATE SHARE CAPITAL

The following description of Seagate’s share capital is based on Seagate’s third amended and restated memorandum and articles of association as currently in effect, which is referred to as the memorandum and articles of association. Seagate’s authorized share capital consists of 1,250,000,000 common shares with a par value of $0.00001 per share and 100,000,000 undesignated preferred shares, each with a par value of $0.00001 per share.

Seagate is a Cayman Islands exempted company and its affairs are governed by the memorandum and articles of association, the Companies Law (2004 Revision) and the common law of the Cayman Islands. The following are summaries of material provisions of the memorandum and articles of association and the Companies Law insofar as they relate to the material terms of Seagate’s share capital. This summary is qualified in its entirety by reference to applicable Cayman Islands law and the memorandum and articles of association. See “Where You Can Find More Information” beginning on page 147.

Common Shares

General. All the issued and outstanding common shares are fully paid and nonassessable. Certificates representing the common shares are issued in registered form. The common shares are issued when registered in the register of shareholders of Seagate, which is referred to as the Register of Members. The common shares are not entitled to any sinking fund or pre-emptive or redemption rights. Shareholders may freely hold and vote their shares. Neither the memorandum and articles of association nor Cayman Islands law imposes any limitations on the right of nonresident or foreign owners to hold or vote the common shares. As of March 9, 2006, there were 492,323,318 common shares outstanding.

Voting Rights. Each common share is entitled to one vote on all matters upon which the common shares are entitled to vote, including the election of directors. Voting at any meeting of shareholders is by a poll. Seagate’s articles of association do not provide for actions by written consent of shareholders.

The required quorum for a meeting of Seagate shareholders consists of a number of shareholders present in person or by proxy and entitled to vote that represents the holders of at least a majority of the issued voting share capital. Shareholders’ meetings are held annually and may only be convened by Seagate’s board of directors. At least ten days advanced notice is required to convene a shareholders’ meeting. Shareholders do not have the right to call a shareholders’ meeting.

Subject to the quorum requirements referred to in the paragraph above, any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the common shares cast in a general meeting of Seagate, while a special resolution requires the affirmative vote of two-thirds of the votes cast attaching to the common shares. A special resolution is required for matters such as a change of name, amending the memorandum and articles of association and placing Seagate into voluntary liquidation. Holders of common shares, which are currently the only shares carrying the right to vote at Seagate’s general meetings, have the power, among other things, to elect directors, ratify the appointment of auditors and make changes in the amount of the authorized share capital of Seagate.

Dividends. The holders of Seagate common shares are entitled to receive such dividends as may be declared by Seagate’s board of directors. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States, subject to a statutory solvency test.

Liquidation. If Seagate is to be liquidated, the liquidator may, with the approval of the Seagate shareholders, divide among the Seagate shareholders in cash or in kind the whole or any part of Seagate’s assets, may determine how such division shall be carried out as between Seagate shareholders or different classes of Seagate shareholders, and may vest the whole or any part of such assets in trustees upon such trusts for the benefit of Seagate shareholders as the liquidator, with the approval of Seagate shareholders, sees fit, provided that a Seagate shareholder shall not be compelled to accept any shares or other assets which would subject the shareholder to liability.

Miscellaneous. Share certificates registered in the names of two or more persons are deliverable to any one of them named in the share register, and if two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other.

Undesignated Preferred Shares

Pursuant to the articles of association, Seagate’s board of directors has the authority, without further action by the Seagate shareholders, to issue up to 100,000,000 preferred shares in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of Seagate common shares. Seagate’s board of directors, without Seagate shareholder approval, may issue preferred shares with voting, conversion or other rights that could adversely affect the voting power and other rights of holders of Seagate common shares. Subject to the directors’ duty of acting in the best interest of Seagate, preferred shares can be issued quickly with terms calculated to delay or prevent a change in control of Seagate or make removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of Seagate common shares, and may adversely affect the voting and other rights of the holders of Seagate common shares. No preferred shares have been issued and Seagate has no present plans to issue any preferred shares.

Inspection of Books and Records

The articles of association provide Seagate shareholders with the right to inspect the Register of Members and Seagate’s books and records.

Transfer Agent

Computershare Trust Company, Inc. is the transfer agent for Seagate common shares.

Listing

Seagate common shares are listed on the New York Stock Exchange under the trading symbol “STX”.

Prohibited Sale of Securities under Cayman Islands Law

An exempted company such as Seagate that is not listed on the Cayman Islands Stock Exchange is prohibited from making any invitations to the public in the Cayman Islands to subscribe for any of its securities.

Differences in Corporate Law

The Companies Law is modeled after that of England but does not follow recent United Kingdom statutory enactments and differs from laws applicable to United States corporations and their shareholders. For a summary of the significant differences between the provisions of the Companies Law applicable to Seagate and the provisions of the Delaware General Corporation Law applicable to Maxtor, see “Comparison of Shareholder Rights” beginning on page 105.

COMPARISON OF SHAREHOLDER RIGHTS

Seagate is incorporated under the laws of the Cayman Islands and Maxtor is incorporated under the laws of the State of Delaware. Upon completion of the merger, the memorandum and articles of association of Seagate in effect immediately prior to the effective time of the merger will be the memorandum and articles of association that will govern, together with the applicable laws of the Cayman Islands, the rights of Maxtor stockholders who receive Seagate common shares in the merger. The following discussion summarizes certain material differences between the rights of holders of Seagate common shares and Maxtor common stock resulting from the differences in their governing documents and the laws of the Cayman Islands and Delaware.

This discussion does not purport to be a complete statement of the rights of holders of Seagate common shares under applicable Cayman Islands law and Seagate’s memorandum and articles of association or the rights of holders of Maxtor common stock under applicable Delaware law and Maxtor’s certificate of incorporation and bylaws and is qualified in its entirety by reference to the governing corporate documents of Seagate and Maxtor and applicable law. See “Where You Can Find More Information” beginning on page 147.

Capital Stock

Seagate. Seagate’s memorandum of association authorizes 1,250,000,000 common shares, with a par value of US $0.00001 per share, and 100,000,000 undesignated preferred shares, with a par value of US $0.00001 per share. As of March 9, 2006, there were 492,323,318 Seagate common shares and no shares of Seagate preferred shares issued and outstanding.

Maxtor. Maxtor’s certificate of incorporation authorizes the issuance of 620,000,000 shares of capital stock, consisting of 525,000,000 shares of common stock, par value $0.01 per share, and 95,000,000 shares of preferred stock, par value $0.01 per share. As of March 9, 2006, there were 260,052,994 shares of Maxtor common stock and no shares of Maxtor preferred stock issued and outstanding.

Board of Directors

Seagate. Seagate’s articles of association provide that the number of directors on the Seagate board of directors shall not consist of fewer than one or more than fifteen directors and that Seagate’s board of directors will determine the actual number of directors from time to time by resolution. Seagate may from time to time by ordinary resolution increase or reduce the upper and lower limits on the number of directors, provided that, if shares of Seagate are listed on a securities exchange, the board of directors must include such number of independent directors as the relevant code, rules and regulations applicable to the listing of any shares on an exchange require. Seagate currently has 12 directors. Neither Cayman Islands law nor Seagate’s memorandum and articles of association contain provisions related to classified boards of directors. Directors may hold office for such term as the shareholders may determine by ordinary resolution, or until the next annual general meeting and until their successors are elected and qualified. There is no cumulative voting on the election of directors.

Maxtor. Maxtor’s certificate of incorporation and bylaws provide that the number of directors on the Maxtor board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Maxtor currently has 8 directors. Maxtor’s board of directors is divided into three classes, with each class comprising as near as possible to one-third of the total number of directors. All the directors of a particular class are elected in the same year for a three-year term of office; only one class of directors is up for election in any particular year. Under Delaware law, cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s charter. Maxtor’s certificate of incorporation does not expressly authorize cumulative voting.

Limitation on Personal Liability of Directors

Seagate. Cayman Islands law will not allow the limitation of a director’s liability for his own, fraud, willful neglect or willful default. Seagate’s articles of association provide for the elimination of personal monetary liability of directors, for any negligence, default, breach of duty or breach of trust, to the fullest extent permissible under the laws of the Cayman Islands; such elimination of personal monetary liability does not apply to (i) any fraud or dishonesty of a director, (ii) a director’s conscious, intentional or willful breach of such director’s obligation to act honestly, lawfully and in good faith with a view to the best interests of Seagate or (iii) any claims or rights of action to recover any gain, personal profit or other advantage to which the director is not legally entitled.

Maxtor. Maxtor’s certificate of incorporation provides for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of Delaware, except for liability (i) for any breach of a director’s loyalty to Maxtor or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. Maxtor’s certificate of incorporation further provides that if the Delaware General Corporation Law is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Interested Shareholders

Seagate. Neither Cayman Islands law nor Seagate’s memorandum and articles of association require special votes for combinations with interested shareholders.

Maxtor. Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a “business combination” (as defined below) with an “interested stockholder” (as defined below) for three years following the time that the stockholder becomes an interested stockholder. With certain exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

For purposes of Section 203, the term “business combination” is defined broadly to include:

•	mergers with or caused by the interested stockholder;

•	sales or other dispositions to the interested stockholder (except proportionately as a stockholder of the corporation of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation’s consolidated assets or its outstanding stock);

•	the issuance or transfer by the corporation or any subsidiary of stock of the corporation or the subsidiary to the interested stockholder (except for certain transfers in a conversion, exchange, pro rata distribution or certain other transactions, none of which increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s or the subsidiary’s stock);

•	any transaction involving the corporation or any subsidiary which has the direct or indirect effect of increasing an interested stockholder’s proportionate ownership of any class or series of the corporation’s or the subsidiary’s stock except for certain immaterial transactions; or

•	receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any subsidiary.

The three-year moratorium imposed on business combinations by Section 203 does not apply if:

•	prior to the time at which a stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•	the interested stockholder owns at least 85% of the corporation’s voting stock upon completion of the transaction that made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not permit employees to decide confidentially whether to accept a tender or exchange offer); or

•	at or subsequent to such time this person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

Section 203 does not apply if, among other things, the business combination is proposed before the completion or abandonment, and subsequent to the earlier of the public announcement or the notice required under Section 203, of a proposed transaction that:

•	constitutes a certain (a) merger or consolidation, (b) sale or other transfer of assets having an aggregate market value equal to 50% or more of the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation or (c) proposed tender or exchange offer for 50% or more of the corporation’s outstanding voting stock;

•	is with or by a person who was either not an interested stockholder during the last three years or who became an interested stockholder with the approval of the corporation’s board of directors or under certain other circumstances; and

•	is approved or not opposed by a majority of the board members elected prior to any person becoming an interested stockholder during the previous three years (or their chosen successors).

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation or its bylaws, or an amendment to its original certificate or bylaws that was approved by majority stockholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption. Maxtor has not opted out of Section 203.

Shareholder Protection Rights-Plans

Seagate. Seagate does not have a shareholder rights plan.

Maxtor. Maxtor does not have a shareholder rights plan.

Removal of Directors

Seagate. Seagate’s articles of association provide that directors may be removed, with or without cause, by ordinary resolution passed by a simple majority of the votes cast attaching to the common shares.

Maxtor. Maxtor’s certificate of incorporation and bylaws provide that, subject to the rights of holders of any preferred stock, directors may be removed at any time but only for cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Filling Vacancies on the Board of Directors

Seagate. Seagate’s articles of association provide that a vacancy on Seagate’s board may be filled by appointment by a majority vote of the remaining directors, provided that any director so appointed to fill a vacancy shall be approved or removed by a resolution of the shareholders at the next annual general meeting.

Maxtor. Maxtor’s certificate of incorporation and bylaws provide that, subject to the rights of the holders of any preferred stock, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. Any newly elected director shall hold office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.

Amendment of Governing Documents

Seagate. Under Cayman Islands law, Seagate’s memorandum and articles of association may only be amended by special resolution of its shareholders which requires the affirmative vote of two-thirds of the votes cast attaching to the common shares. Seagate’s board of directors may not effect amendments to Seagate’s memorandum and articles of association on its own. The Companies Law and Seagate’s articles of association allow for the approval of the following actions by ordinary resolution of its shareholders which requires a simple majority vote of the votes cast attaching to the common shares:

•	increase the share capital of Seagate;

•	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

•	divide the whole or any part of its share capital into shares of smaller amount than is fixed by Seagate’s memorandum of association or into shares without par value; and

•	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

Maxtor. Under the Delaware General Corporation Law, amendments to a corporation’s certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the Delaware General Corporation Law, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Maxtor’s certificate of incorporation corresponds with Delaware law except that it requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the total voting power of all outstanding shares entitled to vote generally in the election of directors, voting together as a single class, in order to amend the provisions of Maxtor’s certificate of incorporation relating to: (i) the processes of stockholder action, (ii) the number, election, term of office and removal of members of the board of directors, (iii) personal liability of the directors or (iv) the process and votes required for amending the certificate of incorporation and bylaws. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend bylaws. Maxtor’s certificate of incorporation and bylaws provide that Maxtor’s bylaws may be amended (i) by the affirmative vote of a majority of the directors present at any regular or special meeting of the board at which a quorum is present and (ii) by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the total voting power of all outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Meetings of Shareholders

Seagate. Under Seagate’s articles of association, a general meeting of shareholders is required to be held at least annually, the time and place of which will be set by the board of directors. Under Seagate’s articles of association, an extraordinary general meeting may be called only by a majority of the board of directors.

Maxtor. The Maxtor bylaws provide that annual meetings of stockholders are to be held on a date and at a time fixed by the board of directors. Under the Delaware General Corporation Law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Maxtor’s certificate of incorporation and bylaws permit a special meeting of the stockholders to be called only by the board of directors, the chairman of the board or the chief executive officer.

Indemnification of Officers, Directors and Employees.

Seagate. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or the consequences of committing a crime. Seagate’s articles of association provide for indemnification of officers and directors in a manner similar to the indemnification provisions of the Delaware General Corporation Law.

Maxtor. Under the Delaware General Corporation Law, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•	acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

•	in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate law permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that such person is not entitled to be so indemnified. Maxtor’s bylaws provide for the indemnification of its directors and officers to the fullest extent authorized by the Delaware General Corporation Law, as it exists and as amended (only to the extent such amendment permits Maxtor to provide broader indemnification rights).

Shareholder Approval of Business Combinations

Seagate. Cayman Islands law does not provide for mergers as that expression is understood under U.S. corporate law. While Cayman Islands law does have statutory provisions that provide for the reconstruction and amalgamation of companies, which are commonly referred to in the Cayman Islands as a “scheme of arrangement,” the procedural and legal requirements necessary to consummate these transactions are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States. Under Cayman Islands law and practice, a scheme of arrangement in relation to a solvent Cayman Islands company must be approved at a shareholders’ meeting by a majority of the company’s shareholders who are present and voting (either in person or by proxy) at such meeting. The shares voted in favor of the scheme of arrangement must also represent at least 75% of the value of each class of the company’s shareholders (excluding the shares owned by the parties to the scheme of arrangement) present and voting at the meeting. The convening of these meetings and the terms of the amalgamation must also be sanctioned by the Grand Court of the Cayman Islands. Although there is no requirement to seek the consent of the creditors of the parties involved in the scheme of arrangement, the Grand Court typically seeks to ensure that the creditors have consented to the transfer of their liabilities to the surviving entity or that the scheme of arrangement does not otherwise materially adversely affect creditors’ interests. Furthermore, the court will only approve a scheme of arrangement if it is satisfied that:

•	the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the scheme of arrangement is such as a businessman would reasonably approve; and

•	the scheme of arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

If the scheme of arrangement is approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

In addition, if a third party purchases at least 90% of Seagate’s outstanding shares pursuant to an offer within a four-month period of making such an offer, the purchaser may, during the following two months following expiration of the four-month period, require the holders of the remaining shares to transfer their shares on the same terms on which the purchaser acquired the first 90% of our outstanding shares. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Maxtor. Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by the holders of a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding stock of the corporation entitled to vote. Maxtor’s certificate of incorporation does not require a higher percentage. Therefore, under Delaware law, holders of a majority of the outstanding shares of Maxtor common stock must adopt the merger agreement.

The Delaware General Corporation Law also requires a special vote of stockholders of Maxtor in connection with a business combination with an “interested stockholder” as defined in section 203 of the Delaware General Corporation Law. See “—Interested Stockholders” above.

Shareholder Action Without A Meeting

Seagate. Cayman Islands law provides that shareholders may take action requiring a special resolution without a meeting only by unanimous written consent.

Maxtor. Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. The certificate of incorporation and bylaws of Maxtor prohibit stockholder action by written consent.

Shareholder Suits

Seagate. Seagate’s Cayman Islands counsel is not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, Seagate would normally be the proper plaintiff in any action brought on behalf of the company, and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or outside the scope of its corporate authority;

•	the act complained of, although not acting outside the scope of its corporate authority, could be effected only if authorized by more than a simple majority vote;

•	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

•	those who control the company are perpetrating a “fraud on the minority.”

Maxtor. Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the Delaware General Corporation Law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The Delaware General Corporation Law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Distributions and Dividends; Repurchases and Redemptions

Seagate. Seagate is not required to present proposed dividends to its shareholders for approval or adoption. Under Cayman Islands law and Seagate’s articles of association, the board of directors may from time to time declare the payment of dividends (including interim dividends) to the outstanding shareholders out of Seagate’s (i) profits, (ii) “share premium account,” which represents the excess of the price paid to Seagate on issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital; or (iii) any other account permitted by Cayman Islands law. However, no dividends may be paid if, after payment, Seagate would not be able to pay its debts as they come due in the ordinary course of business. Under Cayman Islands law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the company has, immediately following the date of payment, the ability to pay its debts as they come due in the ordinary course of the business.

Maxtor. The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Maxtor certificate of incorporation and bylaws contain no provisions restricting dividends on Maxtor common stock.

Under the Delaware General Corporation Law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Transactions with Officers or Directors

Seagate. Under Seagate’s articles of association, certain contracts or transactions in which one or more of a corporation’s directors or officers has an interest are not void, nor is any such director or officer liable to Seagate for any profit realized by any such contract or transaction by reason of such director or officer holding office or of the fiduciary relation thereby established if (a) such director or officer has declared the nature of his interest in such contract or transaction to Seagate’s board of directors and (b) the contract or transaction is approved by a majority of the disinterested directors, notwithstanding the fact that the disinterested directors may represent less than a quorum.

Maxtor. Under the Delaware General Corporation Law, certain contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the Delaware General Corporation Law, either (a) the stockholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved by a majority of disinterested directors, even though less than a majority of a quorum.

Dissenters’ Rights

Seagate. Neither Cayman Islands law nor Seagate’s memorandum and articles of association specifically provide for appraisal rights. However, in connection with the compulsory acquisition of shares by a 90% shareholder of a Cayman Islands company as described under “—Shareholder Approval of Business Combinations” above, a minority shareholder may apply to the Grand Court of the Cayman Islands within one month of receiving notice of the compulsory acquisition objecting to that acquisition. In these circumstances, the burden is on the minority shareholder to show that the Grand Court of the Cayman Islands should exercise its discretion to prevent the compulsory acquisition.

Maxtor. Under the Delaware General Corporation Law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Unless a corporation’s certificate of incorporation provides otherwise, these appraisal rights are not available:

•	with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation;

•	with respect to a merger or consolidation by the corporation the shares of which are either listed on a national securities exchange or NASDAQ or are held of record by more than 2,000 holders if the terms of the merger or consolidation allow the stockholders to receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or on NASDAQ or held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or

•	to stockholders of the corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is converted into an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if some other conditions are met.

OTHER MATTERS TO BE CONSIDERED AT THE SEAGATE EXTRAORDINARY GENERAL MEETING

Seagate Proposal 2: Possible Adjournment of Seagate Extraordinary General Meeting

If Seagate fails to receive a sufficient number of votes to approve the issuance of Seagate common shares in the merger, Seagate may propose to adjourn the extraordinary general meeting to a later date or dates to solicit additional proxies. If the proposal to adjourn the Seagate extraordinary general meeting is submitted to shareholders for approval, such approval will require the affirmative vote of a majority of the Seagate common shares represented and voting at the extraordinary general meeting.

The board of directors of Seagate Technology unanimously recommends that you vote FOR the proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to solicit additional proxies.

OTHER MATTERS TO BE CONSIDERED AT THE MAXTOR ANNUAL MEETING

Maxtor Proposal 2: Election of Directors

General

Maxtor’s board of directors currently consists of eight directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to earlier resignation or removal.

In May 2005, the board of directors increased the size of the board of directors from six (6) directors to seven (7) directors, increased the size of Class II to two directors and appointed Richard E. Allen as a Class II director. In August 2005, the board of directors increased the size of the board of directors from seven (7) directors to eight (8) directors, increased the size of Class II to three directors and appointed Kimberly E. Alexy as a Class II director. The appointments of Mr. Allen and Ms. Alexy were made on the recommendation of the nominating and corporate governance committee. Initially, Ms. Alexy and Mr. Allen were identified as potential board director nominees by Dr. Park, our Chief Executive Officer, and another executive officer, respectively.

The terms of the Class II directors will expire on the date of the upcoming annual meeting. Based on the recommendation of the nominating and corporate governance committee of the board of directors, the board of directors’ nominees for election by the stockholders are current Class II members of the board of directors, Charles Hill, Richard E. Allen and Kimberly E. Alexy. If elected, the nominees will serve as directors until the Annual Meeting of Stockholders in 2009 and until their successors are elected and qualified. The names and certain information about the nominees and continuing directors in each of the three classes of the board of directors are set forth below. If the merger of Maxtor and Seagate is consummated, Class II directors’ term will expire upon closing of the transaction.

It is intended that the proxy in the form enclosed will be voted, unless otherwise indicated, for the election of the nominees for election as Class II directors to board of directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the annual meeting, the proxies will be voted for the election of such other person as a substitute nominee as the board of directors may designate in the place of such nominee. If a quorum is present and voting, the nominees for Class II directors receiving the highest number of votes will be elected as Class II directors. Abstentions will be counted as present for purposes of determining if a quorum is present.

Nominees for Class II Directors

The names of the nominees for Class II directors and certain information about each are set forth below.

	Positions and Offices Held With Maxtor	Director Since	Class and Year in Which Term Will Expire	Age
Name
Charles Hill	Director	1992	Class II 2009	69
Richard E. Allen	Director	2005	Class II 2009	48
Kimberly E. Alexy	Director	2005	Class II 2009	35

Charles Hill has been a member of Maxtor’s board of directors since March 1992. He has been a Senior Research Fellow at the Hoover Institution, Stanford University, since 1989. Mr. Hill was executive aide to former U.S. Secretary of State George P. Shultz from 1985 through 1989 and served as Special Consultant to the Secretary General of the United Nations from 1992 to 1996. Mr. Hill has held a number of distinguished foreign service positions, including serving as a speech writer to former U.S. Secretary of State Henry Kissinger in 1975. At present, he is the Distinguished Fellow in International Studies and lecturer at Yale University.

Richard E. Allen has been a member of Maxtor’s board of directors since May 2005. Mr. Allen was the Chief Financial Officer of J.D. Edwards & Co., an enterprise application software company, from January 1990 to February 2004, and had held several senior management positions and titles since joining J.D. Edwards in August 1985. Mr. Allen served as a member of J.D. Edwards’ board of directors from September 1991 to July 2003. In his various capacities with J.D. Edwards, Mr. Allen had responsibility for the company’s finance, accounting, treasury, investor relations, internal audit, acquisition, legal, real estate and administrative activities. Since March 2004, Mr. Allen has been working as a self-employed consultant. Mr. Allen received a bachelor’s degree in business administration with a concentration in accounting in 1979 from Colorado State University. He is a member of the American Institute of Certified Public Accountants, the Colorado Society of Certified Public Accountants, Financial Executives Institute and the National Association of Corporate Directors. He serves on the board of RightNow Technologies, Inc. and the Denver Seminary and is a member of the Colorado State University Development Council and School of Business Global Leadership Council.

Kimberly E. Alexy has been a member of Maxtor’s board of directors since August 2005. In November 2005, Ms. Alexy founded Alexy Capital Management, a private investment firm currently investing family money, where she serves as Principal. Since September 2003, Ms. Alexy has also been working as an independent consultant. She previously served as Senior Vice President and Senior Equity Research Analyst for Prudential Equity Group, LLC (formerly known as Prudential Securities Inc., which is referred to as “Prudential”), a full-service brokerage firm, from September 1998 to March 2003. In her various capacities with Prudential, Ms. Alexy had responsibility for the company’s domestic and international relationships with leading institutional money managers, hedge funds and financial analysts, as well as for the analysis, financial modeling, valuation and ratings for Prudential’s hardware technology stocks. From July 1995 to October 1998, Ms. Alexy served as Vice President of Equity Research for Lehman Brothers Inc., and from 1993 to 1995, she served as Assistant Vice President, Corporate Finance for Wachovia Bank, N.A. Ms. Alexy received a bachelor’s degree in psychology from Emory University and an M.B.A. with a concentration in finance and accounting from the College of William and Mary. She also serves on the board of directors of Dot Hill Systems and is a Chartered Financial Analyst.

Directors Not Standing for Election

The names and certain information about the continuing members of the board of directors who are not standing for election at this year’s Annual Meeting are set forth below.

Name	Positions and Offices Held With Maxtor	Director Since	Class and Year in Which Term Will Expire	Age
Dr. C.S. Park	Chairman of the Board and Chief Executive Officer	1994	Class I 2008	58
Charles F. Christ	Director	1995	Class I 2008	67
Gregory E. Myers	Director	2003	Class I 2008	55
Charles M. Boesenberg	Lead Director	2003	Class III 2007	57
Michael R. Cannon	Director	1996	Class III 2007	53

Dr. C.S. Park has been our Chief Executive Officer since November 2004. He has served as Chairman of Maxtor’s board of directors since May 1998 and has served as a member of Maxtor’s board of directors since February 1994. Dr. Park previously served as Investment Partner and Senior Advisor at H & Q Asia Pacific, a private equity firm, from April 2004 to September 2004 and as a Managing Director from November 2002 to March 2004. Dr. Park served as President and Chief Executive Officer of Hynix Semiconductor, Inc. (“HSI”) from March 2000 to May 2002, and from June 2000 to May 2002 he also served as its Chairman. Dr. Park served as Chairman of Hynix Semiconductor America Inc. (“Hynix”) from September 1996 to May 2002, and from September 1996 to September 1999 he also served as its President and Chief Executive Officer. From September 1996 to May 1998, Dr. Park served as Vice Chairman of Maxtor’s board of directors. Dr. Park served as Maxtor’s President and Chief Executive Officer from February 1995 until July 1996. From 1993 until his appointment as President and Chief Executive Officer of Maxtor in 1995, he was Chairman, President and Chief Executive Officer of Axil Computer, Inc., a workstation computer manufacturer. Dr. Park also serves on the boards of STATS ChipPAC, Ltd., and Smart Modular Technologies, Inc. commencing August 2004 and June 2004, respectively. Dr. Park serves on the audit committee of Smart Modular Technologies, Inc.

Charles F. Christ has been a member of Maxtor’s board of directors since August 1995. He has served as Chairman of the board of directors of Dot Hill Systems Corp. since July 2000, and as a director at Agilysys, Inc., a technology solutions company, since July 1997. Mr. Christ serves on the audit committees of both Dot Hill Systems and Agilysys. Previously, Mr. Christ was President, Chief Executive Officer and a member of the board of directors of Symbios, Inc., a semiconductor and storage product company, from 1997 to 1998. From 1994 to 1997, Mr. Christ was Vice President and General Manager of the Components Division of Digital Equipment Corporation, a computer hardware and software company.

Gregory E. Myers has been a member of Maxtor’s board of directors since August 2003. Mr. Myers served as Vice President of Finance and Chief Financial Officer of Symantec Corporation, a provider of Internet security technology, from January of 1999 to December 2005. Currently, Mr. Myers is a private investor. Prior to his role as Symantec’s Chief Financial Officer, Mr. Myers served Symantec in various senior finance positions since September 1993. Mr. Myers also served on the board of directors of Inktomi Corporation, an internet software company, before it was acquired by Yahoo! Inc. in March 2003.

Charles M. Boesenberg has been a member of Maxtor’s board of directors since January 2003 and was appointed as Lead Director in November 2004. He has served as President and Chief Executive Officer of NetIQ Corporation, a systems and security management and web analysis software company, since January 2002, was named Chairman of the board of directors in August 2002, and in April 2005 Mr. Boesenberg’s title was changed to Chief Executive Officer and Chairman of the board of directors. From March 2000 to January 2002, he was President of Post PC Ventures, a management and investment company. From December 1998 to February 2000, Mr. Boesenberg served as President and Chief Executive Officer of Integrated Systems, Inc., a systems software company. Before joining Integrated Systems, Mr. Boesenberg was President and Chief Executive Officer of Magellan Corporation, a satellite access products company, which was the surviving corporation of a merger with Ashtech, Inc. Mr. Boesenberg assumed the position of President and Chief Executive Officer in January 1995 with Ashtech. Mr. Boesenberg held senior executive positions with a number of leading high-technology companies prior to 1995, including IBM and Apple Computer, Inc. He served on the board of directors of Macromedia, Inc. from December 2004 until December 2005 and on the board of directors of Symantec Corporation, a provider of Internet security technology, from June 1994 until September 2002. Mr. Boesenberg has been a member of the board of directors of Onyx Software Corporation since December 2005.

Michael R. Cannon has been a member of Maxtor’s board of directors since July 1996. In January 2003, he joined Solectron Corporation, an electronics manufacturing services company, as President, Chief Executive Officer, and a member of the board of directors. From July 1996 until January 2003, he served as Maxtor’s President and Chief Executive Officer. From 1993 until joining Maxtor, Mr. Cannon held several senior management positions with IBM’s Storage Systems Division, including Vice President of the Personal Storage Systems Business Unit, Vice President of Product Design and Vice President of Worldwide Manufacturing. Prior to joining IBM, Mr. Cannon worked at several companies in the disc drive industry, including Control Data Corporation’s Imprimis Technology spin-off. Since 2003, Mr. Cannon has served as a member of the board of directors of Adobe Systems Inc., a computer software company, and the Silicon Valley Leadership Group, a nonprofit organization. In January 2005, Mr. Cannon became Vice Chairman of the Silicon Valley Leadership Group board of directors.

Board of Directors of Maxtor Corporation

Board Independence

The board of directors has determined that, except for Dr. Park who currently serves as Maxtor’s Chief Executive Officer, each of the directors of Maxtor has no material relationship with Maxtor and is otherwise

“independent” in accordance with the applicable listing requirements of the New York Stock Exchange (“NYSE”). In making that determination, the board of directors considered all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The board of directors also applied the following standards, set forth in Maxtor’s Corporate Governance Guidelines, which provide that a director will not be considered independent if he or she:

•	is currently an employee of Maxtor or whose immediate family member is currently an executive officer of Maxtor;

•	has been an employee of Maxtor within the past three years or whose immediate family member has been an executive officer of Maxtor within the past three years;

•	has received, or whose immediate family member has received, more than $100,000 during any twelve month period within the past three years in direct compensation from Maxtor (other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);

•	is, or an immediate family member is, a current partner of a firm that is Maxtor’s internal or external auditor, the director is a current employee of such firm, the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Maxtor’s audit within that time;

•	is employed or has been employed within the past three years, or whose immediate family member is employed or has been employed within the past three years, as an executive officer of another company where any of Maxtor’s present executive officers serves or has served on the other company’s compensation committee; or

•	is a current employee, or whose immediate family member is a current executive officer, of another company that has made payments to or received payments from Maxtor for property or services in an amount which exceeds in any of the last three fiscal years the greater of $1 million or 2% of such other company’s consolidated gross annual revenues.

Board Structure and Meetings

During fiscal 2005, the board of directors held twenty seven (27) meetings. The non-management members of the board of directors also met in regularly scheduled executive sessions without management present.

Dr. C.S. Park, who serves as Maxtor’s Chief Executive Officer, is also Chairman of the Board. Mr. Boesenberg serves as Maxtor’s Lead Director. As Lead Director, Mr. Boesenberg’s responsibilities include:

•	Chair executive sessions of the independent directors;

•	Serve as liaison between the Chairman and the independent directors, including communicating to the Chairman, as appropriate, the results of executive sessions of the independent directors;

•	Ensure that independent directors have adequate opportunities to meet without management present, including authority to call meetings of the independent directors;

•	Serve as designated contact for communication to independent directors as required by the Securities and Exchange Commission (the “SEC”) and NYSE standards, including being available for consultation and direct communication with major stockholders;

•	Approve the agenda and information sent in connection with Board meetings and ensure that the other independent directors also have an opportunity to provide input on the agenda;

•	Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	Chair Board meetings if the Chairman is unable to attend.

At executive sessions, the Chairman of the Board serves as Presiding Director unless a Lead Director has been appointed, in which case the Lead Director acts as the Presiding Director. In the absence of the Chairman of the Board or the Lead Director, as applicable, at any such executive session, the Chair of the nominating and corporate governance committee will serve as Presiding Director, and in the absence of the Chair of the nominating and corporate governance committee, the Chair of the audit committee will serve as Presiding Director.

Stockholders and other interested parties may communicate with the Presiding Director, or with any and all other members of the board of directors, by mail addressed to the intended recipient c/o Corporate Secretary, Maxtor Corporation, 500 McCarthy Boulevard, Milpitas, California 95035, by facsimile to (408) 894-4099 or by e-mail to CorporateSecretary@maxtor.com. The Corporate Secretary will maintain a log of such communications and transmit them promptly to the identified recipient, unless there are safety or security concerns that mitigate against further transmission. The intended recipient shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Standing committees of the board of directors include the audit committee, the compensation committee, the stock option committee and the nominating and corporate governance committee. During fiscal 2005, no director attended or participated in less than 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by any of the committees of the board of directors on which such director served. Directors are also expected to attend the annual meetings of the stockholders of Maxtor absent an unavoidable and irreconcilable conflict. All incumbent directors attended the 2005 annual meeting of stockholders.

Corporate Governance and Board Committees

The board of directors has adopted corporate governance principles that address the composition of and policies applicable to the Board. Maxtor’s corporate governance principles, set forth as Corporate Governance Guidelines, are available in the Corporate Governance section of Maxtor’s website at http://www.shareholder.com/maxtor/governance.cfm, or in print by writing to the Corporate Secretary at Maxtor Corporation, 500 McCarthy Boulevard, Milpitas, California 95035. On February 18, 2005, the board of directors amended Maxtor’s Corporate Governance Guidelines to coordinate its terms with the November 2004 revisions to the NYSE’s corporate governance listing standards, and to require that in the event the positions of Chairman and Chief Executive Officer are held by the same individual, the board of directors shall appoint a Lead Director to perform the duties described above. A revised version of the Corporate Governance Guidelines was promptly placed on our website.

The board of directors has also adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of Maxtor, and the Code of Business Conduct and Ethics is available in the Corporate Governance section of Maxtor’s website at http://www.shareholder.com/maxtor/governance.cfm, or in print by writing to the Corporate Secretary at Maxtor Corporation, 500 McCarthy Boulevard, Milpitas, California 95035. Any amendments or waivers to the Code of Business Conduct and Ethics relating to the executive officers or directors of Maxtor will be disclosed promptly, and in any event within four business days, on our website.

The board of directors has also adopted a written charter for each of the audit committee, compensation committee and nominating and corporate governance committee. Each charter is available in the Corporate Governance section of Maxtor’s website at http://www.shareholder.com/maxtor/governance.cfm, or in print by writing to the Corporate Secretary at Maxtor Corporation, 500 McCarthy Boulevard, Milpitas, California 95035.

Audit Committee. The functions of the audit committee include the oversight of the integrity of Maxtor’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of Maxtor’s independent registered public accounting firm, including reviewing their independence and reviewing and pre-approving any audit and permissible non-audit services that may be performed by them, reviewing with management and Maxtor’s independent registered public accounting firm and internal auditors the adequacy of internal financial controls, reviewing the performance of Maxtor’s internal audit function, reviewing Maxtor’s critical accounting policies and the application of accounting principles and preparing any report required under the rules of the SEC. The audit committee held twenty-three (23) meetings during the last fiscal year. The report of the audit committee is included in this joint proxy statement/prospectus on page 140.

The current members of the audit committee are Messrs. Myers (Chairman), Christ and Allen. Mr. Boesenberg submitted his resignation as a member of Maxtor’s audit committee, effective May 12, 2005. Mr. Allen was appointed to the audit committee effective May 12, 2005, filling the vacancy on the audit committee. The board of directors has determined that each current member of the audit committee is “independent,” as such term is defined under the NYSE listing standards and the rules and regulations of the SEC. The board of directors has also determined that each member of the audit committee is financially literate as the board of directors interprets such term in its business judgment. The board of directors has further determined that Mr. Myers is an “audit committee financial expert” as defined by the SEC and has accounting or related financial management expertise as required by applicable NYSE listing standards, as the board of directors interprets such term in its business judgment.

Compensation Committee. The compensation committee is responsible for determining policies relating to the compensation of Maxtor’s executive officers, reviewing and approving the compensation of the executive officers of Maxtor, including the Chief Executive Officer, reviewing director compensation and preparing any report required under SEC rules. The compensation committee held fourteen (14) meetings during the last fiscal year. The current members of the compensation committee are Messrs. Boesenberg (Chairman), Christ and Allen. Mr. Hill submitted his resignation as a member of Maxtor’s compensation committee, effective May 12, 2005. Mr. Allen was appointed to the compensation committee effective May 12, 2005, filling the vacancy on the compensation committee. The board of directors has determined that each member of the compensation committee is “independent,” as such term is defined under the NYSE listing standards. The report of the compensation committee is included in this joint proxy statement/prospectus on page 135.

Stock Option Committee. Upon extension of authority of the board of directors, the stock option committee is authorized to grant, subject to limitations and guidelines established by the compensation committee, stock option and other stock-based awards under Maxtor’s 2005 Performance Incentive Plan, and, prior to its termination, under Maxtor’s Amended and Restated 1996 Stock Option Plan, to eligible employees (other than executive officers). Dr. Park is the sole member of the stock option committee.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee is responsible for identifying individuals qualified to become members of the board of directors, recommending to the board of directors director nominees for each election of directors, developing and recommending to the board of directors criteria for selecting qualified director candidates, considering committee member qualifications, appointment and removal, recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to Maxtor, evaluating the Chief Executive Officer at least annually, conducting a periodic review of Maxtor’s succession planning, providing oversight in the evaluation of the board of directors and each committee and developing policies for director continuing education and director orientation. The nominating and corporate governance committee held eight (8) meetings during the last fiscal year.

The current members of the nominating and corporate governance committee are Messrs. Boesenberg and Hill (Chairman) and Ms. Alexy. On August 18, 2005, the board of directors increased the size of the nominating and corporate governance committee from two (2) members to three (3) members and appointed Kimberly E. Alexy as a member of the nominating and corporate governance committee. The board of directors has determined that each current member of the nominating and corporate governance committee is “independent,” as such term is defined under the NYSE listing standards.

When considering the nomination of directors for election at an annual meeting, the nominating and corporate governance committee will review annually the results of an evaluation performed by the board of directors and each committee, and the needs of the board of directors for various skills, background, experience and expected contributions and the qualification standards established from time to time by the nominating and corporate governance committee. When reviewing potential nominees for election as director, including incumbents whose term is expiring, the nominating and corporate governance committee will consider the perceived needs of the board of directors, the candidate’s relevant background, experience and skills, such as an understanding of manufacturing, technology, finance, marketing, international commerce and expected contributions to the board of directors and the following factors:

•	the appropriate size of Maxtor’s board of directors and its committees;

•	the perceived needs of the board of directors for particular skills, background and business experience;

•	the relevant skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The nominating and corporate governance committee will also seek appropriate input from the Chief Executive Officer from time to time in assessing the needs of the board of directors for relevant background, experience and skills of its members.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings to Maxtor a diversity of experience at policy-making levels in business, government, education and technology, and in areas that are relevant to Maxtor’s global activities. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective perspective and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all responsibilities as a director and committee member. Members of the board of directors are expected to rigorously prepare for, attend, and participate in all board of directors and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, to be in the best interests of Maxtor and its stockholders. The nominating and corporate governance committee believes that it is preferable that at least one member of the board of directors should meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable NYSE listing requirements, at least a majority of the members of the board of directors must meet the definition of “independent director” set forth in such requirements and Maxtor’s Corporate Governance Guidelines. The nominating and corporate governance committee also believes it appropriate for one or more key members of Maxtor’s management to participate as members of the board of directors.

The nominating and corporate governance committee will consider candidates for directors proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the nominating and corporate governance committee believes that the board of directors requires additional candidates for nomination, the nominating and corporate governance committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. All incumbent directors and nominees will be required to submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the nominating and corporate governance committee.

The nominating and corporate governance committee will also consider candidates for directors recommended by a stockholder, provided that any such recommendation is sent in writing to the Corporate Secretary, c/o Maxtor Corporation, 500 McCarthy Boulevard, Milpitas, California 95035, at least 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and contains the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his or her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

In addition, stockholders may nominate directors for election at an annual meeting, provided the advance notice requirements set forth in Maxtor’s Bylaws have been met. See “Stockholder Proposals” below for further information.

Compensation of Directors

Non-employee directors receive an annual retainer of $45,000 and the Lead Director receives an additional annual retainer of $25,000. While a non-employee Chairman of the Board would also receive an additional annual retainer of $25,000, Dr. Park ceased to receive any compensation for his service as director or Chairman of the Board upon his appointment as Chief Executive Officer in November 2004.

Non-employee directors receive $3,000 for attendance in person at each meeting of the board of directors and $2,000 for attendance at such meetings via telephone. In addition, members of the audit committee receive $2,500 for attendance in person and $1,250 for attendance via telephone, at each meeting of the audit committee. Members of the compensation and nominating and corporate governance committees receive $2,000 for attendance in person and $1,000 for attendance via telephone, at each meeting of such committee. Non-employee directors also receive reimbursement for travel and expenses for such meetings. The Chairman of the audit committee receives $4,000, and the Chairmen of the compensation and nominating and corporate governance committees receive $3,000, respectively, as additional annual retainers for service in such capacities.

Under the 2005 Performance Incentive Plan, non-employee directors receive an option to purchase 75,000 shares of Maxtor’s common stock upon initial election or appointment to the board of directors and an additional option to purchase 10,000 shares of Maxtor’s common stock on each anniversary of the director’s initial election or appointment. An employee serving on the board of directors who ceases to be an employee, but remains a director, will not receive an initial 75,000 share option grant. Options granted to directors have an exercise price equal to the fair market value of a share of Maxtor common stock on the date of grant and generally vest over a period of four years commencing on the date of grant, subject to acceleration of vesting in full upon a change in control of Maxtor.

On December 20, 2005, Maxtor’s board of directors approved the merger agreement. The compensation committee of Maxtor’s board of directors recognized that upon a change of control, vesting of non-employee directors’ options granted previously under the 1996 Stock Option Plan would not be accelerated in the merger without further action by the compensation committee. The compensation committee concluded that providing for the acceleration of vesting of director options on the same terms as the acceleration of vesting of options for employees generally would be consistent with the treatment of non-employee director options under the 2005 Performance Incentive Plan approved by stockholders in May 2005, and also consistent with the treatment of all other outstanding options. The compensation committee also approved the acceleration of vesting of director stock options. See the enclosed “Report of the Compensation Committee on Executive Compensation.”

A director may elect to defer payment of all or a portion of the annual retainer and meeting fees payable to him to postpone taxation on such amounts.

Recommendation of the Board of Directors

The board of directors unanimously recommends that stockholders vote FOR election of the above nominees as Class II directors.

Stock Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information with respect to the beneficial ownership of Maxtor’s common stock as of February 28, 2006 (except where noted) by: (i) each person who is known by Maxtor to beneficially own more than 5% of Maxtor’s common stock; (ii) each director and nominee-director of Maxtor; (iii) each of the employees of Maxtor listed in the Summary Compensation Table below; and (iv) all current executive officers and directors as a group.

	Number of Shares Beneficially Owned	Percent of Stock Outstanding
Name and Identity of Beneficial Owner(1):
CAM North America LLC(2)	30,449,558	11.8%
399 Park Avenue New York, NY 10043
FMR Corp.(2)	30,340,270	11.7%
82 Devonshire Street Boston, MA 02109
Franklin Resources, Inc.(2)	26,700,912	10.3%
One Franklin Parkway San Mateo, CA 94403
NWQ Investment Management Company LLC(2)	17,849,515	6.9%
2049 Century Park East,, 16th Floor Los Angeles, CA 90067
Mazama Capital Management, Inc.(2)	15,270,421	5.9%
One S.W. Columbia, Suite 1500 Portland, OR 97258
Citigroup, Inc.(2)	13,131,216	5.1%
399 Park Avenue New York, NY 10043
Executive Officers and Directors(3):
Michael R. Cannon(4)	1,790,465	*
Dr. C.S. Park(5)	579,062	*
Michael J. Wingert(6)	234,375	*
Charles Hill(7)	135,437	*
Charles F. Christ(8)	127,312	*
Kurt Richarz(9)	119,250	*
Duston M. Williams(10)	118,750	*
Fariba Danesh(11)	106,250	*
Charles M. Boesenberg(12)	69,687	*
Gregory E. Myers(13)	50,625	*
Richard E. Allen (14)	10,570	*
Kimberly E. Alexy	456	*
All current executives officers and directors as a group (14 persons)(15)	3,868,394	1.5%

*	Less than one percent (1%)

(1)

Number of shares beneficially owned and the percentage of shares beneficially owned are based on 258,860,810 shares of Maxtor’s common stock outstanding as of February 28, 2006. Beneficial ownership is determined in accordance with the rules of the SEC. All shares of Maxtor’s common stock subject to currently exercisable options or options exercisable within 60 days after February 28, 2006 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of Maxtor’s common stock shown as beneficially owned by them.

(2)	Based solely upon Schedule 13G and/or Schedule 13G/A filings made with the SEC by CAM North America, LLC, FMR Corp., Franklin Resources, Inc., NWQ Investment Management Company LLC, Mazama Capital Management, Inc. and Citigroup Inc., and on January 10, 2006, January 10, 2006, February 14, 2006, February 13, 2006, March 9, 2006 and January 5, 2006, respectively.

(3)	The address for each director and executive officer is c/o Maxtor Corporation, 500 McCarthy Boulevard, Milpitas, California 95035.

(4)	Includes 1,735,325 shares subject to options granted under either the 1996 Stock Option Plan or the 2005 Performance Incentive Plan that are exercisable within 60 days after February 28, 2006.

(5)	Represents 579,062 shares subject to options granted under either the 1996 Stock Option Plan or the 2005 Performance Incentive Plan that are exercisable within 60 days after February 28, 2006.

(6)	Represents 234,375 shares subject to options granted under either the 1996 Stock Option Plan or the 2005 Performance Incentive Plan that are exercisable within 60 days after February 28, 2006.

(7)	Represents 135,437 shares subject to options granted under either the 1996 Stock Option Plan or the 2005 Performance Incentive Plan that are exercisable within 60 days after February 28, 2006.

(8)	Represents 127,312 shares subject to options granted under either the 1996 Stock Option Plan or the 2005 Performance Incentive Plan that are exercisable within 60 days after February 28, 2006.

(9)	Represents (i) 30,000 shares of restricted stock, which were granted on April 19, 2004 (10,000 shares) and January 19, 2006 (20,000 shares); (ii) 86,250 shares subject to options granted under either the 1996 Stock Option Plan or the 2005 Performance Incentive Plan that are exercisable within 60 days after February 28, 2006; and (iii) 3,000 shares purchased from Maxtor’s 1998 Employee Stock Purchase Plan February 15, 2005 (1,500 shares) and December 16, 2005 (1,500 shares).

(10)	Represents 118,750 shares subject to options granted under either the 1996 Stock Option Plan or the 2005 Performance Incentive Plan that are exercisable within 60 days after February 28, 2006.

(11)	Represents 106,250 shares subject to options granted under either the 1996 Stock Option Plan or the 2005 Performance Incentive Plan that are exercisable within 60 days after February 28, 2006.

(12)	Represents 69,687 shares subject to options granted under either the 1996 Stock Option Plan or the 2005 Performance Incentive Plan that are exercisable within 60 days after February 28, 2006.

(13)	Represents 50,625 shares subject to options granted under either the 1996 Stock Option Plan or the 2005 Performance Incentive Plan that are exercisable within 60 days after February 28, 2006.

(14)	Represents 570 shares held as of May 5, 2005 and 10,000 shares acquired on May 31, 2005 by Mr. Allen as Trustee FBO Allen Family Trust DTD 12-23-97.

(15)	Includes 3,769,228 shares subject to options granted under either the 1996 Stock Option Plan or the 2005 Performance Incentive Plan that are exercisable within 60 days after February 28, 2006.

Equity Compensation Plan Information

Maxtor maintains the following three compensation plans that provide for the issuance of Maxtor’s common stock to officers, directors, employees and consultants: the 2005 Performance Incentive Plan, the 1996 Stock Option Plan and the 1998 Employee Stock Purchase Plan, as amended (the “Purchase Plan”), each of which has been approved by Maxtor’s stockholders. While options remain outstanding under the 1996 Stock Option Plan, no new awards could be granted under that plan following Maxtor’s 2005 Annual Meeting, held on May 13, 2005. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2005:

Plan Category(1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by stockholders	24,611,561	$5.80	31,588,357	(2)
Equity compensation plans not approved by stockholders	—	—	—

Total	24,611,561	$5.80	31,588,357

(1)	The information presented in this table excludes options assumed by Maxtor in connection with acquisitions of other companies. As of December 31, 2005, 1,592,778 shares of Maxtor common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $5.8487 per share.

(2)	Includes 5,525,557 shares available for future issuance under the Purchase Plan.

Executive Compensation And Other Matters

The following table sets forth the compensation paid by Maxtor during the fiscal years ended December 27, 2003, December 25, 2004 and December 31, 2005 to the individuals who served as Maxtor’s Chief Executive Officer and the four other most highly paid executive officers to whom the company paid more than $100,000 for services rendered to Maxtor during the fiscal year ended December 31, 2005 (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards			All Other Compensation ($)(3)
Name and Principal Position	Fiscal Year Ended	Salary($)		Bonus($)		Other Annual Compensation ($)(1)		Restricted Stock($)(2)	Securities Underlying Options(#)
Dr. C.S. Park Chairman and Chief Executive Officer	12/31/05 12/25/04 12/27/03	670,474 236,008 —	(4) (6)	— — —		13,400 — —	(5)	— 392,000 —	— 760,000 —	(7)	— — —

Michael J. Wingert President and Chief Operating Officer	12/31/05 12/25/04 12/27/03	574,615 319,480 400,000	(8) (10)	600,000 — 1,145,000	(9) (12)	10,458 164,960 —	(5) (11)	— 419,000 —	— 750,000 —		2,000 4,000 404,042	(13)

Duston M. Williams Executive Vice President, Finance, and Chief Financial Officer	12/31/05 12/25/04 12/27/03	450,000 27,692 —	(14) (15)	100,000 100,000 —	(9) (9)	13,192 — —	(5)	— 471,000 —	100,000 300,000 —		— — —

Fariba Danesh Executive Vice President, Operations	12/31/05 12/25/04 12/27/03	400,000 95,385 —	(16) (17)	100,000 115,000 —	(9) (9)	— — —		114,600 234,000 —	80,000 230,000 —		2,000 — —

Kurt Richarz Senior Vice President, Worldwide Sales	12/31/05 12/25/04 12/27/03	485,198 — —	(18)	— — —		— — —		227,800 — —	140,000 — —		— — —

(1)	Includes only those amounts exceeding the lesser of either $10,000 or ten percent (10%) of the total of annual salary and bonus reported for the named executive officer.

(2)	Represents restricted stock units granted pursuant to the Maxtor’s Restricted Stock Unit Plan, as amended (the “Restricted Unit Plan”). The amounts shown in this column represent the dollar value of Maxtor’s common stock on the date of the award of restricted stock units. On the date of vesting, each recipient receives in cash an amount equal to the average closing price of Maxtor’s common stock as reported by the NYSE during the 20 consecutive trading days ending on or immediately before such vesting date for each vested restricted stock unit. Restricted stock unit awards vest in full on the third anniversary of the grant of such awards, provided the recipient remains in continuous service to such anniversary. In addition, the vesting of 50% of restricted stock unit awards granted in March 2004 is accelerated if Maxtor’s annual non-GAAP net income equals or exceeds ten percent (10%) of revenue for any of fiscal 2004, 2005 or 2006, and the vesting of 50% of restricted stock unit awards granted in 2002 was accelerated upon the achievement of a stock price performance goal.

On February 18, 2005, Maxtor granted 20,000 restricted stock units to Mr. Richarz. The value of one restricted stock unit is equal to the price of one share of Maxtor’s common stock. The value of the restricted stock units granted to Mr. Richarz was determined by multiplying the number of units awarded by $5.66, the closing price of Maxtor’s common stock as reported by the NYSE on February 18, 2005.

On March 14, 2005, Maxtor granted restricted stock units to the following Named Executive Officers: Ms. Danesh 20,000 restricted stock units; and Mr. Richarz 20,000 restricted stock units. The value of one restricted stock unit is equal to the price of one share of Maxtor’s common stock. The value of the restricted stock units granted to Ms. Danesh and Mr. Richarz was determined by multiplying the number of units awarded by $5.73, the closing price of Maxtor’s common stock as reported by the NYSE on March 14, 2005.

As of December 31, 2005, the number and value of the aggregate restricted stock unit holdings of each of the Named Executive Officers was as follows: Dr. Park, 50,000 units, $347,000; Mr. Wingert, 100,000 units, $694,000; Mr. Williams, 100,000 units, $694,000; Ms. Danesh, 65,000 units, $451,100; Mr. Richarz, 40,000 units, $277,600. The value of the restricted stock units is based on the closing price of Maxtor’s common stock as reported by the NYSE on December 30, 2005, which was $6.94.

(3)	Unless otherwise indicated, the amounts shown in this column represent Maxtor’s annual contribution to the Maxtor Savings Retirement Plan, a 401(k) plan.

(4)	Represents (i) $659,974 in base salary and (ii) $10,500 in paid time off. On February 7, 2005, Dr. Park volunteered to reduce his salary by ten percent (10%) until the first pay period following the first quarter in which Maxtor reports net income calculated pursuant to GAAP, without catch-up or deferred payment by Maxtor. As publicly reported on July 27, 2005, Maxtor achieved GAAP net income for the second quarter ended July 2, 2005. In accordance with the previously disclosed voluntary salary reduction, Dr. Park’s salary was adjusted back to its original level without any catch-up for past salary, effective as of the first pay period following the end of the second quarter of fiscal 2005. The amount foregone by Dr. Park during this period was $29,526. See “Employment Agreement, Termination of Employment and Change-in-Control Arrangements” below for further information.

(5)	Amount includes an auto allowance of $8,400 per year.

(6)	Represents (i) $151,577 paid to Dr. Park for services as director and Chairman to Maxtor’s board of directors, and (ii) $84,431 paid in his capacity as Chief Executive Officer. Dr. Park was appointed as Chief Executive Officer in November 2004. Under his Employment Offer Letter, Dr. Park was to receive an annual salary of $700,000. See “Employment Agreement, Termination of Employment and Change-in-Control Arrangements” below for further information.

(7)	Includes 10,000 shares subject to an option granted on February 9, 2004 to Dr. Park pursuant to his service as a non-employee director.

(8)	Represents (i) $540,692 in base salary and (ii) $33,923 in paid time off. On February 7, 2005, Mr. Wingert volunteered to reduce his salary by ten percent (10%) until the first pay period following the first quarter in which Maxtor reports net income calculated pursuant to GAAP, without catch-up or deferred payment by Maxtor. As publicly reported on July 27, 2005, Maxtor achieved GAAP net income for the second quarter ended July 2, 2005. In accordance with the previously disclosed voluntary salary reduction, Mr. Wingert’s salary was adjusted back to its original level without any catch-up for past salary, effective as of the first pay period following the end of the second quarter of fiscal 2005. The amount foregone by Mr. Wingert during this period was $25,385. See “Employment Agreement, Termination of Employment and Change-in-Control Arrangements” below for further information.

(9)	Represents annual payment of incentive bonus in accordance with each named executive officers’ employment agreement. See “Employment Agreement, Termination of Employment and Change-in-Control Arrangements” below for further information.

(10)	Represents (i) $240,354 in base salary and (ii) $79,126 in paid time off. Mr. Wingert served as Maxtor’s Executive Vice President/General Manager, Server Products Group from November 2001 to June 2004 and in that capacity he earned $253,895 from January through June 2004. Mr. Wingert resigned from Maxtor’s employment in June 2004. He was subsequently hired as Maxtor’s President and Chief Operating Officer on November 17, 2004; the balance of the salary disclosed in this table was earned for these services. Under his November 2004 Employment Offer Letter, Mr. Wingert is entitled to an annual salary of $600,000. See “Employment Agreement, Termination of Employment and Change-in-Control Arrangements” below for further information.

(11)	Represents relocation expenses reimbursed in the amount of $164,960.

(12)	Represents (i) annual installment of retention bonus in the amount of $250,000; (ii) annual incentive bonus award of $600,000; and (iii) executive special incentive bonus of $295,000, awarded by Maxtor in 2003. See “Employment Agreement, Termination of Employment and Change-in-Control Arrangements” below for further information.

(13)	Represents (i) the outstanding balance of a loan made in 1999 (including accrued interest), without amendment, from Maxtor to Mr. Wingert in the amount of $399,242 forgiven by Maxtor pursuant to the terms of the Executive Incentive Retention Agreement and Promissory Note dated November 19, 1999, and (ii) contributions by Maxtor of $4,800 to the Maxtor Savings Retirement Plan, a 401(k) plan.

(14)	Represents (i) $441,346 in base salary and (ii) $8,654 in paid time off.

(15)	Mr. Williams was hired as Maxtor’s Executive Vice President, Finance and Chief Financial Officer on December 3, 2004 at an annual salary of $450,000. The amount stated is for his salary paid from December 3, 2004 to December 25, 2004. See “Employment Agreement, Termination of Employment and Change-in-Control Arrangements” below for further information.

(16)	Represents (i) $380,000 in base salary and (ii) $20,000 in paid time off.

(17)	Ms. Danesh was hired as Maxtor’s Executive Vice President, Operations, on September 30, 2004 at an annual salary of $400,000. The amount stated is for her salary paid from September 30, 2004 to December 25, 2004. See “Employment Agreement, Termination of Employment and Change-in-Control Arrangements” below for further information.

(18)	Represents (i) $459,333 in base salary and sales commissions, and (ii) $25,865 in paid time off. Mr. Richarz was promoted to Senior Vice President, Worldwide Sales, on February 18, 2005 at a base annual salary of $325,000. Prior to February 2005, Mr. Richarz was employed by Maxtor as a non-executive officer. The amount stated is for his salary paid from February 18, 2005 to December 31, 2005. See “Employment Agreement, Termination of Employment and Change-in-Control Arrangements” below for further information.

Stock Option Grants in Last Fiscal Year

The following table provides information concerning grants of options to purchase Maxtor’s common stock made during the fiscal year ended December 31, 2005 to the persons named in the Summary Compensation Table:

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(3)
	Number of Shares Underlying Options Granted(1)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share(2)	Expiration Date	5%	10%
Name
Dr. C.S. Park	—		—	$—	—	$—	$—
Michael J. Wingert	—		—	—	—	—	—
Duston M. Williams	100,000		1.15	5.73	3/14/2015	360,357	913,214
Fariba Danesh	80,000		0.92	5.73	3/14/2015	288,285	730,572
Kurt Richarz	60,000	(4)	0.69	5.66	2/18/2015	200,867	521,004
	80,000		0.92	5.73	3/14/2015	288,285	730,572

(1)	Options granted to named executive officers during the fiscal year ended December 31, 2005 were granted pursuant to the 1996 Stock Option Plan. Except as otherwise noted, these options vest over a four-year period during which 25% vest on the first anniversary of the date of grant and 6.25% vest each quarter thereafter.

(2)	Except as otherwise noted, all options in this table have exercise prices per share equal to the closing price of Maxtor’s common stock as reported by the NYSE on the date of grant.

(3)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed annual compounded rates of appreciation only from the date of the grant to the expiration date of the option. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(4)	This option has an exercise price per share equal to the average of the high and low sale prices of Maxtor’s common stock as reported by the NYSE on the grant date.

2006 Grant of Restricted Stock

Effective January 19, 2006, the compensation committee of the board of directors granted to Mr. Richarz 20,000 shares of restricted stock. The restricted stock award, subject to continued employment, vests on the third anniversary of the grant date, subject to acceleration of vesting only upon the first to occur within 12 months following the merger of (i) Mr. Richarz’ involuntary termination other than for cause, (ii) reduction in base salary by ten percent or more, or (iii) reassignment to a work location that increases his one-way commute distance from his residence by more than 50 miles. The fair market value of the restricted stock granted to Mr. Richarz was $179,600, determined by multiplying the number of shares awarded by $8.98, the closing price of Maxtor’s common stock as reported by the NYSE on January 19, 2006.

Fiscal 2005 Year-End Values Of Unexercised Options

The following table sets forth information with respect to fiscal year 2005 year-end values of stock options granted to the persons named in the Summary Compensation Table above.

Aggregate Option Values at December 31, 2005 (1)

	Number of Securities Underlying Unexercised Options at Fiscal Year End(2)		Value of Unexercised In-The-Money Options at Fiscal Year End(3)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Name
Dr. C.S. Park	477,812	398,438	$1,272,737	$1,228,263
Michael J. Wingert	187,500	562,500	523,125	1,569,375
Duston M. Williams	75,000	325,000	174,750	645,250
Fariba Danesh	71,875	238,125	125,063	371,938
Kurt Richarz	40,625	171,875	89,394	211,531

(1)	During fiscal year 2005, none of the named executive officers exercised a stock option.

(2)	Represents options granted pursuant to the 1996 Stock Option Plan. Except as otherwise noted, these options vest over a four-year period during which 25% vest on the first anniversary of the date of grant and 6.25% vest each quarter thereafter.

(3)	Based on the closing price of Maxtor’s common stock of $6.94 on December 30, 2005, as reported by the NYSE.

Employment Agreements, Termination of Employment and Change-In-Control Arrangements

Employment Agreements

Dr. C.S. Park

In November 2004, Maxtor entered into a letter agreement with Dr. Park to serve as Maxtor’s Chief Executive Officer. Under the agreement, Dr. Park will receive a monthly salary of $58,333.33, a grant of an option to purchase 750,000 shares of Maxtor’s common stock, vesting quarterly over two years and subject to the terms of Maxtor’s 1996 Stock Option Plan, a grant of 100,000 restricted stock units, subject to the terms of Maxtor’s Restricted Stock Unit Plan, and other benefits as set forth in the agreement. On February 7, 2005, Dr. Park volunteered to reduce his salary by ten percent (10%) until the first pay period following the first quarter in which Maxtor reports net income calculated pursuant to GAAP, without catch-up or deferred payment by Maxtor. As publicly reported on July 27, 2005, Maxtor achieved GAAP net income for the second quarter ended July 2, 2005. In accordance with the previously disclosed voluntary salary reduction, Dr. Park’s salary was adjusted back to its original level without any catch-up for past salary, effective as of the first pay period following the end of the second quarter of fiscal 2005.

As of November 2004, Maxtor also entered into a Participation Agreement with Dr. Park by which he will participate in Maxtor’s Executive Severance Plan, as described below under “Termination of Employment” and “Change-in-Control Arrangements.” Dr. Park’s restricted stock unit award provides for payment in cash for the value of vested restricted stock units in accordance with the terms of the Restricted Stock Unit Plan, subject to applicable tax withholding. The restricted stock units vest 50% on the first anniversary of the date of his employment and 50% on the second anniversary of the date of his employment or upon an earlier change in control of Maxtor, provided his service has not terminated. Along with other executive officers of Maxtor, Dr. Park agreed in March 2005 to an amendment to his restricted stock unit award agreement to eliminate a provision under which his award would have vested in full upon termination of service other than for cause (as defined in the Restricted Stock Unit Plan).

Michael J. Wingert

In October 2001, Maxtor entered into a letter agreement with Mr. Wingert that provided for (i) a monthly salary of $33,333.33; (ii) an annual bonus opportunity of 60% of base salary for each full year of employment as Executive Vice President/General Manager, Server Products Group; (iii) an incentive bonus in the amount of $750,000, to be paid in three equal annual installments; and (iv) an option to purchase 200,000 shares of Maxtor common stock, that vested over four years. In June 2004, Mr. Wingert resigned from Maxtor as Executive Vice President/General Manager, Server Products Group to join a private hard disc drive company engaged in the development of small form factor disc drives.

In order to minimize disruption and facilitate a smooth management transition, the committee approved an agreement with Mr. Wingert pursuant to which he received no severance benefits, had no repayment obligations regarding prior incentive bonuses, and agreed to pay liquidated damages of $750,000 in the event of the solicitation of Maxtor employees during the period his nonsolicitation covenant remained in effect. Mr. Wingert returned in November 2004 as Maxtor’s President and Chief Operating Officer and his prior agreements with Maxtor were terminated.

In November 2004, Maxtor entered into a subsequent letter agreement with Mr. Wingert to serve as Maxtor’s President and Chief Operating Officer. Under the agreement, Mr. Wingert will receive a monthly salary of $50,000 and was granted an option to purchase 750,000 shares of Maxtor’s common stock, vesting over four years and subject to the terms of Maxtor’s 1996 Stock Option Plan, an award of 100,000 restricted stock units subject to the terms of Maxtor’s Restricted Stock Unit Plan, and other compensation as set forth in his employment offer letter. On February 7, 2005, Mr. Wingert volunteered to reduce his salary by ten percent (10%) until the first pay period following the first quarter in which Maxtor reports net income calculated pursuant to GAAP, without catch-up or deferred payment by Maxtor. As publicly reported on July 27, 2005,

Maxtor achieved GAAP net income for the second quarter ended July 2, 2005. In accordance with the previously disclosed voluntary salary reduction, Mr. Wingert’s salary was adjusted back to its original level without any catch-up for past salary, effective as of the first pay period following the end of the second quarter of fiscal 2005.

As of November 2004, Mr. Wingert entered into an agreement to participate in Maxtor’s Executive Severance Plan, as described below under “Termination of Employment” and “Change in Control Arrangements.” Mr. Wingert’s restricted stock unit award provides for payment in cash of the value of vested restricted stock units in accordance with the terms of the Restricted Stock Unit Plan, subject to applicable tax withholding. The restricted stock units will vest in full on the third anniversary of the date of grant or upon an earlier change in control of Maxtor, provided his service has not terminated. Along with other executive officers of Maxtor, Mr. Wingert agreed in March 2005 to an amendment to his restricted stock unit award agreement to eliminate a provision under which his award would have vested in full upon termination of service other than for cause (as defined in the Restricted Stock Unit Plan). However, if Mr. Wingert remains an active employee in good standing of Maxtor, the option and the restricted stock units will be accelerated in full upon the occurrence of certain specified events as set forth in his employment agreement.

Duston M. Williams

In December 2004, Maxtor entered into a letter agreement with Duston M. Williams to serve as Maxtor’s Executive Vice President, Finance and Chief Financial Officer. Under the agreement, Mr. Williams will receive a monthly salary of $37,500, and has received a grant of an option to purchase 300,000 shares of Maxtor’s common stock, subject to the terms of Maxtor’s 1996 Stock Option Plan, a grant of 100,000 restricted stock units, subject to the terms of Maxtor’s Restricted Stock Unit Plan and a hiring bonus of $200,000, refundable to Maxtor in the event of his voluntary resignation during the first two years of his employment. On the same date Maxtor also entered into a Participation Agreement with Mr. Williams by which he will participate in Maxtor’s Executive Severance Plan, as described below under “Termination of Employment” and “Change-in-Control Arrangements.” Mr. Williams’ restricted stock unit award provides for payment in cash for the value of vested restricted stock units in accordance with the terms of the Restricted Stock Unit Plan, subject to applicable tax withholding. The restricted stock units will vest in full on the third anniversary of the date of his employment or upon an earlier change in control of Maxtor, provided that his service has not terminated. Along with other executive officers of Maxtor, Mr. Williams agreed in March 2005 to an amendment to his restricted stock unit award agreement to eliminate a provision under which his award would have vested in full upon termination of service other than for cause (as defined in the Restricted Stock Unit Plan).

Fariba Danesh

In September 2004, Maxtor entered into a letter agreement with Fariba Danesh to serve as Maxtor’s Executive Vice President, Operations. Under the agreement, Ms. Danesh will receive a monthly salary of $33,333.34, and has been granted an option to purchase 230,000 shares of Maxtor’s common stock under the 1996 Stock Option Plan and an award of 45,000 restricted stock units under the Restricted Stock Unit Plan. Ms. Danesh also received a hiring bonus of $215,000, refundable to Maxtor in the event of her voluntary termination during the first two years of her employment. As of the same date, Ms. Danesh entered into an agreement to participate in Maxtor’s Executive Severance Plan, as described below under “Termination of Employment” and “Change in Control Arrangements.” Ms. Danesh’s restricted stock unit award provides for payment in cash of the value of vested restricted stock units in accordance with the terms of the Restricted Stock Unit Plan, subject to applicable tax withholding. The restricted stock units will vest in full on the third anniversary of the date of grant or upon an earlier change in control of Maxtor, provided her service has not terminated. Along with other executive officers of Maxtor, Ms. Danesh agreed in March 2005 to an amendment to her restricted stock unit award agreement to eliminate a provision under which her award would have vested in full upon termination of service other than for cause (as defined in the Restricted Stock Unit Plan).

Kurt Richarz

In February 2005, Maxtor entered into a letter agreement with Kurt Richarz to serve as Maxtor’s Senior Vice President, Worldwide Sales. Under the agreement, Mr. Richarz will receive a monthly salary of $27,083.33, a commission bonus opportunity at a target of 50% of his base salary, and other compensation as set forth in the agreement. Also under the agreement, Mr. Richarz has received a grant of an option to purchase 60,000 shares of Maxtor’s common stock, vesting over four years and subject to the terms of Maxtor’s 1996 Stock Option Plan and a grant of 20,000 restricted stock units, subject to the terms of Maxtor’s Restricted Stock Unit Plan. On the same date Maxtor also entered into a Participation Agreement with Mr. Richarz by which he will participate in Maxtor’s Executive Severance Plan, as described below under “Termination of Employment” and “Change-in-Control Arrangements.” Mr. Richarz’ restricted stock unit award provides for payment in cash for the value of vested restricted stock units in accordance with the terms of the Restricted Stock Unit Plan, subject to applicable tax withholding. The restricted stock units will vest in full on the third anniversary of the date of his employment or upon an earlier change in control of Maxtor, provided that his service has not terminated. Along with other executive officers of Maxtor, Mr. Richarz agreed in March 2005 to an amendment to his restricted stock unit award agreement to eliminate a provision under which his award would have vested in full upon termination of service other than for cause (as defined in the Restricted Stock Unit Plan).

Termination of Employment

Executive Retention and Severance Plan. Each of the Named Executive Officers is a participant in the Executive Severance Plan adopted by the compensation committee on October 30, 2003. The Executive Severance Plan provides certain benefits to Maxtor’s executive officers and key employees designated by the Compensation Committee for participation in such plan upon involuntary termination of employment and in connection with a change in control of Maxtor, as described below under “Change in Control Arrangements.” A participant who is involuntarily terminated (defined by the Executive Severance Plan as termination by Maxtor of the participant’s employment other than for cause or the participant’s voluntary resignation following certain disproportionate reductions in the participant’s base salary or target bonus amount) other than in connection with a change in control and who executes a release of claims and a restrictive covenants agreement and complies with Maxtor’s exit procedures will be entitled to specified severance benefits. In addition to accrued compensation, including any earned but unpaid prior year bonus, and benefits earned under Maxtor’s employee benefit and equity compensation plans, the terminated participant will receive certain monthly cash severance payments for a period of 24 months in the case of the chief executive officer, 12 months in the case of other executive officers and for a period determined by the compensation committee in the case of other key employees. In addition, participants will be entitled to receive, for the same respective periods, employer-paid health benefits. The Executive Severance Plan provides, however, that the chief executive officer will forfeit his severance benefits if the board of directors determines that he has breached a covenant not to compete contained in his restrictive covenants agreement.

As initially adopted, the Executive Severance Plan provided for monthly cash severance payments as a result of involuntary termination of employment, other than in connection with a change in control, in an amount equal to the sum of the participant’s monthly base salary and prorated prior year annual bonus. In March 2005, the compensation committee of the board of directors amended the Executive Severance Plan to change the method of computing such monthly cash severance payments and to expand the actions of a participant that would constitute “cause” for termination of employment that would not trigger an obligation of Maxtor to provide severance benefits. For such involuntary terminations of employment occurring after the date of amendment of the Executive Severance Plan, monthly cash severance payments will take into account a monthly pro rata portion of 50% of the terminated participant’s target annual bonus for the year in which employment terminates rather than the participant’s prior year annual bonus. Furthermore, following its amendment in March 2005, the following additional actions by a participant will constitute “cause” for termination of employment: (1) breach of fiduciary duty for personal profit, (2) material failure to abide by Maxtor’s code of conduct or other policies, (3) misconduct within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which Maxtor is required to prepare an accounting restatement, (4) misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of Maxtor, (5) any intentional act which has a material detrimental effect on the reputation or business of Maxtor, (6) repeated failure or inability to perform any reasonable assigned duties after written notice and a reasonable opportunity to cure such failure or inability, and (7) any material breach of any employment, non-disclosure, non-competition, non-solicitation or similar agreement which is not cured pursuant to the terms of the agreement.

Restricted Stock Unit Plan. The Company’s Restricted Stock Unit Plan adopted by the board of directors in May 2002 and amended in September 2003 provides for the grant of restricted stock units, which represent rights to receive payment in cash of the value of a specified number of shares of Maxtor’s common stock upon one or more specified dates or events determined in accordance with the terms of the Restricted Stock Unit Plan. Generally, restricted stock units vest in full on the third anniversary of the date of grant, provided the participant’s service has not terminated, but all or a portion of such restricted stock units may vest on an accelerated basis if performance goals specified by the compensation committee are achieved. If a participant’s employment terminates due to retirement, death or disability, the participant’s award will vest in accordance with its terms without regard to termination of employment. As initially adopted, the Restricted Stock Unit Plan provided for acceleration in full of the vesting of an award held by a participant whose employment is involuntarily terminated without cause. In March 2005, the compensation committee of the board of directors amended the Restricted Stock Unit Plan to provide that an award held by a participant who is involuntarily terminated without cause, not in connection with a change-in-control, will be forfeited to the extent it remains unvested on the date of termination of employment.

Change-in-Control Arrangements

Executive Retention and Severance Plan. Each of the Named Executive Officers is a participant in the Executive Severance Plan. Its provisions govern the treatment in connection with a change in control of Maxtor of stock options, restricted stock and restricted stock units held by its participants, including any such awards granted under Maxtor’s 1998 Restricted Stock Plan, 1996 Stock Option Plan, Restricted Stock Unit Plan or 2005 Performance Incentive Plan. The Executive Severance Plan provides that if, in the event of a change in control of Maxtor, the company acquiring Maxtor does not assume the outstanding Maxtor stock options of the participants in the Executive Severance Plan or substitute equivalent options for the acquiring company’s stock, then the vesting and exercisability of the participants’ options will be accelerated in full ten days prior to, but conditioned upon, the consummation of the change in control transaction. Furthermore, upon a change in control, any restricted stock or restricted stock unit awards held by participants in the Executive Severance Plan will vest in full. The treatment of any other stock-based awards held by Executive Severance Plan participants upon a change in control will be determined under the plans or agreements providing for such awards. As of February 28, 2006, no Named Executive Officer held an equity award not governed by the change in control terms contained in the Executive Severance Plan with the exception of Mr. Richarz, who was granted an award of 20,000 shares of restricted stock on January 19, 2006 providing for acceleration of vesting in full upon the first to occur within 12 months following a change in control of Mr. Richarz’ involuntary termination other than for cause, reduction in base salary by ten percent (10%) or more, or reassignment to a work location that increases his one-way commute distance from his residence by more than 50 miles.

The Executive Severance Plan provides additional benefits if a participant in the Executive Severance Plan is terminated without cause or resigns following certain adverse changes in employment circumstances described in the Executive Severance Plan during a period generally commencing upon the first public announcement of a definitive agreement leading to a change in control and generally ending 24 months after a change in control. Upon such termination, in addition to accrued compensation, including any earned but unpaid prior year bonus, and benefits earned under Maxtor’s employee benefit and equity compensation plans, a participant would be entitled to a lump sum cash severance payment equal to the aggregate amount of his monthly base salary and annual bonus rate for a period of 24 months in the case of the chief executive officer, 12 months in the case of other executive officers and for a period determined by the compensation committee in the case of other key employees. A participant’s annual bonus rate for this purpose will be the greater of the participant’s average annual incentive bonuses for the three fiscal years preceding the year of the change in control (or the year of termination, if greater) or the annual incentive bonus that would be earned by the participant for the fiscal year of termination if 100% of the applicable performance goals had been attained. Participants will also be paid on a prorated basis their current year annual bonuses at the level that would otherwise be payable if 100% of the applicable performance goals had been attained. In addition, Maxtor will arrange to provide health, life insurance and long-term disability benefits to the participants for the same respective periods. The Executive Severance Plan also provides that, upon such termination of an executive officer’s employment, the vesting of his outstanding stock options, restricted stock and restricted stock unit awards and all other stock-based compensation awards will be accelerated in full. Provision of all such benefits upon termination of employment in connection with a change in control is conditioned upon the participant’s execution of a release of claims against Maxtor and compliance with Maxtor’s exit procedures. A participant who also agrees to enter into a restrictive covenants agreement with Maxtor will be entitled to receive an additional lump sum cash severance payment equal to the aggregate amount of his monthly base salary and annual bonus rate for a period of 12 months in the case of executive officers and for a period determined by the compensation committee in the case of other key employees, as well as additional health, life insurance and long-term disability benefits for the same respective periods.

Following a participant’s termination of employment in connection with a change in control, the participant will be indemnified by Maxtor to the fullest extent permitted under applicable law and will be provided with directors’ and officers’ liability insurance (if applicable) for a period of six years, each as set forth in the Executive Severance Plan. In addition, if any payment or benefit received or to be received by the chief executive officer pursuant to the Executive Severance Plan or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and the aggregate value of such payments and benefits exceeds a threshold specified by the Executive Severance Plan, then Maxtor will pay the chief executive officer an additional lump sum cash payment, as set forth in more detail in the Executive Severance Plan, to compensate for such tax.

The Executive Severance Plan contains an exclusive benefit provision and supersedes all involuntary termination and change in control provisions under previously existing retention or employment agreements with Maxtor’s executive officers, each of whom elected to become participants in the Executive Severance Plan.

2006 Executive Incentive Plan. Each of the Named Executive Officers, other than Dr. Park, is a participant in Maxtor’s 2006 Executive Incentive Plan, adopted on January 19, 2006 by the compensation committee of Maxtor’s board of directors. Under this plan, participants who remain employed by Maxtor as of the closing of the merger with Seagate will receive a specified cash bonus, provided that Maxtor achieves one or more corporate financial goals established by the compensation committee, as measured through the fiscal quarter most recently completed prior to the consummation of the merger, or through the closing of the merger as applicable. For a further discussion of the 2006 Executive Incentive Plan, see “Seagate Proposal 1 and Maxtor Proposal 1 — The Merger — Interests of Maxtor Directors and Executive Officers in the Merger” beginning on page 62.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires Maxtor’s officers and directors and persons who beneficially own more than ten percent (10%) of Maxtor’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish Maxtor with copies of all Section 16(a) forms they file.

Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December 31, 2005, Maxtor believes that all Reporting Persons complied with all applicable reporting requirements, except that Richard E. Allen filed one late report covering one holding inadvertently omitted on a prior report and one late report covering one transaction, David Beaver filed one late report covering two transactions, Nancy Bush filed one late report covering one transaction, Fariba Danesh filed one late report covering two transactions, Charles Hill filed one late report covering one transaction, and Kurt Richarz filed one late report covering five holdings inadvertently omitted on a prior report and one transaction.

Report of the Compensation Committee on Executive Compensation

General

The compensation committee of the board of directors of Maxtor Corporation is comprised of three directors that the board of directors has determined are “independent,” as such term is defined under the NYSE listing standards, the rules and regulations of the SEC and the standards for independence adopted by the board of directors. The current members of the committee are Messrs. Boesenberg, Christ and Allen. Mr. Allen replaced Mr. Hill on the committee in May 2005 on Mr. Allen’s appointment to the board of directors.

The committee operates under a written charter adopted by the board of directors, which provides that the committee is responsible for setting and administering the policies governing annual compensation of Maxtor’s executive officers and for reviewing and approving the compensation of the executive officers, including the Chief Executive Officer. The committee is also responsible for administering Maxtor’s various equity compensation plans, including approving stock option grants, restricted stock grants and restricted stock unit awards to Maxtor’s executive officers. The committee has retained an independent compensation consultant, Hewitt Associates LLC, to provide advice to the committee regarding executive compensation matters.

2005 Compensation Philosophy

The market for executive talent in the hard disc drive industry, and in the computer industry generally, is highly competitive. The goals of Maxtor’s executive compensation policies are to attract, retain and reward executive officers who contribute to Maxtor’s success, to align executive compensation with Maxtor’s performance and to provide incentives to executive officers to achieve Maxtor’s business objectives. In late 2004, the board of directors changed Maxtor’s senior management and in early 2005 the new senior management team recruited and hired additional senior executive officers to execute Maxtor’s strategic plan. The committee determined that the overall goal of executive compensation in fiscal 2005 would be to attract and retain executive officers who are able to execute on Maxtor’s strategic plan and create additional stockholder value, while compensating executive officers at approximately the 50th percentile of the peer company group if stretch goals are achieved, and taking recruitment considerations into account.

The committee reviews the peer group with its independent compensation consultant at least annually to confirm that, in their judgment, the companies included in the peer group are a representative range of high technology manufacturing companies, including Maxtor’s competitors. In preparing the performance graph set forth in the section entitled “Comparison of Stockholder Return,” Maxtor has selected the NASDAQ Computer Manufacturers Stock Index as its published industry index. However, the companies included in Maxtor’s compensation surveys are not necessarily those included in this index because companies in the index may not compete with Maxtor for executive talent, and companies which do compete for executive officers may not be publicly traded.

The committee decided in 2005 to use salary, cash bonuses, restricted stock units and stock option grants to attain these goals. The committee reviewed a study prepared by the committee’s independent compensation consultant comparing the various elements of Maxtor’s compensation package and the total compensation package with that of the approved peer group of companies. The committee considered the effect of each element of executive officer compensation in relationship to the individual’s total compensation and in relationship to the compensation of equivalent positions within the approved group of peer companies.

Salary

In late 2004, the senior management of Maxtor changed. The committee approved compensation packages in late 2004 with each of Maxtor’s new Chief Executive Officer, Dr. C.S. Park, President and Chief Operating Officer, Michael Wingert and Executive Vice President and Chief Financial Officer, Duston Williams. The committee also approved a compensation package for a new Executive Vice President, Operations, Fariba

Danesh, in August 2004 and promoted Kurt Richarz to be Senior Vice President, Worldwide Sales in February 2005. In March 2005, the committee reviewed an executive compensation study prepared by the committee’s consultant and considered management’s recommendation that no adjustments be made to salary. The committee did not make any revisions to salaries for incumbent executive officers in 2005. The new management team recruited and hired additional executive officers during 2005. The committee reviewed and approved the salary component of the offers to new executive officers, taking into account salary information provided by the independent compensation consultant regarding executive officers with similar positions in the approved peer group of comparable companies, the expected contributions of the individual officer and recruiting requirements. Also, in March 2005, the committee was informed that Dr. Park and Mr. Wingert, Maxtor’s Chief Executive Officer and President and Chief Operating Officer, respectively, had each voluntarily proposed to reduce his salary by ten percent (10%) from the pay period beginning February 6, 2005 until the first pay period after the first fiscal quarter in which Maxtor reported a positive GAAP net income. The salary would not be subject to recapture but the reduction would not affect the total bonus opportunity for the officers. The committee thanked the executive officers and approved the salary reduction as proposed.

Cash Incentive Bonus

The committee’s long-standing policy has been to pay annual incentive bonuses only if Maxtor achieves positive net income in a fiscal year. In early 2005 senior management met with the committee to consider annual compensation. In light of the management’s operating plan which did not anticipate net income for fiscal 2005, management proposed that no cash incentive bonus plan be adopted at that time. The committee concurred with this recommendation, but invited management to propose a bonus plan later in 2005 if Maxtor achieved profitability. Subsequently, Maxtor achieved net income in the second fiscal quarter of 2005 following a net loss in the first fiscal quarter. The committee considered implementing a partial 2005 short term bonus plan in the event Maxtor achieved profitability; however, Maxtor was not profitable in the remaining two fiscal quarters of 2005 and therefore the committee did not establish a cash bonus plan for 2005. Certain executive officers hired in 2004 had signing bonuses as part of their 2004 recruitment that were paid for services rendered in 2005.

On February 10, 2006, the committee approved the 2006 Annual Incentive Plan (the “2006 AIP”). In approving the 2006 AIP the committee recognized that the plan would not pay out if the merger with Seagate were consummated as planned, and instead the Executive Incentive Plan, described below, would be paid. The committee concluded that the 2006 AIP was advisable, and consistent with the committee’s normal practices, as the 2006 AIP applies to all Maxtor employees world-wide. The objectives of the 2006 AIP established by the committee were to drive Maxtor’s profitability, set direction in the event the Seagate merger is terminated, align individual performance objectives with successful achievement of Maxtor financial goals and initiatives and provide reward opportunities consistent and competitive with the data storage/computer peripheral industry. Payout is conditioned on the merger agreement being terminated, and Maxtor achieving a minimum amount of pre-tax net income for fiscal year 2006. Employees must remain employed through the payout date. Accordingly, the committee concluded that the adoption of the 2006 AIP was not inconsistent with the objective of consummating the merger with Seagate, but was in the best interests of Maxtor and its stockholders to drive performance in the event the merger was not consummated.

A participant in the 2006 AIP will be eligible for a payment if Maxtor achieves the performance goals established by the compensation committee for fiscal 2006 based on pre-tax net income. A range of bonuses may be paid based on achievement of a range of pre-tax net income, with the total bonus opportunity tied to the amount of pre-tax net income achieved. The total bonus pool is based on a percentage of total pre-tax net income achieved, and each participant’s bonus opportunity is prorated based on Maxtor’s achievement of pre-tax income between the minimum and maximum pre-tax net income targets, with the participant’s individual bonus opportunity as an established percentage of base salary, and also subject to the participant’s performance rating. Pre-tax net income achieved beyond the 100% target will result in bonuses beyond the 100% payout up to a maximum stretch target. The committee must determine the level of performance target met and authorize payout. As noted above, there will be no payout under the 2006 AIP if the merger with Seagate is consummated, but certain executive officers will be eligible for payments under the 2006 Executive Incentive Plan, if certain financial goals are achieved. See “– The Merger – Retention Policies.”

Long Term Incentive Programs

During the course of Maxtor’s continuing recruitment of senior executive officers in early 2005, the committee determined that current long-term incentives held by a number of incumbent executive officers, including those hired in 2004, were significantly below the 50th percentile of the approved peer company group, based on a study provided by the committee’s independent compensation consultant and information derived from the ongoing recruitment process. The committee recognized that the long-term incentive awards for the newly hired executives had been made without the benefit of a new compensation study and that incumbent officers had been asked in some cases to take on additional responsibilities. The committee believed that it was important to Maxtor’s ability to improve Maxtor’s financial performance that Maxtor retain its current executive team. The committee also took into account that Maxtor was going to be recruiting additional executive officers and that there would be an imbalance in the relative long-term incentive awards to the newly recruited officers based on recruiting considerations, if the incumbent officer awards were not increased. Accordingly, the committee believed that its goal of retention of existing management was put at risk by the size of the existing long-term incentives held by the incumbent management team.

The committee considered the significant retention value of restricted stock units and stock options and the fact that the executive officers would not receive benefits unless Maxtor’s financial performance improved, thus also enhancing stockholder value. After considering these factors, the committee authorized additional restricted stock unit awards and stock option grants in March 2005 to selected executive officers. The size of these grants was intended to provide each recipient with a combined long-term incentive at approximately the 50th percentile for long-term compensation provided to the comparable position in the approved peer group, based on the current study provided by the independent compensation consultant, and they were otherwise provided on standard terms and conditions. These awards were conditioned in all cases on the individual executive officer’s agreement to amendments to plans as described below reducing severance benefits for such officers.

In March 2005, the committee also considered the need for changes to Maxtor’s broad-based equity incentive programs to be proposed to the stockholders for approval at the 2005 Annual Meeting. The committee determined, in light of the pending changes in accounting principles applicable to stock-based compensation and the near-term expiration of the 1996 Stock Option Plan, to propose the adoption of a 2005 Performance Incentive Plan to provide the committee with the authority to choose from an expanded range of stock- and cash-based compensation tools those which will be best suited to assisting Maxtor to meet its goals. The committee designed the proposed 2005 Performance Incentive Plan in consultation with its independent compensation consultant. Stockholders approved the adoption of the 2005 Performance Incentive Plan at the 2005 Annual Meeting.

Severance Policies

In considering its compensation philosophy for 2005, the committee reviewed a number of Maxtor’s existing compensation plans to assess their continued role as part of Maxtor’s strategy and to determine whether any changes were needed. In March 2005, the committee reviewed its severance polices for executive officers, as set forth in the Executive Severance Plan, with its independent compensation consultant and in light of market trends regarding long term incentives and retention benefits. As described above under “Employment Agreements, Termination of Employment and Change in Control Arrangements,” the committee amended the Executive Severance Plan to reduce the potential cash severance benefits payable upon a participant’s involuntary termination of employment without cause which does not occur in connection with a change in control of Maxtor and to expand the range of actions which would constitute cause for termination of a participant’s employment. Also in March 2005, the committee reviewed the current terms of the Restricted Stock Unit Plan with its independent compensation consultant and determined to effect a number of changes. As described above under “Employment Agreements, Termination of Employment and Change-in-Control Arrangements,” the committee amended the plan to eliminate a provision that would accelerate in full the vesting of awards upon involuntary termination of a participant’s employment without cause and to adopt the same expanded definition of “cause” for this purpose as the committee added by amendment to the Executive Severance Plan.

Stock Options and Restricted Stock Unit Grants

The committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders. The committee provides such incentives through stock option grants and restricted stock grants. The size of an option granted to an executive officer has generally been determined with reference to equity compensation provided by the approved peer group, the relative achievements, responsibilities and expected future contributions of the individual executive officers, as well as recruitment and retention considerations. In March 2005, the committee awarded stock options to certain executive officers on standard terms and conditions under the 1996 Stock Option Plan, taking into account all other compensation awards, including outstanding restricted stock unit awards. Seeking to conserve the shares authorized under the option plan, the committee did not grant any restricted stock, but granted restricted stock units settled in cash. The committee considered the factors identified above in establishing the size and terms of the option grants and the restricted stock unit grants. As Maxtor hired additional executive officers during the year, the committee granted stock options and restricted stock units to the newly hired executives as part of their initial compensation package, with the size of the respective grants based on the relative position, responsibilities and expected contributions of the candidate and recruitment considerations.

Chief Executive Officer Compensation

In November 2004, the board of directors appointed Dr. C.S. Park as Maxtor’s Chief Executive Officer. In connection with this appointment, the compensation committee considered Dr. Park’s compensation and approved the terms of compensation set forth in his letter agreement, as described in “Employment Agreements, Termination of Employment and Change-In-Control Agreements.” Dr. Park’s salary and bonus opportunity and the size and terms of Dr. Park’s stock option grant and restricted stock unit award under the letter agreement were determined after consultation with Maxtor’s independent compensation consultant and were based on the responsibilities and expected future contributions of Dr. Park, after considering the compensation of Chief Executive Officers at the approved peer group of companies, and the recruitment and retention value of the awards. There were no changes in Dr. Park’s compensation for 2005, other than Dr. Park’s voluntary ten percent (10%) reduction in salary from February 6, 2005 through the first pay period following the end of the second fiscal quarter of 2005, described above. Dr. Park voluntarily exempted himself from the 2006 EIP described below. As provided in his letter agreement, Dr. Park is to participate in the 2006 AIP for executive officers described above in accordance with the terms established for such plan and consistent with the bonus opportunity set forth in Dr. Park’s offer letter.

Section 162(m) Policy

The committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to Maxtor’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exemption under the statute or regulations. Income from grants of stock options under the 1996 Stock Option Plan and the 2005 Performance Incentive Plan generally qualifies for an exemption from these restrictions. However, income from grants of restricted stock and awards of restricted stock units generally do not qualify for an exemption. The committee believes that the retention value of the restricted stock grants and restricted stock unit awards outweigh the loss of the tax deduction for the income from such awards. In the future, the committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The committee’s policy is to qualify Maxtor’s executives’ compensation for deductibility under applicable tax laws to the maximum extent possible, consistent with Maxtor’s compensation objectives.

The Merger – Retention Policies and Vesting of Director Options

On December 20, 2005, Maxtor’s board of directors approved the merger agreement. In connection with the consideration of the merger agreement, the committee considered Maxtor’s need to retain key employees, including executive officers, during the period between signing and closing the merger and the retention strategy program proposed by management to address the matter. The committee received advice from its outside legal counsel and its executive compensation advisor regarding the proposed program. The program included a $100 million retention bonus program for key employees, acceleration of vesting of stock options, restricted stock awards and restricted stock unit awards held by employees who were not participants in Maxtor’s Executive Severance Plan upon involuntary termination of employment or other events following a change of control, the issuance of restricted stock to key employees pursuant to Maxtor’s 2005 Performance Incentive Plan and continuation of severance plans for employees.

The committee discussed the need for strong retention benefits to assist Maxtor in continuing its business between announcement and closing of the merger, particularly in light of the risk that the transaction might not be consummated. The committee approved the retention strategy program. The committee recognized that upon a change of control, vesting of options, restricted stock and restricted stock units held by participants in the Executive Severance Plan would be governed by the terms of that plan. The committee also recognized that vesting of non-employee directors’ options granted previously under the 1996 Stock Option Plan would not be accelerated in the merger without further action by the committee. The committee concluded that providing for the acceleration of vesting of director options on the same terms as the acceleration of vesting of options for employees generally would be consistent with the treatment of non-employee director options under the 2005 Performance Incentive Plan approved by stockholders in May 2005, and also consistent with the treatment of all other outstanding options. The compensation committee approved the acceleration of vesting of director stock options.

As noted above, with regard to retention incentives for executive officers, the committee relied in part upon the Executive Severance Plan already in place, as described above under “Employment Agreements, Termination of Employment and Change-in-Control Arrangements.” In addition, the committee approved the Retention Bonus Program (“RBP”) which provides for an aggregate of up to $100 million in bonus payments to participants identified by management to be key employees and who satisfy eligibility and vesting criteria. On January 19, 2006, the compensation committee approved the 2006 Executive Incentive Plan (the “2006 EIP”) as part of the aggregate $100 million RBP. Participants under the 2006 EIP are not eligible for other payments under the RBP. The 2006 EIP provides for payment of up to $3.15 million in cash bonuses to specified senior executives based upon the achievement of key corporate financial performance goals, weighted as follows: revenue (15%), cumulative net income (50%), cash balance (15%) and direct material commitments (20%). Maxtor’s Chief Executive Officer is not eligible to participate in the 2006 EIP, and executive officers who participate in the 2006 EIP are otherwise not participants in the RBP. Payments will be made under the 2006 EIP to those participants who remain employed through the consummation of Maxtor’s merger with Seagate, provided that Maxtor achieves one or more corporate financial goals established by the compensation committee, as measured through the fiscal quarter most recently completed prior to the consummation of the merger, or through the closing of the merger as applicable. Each participant in the 2006 EIP is entitled to the applicable portion of their target bonus only if the specified performance goal is met or exceeded by Maxtor. However, no additional payments will be made if Maxtor exceeds its performance goals, and no pro-rated payments will be made with respect to any performance goal not achieved. The committee provided that the 2006 EIP would pay out only if the merger is consummated, and one or more of the goals were achieved, and that the 2006 AIP would not pay out in the event the merger is consummated. Dr. Park exempted himself from any award under the 2006 EIP.

THE COMPENSATION COMMITTEE

Charles M. Boesenberg, Chairman

Charles F. Christ

Richard Allen

Report of the Audit Committee

The audit committee of the board of directors of Maxtor Corporation is comprised of three directors that the board of directors has determined are “independent,” as such term is defined under the NYSE listing standards, the rules and regulations of the SEC and the standards for audit committee independence adopted by the board of directors. The audit committee operates under a written charter adopted by the board of directors, which provides that its functions include the oversight of the quality of Maxtor’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of Maxtor’s independent registered public accounting firm, including reviewing their independence, reviewing and approving the planned scope of Maxtor’s annual audit, reviewing and pre-approving any non-audit services that may be performed by them, the oversight of Maxtor’s internal audit function, reviewing with management, Maxtor’s internal auditors and independent registered public accountants the adequacy of the system of internal control over financial reporting, and reviewing Maxtor’s critical accounting policies and the application of accounting principles.

The audit committee oversees Maxtor’s financial reporting process on behalf of the board of directors. Management is responsible for Maxtor’s system of internal control over financial reporting, financial reporting process and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of Maxtor’s consolidated financial statements, an independent audit of management’s assessment of the system of internal control over financial reporting, and an independent audit of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

The audit committee has received from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and Maxtor that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence. In doing so, the audit committee considered all non-audit services performed by the independent registered public accounting firm during fiscal year 2005, and determined that the services provided are compatible with maintaining the auditors’ independence.

As of December 25, 2004, management identified a material weakness in Maxtor’s system of internal control over financial reporting related to the application of GAAP to the accounting for complex, non-routine transactions (purchase accounting entries relating to deferred taxes, goodwill and leases, and severance and facility accruals in connection with the establishment of restructuring reserves):

•	lack of accounting personnel with sufficient skills and experience to ensure the accounting for complex, non-routine transactions is in compliance with GAAP; and

•	insufficient formalized procedures to assure that complex, non-routine transactions are reviewed by management or accounting personnel with technical accounting expertise.

During the course of fiscal year 2005, management implemented a number of remediation measures to address the material weakness described above, which were disclosed in Maxtor’s Form 10-K for the fiscal year ending December 31, 2005 filed with the SEC on February 22, 2006 under “Management’s Report on the Assessment of Internal Control Over Financial Reporting.” While the planned remediation steps were designed and in place by the end of the second quarter of 2005, management continued to evaluate the operating effectiveness through the end of fiscal year 2005, when it was concluded that Maxtor’s system of internal control over financial reporting was sufficiently mature to support an assessment that the controls were effective. The audit committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the audit committee received periodic updates at its meetings. Once the remediation, documentation, testing and evaluation were completed, the audit committee reviewed and discussed with management its assessment and report on the effectiveness of Maxtor’s system of internal control over financial reporting as of December 31, 2005.

The audit committee has discussed and reviewed with the independent registered public accounting firm all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The audit committee has met with Maxtor’s independent registered public accounting firm, with and without management present, to discuss the overall scope of its audit, the results of its examinations, its evaluations of Maxtor’s system of internal control over financial reporting and the overall integrity of the financial reporting process. The audit committee reviewed and discussed with Maxtor’s independent registered public accounting firm its attestation report on management’s assessment of internal control over financial reporting and its review and report on Maxtor’s internal control over financial reporting.

The audit committee believes that the measures taken by management during fiscal year 2005 were appropriate to remediate as of December 31, 2005 the material weakness in Maxtor’s system of internal control over financial reporting described in Maxtor’s Form 10-K/A for the fiscal year ending on December 25, 2004 filed with the SEC on May 13, 2005.

Based on the review and discussions referred to above, together with reports by management and the independent registered public accounting firm that no new material weaknesses had been identified, the audit committee recommended to the board of directors that Maxtor’s audited financial statements be included in Maxtor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

THE AUDIT COMMITTEE

Gregory E. Myers, Chairman

Richard E. Allen

Charles F. Christ

Comparison of Stockholder Return

Set forth below is a line graph comparing the annual percentage change in the cumulative total return on Maxtor’s common stock with the cumulative total returns of the New York Stock Exchange — U.S. Companies and NASDAQ Computer Manufacturers Stocks for the period commencing on December 30, 2000 and ending December 31, 2005.(*)

Comparison of Cumulative Total Return

From December 30, 2000 to December 31, 2005

CRSP Total Returns Index for:	12/2000	12/2001	12/2002	12/2003	12/2004	12/2005
Maxtor Corporation	100.0	117.6	89.2	190.6	91.4	124.1
NYSE Stock Market (US Companies)	100.0	93.1	75.3	95.6	109.4	117.5
NYSE Stocks (SIC 3570—3579 US + Foreign)	100.0	85.0	56.4	73.7	79.3	75.9
Computer and Office Equipment

(*)	The Stock Performance Graph assumes $100 was invested on December 30, 2000 in Maxtor’s common stock and each index. No cash dividends have been declared on Maxtor’s common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

Maxtor Proposal 3: Ratification of Engagement of Independent Registered Public Accounting Firm

General

Maxtor’s audit committee has selected and approved the engagement of PricewaterhouseCoopers LLP as Maxtor’s independent registered public accounting firm for the current fiscal year ending December 30, 2006. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, with the opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to Maxtor for the fiscal years ended December 25, 2004 and December 31, 2005 by PricewaterhouseCoopers LLP:

	Fiscal 2004	Fiscal 2005
Audit Fees(1)	$6,036,963	$4,957,822
Audit-Related Fees(2)	11,500	205,965
Tax Fees(3)	286,833	308,605
All Other Fees(4)	2,000	2,130

Total	$6,337,296	$5,474,522

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of Maxtor’s consolidated annual financial statements, audit of management’s annual assessment of the effectiveness of Maxtor’s internal control over financial reporting, audit of controls over financial reporting, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Maxtor’s consolidated financial statements that are not reported under “Audit Fees,” and due diligence related to the combination of Maxtor with Seagate. This category includes fees related to the certification of certain financial data provided by Maxtor in connection with its loan agreement with the Economic Development Board of Singapore.

(3)	Tax Fees generally consist of fees billed for professional services rendered for federal, state and international tax compliance, federal, state and international tax advice and federal and state tax planning. In fiscal 2004, tax fees consisted of $53,929 in fees billed for tax compliance services and $232,904 in fees billed for tax planning and advice. In fiscal 2005, tax fees consisted of $88,822 in fees billed for tax compliance services and $219,783 in fees billed for tax planning and advice.

(4)	All Other Fees consist of fees billed for products and services provided, other than the services reported under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” In fiscal years 2004 and 2005, the amounts shown under “All Other Fees” were spent on accounting software.

The audit committee has considered the role of PricewaterhouseCoopers LLP in providing audit and non-audit services to Maxtor and has concluded that such services are compatible with the independence of PricewaterhouseCoopers LLP as Maxtor’s independent registered public accounting firm. In addition, since the effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, the audit committee has and will continue to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval by the Chair or other member of the audit committee, pursuant to delegated authority, is generally provided for up to one year. Such pre-approval must specify clearly in writing the services and fees approved, comply with procedures for pre-approval set out in the Audit and Non-Audit Services Pre-Approval Policy adopted by the audit committee on May 20, 2004, and may not otherwise delegate any responsibilities to pre-approve audit and non-audit services performed by the independent auditor to management.

Pursuant to Maxtor’s Audit and Non-Audit Services Pre-Approval Policy, the annual audit services engagement terms and fees are subject to pre-approval by the audit committee. Such services include the annual financial statement audit, subsidiary audits and equity investment audits. The audit committee may also grant pre-approval to all other audit services, which are those services that only the independent auditor reasonably can provide. The audit committee may grant pre-approval to those tax services that have historically been provided by the auditor that the audit committee has reviewed and believes would not impair the independence of the auditor and that are consistent with the SEC’s rule on auditor independence, including such tax services as tax compliance, tax planning and tax advice. The audit committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. All tax services must be separately pre-approved by the audit committee or pursuant to delegated authority under the Audit and Non-Audit Services Pre-Approval Policy. The audit committee may grant pre-approval to those permissible non-audit services classified as “all other services” that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence. All other services must be pre-approved by the audit committee or pursuant to delegated authority under the Audit and Non-Audit Services Pre-Approval Policy. An audit committee member to whom such authority has been delegated may pre-approve, on the same terms as described above, all services which the audit committee may provide pre-approval other than the annual audit, provided that all such pre-approval must be communicated to the audit committee at its next scheduled meeting. The Chair of the audit committee has been delegated such authority. During fiscal 2005, no portion of the Audit-Related Fees, Tax Fees or All Other Fees were approved by the audit committee after services had been rendered pursuant to the de minimis exception established by the SEC.

The affirmative vote of a majority of the outstanding voting shares of Maxtor present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum is present, is required to ratify the engagement of PricewaterhouseCoopers LLP as Maxtor’s independent registered public accounting firm. Abstentions will be counted as present for purposes of determining if a quorum is present. In the event stockholders do not ratify the engagement, the audit committee will reconsider such engagement.

Recommendation of the Board of Directors

The board of directors unanimously recommends that stockholders vote FOR the ratification of the engagement of PricewaterhouseCoopers LLP to serve as Maxtor’s independent registered public accounting firm for the fiscal year ending December 30, 2006.

Maxtor Proposal 4: Possible Adjournment of Maxtor Annual Meeting

If Maxtor fails to receive a sufficient number of votes to approve the adoption of the merger agreement (Proposal 1), Maxtor may propose to adjourn the annual meeting to a later date or dates to solicit additional proxies. If the proposal to adjourn the Maxtor annual meeting is submitted to stockholders for approval, such approval will require the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote.

The board of directors of Maxtor Corporation unanimously recommends that you vote FOR the proposal to adjourn the annual meeting to a later date or dates, if necessary, to solicit additional proxies.

Other Maxtor Matters

At the date of this joint proxy statement/prospectus, the only business that Maxtor’s board of directors intends to present, or knows that others will present, at the annual meeting of stockholders is as set forth herein. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

LEGAL MATTERS

The validity of the Seagate common shares to be issued in the merger will be passed upon for Seagate by Maples and Calder, Cayman Islands. In addition, Simpson Thacher & Bartlett LLP and DLA Piper Rudnick Gray Cary US LLP are expected to deliver opinions to Seagate and Maxtor, respectively, as to certain federal income tax consequences of the merger, although the delivery of such opinions is not a condition to the merger. See “The Merger — Material Tax Consequences” beginning on page 67.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited Seagate’s consolidated financial statements included in Seagate’s Annual Report on Form 10-K for the year ended July 1, 2005, and Seagate management’s assessment of the effectiveness of their internal control over financial reporting as of July 1, 2005, as set forth in their reports, which are incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement. Seagate’s financial statements and Seagate management’s assessment of the effectiveness of internal control over financial reporting are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Maxtor and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to Maxtor’s Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS

Seagate expects to hold its annual general meeting of shareholders in October 2006. In order to be considered for inclusion in Seagate’s proxy statement for the meeting, shareholder proposals must be received by Seagate at 920 Disc Drive, Scotts Valley, California 95066, Attention: William L. Hudson, General Counsel, no later than June 6, 2006 and must comply with the requirements established by the Securities and Exchange Commission. If a shareholder wishes to bring business before the 2006 annual general meeting that is not the subject of a timely submitted proposal, or eligible, for inclusion in the proxy statement for that meeting, notice of such business must be received by Seagate’s General Counsel at the address specified above, not later than August 23, 2006. If a shareholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the 2006 annual general meeting.

Maxtor will hold an annual meeting of its stockholders in 2007 only if the merger is not completed. If Maxtor’s 2007 annual meeting is to be held, proposals of stockholders intended to be presented at the next Maxtor annual meeting of stockholders must satisfy the requirements set forth in the advance notice provision under Maxtor’s bylaws. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of Maxtor. To be timely, a stockholder proposal must be received at Maxtor’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date Maxtor’s proxy statement was released to stockholders in connection with the previous year’s annual meeting; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been advanced by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

Stockholder proposals to be presented at Maxtor’s next annual meeting of stockholders must be received by the Secretary of Maxtor at the offices of Maxtor at 500 McCarthy Boulevard, Milpitas, California 95035 not later than December 12, 2006. Any such proposals which are also intended to be included in Maxtor’s proxy statement for the next annual meeting of stockholders of Maxtor must also satisfy the conditions established by the SEC for that meeting, including the requirement that such proposals be received by a date not later than December 12, 2006.

WHERE YOU CAN FIND MORE INFORMATION

Seagate and Maxtor file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov. Copies of documents filed by Seagate and Maxtor are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Seagate has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Seagate common shares that Maxtor stockholders will receive in the merger. This document is part of the registration statement of Seagate on Form S-4 and is a prospectus of Seagate and a joint proxy statement of Seagate and Maxtor for the Seagate extraordinary general meeting and the Maxtor annual meeting, respectively.

The Securities and Exchange Commission permits Seagate and Maxtor to “incorporate by reference” information into this document. This means that Seagate and Maxtor can disclose important information to you by referring to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered a part of this document, except for any information superseded by information contained directly in this document or by information contained in documents filed with or furnished to the Securities and Exchange Commission after the date of this document that is incorporated by reference in this document.

This document incorporates by reference the documents set forth below that have been previously filed with the Securities and Exchange Commission. These documents contain important information about Seagate and Maxtor and their financial conditions.

Seagate Securities and Exchange Commission Filings (SEC File Number 001-31560):	Period or Date Filed

Annual Report on Form 10-K	Year ended July 1, 2005

Quarterly Reports on Form 10-Q	Quarters ended September 30, 2005 and December 30, 2005

Current Reports on Form 8-K	Filed on July 19, 2005, August 3, 2005, August 4, 2005, September 7, 2005, September 8, 2005, October 18, 2005, October 19, 2005, November 23, 2005, December 1, 2005, December 21, 2005, December 22, 2005, January 18, 2006, January 19, 2006, January 25, 2006, January 26, 2006, February 14, 2006 and March 13, 2006 (other than the portions of those documents not deemed to be filed)

Description of Seagate common shares contained in Seagate’s registration statement on Form 8-A	Filed December 6, 2002

Maxtor Securities and Exchange Commission Filings (SEC File Number 001-61770):	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2005

Current Reports on Form 8-K	January 20, 2006, January 25, 2006, January 31, 2006 and February 14, 2006 (other than the portions of those documents not deemed to be filed)

Description of Maxtor common stock contained in Maxtor’s registration statement on Form 8-A	Filed April 12, 2001

In addition, Seagate and Maxtor also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the meetings. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements.

Documents incorporated by reference are available from Seagate and Maxtor, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

By Mail: Seagate Technology 920 Disc Drive P.O. Box 66360 Scotts Valley, California 95067 Attention: Investor Relations	By Mail: Maxtor Corporation 500 McCarthy Boulevard, Milpitas, California 95035 Attention: VP of Investor Relations

By Telephone: (831) 439-5337	By Telephone: (408) 894-5000

This document contains a description of the representations and warranties contained in the merger agreement. Representations and warranties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. The statements embodied in those representations and warranties were made for purposes of the contract between the relevant parties and are subject to important qualifications and limitations agreed to by the relevant parties in connection with negotiating terms of those contracts. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the relevant parties rather than establishing matters as facts.

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document. The information contained in this document with respect to Seagate was provided by Seagate, and the information contained in this document with respect to Maxtor was provided by Maxtor.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

Seagate Technology

MD Merger Corporation

and

Maxtor Corporation

Dated as of December 20, 2005

A-i

A-ii

EXHIBITS

Exhibit A	Requisite Regulatory Approvals	A-45

A-iii

INDEX OF DEFINED TERMS

1987 Indenture	A-12
2.375% Convertible Notes	A-10
2003 Indenture	A-12
2005 Indenture	A-12
5 3/4% Notes	A-12
6.80% Convertible Notes	A-10
Acquisition Proposal	A-39
Agreement	A-1
Antitrust Law	A-36
Business Day	A-2
Cancelled Shares	A-2
Capitalization Date	A-9
Certificate	A-6
Certificate of Merger	A-1
Change in Maxtor Recommendation	A-39
Change in Seagate Recommendation	A-38
Closing	A-2
Closing Date	A-2
Code	A-1
Confidentiality Agreement	A-37
Converted Option	A-4
Converted RSU	A-5
Convertible Notes	A-10
Customer Information	A-25
Delaware Secretary	A-1
DGCL	A-1
DOJ	A-36
ECMR	A-11
Effective Time	A-2
Environmental Laws	A-22
ERISA	A-17
ERISA Affiliate	A-17
Exchange Act	A-13
Exchange Agent	A-6
Exchange Fund	A-6
Exchange Ratio	A-3
Foreign Plan	A-17
FTC	A-36
GAAP	A-8
Governmental Entity	A-12
HSR Act	A-11
In-Bound Maxtor IP Agreements	A-23
Indemnified Parties	A-40
Indentures	A-12
Insurance Amount	A-40
Intellectual Property	A-25
Intellectual Property Rights	A-25
Joint Proxy Statement/Prospectus	A-12
Liens	A-10
Material Adverse Effect	A-8
Maxtor	A-1
Maxtor Common Stock	A-2
Maxtor Contract	A-20
Maxtor Disclosure Schedule	A-8
Maxtor ESPP	A-4

Maxtor Expenses	A-50
Maxtor Insiders	A-44
Maxtor Intellectual Property	A-25
Maxtor IP Agreements	A-23
Maxtor Option	A-3
Maxtor Preferred Stock	A-9
Maxtor Products	A-25
Maxtor RSU	A-5
Maxtor RSU Plans	A-5
Maxtor SEC Reports	A-13
Maxtor Source Code	A-25
Maxtor Stock Plans	A-4
Maxtor Stockholder Approval	A-11
Maxtor Stockholders Meeting	A-39
Merger	A-1
Merger Sub	A-1
Merger Sub Common Stock	A-3
Non-Clearance Fee	A-50
Notice Period	A-42
NYSE	A-3
Open Source	A-24
Out-Bound Maxtor IP Agreements	A-23
PBGC	A-18
Plans	A-17
Post-Closing Tax Period	A-16
Pre-Closing Tax Period	A-16
Representatives	A-41
Requisite Regulatory Approvals	A-46
Restraint	A-48
S-4	A-12
Seagate	A-1
Seagate Common Stock	A-3
Seagate Disclosure Schedule	A-26
Seagate Expenses	A-50
Seagate Preferred Stock	A-26
Seagate SEC Reports	A-28
Seagate Share Issuance	A-12
Seagate Share Price	A-3
Seagate Stockholder Approval	A-27
Seagate Stockholders Meeting	A-38
SEC	A-12
Section 16 Information	A-44
Securities Act	A-13
Source Code	A-25
Source Code Disclosure Agreement	A-25
Specified Covenants	A-47
Subsidiary	A-9
Superior Proposal	A-42
Surviving Company	A-1
Takeover Statute	A-21
Tax Return	A-16
Taxes	A-16
Termination Date	A-48
Termination Fee	A-49
Voting Agreement	A-1

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2005 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Seagate”), MD Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of Seagate (“Merger Sub”), and Maxtor Corporation, a Delaware corporation (“Maxtor”).

The respective Boards of Directors of each of Seagate and Maxtor have determined that it is in the best interests of their respective companies and stockholders for Seagate to acquire Maxtor upon the terms and subject to the conditions set forth herein.

The Boards of Directors of Seagate, Merger Sub and Maxtor have each approved the merger of Merger Sub with and into Maxtor (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and subject to the conditions set forth herein, which Merger will result in, among other things, Maxtor becoming a wholly owned subsidiary of Seagate.

As a condition to Maxtor entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Maxtor is entering into a Voting Agreement with certain significant stockholders of Seagate (the “Voting Agreement”) pursuant to which, among other things, such stockholders have agreed, subject to the terms and conditions thereof, to vote all shares of Seagate Common Stock owned by them in accordance with the terms of the Voting Agreement.

It is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.	THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Effective Time (as hereinafter defined) Merger Sub shall merge with and into Maxtor. Maxtor shall be the surviving corporation (hereinafter sometimes called the “Surviving Company”) in the Merger, and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of Seagate.

1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) which shall be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”), on the Closing Date (as hereinafter defined). The term “Effective Time” shall mean the time on the Closing Date when the Merger becomes effective, as set forth in the Certificate of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

1.4 Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 9:00 a.m. Eastern time on the date that is the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Section 8 hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree (the “Closing Date”). For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Delaware Secretary is closed.

1.5 Certificate of Incorporation. At the Effective Time, the Restated Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, except that (i) the name of the Surviving Company shall be Maxtor and (ii) the provision in the Certificate of Incorporation of Merger Sub naming its incorporator shall be omitted.

1.6 Bylaws. At the Effective Time, the Bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable law, except the references to Merger Sub’s name shall be replaced by references to Maxtor’s name.

1.7 Board of Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

1.8 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office until the earlier of such officer’s resignation or removal.

2.	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1 Conversion of Maxtor Capital Stock. At the Effective Time, without any action on the part of Seagate, Merger Sub, Maxtor or the holder of any of the shares of common stock of Maxtor, the Merger shall be effected in accordance with the following terms:

(a) All shares of common stock, par value $0.01 per share, of Maxtor (the “Maxtor Common Stock”) owned directly by Maxtor (including treasury shares) or Seagate (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired (the “Cancelled Shares”) and shall not represent capital stock of the Surviving Company and shall not be exchanged for common shares, par value $0.00001 per share, of Seagate (“Seagate Common Stock”), cash or other consideration.

(b) Each outstanding share of Maxtor Common Stock (other than the Cancelled Shares) shall, subject to Section 2.2, be converted into and become the right to receive 0.37 validly issued, fully paid and nonassessable shares of Seagate Common Stock (the “Exchange Ratio”).

(c) The Exchange Ratio set forth above shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Seagate Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, share dividend (including any dividend or distribution of securities convertible into Seagate Common Stock), share split, reverse share split, or other like changes in Seagate’s capitalization, or a record date that is subsequent to the date of this Agreement but prior to the Effective Time has been established by Seagate in regard to any of the foregoing.

2.2 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Seagate Common Stock shall be issued in the Merger. Each holder of Maxtor Common Stock who otherwise would have been entitled to a fraction of a share of Seagate Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Maxtor Common Stock owned by such holder immediately prior to the Effective Time) by the Seagate Share Price. The “Seagate Share Price” shall mean the average of the closing sale prices of one share of Seagate Common Stock for the twenty trading days immediately preceding the Closing Date on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.3 Conversion of Merger Sub Capital Stock. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Company. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub Common Stock shall continue to evidence ownership of shares of capital stock of the Surviving Company.

2.4 Treatment of Options and Other Stock-Based Awards.

(a) At the Effective Time, each option granted (or previously assumed) by Maxtor to purchase shares of Maxtor Common Stock (each a “Maxtor Option”), which is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Maxtor Common Stock and shall be assumed by Seagate and converted automatically, and in accordance with the terms of the plan documents and agreements, notices or letters governing such options, into an option to purchase shares of Seagate Common Stock (a “Converted Option”) in an amount and at an exercise price determined as provided below (and each Converted Option otherwise shall remain subject to the terms of the Maxtor Amended and Restated 1996 Stock Option Plan, the Maxtor 2005 Performance Incentive Plan, or other governing share-based plan document, including plan documents governing options that have previously been assumed by Maxtor as a result of corporate acquisition transactions by Maxtor, as applicable (collectively, and in each case as the same may be amended to the date hereof, the “Maxtor Stock Plans”) and the agreements, notices or letters evidencing grants thereunder):

(i) the number of shares of Seagate Common Stock to be subject to the Converted Option shall be equal to the product of (x) the number of shares of Maxtor Common Stock subject to the Maxtor Option and (y) the Exchange Ratio, provided that any fractional shares of Seagate Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii) the exercise price per share of Seagate Common Stock under the Converted Option shall be equal to the exercise price per share of Maxtor Common Stock under the Maxtor Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

In the case of any Maxtor Option which is, immediately prior to the Effective Time, an “incentive stock option” (as defined in Section 422 of the Code), the exercise price, the number of shares purchasable pursuant to the corresponding Converted Option and the terms and conditions of exercise of such Converted Option shall be determined in order to comply with Section 424(a) of the Code and to avoid a “modification” of any such option under Code Section 424(h). In all events, Maxtor Options shall be converted into Converted Options in such a manner as to be compliant with Section 409A of the Code (or an available exemption therefrom) and any guidance issued thereupon by the U.S. Department of Treasury. Except as otherwise provided in this Section 2.4, the duration and other terms of each Converted Option shall be the same as the applicable Maxtor Option, except that all references to Maxtor shall be deemed to be references to Seagate. Prior to the Effective Time, Maxtor shall take all action necessary to be taken by Maxtor in order to effect the foregoing provisions of this Section 2.4(a).

(b) The foregoing provisions of Section 2.4(a) shall not apply to the Maxtor 1998 Employee Stock Purchase Plan or any other plan, program or arrangement intending to qualify as an employee stock purchase plan under Section 423 of the Code (the “Maxtor ESPP”). The Maxtor ESPP and all outstanding rights thereunder shall terminate at the Effective Time and the offering periods thereunder shall be deemed to end on the NYSE trading day immediately preceding the Closing Date, and the rights of each participating Maxtor employee then outstanding shall be deemed to be automatically exercised on such NYSE trading day. On such trading day, each participating Maxtor employee will be credited with the number of shares of Maxtor Common Stock purchased for his or her account(s) under the Maxtor ESPP during such offering period and such shares shall be treated in the manner described in Section 2.1.

(c) Except as provided herein or as otherwise agreed to by the parties, Maxtor shall ensure that following the Effective Time no holder of a Maxtor Option nor any holder of any other equity-based right shall have any right to acquire equity securities of Maxtor or the Surviving Company.

(d) At the Effective Time, each restricted stock unit award granted by Maxtor under the Maxtor 2005 Performance Incentive Plan and the Restricted Stock Unit Plan (the “Maxtor RSU Plans”) representing a right to receive upon a future date or dates shares of Maxtor Common Stock (each a “Maxtor RSU”) which is outstanding and which has not been settled by the issuance of shares of Maxtor Common Stock immediately prior to the Effective Time shall cease to represent a right to receive upon settlement shares of Maxtor Common Stock and shall be assumed by Seagate and converted automatically into a right to receive upon settlement shares of Seagate Common Stock (a “Converted RSU”) in an amount determined as provided below (and the Converted RSU otherwise shall remain subject to the terms of the applicable Maxtor RSU Plan, and the agreements, notices or letters evidencing grants thereunder). The number of shares of Seagate Common Stock to be subject to the Converted RSU shall be equal to the product of (x) the number of shares of Maxtor Common Stock subject to the Maxtor RSU and (y) the Exchange Ratio, provided that any fractional shares of Seagate Common Stock resulting from such multiplication shall be rounded down to the nearest whole share. Prior to the Effective Time, Maxtor shall take all action necessary to be taken by Maxtor in order to effect the foregoing provisions of this Section 2.4(d).

(e) As soon as reasonably practicable after the Effective Time, and not more than ten (10) Business Days thereafter, Seagate shall deliver to each holder of a Converted Option or Converted RSU an appropriate notice evidencing the foregoing assumption of the option or restricted stock unit award by Seagate. Seagate shall comply with the terms of the Maxtor Stock Plans and the Maxtor RSU Plans, as applicable, and the agreements, notices or letters, subject to the adjustments pursuant to this Section. Each holder of a Converted Option or Converted RSU shall be credited with such holder’s service with Maxtor or its Subsidiaries for purposes of determining such holder’s vesting under such Converted Option or Converted RSU, as applicable.

(f) Seagate shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Seagate Common Stock for delivery upon the exercise of the Converted Options and settlement of Converted RSUs. As soon as practicable after the Effective Time, and not more than ten (10) Business Days thereafter, Seagate shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Seagate Common Stock subject to the Converted Options and Converted RSUs and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted Options and Converted RSUs remain outstanding. Seagate shall administer each Converted Option and Converted RSU held by a Maxtor Insider in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Maxtor Options and Maxtor RSUs were administered in a manner that complied with such rule prior to the date of this Agreement.

(g) Employees of Maxtor and its Subsidiaries as of the Effective Time shall be permitted to participate in the Seagate employee stock purchase plan commencing on the first enrollment date of such plan following the Effective Time, subject to the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with Maxtor or Seagate or any of their respective Subsidiaries).

2.5 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code.

3.	EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

3.1 Seagate to Make Merger Consideration Available. At or as promptly as practicable after the Effective Time, Seagate shall deposit, or shall cause to be deposited, with a bank or trust company designated by Seagate and reasonably acceptable to Maxtor (the “Exchange Agent”), for the benefit of the holders of certificates or evidence of shares in book-entry form which immediately prior to the Effective Time evidenced shares of Maxtor Common Stock (each a “Certificate”), for exchange in accordance with this Section 3, certificates or evidence of shares in book-entry form representing the shares of Seagate Common Stock and any cash that may be payable in lieu of any fractional shares (such cash and certificates or other evidence for shares of Seagate Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

3.2 Exchange of Shares.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Seagate Common Stock and cash in lieu of fractional shares of Seagate Common Stock, if any, into which the shares of Maxtor Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate or evidence of shares in book-entry form representing that number of shares of Seagate Common Stock (if any) to which such former holder of Maxtor Common Stock shall have become entitled pursuant to the provisions of Section 2 hereof, and (ii) a check representing the amount of cash (if any) payable in lieu of fractional shares of Seagate Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 3, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

(b) No dividends or other distributions with a record date after the Effective Time with respect to Seagate Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3. After the surrender of a Certificate in accordance with this Section 3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Seagate Common Stock represented by such Certificate, and pursuant to any and all record dates set by Seagate and occurring at or after the Effective Time.

(c) If any certificate representing shares of Seagate Common Stock is to be issued in the name of any person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the issuance of such Seagate Common Stock that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Seagate Common Stock in the name of and payment of cash to any person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of Maxtor of the shares of Maxtor Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the shares of Seagate Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Maxtor for six months after the Effective Time shall be paid or delivered, at the request of Seagate, to Seagate. Any stockholders of Maxtor who have not theretofore complied with this Section 3 shall thereafter look only to Seagate for issuance of the shares of Seagate Common Stock, payment of cash in lieu of any fractional shares, and payment of unpaid dividends and distributions on the Seagate Common Stock deliverable in respect of each share of Maxtor Common Stock held by such stockholder at the Effective Time, as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Seagate, Maxtor, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Maxtor Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Seagate or the Exchange Agent, the posting by such person of a bond in such reasonable and customary amount as Seagate or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Seagate Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

(g) Seagate or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Maxtor Common Stock such amounts as Seagate (or any affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Seagate or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Maxtor Common Stock in respect of whom such deduction and withholding were made by Seagate or the Exchange Agent.

4.	REPRESENTATIONS AND WARRANTIES OF MAXTOR.

Maxtor hereby represents and warrants to Seagate and Merger Sub that the statements contained in this Section 4 are true and correct, except as expressly set forth in the disclosure schedule of Maxtor delivered to Seagate concurrently herewith (the “Maxtor Disclosure Schedule”). The Maxtor Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Section 4, and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Section 4 and (b) the other sections and paragraphs in this Section 4 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

4.1 Corporate Organization.

(a) Maxtor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Maxtor has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Maxtor. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Maxtor, Seagate, or Seagate and Maxtor (taken together, as a whole), as the case may be, any fact, event, change, development, circumstance or effect that has a substantial, material and long term adverse effect on the business, results of operations, financial condition, assets (including intangible assets), liabilities, or properties of such party and its Subsidiaries taken as a whole; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any fact, event, change, development, circumstance or effect on the referenced party or parties which resulted from or is attributable to: (A) any change in applicable laws, rules or regulations or interpretations thereof by courts or governmental authorities, (B) any change in generally accepted accounting principles (“GAAP”) or accounting requirements applicable to such party or its Subsidiaries, (C) any change in general economic conditions in the United States or any other country in which the referenced party conducts significant operations or derives significant sales, (D) any change or condition affecting the industries in which such party operates, (E) any decrease in the market price or trading volume of such party’s common stock (provided that the underlying causes of such decrease (subject to the other provisions of this Section) shall not be excluded), (F) any failure to meet internal projections or forecasts or published revenue or earnings predictions for any period (provided that the underlying causes of such failures (subject to the other provisions of this Section) shall not be excluded), (G) the announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, including, any resulting (i) shortfalls or declines in revenue, margins or profitability, (ii) loss of, or disruption in, any customer, supplier and/or vendor relationships, or (iii) loss of personnel, (H) any disruption, deterioration, or restructuring of, or loss of market share, revenues, margins or profitability from or in one or more divisions or product groups to the extent such effects are attributable to normal operating results, problems or events (provided that such effects shall not be excluded with respect to Maxtor in the event that they are attributable to a breach by Maxtor of Section 6.1, and such breach would entitle Seagate to refuse to effect the Merger pursuant to Section 8.2(b)) or (I) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants contained herein.

(b) The copies of the Certificate of Incorporation and Bylaws of Maxtor which have previously been made available to Seagate are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(c) Each Subsidiary of Maxtor (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) as a corporation or partnership, as the case may be, under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Maxtor and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. For purposes of this Agreement, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity of which such person is a general partner or owns at least a majority of the stock or other equity interests in such entity the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such entity.

(d) The minute books of Maxtor previously made available to Seagate contain true, complete and correct records of all meetings and other corporate actions held or taken since December 27, 2003 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors) other than the portion of any minutes regarding deliberations of the Board of Directors of such entities in connection with entering into this Agreement or pursuing strategic alternatives.

4.2 Capitalization.

(a) The authorized capital stock of Maxtor consists of 525,000,000 shares of Maxtor Common Stock and 95,000,000 shares of preferred stock, par value $0.01 per share, of Maxtor (the “Maxtor Preferred Stock”). As of the close of business on December 19, 2005 (the “Capitalization Date”), there were 255,792,027 shares of Maxtor Common Stock outstanding, no shares of Maxtor Preferred Stock outstanding and 13,245,738 shares of Maxtor Common Stock held in Maxtor’s treasury. As of the close of business on the Capitalization Date, no shares of Maxtor Common Stock or Maxtor Preferred Stock were reserved or to be made available for future issuance, except for 48,622,569 shares of Maxtor Common Stock reserved or to be made available for future issuance pursuant to the Maxtor Stock Plans, 5,525,557 shares of Maxtor Common Stock reserved or to be made available for future issuance under the Maxtor ESPP, up to 11,068,619 shares of Maxtor Common Stock reserved or to be made available for issuance upon conversion of Maxtor’s 6.80% Convertible Senior Notes due April 30, 2010 (the “6.80% Convertible Notes”) and up to 49,913,502 shares of Maxtor Common Stock reserved or to be made available for future issuance upon conversion of Maxtor’s 2.375% Convertible Senior Notes due

August 15, 2012 (the “2.375% Convertible Notes” or together with the 6.80% Convertible Notes, the “Convertible Notes”). All of the issued and outstanding shares of Maxtor Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 4.2(a) of the Maxtor Disclosure Schedule and (ii) as set forth elsewhere in this Section 4.2(a), Maxtor does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of Maxtor Common Stock or Maxtor Preferred Stock or any other equity securities of Maxtor or any securities representing the right to purchase or otherwise receive any shares of Maxtor capital stock (including any rights plan or agreement). Section 4.2(a) of the Maxtor Disclosure Schedule sets forth a true, complete and correct list of (i) the aggregate number of shares of Maxtor Common Stock issuable upon the exercise of each stock option granted under the Maxtor Stock Plans that was outstanding as of the Capitalization Date and the exercise price for each such Maxtor stock option and (ii) the aggregate number of shares of Maxtor Common Stock issuable upon the conversion of each series of debt securities of Maxtor which are convertible into, or exchangeable or exercisable for, shares of Maxtor Common Stock. Since the Capitalization Date, Maxtor has not (i) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (other than (x) as required under the Indentures, or (y) upon the exercise of employee stock options or upon the settlement of restricted stock units awards granted prior to such date), or (ii) issued or awarded any options, restricted shares or other equity-based awards under the Maxtor Stock Plans or otherwise.

(b) Section 4.2(b) of the Maxtor Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each entity in which Maxtor beneficially owns or controls, directly or indirectly, at least 10% of the equity interest in such entity, regardless of whether such entity is a Subsidiary. Except as set forth in Section 4.2(b) of the Maxtor Disclosure Schedule, Maxtor owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Maxtor’s Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Maxtor nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Maxtor or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

(c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote are outstanding.

4.3 Authority; No Violation.

(a) Maxtor has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Maxtor at a duly held meeting has (i) determined that this Agreement and the Merger are fair to and in the best interests of Maxtor and its stockholders and declared this Agreement and the Merger to be advisable, (ii) approved the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) recommended that stockholders of Maxtor adopt this Agreement and directed that such matter be submitted for consideration by Maxtor’s stockholders at the Maxtor Stockholders Meeting (as hereinafter defined). Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Maxtor Common Stock (the “Maxtor Stockholder Approval”), no other corporate proceedings on the part of Maxtor are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Maxtor and (assuming due authorization, execution and delivery by Seagate and Merger Sub) constitutes a valid and binding obligation of Maxtor, enforceable against Maxtor in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Maxtor nor the consummation by Maxtor of the transactions contemplated hereby (including the Merger), nor compliance by Maxtor with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Maxtor or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals, filings and other items referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Maxtor or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Maxtor or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Maxtor or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Maxtor.

4.4 Consents and Approvals. Except as set forth on Section 4.4 of the Maxtor Disclosure Schedule and except for (i) any notices required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the European Commission of a merger notification in accordance with Council Regulation (EC) 139/2004 of 20 January 2004 on the Control of Concentrations between undertakings (the “ECMR”), (iii) the applicable requirements of the competent authority of any member state of the European Economic Area to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR, (iv) the applicable requirements of Antitrust Laws of jurisdictions other than the United States and the European Union or of investment laws relating to foreign ownership,(v) the approval of the listing of the Seagate Common Stock to be issued in the Merger on the NYSE, (vi) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form (the “Joint Proxy Statement/Prospectus”) relating to the meeting of Maxtor’s stockholders to be held to vote on adoption of this Agreement and the meeting of Seagate’s stockholders to be held to vote on the approval of the issuance of shares of Seagate Common Stock in the Merger (the “Seagate Share Issuance”), the filing and declaration of effectiveness of a registration statement on Form S-4 (the “S-4”) in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and any related filings or approvals under applicable state securities laws and “blue sky” laws, (vii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (viii) the adoption of this Agreement (within the meaning of Section 251 of the DGCL) by the affirmative vote of the holders of a majority of the outstanding shares of Maxtor Common Stock, (ix) any notices, officers’ certificates and opinions required to be given, and any supplemental indentures required to be executed and delivered, under any of the following: (a) the Indenture, dated as of March 1, 1987 by and between Maxtor and Security Pacific National Bank, as trustee, governing Maxtor’s 5 3/4% Convertible Subordinated Debentures (the “5 3/4% Notes”) due March 1, 2012 (the “1987 Indenture”), (b) the Indenture, dated as of May 7, 2003 by and between Maxtor and U.S. Bank National Association, as trustee, governing the 6.80% Convertible Notes (the “2003 Indenture”), or (c) the Indenture, dated as of August 15, 2005 by and between Maxtor and U.S. Bank National Association, as trustee, governing the 2.375% Convertible Notes (the “2005 Indenture” or collectively with the 1987 Indenture and the 2003 Indenture, the “Indentures”); and (vii) the consents and approvals of third parties which are not Governmental Entities (as hereinafter defined), the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Maxtor, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each a “Governmental Entity”) or with any third party are necessary in connection with (A) the execution and delivery by Maxtor of this Agreement and (B) the consummation by Maxtor of the Merger and the other transactions contemplated hereby.

4.5 Reports. Maxtor and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 29, 2001 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 4.5 of the Maxtor Disclosure Schedule or as disclosed in any Maxtor SEC Reports (as hereinafter defined) filed with the SEC prior to the date of this Agreement, (i) no Governmental Entity has initiated since December 29, 2001 or has pending or threatened any proceeding, enforcement action or, to the knowledge of Maxtor, investigation or inquiry into the business, operations, policies, practices or disclosures of Maxtor or any of its Subsidiaries (other than normal examinations conducted by a Governmental Entity in the ordinary course of the business of Maxtor and its Subsidiaries) and (ii) there is no unresolved violation, criticism, comment or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Maxtor or any of its Subsidiaries.

4.6 SEC Filings; Financial Statements.

(a) Except as set forth in Section 4.6(a) of the Maxtor Disclosure Schedule, Maxtor has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 29, 2001 (all such forms, reports, statements, certificates and other documents filed since December 29, 2001, collectively, the “Maxtor SEC Reports”). None of Maxtor’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each of the Maxtor SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the Maxtor SEC Reports contained, when filed or, if amended prior to the date hereof, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Maxtor has made available to Seagate true, correct and complete copies of all written correspondence between the SEC, on the one hand, and Maxtor and any of its Subsidiaries, on the other hand, occurring since December 27, 2003, and prior to the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Maxtor SEC Reports. To the knowledge of Maxtor, none of the Maxtor SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(b) Each of the financial statements included (or incorporated by reference) in the Maxtor SEC Reports (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount) the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of Maxtor and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of Maxtor (on a consolidated basis with its Subsidiaries) have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Maxtor (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Maxtor, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Maxtor by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Maxtor’s outside auditors and the audit committee of Maxtor’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Maxtor’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Maxtor’s internal controls over financial reporting. These disclosures were made in writing by management to Maxtor’s auditors and audit committee and a copy has previously been made available to Seagate. As of the date hereof, Maxtor has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give, without qualification, the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

(d) Since December 29, 2001, (i) neither Maxtor nor any of its Subsidiaries nor, to the knowledge of the officers of Maxtor, any director, officer, employee, auditor, accountant or representative of Maxtor or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Maxtor or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Maxtor or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Maxtor or any of its Subsidiaries, whether or not employed by Maxtor or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Maxtor or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of Maxtor or any committee thereof or to any director or officer of Maxtor.

4.7 Broker’s Fees. Except as set forth in Section 4.7 of the Maxtor Disclosure Schedule, neither Maxtor nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. True, correct and complete copies of all agreements with each broker or finder listed in Section 4.7 of the Maxtor Disclosure Schedule have previously been made available to Seagate.

4.8 Absence of Certain Changes or Events. Except as publicly disclosed in the Maxtor SEC Reports filed with the SEC prior to the date hereof, or as set forth in Section 4.8 of the Maxtor Disclosure Schedule, (i) since December 25, 2004, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Maxtor and (ii) since October 1, 2005, Maxtor and its Subsidiaries have not taken any action that would have been prohibited by Section 6.2 if taken after the date of this Agreement.

4.9 Legal Proceedings.

(a) Except as publicly disclosed in the Maxtor SEC Reports filed with the SEC prior to the date hereof, neither Maxtor nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Maxtor’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Maxtor or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, except, in each case, for those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Maxtor.

(b) Except as set forth in Section 4.9(b) of the Maxtor Disclosure Schedule, neither Maxtor nor any of its Subsidiaries or any of their businesses or properties are subject to or bound by any injunctions, orders, judgments, decrees or regulatory restrictions of any Governmental Entity specifically imposed upon Maxtor, any of its Subsidiaries or the assets of Maxtor or any of its Subsidiaries which relates to the conduct of their respective businesses, except, in each case, for those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Maxtor.

4.10 Taxes.

(a) Except as set forth in Section 4.10(a) of the Maxtor Disclosure Schedule: (i) each of Maxtor and its Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (y) paid in full all Taxes due or made adequate provision in the financial statements of Maxtor (in accordance with GAAP) for any such Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (ii) no material audit or examination is pending with respect to any Tax or Tax Return of Maxtor or any of its Subsidiaries as of the date of this Agreement; (iii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of Maxtor or any of its Subsidiaries which have not been settled or paid; and (iv) there are no material Liens for Taxes upon the assets of either Maxtor or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) Except as set forth in Section 4.10(b) of the Maxtor Disclosure Schedule, neither Maxtor nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is Maxtor) filing a consolidated tax return or (B) has any liability for Taxes of any person (other than Maxtor and its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c) Except as set forth in Section 4.10(c) of the Maxtor Disclosure Schedule, none of Maxtor or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(d) None of Maxtor or any of its Subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(e) All material Taxes required to be withheld, collected or deposited by or with respect to Maxtor and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(f) Except as set forth in Section 4.10(f) of the Maxtor Disclosure Schedule, there is not currently in effect any waiver by Maxtor or any of its Subsidiaries of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax.

(g) Except as set forth in Section 4.10(g) of the Maxtor Disclosure Schedule, neither Maxtor nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and neither Maxtor nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of a Maxtor Option or upon the issuance of any Maxtor Common Stock), that would not be fully deductible by reason of Section 162(m) of the Code.

(h) Except as set forth in Section 4.10(h) of the Maxtor Disclosure Schedule, neither Maxtor nor any of its Subsidiaries has engaged in any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(i) Neither Maxtor nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) Except as set forth in Section 4.10(j) of the Maxtor Disclosure Schedule, neither Maxtor nor any of its Subsidiaries is required to include any material amounts in income, or exclude any material items of deduction, in a taxable period beginning after the Closing Date (a “Post-Closing Tax Period”) as a result of: (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) a closing agreement as described in Section 7121 of the Code (or corresponding or similar provision of state, local or foreign Tax laws); (iii) an installment sale or open transaction arising in a taxable period ending on or before the Closing Date (a “Pre-Closing Tax Period”); (iv) a prepaid amount received, or paid, in a Pre-Closing Tax Period; or (v) deferred gains that could be recognized in a Post-Closing Tax Period.

(k) Neither Maxtor nor any of its Subsidiaries is aware of any fact or circumstance or has agreed to take any action or failed to take any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(l) For purposes of this Agreement, “Taxes” means any taxes of any kind, including those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity. For purposes of this Agreement, “Tax Return” means any return, report or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

4.11 Employees; Employee Benefit Plans.

(a) Section 4.11(a) of the Maxtor Disclosure Schedule sets forth a true and complete list or description of each employee benefit plan, arrangement, policy, program or agreement and any amendments or modifications thereof (including, without limitation, all stock purchase, stock option, stock incentive, severance, employment, change-in-control, health/welfare plans, fringe benefit, bonus, incentive, deferred compensation, pension and other agreements, programs, policies and arrangements, whether formal or informal, oral or written, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) other than any of the foregoing that are required to be contributed to or maintained pursuant to applicable law outside the jurisdiction of the United States, and (i) that is sponsored by, or maintained or contributed to as of the date of this Agreement by Maxtor or any of its Subsidiaries or by any trade or business related thereto, whether or not incorporated (an “ERISA Affiliate”), all of which, together with Maxtor, would be deemed a “single employer” within the meaning of Section 4001 of ERISA or (ii) in respect of which Maxtor or any of its ERISA Affiliates has had or has any present or future liability (collectively, the “Plans”).

(b) Except as set forth in Section 4.11(b) of the Maxtor Disclosure Schedule, no Plan is maintained outside the jurisdiction of the United States, or covers any current or former employee, director or independent contractor residing or working outside the United States (any such Plan set forth in Section 4.11(b) of the Maxtor Disclosure Schedule, a “Foreign Plan”). With respect to any Foreign Plans, (i) all Foreign Plans have been established, maintained and administered, in all material respects, in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs and regulations of any controlling Governmental Entity, (ii) all Foreign Plans that are required to be funded are fully funded, and with respect to all other Foreign Plans, adequate reserves therefor have been established on the accounting statements of Maxtor or its Subsidiaries, and (iii) no material liability or obligation of Maxtor or any of its Subsidiaries exists with respect to such Foreign Plans that has not been disclosed in Section 4.11(b) of the Maxtor Disclosure Schedule.

(c) Except as publicly disclosed as an exhibit in the Maxtor SEC Reports filed prior to the date hereof or set forth in Section 4.11(c) of the Maxtor Disclosure Schedule, Maxtor has previously provided or made available to Seagate true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial valuation reports for each Plan (if applicable) for each of the last two years, (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for each Plan, (iii) any summary plan description and other written communications (or a description of any oral communications) by Maxtor or its Subsidiaries to the Maxtor employees concerning the extent of the benefits provided under a Plan, (iv) a summary of any proposed amendments or changes anticipated to be made to the Plans at any time within the twelve months immediately following the date hereof, and (v) for the most recently completed year, the Form 5500 (if applicable) and attached schedules.

(d) Except as set forth in Section 4.11(d) of the Maxtor Disclosure Schedule, (i) each of the Plans has been operated and administered and was established in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service or will be submitted for such determination within the applicable remedial amendment period, and nothing has occurred that would be reasonably expected to result in any such Plan ceasing to be so qualified, (iii) no Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or independent contractors of Maxtor, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service other than (v) for a specified severance period no longer than three years as provided in the Plans so identified in Section 4.11(a) of the Maxtor Disclosure Schedule, (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Maxtor, its Subsidiaries or the ERISA Affiliates or which could otherwise be payable under a Plan that is not compliant with Section 409A of the Code or the guidance issued in respect thereto by the U.S. Department of Treasury, or (z) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), (iv) no liability under Title IV of ERISA has been incurred by Maxtor, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full (other than payment of premiums not yet due to the Pension Benefit Guaranty Corporation (the “PBGC”)), and no condition exists that would be reasonably expected to result in Maxtor, its Subsidiaries or any ERISA Affiliate incurring a material liability thereunder, (v) no Plan is subject to Title IV of ERISA, (vi) all contributions or other amounts payable by Maxtor or its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (vii) neither Maxtor, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Maxtor, its Subsidiaries or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, (viii) there are no pending, or, to the knowledge of Maxtor, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and no facts or circumstances exist that could give rise to any such actions, suits or claims, (ix) no “reportable event” (as such term is defined in Section 4043 of ERISA) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Plan, (x) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC), and (xi) no Plan is a split-dollar life insurance program or otherwise provides for loans to employees (other than any defined contribution plan that has been determined to be “qualified” within the meaning of Section 401(a) of the Code by the Internal Revenue Service).

(e) Except as set forth in Section 4.11(e) of the Maxtor Disclosure Schedule, no Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), in respect of any current or former director, officer, employee or independent contractor of Maxtor or any of its Subsidiaries, provides for or could result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (iii) limit or restrict the right of Maxtor or its Subsidiaries to merge, amend or terminate any of the Plans, (iv) cause Maxtor or its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Plans which would not be deductible under Section 280G of the Code. Except as set forth in Section 4.11(e) of the Maxtor Disclosure Schedule, since December 25, 2004, neither Maxtor nor any of its Subsidiaries has taken any action that would result in the payment or acceleration described in the preceding sentence.

(f) Except as publicly disclosed in the Maxtor SEC Reports filed prior to the date hereof or set forth in Section 4.11(f) of the Maxtor Disclosure Schedule, no current employee of Maxtor or any of its Subsidiaries would reasonably be expected to receive aggregate remuneration (excluding severance or other payments which are made as a result of consummation of the transactions contemplated by this Agreement, either alone or upon the occurrence of any additional acts or events) in excess of $200,000 in 2005.

4.12 Compliance With Applicable Law.

(a) Except as disclosed in Section 4.12(a) of the Maxtor Disclosure Schedule, Maxtor and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Maxtor or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Maxtor, and neither Maxtor nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Maxtor.

(b) Since the enactment of the Sarbanes-Oxley Act, Maxtor has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Section 4.12(b) of the Maxtor Disclosure Schedule sets forth a schedule of all officers and directors of Maxtor who have outstanding loans from Maxtor, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.13 Certain Contracts.

(a) Except as publicly disclosed in the Maxtor SEC Reports filed prior to the date hereof or as set forth in Section 4.13(a) of the Maxtor Disclosure Schedule, neither Maxtor nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which limits the freedom of Maxtor or any of its Subsidiaries to compete in any line of business or, to the knowledge of Maxtor, upon consummation of the Merger will restrict the ability of Seagate and its Subsidiaries to engage in any line of business in any geographic area or with any person, or which requires exclusive referrals of business or requires Maxtor or any of its Subsidiaries to offer specified products or services to their customers on a priority or exclusive basis, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) which relates to the incurrence of indebtedness in the principal amount of $10 million or more, (v) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of Maxtor or its Subsidiaries, (vi) which requires Maxtor or any of its Subsidiaries to make any purchases on a requirements or volume purchase basis for a period of time in excess of six months from the date hereof, (vii) which provides any customer of Maxtor or any of its Subsidiaries with “most favored nation” status or any other similar type of pricing or allocation preference protection, (viii) which provides any customer of Maxtor or any of its Subsidiaries with product exclusivity rights or requires Maxtor or any of its Subsidiaries to maintain the production of any specific products for a period of time in excess of six months from the date hereof, (ix) pursuant to which Maxtor or its Subsidiaries has warranted to customers (including distributors and channel partners) that the Maxtor Products will not be subject to any epidemic or wide-spread failures or defects or otherwise expressly assumed any liability for such defects or failures, (x) pursuant to which Maxtor or any of its Subsidiaries is the beneficiary of any material foreign Tax holiday, (xi) which limits the ability of Maxtor or any of its Subsidiaries to close any facility or terminate any employees in any material respect, (xii) which is a consulting agreement or service contract which involve the payment of $1 million or more in annual fees, or (xiii) which provides for the payment by Maxtor or its Subsidiaries of material payments upon a change of control thereof. Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a), whether or not publicly disclosed in the Maxtor SEC Reports filed prior to the date hereof or set forth in Section 4.13(a) of the Maxtor Disclosure Schedule, is referred to herein as a “Maxtor Contract”, and neither Maxtor nor any of its Subsidiaries knows of, or has received notice of any material violation of the above by any of the other parties thereto. Maxtor has made available all contracts which involved payments by Maxtor or any of its Subsidiaries in fiscal year 2004 of more than $10 million or which could reasonably be expected to involve payments during fiscal year 2005 of more than $10 million other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $5 million.

(b) Except as set forth in Section 4.13(b) of the Maxtor Disclosure Schedule, (i) each Maxtor Contract is valid and binding on Maxtor and in full force and effect, and, to the knowledge of Maxtor, is valid and binding on the other parties thereto, (ii) Maxtor and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Maxtor Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Maxtor or any of its Subsidiaries under any such Maxtor Contract.

4.14 Undisclosed Liabilities. Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Maxtor included in Maxtor’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2005 or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since October 1, 2005, neither Maxtor nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Maxtor.

4.15 Anti-Takeover Provisions. The Board of Directors of Maxtor has taken all necessary action so that the restrictions on business combinations or voting requirements set forth in Section 203 of the DGCL do not and will not apply to this Agreement, the Merger or the other transactions contemplated hereby and neither any “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to Maxtor nor the restrictions set forth in Section 203 of the DGCL (each a “Takeover Statute”) are applicable to this Agreement, the Merger or the other transactions contemplated hereby. Maxtor does not have any stockholder rights plan in effect.

4.16 Maxtor Information. The information relating to Maxtor and its Subsidiaries to be provided by Maxtor for inclusion in the Joint Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 or Rule 14a-6 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement/Prospectus (except for such portions thereof as relate only to Seagate or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.17 Title to Property.

(a) Real Property. Except as disclosed in Section 4.17(a) of the Maxtor Disclosure Schedule, Maxtor and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Maxtor and its Subsidiaries are in substantially good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Maxtor.

(b) Personal Property. Maxtor and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them on the date hereof, free and clear of all Liens except as publicly disclosed in the Maxtor SEC Reports filed prior to the date hereof or as disclosed in Section 4.17(b) of the Maxtor Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Maxtor. With respect to personal property used in the business of Maxtor and its Subsidiaries which is leased rather than owned, neither Maxtor nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Maxtor.

(c) Leased Property. All leases of real property and all other leases material to Maxtor and its Subsidiaries under which Maxtor or a Subsidiary, as lessee, leases real or personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by Maxtor or such Subsidiary or, to Maxtor’s knowledge, the lessors thereunder, or any event which with notice or lapse of time would constitute such a default, and, in the case of real estate leases, Maxtor or such Subsidiary quietly enjoys the premises provided for in such lease except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Maxtor.

4.18 Insurance. Maxtor and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Maxtor reasonably has determined to be prudent in accordance with industry practice. Section 4.18 of the Maxtor Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of Maxtor and its Subsidiaries. Maxtor and its Subsidiaries are in material compliance with their insurance policies, and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth on Section 4.18 of the Maxtor Disclosure Schedule and except for policies insuring against potential liabilities of officers, directors and employees of Maxtor and its Subsidiaries, Maxtor or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.19 Environmental Liability. Except as set forth in Section 4.19 of the Maxtor Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably would be expected to result in the imposition, on Maxtor or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety as it relates to exposure to hazardous materials, or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of Maxtor, threatened against Maxtor or any of its Subsidiaries, which liability or obligation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Maxtor. To the knowledge of Maxtor, there is no reasonable basis for any such proceeding, claim, action or governmental investigations of any nature that would impose any liability or obligation which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Maxtor. To the knowledge of Maxtor, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which, individually or in the aggregate, would reasonably be expected to have a

Material Adverse Effect on Maxtor. Neither Maxtor nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Maxtor.

4.20 Opinion Of Financial Advisor. Maxtor has received the opinion of Citigroup Global Markets Inc. dated as of the date of this Agreement, to the effect (and subject to the qualifications therein provided) that, as of such date, the Exchange Ratio is fair from a financial point of view to such holders of Maxtor Common Stock.

4.21 Intellectual Property.

(a) Maxtor and each of its Subsidiaries collectively have sole ownership of, or possess all legal rights, or are licensed or otherwise have valid rights to use (in each case, free and clear of all Liens (other than non-exclusive licenses), all Intellectual Property used in the conduct of their existing businesses.

(b) Section 4.21(b)(i) of the Maxtor Disclosure Schedule lists all material agreements pursuant to which Maxtor or any of its Subsidiaries licenses any Intellectual Property Rights from any third party, other than license agreements for off-the-shelf, packaged software, license agreements for software used internally by Maxtor or any of its Subsidiaries but not incorporated into Maxtor Products, and non-disclosure agreements entered into by Maxtor or any of its Subsidiaries (the “In-Bound Maxtor IP Agreements”). Section 4.21(b)(ii) of the Maxtor Disclosure Schedule lists all material agreements pursuant to which Maxtor or any of its Subsidiaries licenses any Intellectual Property Rights to any third party, other than license agreements for off-the-shelf, packaged software and non-disclosure agreements entered into by Maxtor or any of its Subsidiaries (the “Out-Bound Maxtor IP Agreements”; and, collectively with the In-Bound Maxtor IP Agreements, the “Maxtor IP Agreements”). Except for the Maxtor IP Agreements, neither Maxtor nor any of its Subsidiaries is bound by or a party to any material licenses or agreements of any kind with respect to any Intellectual Property Rights except for potential license grant obligations resulting from participation in standards organizations (whether official or de facto) to the extent disclosed in Section 4.21(b)(iii) of the Maxtor Disclosure Schedule. Except as set forth in Section 4.21(b)(iii) of the Maxtor Disclosure Schedule, all Maxtor IP Agreements are in full force and effect as of the date hereof. Except as set forth in Section 4.21(b)(iv) of the Maxtor Disclosure Schedule, neither Maxtor’s entry into this Agreement nor the performance by it of its obligations contemplated hereby, shall, in accordance with their terms and by virtue of the Merger, (A) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Maxtor IP Agreement, (B) impair the right of Maxtor or its Subsidiaries to utilize and commercialize the Intellectual Property Rights in each In-Bound Maxtor IP Agreement, (C) cause any royalties, fees or other payments to become payable by Seagate, Maxtor or any of their respective Subsidiaries to any third person, or cause any existing obligations to pay such royalties, fees or payments to increase or accelerate (other than due to increased sales in Maxtor’s products or services), or (D) as a result of any Maxtor IP Agreements or other agreements to which Maxtor is a party, (i) cause or obligate, or result in, Seagate or any of its Subsidiaries granting any rights or licenses to any of their respective Intellectual Property Rights to any third party, or (ii) subject Seagate or any of its Subsidiaries to any non-compete or exclusivity restriction with respect to their respective businesses or products.

(c) Neither Maxtor nor any of its Subsidiaries has received any communications alleging that any of them has violated, misappropriated or infringed any Intellectual Property of any other person or entity, and neither Maxtor nor any of its Subsidiaries knows of any reasonable basis for any such allegation. No person is challenging or, to the knowledge of Maxtor, misappropriating, infringing on or otherwise violating any right of Maxtor or any of its Subsidiaries with respect to any Intellectual Property, used by or in the conduct of their existing businesses, owned by and/or exclusively licensed to Maxtor or its Subsidiaries. Neither Maxtor nor any of its Subsidiaries has received any written notice of any pending or threatened claim with respect to any Intellectual Property used by Maxtor and its Subsidiaries and no Intellectual Property owned and/or exclusively licensed by Maxtor or its Subsidiaries is being used or enforced in a manner that it is reasonably expected would result in the abandonment, cancellation or unenforceability of such Intellectual Property. To the knowledge of

Maxtor, the operation of the business of Maxtor and its Subsidiaries as conducted as of or prior to the Closing Date, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Maxtor Product does not infringe or misappropriate any Intellectual Property Rights of any person, violate any right to privacy or publicity, or constitute unfair competition or trade practices under the laws of any jurisdiction.

(d) Each of Maxtor and its Subsidiaries has taken reasonable and customary steps to obtain, maintain and protect Maxtor Intellectual Property. Without limiting the foregoing, each of Maxtor and its Subsidiaries has, and enforces, a policy requiring each current and former employee, consultant and contractor to execute proprietary information and confidentiality agreements providing for the assignment of Intellectual Property created or developed for Maxtor and/or its Subsidiaries to Maxtor and/or its Subsidiaries, as applicable, and requiring the employee, consultant or contractor to hold in confidence information of Maxtor and its Subsidiaries, and there has been no deviation from the policy described in the previous sentence in the past five (5) years with respect to any current or former employees, consultants and contractors of Maxtor or any of its Subsidiaries that have created any Maxtor Intellectual Property.

(e) No Maxtor Intellectual Property or Maxtor Product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by Maxtor or any of its Subsidiaries or may affect the validity, use or enforceability of such Maxtor Intellectual Property or Maxtor Product.

(f) Each of Maxtor and its Subsidiaries has established a commercially reasonable policy that is designed: (i) to identify software obtained by Maxtor under open source, public source, or freeware software licenses, including any version of any software licensed pursuant to any GNU general public license or limited general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one’s ability to charge for distribution of or to use software for commercial purposes (collectively “Open Source”), used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any current Maxtor Products, and (ii) to avoid the unintended release of the source code of any proprietary Maxtor Intellectual Property. To the knowledge of Maxtor, there has been no material deviation from or violation of Maxtor’s policies with respect to Open Source.

(g) Maxtor and each of its Subsidiaries has ownership of, free and clear of any Liens, or sufficient valid licensed rights to use, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No person other than Maxtor, its wholly owned Subsidiaries, or Persons distributing Maxtor Products through channels (whether by way of sales, licensing, leasing or otherwise) possess any claims or rights with respect to use of the Customer Information.

(h) Section 4.21(h) of the Maxtor Disclosure Schedule sets forth a true, correct and complete list of all agreements by which any Source Code owned by Maxtor or any of its Subsidiaries (“Maxtor Source Code”) has been provided, or is contractually required to be provided to an escrow agent or other Person (a “Source Code Disclosure Agreement”). The consummation of the transactions contemplated by this Agreement will not result in the release or transfer of any Maxtor Source Code to any person, whether pursuant to a Source Code Disclosure Agreement or otherwise. There has been no unauthorized disclosure of any Maxtor Source Code.

For purposes of this Agreement:

“Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress, internet domain names, and other indications of origin, and registrations in any jurisdiction, and applications in any jurisdiction to register the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential or proprietary information and rights in any jurisdiction to limit the use or disclosure thereof by any person; works of authorship in any medium, including without limitation mask works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

“Intellectual Property Rights” means worldwide common law and statutory rights associated with Intellectual Property, including without limitation rights provided by treaties and conventions.

“Maxtor Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned by, or exclusively licensed to, Maxtor or its Subsidiaries.

“Maxtor Products” means all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of Maxtor and any of its Subsidiaries.

“Source Code” shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

4.22 Labor Matters. Except as set forth in Section 4.22 of the Maxtor Disclosure Schedule, neither Maxtor nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Maxtor or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Maxtor or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to Maxtor’s knowledge, threatened, nor is Maxtor aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

5.	REPRESENTATIONS AND WARRANTIES OF SEAGATE AND MERGER SUB

Seagate and Merger Sub hereby, jointly and severally, represent and warrant to Maxtor that the statements contained in this Section 5 are true and correct, except as expressly set forth in the disclosure schedule of Seagate delivered to Maxtor concurrently herewith (the “Seagate Disclosure Schedule”). The Seagate Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Section 5, and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Section 5 and (b) the other sections and paragraphs in this Section 5 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

5.1 Corporate Organization. Each of Seagate and Merger Sub is a corporation duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization. Seagate has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seagate. The copies of the Memorandum and Articles of Association of Seagate which have previously been made available to Maxtor are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

5.2 Capitalization. As of the date hereof, the authorized capital stock of Seagate consists of 1,250,000,000 shares of Seagate Common Stock and 100,000,000 preferred shares, par value $0.00001 per share (“Seagate Preferred Stock”). As of the close of business on December 19, 2005, there were 482,788,937 shares of Seagate Common Stock outstanding and no shares of Seagate Preferred Stock outstanding. As of the close of business on December 19, 2005, except as set forth in Section 5.2 of the Seagate Disclosure Schedule, no shares of Seagate Common Stock or Seagate Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Seagate Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 5.2 of the Seagate Disclosure Schedule, and (ii) as set forth elsewhere in this Section 5.2, Seagate does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of Seagate Common Stock or Seagate Preferred Stock or any other equity securities of Seagate or any securities representing the right to purchase or otherwise receive any shares of Seagate Common Stock or Seagate Preferred Stock. The shares of Seagate Common Stock to be issued pursuant to the Merger have been duly authorized and when issued in the Merger pursuant to the terms of this Agreement will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

5.3 Authority; No Violation.

(a) Each of Seagate and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) have been duly and validly approved by the Boards of Directors of Seagate and Merger Sub. Except for the approval of the Seagate Share Issuance by the affirmative vote of the holders of a majority of the shares of Seagate Common Stock represented at a meeting of the stockholders of Seagate called for such purpose and entitled to vote thereon (the “Seagate Stockholder Approval”), and the adoption of this Agreement by Seagate as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Seagate or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Seagate and Merger Sub and (assuming due authorization, execution and delivery by Maxtor) constitutes a valid and binding obligation of Seagate and Merger Sub, enforceable against Seagate and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by each of Seagate and Merger Sub, nor the consummation by each of Seagate and Merger Sub of the transactions contemplated hereby (including the Merger), nor compliance by each of Seagate and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Memorandum and Articles of Association of Seagate or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals, filings and other items referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seagate or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seagate or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seagate or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seagate.

5.4 Consents and Approvals. Except for (i) any notices required to be filed under the HSR Act, (ii) the filing with the European Commission of a merger notification in accordance with the ECMR, (iii) the applicable requirements of the competent authority of any member state of the European Economic Area to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR, (iv) the applicable requirements of Antitrust Laws of jurisdictions other than the United States and the European Union or of investment laws relating to foreign ownership, (v) the approval of the listing of the Seagate Common Stock to be issued in the Merger on the NYSE, (vi) the filing with the SEC of the Joint Proxy Statement/Prospectus and the filing and declaration of effectiveness of the S-4, and any related filings or approvals under applicable state securities laws and “blue sky” laws, (vii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (viii) the approval of the Seagate Share Issuance by the a majority of the shares of Seagate Common Stock represented and voting at a meeting of the stockholders of Seagate called for such purpose, (ix) the adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement by Seagate as the sole stockholder of Merger Sub, and (x) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seagate, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Seagate of this Agreement and (B) the consummation by Seagate of the Merger and the other transactions contemplated hereby.

5.5 Reports. Seagate and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since June 28, 2002 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of Seagate and its Subsidiaries, no Governmental Entity has initiated since June 28, 2002 or has pending or threatened any proceeding, enforcement action or, to the knowledge of Seagate, investigation or inquiry into the business, operations, policies, practices or disclosures of Seagate or any of its Subsidiaries. There is no unresolved violation, criticism, comment or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Seagate or any of its Subsidiaries.

5.6 SEC Filings; Financial Statements.

(a) Seagate has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 11, 2002 (all such forms, reports, statements, certificates and other documents filed since December 11, 2002, collectively, the “Seagate SEC Reports”). Each of the Seagate SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the Seagate SEC Reports contained, when filed or, if amended prior to the date hereof, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Seagate has made available to Maxtor true, correct and complete copies of all written correspondence between the SEC, on the one hand, and Seagate and any of its Subsidiaries, on the other hand, occurring since December 31, 2003, and prior to the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Seagate SEC Reports. To the knowledge of Seagate, none of the Seagate SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(b) Each of the financial statements included (or incorporated by reference) in the Seagate SEC Reports (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount) the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of Seagate and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of Seagate (on a consolidated basis with its Subsidiaries) have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Seagate (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Seagate, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Seagate by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Seagate’s outside auditors and the audit committee of Seagate’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Seagate’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Seagate’s internal controls over financial reporting. These disclosures were made in writing by management to Seagate’s auditors and audit committee. As of the date hereof, Seagate has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give, without qualification, the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

(d) Since December 11, 2002, (i) neither Seagate nor any of its Subsidiaries nor, to the knowledge of the officers of Seagate, any director, officer, employee, auditor, accountant or representative of Seagate or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seagate or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seagate or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seagate or any of its Subsidiaries, whether or not employed by Seagate or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seagate or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of Seagate or any committee thereof or to any director or officer of Seagate.

5.7 Broker’s Fees. Except as set forth in Section 5.7 of the Seagate Disclosure Schedule, neither Seagate nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

5.8 Absence of Certain Changes or Events. Except as publicly disclosed in Seagate SEC Reports filed prior to the date hereof, since July 1, 2005, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seagate.

5.9 Legal Proceedings.

(a) Except as publicly disclosed in the Seagate SEC Reports filed with the SEC prior to the date hereof, neither Seagate nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Seagate’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seagate or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, except, in each case, for those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seagate.

(b) There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon Seagate, any of its Subsidiaries or the assets of Seagate or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Seagate.

5.10 Compliance With Applicable Law.

(a) Seagate and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Seagate or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seagate, and neither Seagate nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seagate.

(b) Since the enactment of the Sarbanes-Oxley Act, Seagate has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

5.11 Undisclosed Liabilities. Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Seagate included in Seagate’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2005, neither Seagate nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seagate.

5.12 Operations of Merger Sub.

Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated herein.

5.13 Seagate Information. The information relating to Seagate and its Subsidiaries to be provided by Seagate to be contained in the Joint Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 or Rule 14a-6 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement/Prospectus (except for such portions thereof that relate only to Maxtor or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

6.	COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as set forth on Section 6.1 of the Maxtor Disclosure Schedule, or as subsequently consented to in writing by Seagate, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Maxtor shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice or with commercially reasonable business judgment so as to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, consistent with market conditions, and

(ii) take no action which would reasonably be expected to materially and adversely affect or materially delay its ability to obtain any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or its ability to consummate the transactions contemplated hereby.

6.2 Maxtor Forbearances. Without limiting the generality of Section 6.1, except as set forth in Section 6.1 or 6.2 of the Maxtor Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Maxtor shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Seagate (which consent will not be unreasonably withheld or delayed):

(a) adjust, split, combine or reclassify its capital stock; set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (other than: (i) as required under the Indentures, (ii) pursuant to Maxtor’s sinking fund payments, redemptions, and open market purchases of its 5 3/4% Notes pursuant to, or as permitted by, the terms of Article 12 of the 1987 Indenture, and (iii) as required by obligations or commitments existing at the date of this Agreement);

(b) grant any stock appreciation rights or grant any individual, corporation, joint venture or other entity any right to acquire any shares of its capital stock; or issue or commit to issue any additional shares of capital stock (other than: (i) grants of stock options, restricted stock, stock appreciation rights or other rights to purchase stock to individual service providers under the Maxtor Stock Plans and Maxtor ESPP in the ordinary course of business and consistent with past practice, (ii) upon conversion of the Convertible Notes, (iii) pursuant to the exercise of stock options or settlement of restricted stock units outstanding as of the date hereof or permitted to be issued under this Section 6.2, and (iv) as otherwise permitted by this Section 6.2) or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock;

(c) except in the ordinary course of business or as expressly required by the terms of any contracts or agreements in force at the date of this Agreement, (i) sell, transfer, license, mortgage, encumber or otherwise dispose of any of its assets (other than intangible assets or Intellectual Property Rights) or properties to any individual, corporation or other entity (other than a wholly owned Subsidiary of Maxtor), including by merger, consolidation, asset sale or other business combination (including formation of a joint venture), other than sales, transfers, licenses, mortgages, encumbrances or other dispositions of assets having fair market value of less than $5 million in the aggregate, or (ii) cancel, release or assign any indebtedness to any such person or any claims held by any such person (other than a wholly owned Subsidiary of Maxtor);

(d) sell, transfer, license, encumber or otherwise dispose of any Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(e) (i) make any acquisition or investment in a corporation, joint venture or other entity (other than a wholly owned Subsidiary of Maxtor), by purchase or other acquisition of stock or other equity interests by merger, consolidation, asset purchase or other business combination, or by contributions to capital in excess of $10 million in any single transaction or series of related transactions or $20 million in the aggregate;

(f) except in the ordinary course of business, enter into, renew, extend, amend, or terminate (i) any contract, license, lease or agreement that is or would be (had such contract, license, or agreement been in effect on the date of this Agreement) a Maxtor Contract or (ii) any contract, lease, license or agreement that calls for aggregate annual payments from Maxtor of $25 million or more and which is not either (A) terminable at will on 90 days or less notice without payment of a termination fee or penalty in excess of $2.5 million or (B) has a term of less than thirteen months;

(g) other than general salary increases consistent with past practices for employees (other than executives above the level of Vice President) or as required by contractual commitments outstanding on the date hereof and identified in Sections 4.11(a) and 4.11(b) of the Maxtor Disclosure Schedule, (i) increase, or commit to increase, in any material respect the compensation (including base salary, wages and annual or long-term incentive opportunities or payments) or fringe benefits of any of its employees, (ii) pay any severance, benefit, incentive payment, retention or signing bonus, pension or retirement allowance not required by any existing plan or agreement identified in Sections 4.11(a) and 4.11(b) of the Maxtor Disclosure Schedule to any employees, directors or independent contractors, or (iii) become a party to, amend or commit itself (orally or in writing) to establish or enter into any pension, retirement, profit-sharing, severance or welfare benefit plan, or agreement or incentive or employment agreement with or for the benefit of any employee, director or independent contractor, or accelerate the vesting of any stock options or other stock-based compensation;

(h) make any capital expenditures in excess of the amounts set forth in Schedule 6.2(h) of the Maxtor Disclosure Schedule, other than expenditures necessary to maintain existing assets in good repair;

(i) settle any claim, action or proceeding involving payments by Maxtor in excess of $500,000 with respect to any single claim or series of related claims or $5 million in the aggregate with respect to all such claims, or agree or consent to the issuance of any injunction, decree, order, settlement agreement or judgment restricting its business or operations in any material respect;

(j) amend its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange or reorganization with any person, or a letter of intent or agreement in principle with respect thereto;

(k) incur any indebtedness for borrowed money, issue any material amount of debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of another person, except in the ordinary course of business consistent with past practice;

(l) take any action or fail to take any action which would reasonably be expected to materially impair or delay consummation of the transactions contemplated hereby, including (A) any action or omission that would cause the Merger to fail to qualify as a reorganization under Section 368 of the Code or (B) any action or omission that would reasonably be expected to prevent or materially and adversely affect the obtainment of the Requisite Regulatory Approvals (and, in particular, will not (i) announce or enter agreements contemplating other business combination transactions, joint ventures, or strategic transactions or licensing arrangements, or (ii) take any other actions out of the ordinary course of business that, in either case, would reasonably be expected to prevent or materially and adversely affect the obtainment of the Requisite Regulatory Approvals);

(m) make or change any material Tax election, settle or compromise any material Tax liability, agree to an extension of the statute of limitations with respect to the assessment or determination of material Taxes, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(n) enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder;

(o) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under applicable law, rule, regulation or GAAP, in each case as concurred in by Maxtor’s independent public accountants;

(p) take any action that is intended to or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time or in any of the conditions to effecting the Merger set forth in Sections 8.1 or 8.2 becoming incapable of being satisfied, or in a material violation of any provision of this Agreement; or

(q) authorize, recommend, agree, make any commitment, or announce an intention to take any of the actions prohibited by this Section 6.2.

6.3 No Fundamental Seagate Changes. Except as expressly contemplated or permitted by this Agreement, as provided in Section 6.3 of the Seagate Disclosure Schedule or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Seagate shall not, without the prior written consent of Maxtor (which consent will not be unreasonably withheld or delayed), (i) amend its memorandum and articles of association in a manner that would materially and adversely affect the economic benefits of the Merger to the stockholders of Maxtor, (ii) set any record or payment dates for the payment of any extraordinary dividends or distributions on its capital stock or make, declare or pay any extraordinary dividend or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (iii) take any action that is intended to or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time or in any of the conditions to effecting the Merger set forth in Sections 8.1 or 8.3 becoming incapable of being satisfied, or in a material violation of any provision of this Agreement, (iv) take any action or fail to take any action that would reasonably be expected to materially impair or delay consummation of the transactions contemplated hereby, including (A) any action or omission that would cause the Merger to fail to qualify as a reorganization under Section 368 of the Code or (B) any action or omission that would reasonably be expected to prevent or materially and adversely affect the obtainment of the Requisite Regulatory Approvals (and, in particular, will not (i) announce or enter agreements contemplating other business combination transactions, joint ventures, or strategic transactions or licensing arrangements, or (ii) take any other actions out of the ordinary course of business that, in either case, would reasonably be expected to prevent or materially and adversely affect the obtainment of the Requisite Regulatory Approvals) or (v) authorize, recommend, agree, make any commitment, or announce an intention to take any of the actions prohibited by this Section 6.3.

6.4 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Seagate, directly or indirectly, the right to control or direct Maxtor’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give Maxtor, directly or indirectly, the right to control or direct Seagate’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Seagate and Maxtor shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

7.	ADDITIONAL AGREEMENTS

7.1 Further Actions.

(a) Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, (i) Seagate shall use its best efforts to obtain the Requisite Regulatory Approvals, (ii) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof (and in any event within 20 Business Days after the date hereof), and an appropriate filing of a Form CO under the ECMR with respect to the transactions contemplated hereby as promptly as prudent after the date hereof (and in any event within 60 Business Days after the date hereof, subject to extension upon mutual written consent of Seagate and Maxtor), and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the HSR Act or the ECMR, and (iii) each party hereto agrees to make an appropriate filing with respect to any additional

Governmental Entities as necessary to obtain the Requisite Regulatory Approvals and approval or deemed clearance under other relevant Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable after the date hereof. Seagate and Maxtor shall not take any action, agree to take any action or consent to the taking of any action pursuant to this Section 7.1 without first consulting with the other party.

(b) Each of Seagate and Merger Sub, on the one hand, and Maxtor, on the other hand, shall, in connection with the efforts referenced in Section 7.1(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or other relevant Antitrust Law, use its best efforts to (i) coordinate and cooperate fully in all respects with each other and consider in good faith the views of the other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably and timely informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other party with any written notices or other communications received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the European Commission or any other U.S. or foreign Governmental Entity and of any notices or other communications received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review and discuss in advance (when reasonably possible) and participate in the preparation of any filing, submission, comment response letter or other substantive communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, the European Commission or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, DOJ, the European Commission or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the ECMR, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) Subject to the obligations under Sections 7.1(a) and (b), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Seagate, Merger Sub and Maxtor shall coordinate and cooperate fully in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, agency decision, or other order, whether temporary, preliminary or permanent, that is in effect and that delays, prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, (ii) each of Seagate, Merger Sub and Maxtor shall use its respective best efforts to vigorously defend to judgment if necessary, at its own cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement with the objective of permitting the Merger to close as soon as practicable with the fewest conditions and restrictions reasonably possible, unless Seagate and Maxtor mutually consent to a settlement or other resolution and (iii) Maxtor shall have the right to participate in the conduct thereof.

(d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.1 shall (i) in connection with the efforts referenced in Section 7.1(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or other relevant Antitrust Law, require Seagate or Maxtor to take any action, agree to take any action or consent to the taking of any action unless the taking of the action is conditioned upon consummation of the Merger or (ii) limit a party’s right to terminate this Agreement pursuant to Section 9.1(b).

7.2 Access to Information

(a) Subject to the obligations of the parties to limit and control the disclosure of competitively sensitive information under Antitrust Laws, and subject to other applicable laws relating to the exchange of information, upon reasonable notice Maxtor shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of Seagate access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of Maxtor and its Subsidiaries, and, during such period, Maxtor shall, and shall cause its Subsidiaries to, make available to Seagate (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents which Maxtor is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Seagate may reasonably request.

(b) All information and materials exchanged between Maxtor and Seagate pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement, dated June 23, 2005, between Seagate and Maxtor (the “Confidentiality Agreement”). Section 8 of the Confidentiality Agreement is hereby amended to add the words “Except as contemplated by the Agreement and Plan of Merger by and among Seagate Technology, Maxtor Corporation and MD Merger Corporation dated as of December 20, 2005, as such agreement may be amended from time to time (the “Merger Agreement”)” at the beginning of such Section 8. Section 18 of the Confidentiality Agreement is hereby amended and restated to read as follows: “This Agreement shall terminate upon the earlier of (i) the Closing Date (as such term is defined in Merger Agreement and (ii) one year after the date of termination of the Merger Agreement.” As so amended, the Confidentiality Agreement shall remain in full force and effect.

(c) No investigation by any of the parties or their respective Representatives shall modify, limit or otherwise affect the representations, warranties, covenants or agreements of the other parties set forth herein.

7.3 Preparation of Proxy Statement; Stockholders Meetings.

(a) Seagate and Maxtor shall prepare the Joint Proxy Statement/Prospectus and the S-4 and shall promptly (and in any event within 21 days following the date on which Maxtor files with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2005) file the Joint Proxy Statement/Prospectus and the S-4 with the SEC. Each of Seagate and Maxtor shall use its best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as practicable, to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby, and to mail the Joint Proxy Statement/Prospectus to their respective stockholders as promptly as practicable after the Form S-4 is declared effective. Seagate and Maxtor shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of Seagate, Maxtor or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Seagate and Maxtor shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any substantive correspondence (including responses to comments from the SEC), amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC.

(b) Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Seagate Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Seagate and Maxtor.

(c) Seagate shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the S-4 becomes effective (the “Seagate Stockholders Meeting”) for the purpose of obtaining the Seagate Stockholder Approval, and shall take all lawful action to solicit the approval of the Seagate Share Issuance by such stockholders. The Board of Directors of Seagate shall recommend approval of the issuance of shares of Seagate Common Stock in the Merger by the stockholders of Seagate and shall (x) not withdraw, modify or qualify in any manner adverse to Maxtor such recommendation or (y) take any other action or make any other public statement in connection with the Seagate Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in Seagate Recommendation”); provided that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in Seagate Recommendation) of factual information regarding the business, financial condition or results of operations of Seagate or Maxtor (provided that the Board of Directors of Seagate does not withdraw, modify or qualify in any manner adverse to Maxtor its recommendation) in the S-4 or the Joint Proxy Statement/Prospectus.

(d) Maxtor shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the S-4 becomes effective (the “Maxtor Stockholders Meeting”) for the purpose of obtaining the Maxtor Stockholder Approval and shall take all lawful action to solicit the adoption of this Agreement by such stockholders. The Board of Directors of Maxtor shall recommend adoption of this Agreement by the stockholders of Maxtor and shall not (x) withdraw, modify or qualify in any manner adverse to Seagate such recommendation or (y) take any other action or make any other public statement in connection with the Maxtor Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in Maxtor Recommendation”); provided that the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in Maxtor Recommendation) of factual information regarding the business, financial condition or results of operations of Seagate or Maxtor or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided that the Board of Directors of Maxtor does not withdraw, modify or qualify in any manner adverse to Seagate its recommendation) in the S-4 or the Joint Proxy Statement/Prospectus. Notwithstanding the foregoing, subject to and in accordance with the provisions of Section 7.8(b), Maxtor and its Board of Directors shall be permitted to effect a Change in Maxtor Recommendation if and only to the extent that Maxtor’s Board of Directors, after consultation with its outside counsel, determines in good faith that failure to take such action would reasonably be expected to result in a violation of its fiduciary duties under applicable law. Notwithstanding any Change in Maxtor Recommendation this Agreement shall be submitted to the stockholders of Maxtor at the Maxtor Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Maxtor of such obligation. In addition to the foregoing Maxtor shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

As used in this Agreement, “Acquisition Proposal” shall mean any proposal for a merger, consolidation or other business combination involving Maxtor or any of its Subsidiaries or any proposal or offer to acquire in any manner (including by tender or exchange offer, open market purchase, issuance by Maxtor or otherwise) more than 25% of the voting power in, or more than 25% of the business or assets of, Maxtor or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

7.4 Affiliates. Maxtor shall use its best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Maxtor to deliver to Seagate, as soon as practicable after the date of this Agreement, and in any event prior to the date of the Maxtor Stockholders Meeting, a written agreement, in form and substance reasonably satisfactory to Seagate, relating to required transfer restrictions on the Seagate Common Stock received by them in the Merger pursuant to Rule 145.

7.5 Stock Exchange Listing. Seagate shall use its best efforts to cause the shares of Seagate Common Stock to be issued in the Merger, and the shares of Seagate Common Stock to be issued upon conversion of the Convertible Notes from and after the Effective Time, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

7.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, in the event of any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Maxtor or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Maxtor, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, the Surviving Company shall, and Seagate shall cause the Surviving Company to, indemnify and hold harmless each such Indemnified Party, to the fullest extent to which such Indemnified Party would be entitled under applicable law and the Bylaws of Maxtor as in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, expenses (including prompt payment of all reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking, to the extent required by applicable law, from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party could not lawfully be provided indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnified Party wishing to claim indemnification under this Section 7.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Seagate thereof, provided that the failure to so notify shall not affect the obligations of Seagate under this Section 7.6 except (and only) to the extent such failure to notify materially prejudices Seagate.

(b) Seagate shall, or shall cause the Surviving Company to, use its best efforts to cause the persons now or previously serving as officers and directors of Maxtor prior to the Effective Time to be covered for a period of six (6) years from the Closing Date by the directors’ and officers’ liability insurance policy or policies maintained by Maxtor to the extent such persons are covered by such policy or policies as of the Effective Time (provided that (x) Seagate or the Surviving Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are in the aggregate no less advantageous to such directors and officers of Maxtor than the terms and conditions of the existing directors’ and officers’ liability insurance policy of Maxtor, or (y) arrange for “tail” coverage for such six-year period under Maxtor’s current directors’ and officers’ liability insurance policy), provided, however, that in no event will Seagate or the Surviving Company be required to expend for any one year an amount in excess of 200% of the annual premiums currently paid by Maxtor for such insurance (the “Insurance Amount”), and provided further, that if Seagate or the Surviving Company is unable to maintain or obtain the insurance called for by this Section 7.6(b) as a result of the preceding proviso, Seagate shall, or shall cause the Surviving Company to, use its best efforts to obtain as much comparable insurance as available for the Insurance Amount) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such or as employees or agents of Maxtor or its Subsidiaries.

(c) The provisions of this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement.

7.7 Advice of Changes. Seagate and Maxtor shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a Material Adverse Effect on it or which it believes would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

7.8 No Solicitation.

(a) None of Maxtor, Maxtor’s Subsidiaries or any of their respective officers, directors, employees, agents, representatives and affiliates (collectively, “Representatives”) shall, directly or indirectly (i) initiate, solicit, or knowingly and intentionally encourage or facilitate, any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Seagate or its affiliates or (iv) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, or execute or enter into any letter of intent, agreement in principle, merger agreement, share purchase agreement, asset purchase or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or publicly propose or agree to do any of the foregoing; provided that, in the event Maxtor receives an unsolicited bona fide Acquisition Proposal and Maxtor’s board of directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal, prior to the closing of the polls as to the approval of this Agreement at the Maxtor Stockholders Meeting, Maxtor may, and may permit its Subsidiaries and its and their Representatives to, take any action described in clause (ii) above to the extent that the board of directors of Maxtor concludes in good faith (after consultation with its outside counsel) that failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under applicable law; provided further that (x) prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Maxtor shall have entered into a confidentiality agreement with such third party on terms no less favorable to Maxtor than the Confidentiality Agreement (including, without limitation, “standstill” provisions no less favorable to Maxtor than those contained in the Confidentiality Agreement), and (y) Maxtor shall also furnish to Seagate a copy of any confidential data or information that it is furnishing to any third party pursuant to this Section 7.8(a) to the extent not previously furnished to Seagate. Maxtor will immediately cease and cause to be terminated any activities, discussions or negotiations it or its Subsidiaries or any of their respective Representatives may have conducted before the date of this Agreement with any persons other than Seagate with respect to any Acquisition Proposal and will (and will cause its Subsidiaries and their Representatives to) enforce any confidentiality or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by Maxtor or such Subsidiaries or Representatives thereunder and by using its best efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms thereof in a court of competent jurisdiction. Maxtor will promptly (within one Business Day) advise Seagate following receipt of any Acquisition Proposal, or of any request for nonpublic information or access to the books and records of Maxtor in connection with a possible Acquisition Proposal, describing the substance thereof (including the identity of the person making such Acquisition Proposal or request for information or access), and will keep Seagate apprised of the status and the material terms and conditions of the Acquisition Proposal and any material changes thereto on a current basis

(and in any event no later than 48 hours after the occurrence of any such material changes). Without limiting the foregoing, Maxtor shall promptly, and in any event within 24 hours, notify Seagate orally and in writing if it determines to begin providing information or to engage in negotiations concerning an Acquisition Proposal pursuant to this Section 7.8.

As used in this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Board of Directors of Maxtor concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisor (who shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 25%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction directly involving Maxtor (and not exclusively its Subsidiaries).

(b) Notwithstanding anything in this Agreement to the contrary, if, at any time after the date of this Agreement and prior to the adoption of this Agreement by the stockholders of Maxtor, Maxtor receives an Acquisition Proposal and the Board of Directors shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Seagate pursuant to clause (iii) below, the Board of Directors of Maxtor may (x) effect a Change in Maxtor Recommendation and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the Board of Directors of Maxtor determines in good faith, after consultation with outside counsel, that failure to take such action would reasonably be expected to result in a violation of its fiduciary duties under applicable law; provided, however that Maxtor shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination Maxtor pays to Seagate the Termination Fee payable pursuant to Section 9.2(b); and provided, further, that the Board of Directors may not effect such a Change in Maxtor Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i) Maxtor shall have complied in all material respects with this Section 7.8;

(ii) Maxtor shall have provided prior written notice to Seagate, at least five Business Days in advance (the “Notice Period”), of its intention to effect a Change in Maxtor Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and

(iii) prior to effecting such a Change in Maxtor Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, Maxtor shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Seagate in good faith (to the extent Seagate desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

Maxtor shall be required to deliver a new written notice to Seagate in the event of any material revisions to the Superior Proposal, in which event the Notice Period shall commence following the receipt by Seagate of such new written notice.

(c) Nothing contained in this Agreement shall prevent Maxtor or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such

Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided further, that any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Maxtor Recommendation unless the Maxtor Board of Directors (i) expressly reaffirms its recommendation in favor of the adoption of this Agreement (as then modified) in such disclosure and (ii) expressly rejects such other Acquisition Proposal in such disclosure.

(d) Maxtor agrees that any violation of the restrictions set forth in this Section 7.8 by any Representative of Maxtor or any of its Subsidiaries, at the direction or with the consent or prior knowledge or awareness of Maxtor or its Subsidiaries, shall be deemed to be a breach of this Section 7.8 by Maxtor.

7.9 Employee No-Hire/Non-Solicit. Neither Seagate nor Maxtor will, until the earlier of (i) the Closing Date or (ii) three months after the date this Agreement is terminated in accordance with its terms, directly or indirectly, (A) solicit the employment or consulting services of technical and/or management-level employees of the other party, in accordance with the terms set forth in the Confidentiality Agreement, or (B) solicit the employment or consulting services of, or hire or employ or engage as a consultant, any of the executive officers, vice presidents, senior directors or executive directors or other key employees of the other party, so long as they are employed or engaged by the other party and for three months after they cease to be employed or engaged by the other party; provided, however, that (i) soliciting by means of a general advertisement not directed at (A) any particular individual or (B) the employees or consultants of the other party generally and (ii) appropriate actions taken in furtherance of integration planning, shall not be deemed to be a breach of this Section 7.9. For purposes of this paragraph, “other key employees” shall mean and include all employees with a base salary in excess of $175,000.

7.10 Tax Reporting Requirement. Seagate and Maxtor shall timely satisfy or cause to be timely satisfied the reporting requirements contained in United States Treasury Regulation Section 1.367(a)-3(c)(6).

7.11 Resignation of Maxtor Directors. At the Closing, Maxtor shall deliver to Seagate evidence reasonably satisfactory to Seagate of the resignation of all directors of Maxtor. Upon the request of Seagate, as specified by Seagate reasonably in advance of the Closing, Maxtor will seek to obtain the resignation of all directors of Subsidiaries of Maxtor, in each case, effective at the Effective Time, or as soon thereafter as is practicable under applicable local laws.

7.12 Appointment of Seagate Directors. Effective at the Effective Time, Seagate shall increase the size of its Board of Directors by one member, and cause Dr. C.S. Park to be appointed to the Board of Directors of Seagate. The Board of Directors of Seagate shall also give consideration to appointing as a director of Seagate at the first meeting of the Board of Directors of Seagate following the Effective Time an individual who serves on the Board of Directors of Maxtor as of the date of this Agreement.

7.13 Exemption From Liability Under Section 16(b). Assuming that Maxtor delivers to Seagate the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Seagate, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Maxtor Insiders (as defined below) of Seagate Common Stock in exchange for shares of Maxtor Common Stock, and of options to purchase and other rights to receive Seagate Common Stock upon conversion of Maxtor Options and Maxtor RSUs, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Maxtor to Seagate prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all relevant respects regarding the Maxtor Insiders, the number of shares of Maxtor Common Stock held by each such Maxtor Insider and the number and description of the Maxtor Options and Maxtor RSUs held by each such Maxtor Insider. “Maxtor Insiders” shall mean those officers and directors of

Maxtor who after consummation of the Merger will be subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

7.14 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, each of Maxtor and Seagate and their respective Board of Directors shall, subject to applicable law, grant any approvals and take any actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of any Takeover Statute on these transactions.

7.15 Convertible Senior Notes.

(a) Maxtor shall provide, or shall cause to be provided, in accordance with the applicable terms of each Indenture, to the trustee under each such Indenture and to each Holder (as defined in each respective Indenture), any notices required by such Indenture to be delivered prior to the Effective Time by virtue of the transactions contemplated hereby.

(b) Prior to the Effective Time, Seagate and the Surviving Company shall take such actions as are required under each Indenture to establish and evidence the rights of the holders of the Convertible Notes issued under such Indenture to convert each such Convertible Note, after the Effective Time, into Seagate Common Stock, and cash, as applicable, upon the terms and subject to the conditions and other provisions of such Indenture, including the execution and delivery of supplemental indentures, officers certificates and opinions of counsel. After the Effective Time, Seagate shall, and shall cause the Surviving Company to: (a) deliver to the holders of the Convertible Notes and the 5 3/4% Notes appropriate notices required by the terms of the applicable Indenture as a result of the transactions contemplated hereby, (b) comply with the terms and conditions and other provisions of each Indenture with respect to the purchase and or the conversion of the Convertible Notes from the holders thereof as a result of the transactions contemplated hereby, if required by the terms of such Indenture, and (c) take all such further actions, including the delivery of any officers’ certificates and opinions of counsel required by the Indentures, as may be necessary to comply with all of the terms and conditions of the Indentures.

(c) Assuming that Maxtor delivers to Seagate any information with respect to Maxtor or the holders of the 2.375% Notes required to be contained therein in order to permit the resale by such holders of the 2.375% Notes and the Seagate Common Stock upon conversion thereof, Seagate shall use its best efforts to file with the SEC a registration statement on Form S-3 with respect to the shares of Seagate Common Stock to be issued upon conversion of the 2.375% Notes prior to the Effective Time and Seagate shall use its best efforts to have such registration statement become effective at or prior to the Effective Time and to maintain the effectiveness of such registration statement (and maintain the current status of the related prospectus) in accordance with, and subject to, the terms of the 2.375% Notes, the 2005 Indenture and the related registration rights agreement.

8.	CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Maxtor Stockholder Approval and the Seagate Stockholder Approval shall have been obtained.

(b) Other Approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and the approvals required to consummate the Merger pursuant to the specified Antitrust Laws of the jurisdictions listed in Exhibit A hereto shall have been obtained (or any applicable waiting period thereunder shall have been terminated or shall have expired) or litigation relating to the denial of such required approvals shall have terminated in favor of the approval of the transaction (the “Requisite Regulatory Approvals”).

(c) S-4 Effectiveness. The S-4 shall have been declared effective under the Securities Act, and no stop order suspending the effectiveness of the S-4 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order, law, rule, regulation, writ, injunction, ruling or decree (whether temporary, preliminary or permanent) issued, enacted, entered, enforced or deemed applicable to the Merger or other legal restraint or prohibition shall be in effect in any jurisdiction where either Seagate or Maxtor have substantial revenues or operations which prevents or makes illegal the consummation of the Merger on substantially the same terms and conferring on Seagate substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Entity located in any jurisdiction where either Seagate or Maxtor have substantial revenues or operations with a likelihood of success that is not remote and seeking any of the foregoing be pending.

8.2 Conditions to Obligations of Seagate. The obligations of Seagate and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Seagate and Merger Sub at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Maxtor set forth in this Agreement (other than Section 4.2(a)) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this condition, all such representations and warranties (other than Section 4.2(a)) shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct (i) results from the intentional misrepresentation by Maxtor as of the date of this Agreement and (ii) individually or in the aggregate, results in a Material Adverse Effect on Maxtor, and provided that, for purposes of determining the satisfaction of condition (ii) above, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect. The representations and warranties of Maxtor set forth in Section 4.2(a) shall have been true and correct in all material respects as of the date of this Agreement. Seagate shall have received a certificate signed on behalf of Maxtor by the Chief Executive Officer and Chief Financial Officer of Maxtor to the foregoing effect.

(b) Performance of Obligations of Maxtor. Maxtor shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement (including the Specified Covenants, as defined below) at or prior to the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, the covenants of Maxtor other than the Specified Covenants shall be deemed performed or complied with in all material respects unless the failure to so perform or comply is the result of an intentional breach of such agreement or covenant by Maxtor. Seagate shall have received a certificate signed on behalf of Maxtor by the Chief Executive Officer and the Chief Financial Officer of Maxtor to such effect. “Specified Covenants” shall mean those covenants and agreements, which if breached by Maxtor, would result in the representations and warranties of Maxtor set forth in Section 4.2(a) not being true as of the Effective Time as if made as of the Effective Time and not as of the date of this Agreement; provided, that for such purposes the representations and warranties contained in Section 4.2(a) as of the date of this Agreement shall be deemed to have been updated to take into account any actions taken by Maxtor between the date of this Agreement and the Effective Time that were permitted to be taken under Section 6.2.

8.3 Conditions To Obligations Of Maxtor. The obligation of Maxtor to effect the Merger is also subject to the satisfaction or waiver by Maxtor at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seagate and Merger Sub set forth in this Agreement (other than Section 5.2) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect (other than Section 5.8 where the Material Adverse Effect qualifier shall be given effect), and provided further, that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Seagate. The representations and warranties of Seagate and Merger Sub set forth in Section 5.2 shall have been true and correct in all material respects as of the date of this Agreement. Maxtor shall have received a certificate signed on behalf of each of Seagate and Merger Sub by the Chief Executive Officer and the Chief Financial Officer of each of Seagate and Merger Sub to the foregoing effect.

(b) Performance of Obligations of Seagate. Seagate and Merger Sub shall each have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date, and Maxtor shall have received a certificate signed on behalf of each of Seagate and Merger Sub by the Chief Executive Officer and the Chief Financial Officer of each of Seagate and Merger Sub to such effect.

(c) NYSE Listing. The shares of Seagate Common Stock to be issued to the holders of Maxtor Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Seagate and Maxtor (taken together, as a whole).

9.	TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of Seagate, Merger Sub and Maxtor in a written instrument, if the Board of Directors of each so determines;

(b) by either Seagate or Maxtor if (i) any Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent authority located in a jurisdiction where either Seagate or Maxtor have substantial revenues or operations shall have issued an injunction, judgment or order or taken any other action prohibiting the consummation of the Merger and such injunction, judgment, order or other action is or shall have become final and nonappealable (a “Restraint”); provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have complied with its obligations under Section 7.1 (subject to the limitations contained therein);

(c) by either Seagate or Maxtor if the Effective Time shall not have occurred on or before March 20, 2007 (the “Termination Date”);

(d) by Seagate (provided that Seagate is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if Maxtor shall have breached (i) any of the covenants or agreements made by Maxtor herein or (ii) any of the representations or warranties made by Maxtor herein, and in either case, such breach (x) is not cured within 30 days following written notice thereof by Seagate to Maxtor, or which breach, by its nature, cannot be cured prior to the Termination Date and (y) as a result of such breach one or more of the conditions to closing under Section 8.1 or 8.2 are not capable of being satisfied prior to the Termination Date, such that Seagate would not be obligated to effect the Merger;

(e) by Maxtor (provided that Maxtor is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if Seagate or Merger Sub shall have breached (i) any of the covenants or agreements made by Seagate or Merger Sub herein or (ii) any of the representations or warranties made by Seagate or Merger Sub herein, and in either case, such breach (x) is not cured within 30 days following written notice thereof by Maxtor to Seagate, or which breach, by its nature, cannot be cured prior to the Termination Date and (y) as a result of such breach one or more of the conditions to closing under Section 8.1 or 8.3 are not capable of being satisfied prior to the Termination Date, such that Maxtor would not be obligated to effect the Merger;

(f) by either Seagate or Maxtor if the Maxtor Stockholders Meeting has been duly held, the approval of this Agreement has been put to a vote by the Maxtor stockholders, the polls have closed as to such vote, and the Maxtor Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Maxtor Stockholders Meeting;

(g) by either Seagate or Maxtor if the Seagate Stockholders Meeting has been duly held, the approval of the Seagate Share Issuance has been put to a vote by the Seagate stockholders, the polls have closed as to such vote, and the Seagate Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Seagate Stockholders Meeting;

(h) prior to the adoption of this Agreement by the stockholders of Maxtor, by Maxtor in accordance with, and subject to the terms and conditions of, Section 7.8(b); or

(i) by Seagate, if (i) the Board of Directors of Maxtor shall have failed to recommend the adoption of this Agreement in the Joint Proxy Statement/Prospectus, or shall have effected a Change in Maxtor Recommendation (or shall have publicly disclosed its intention to effect a Change in Maxtor Recommendation), (ii) Maxtor shall have materially breached the terms of Section 7.8 hereof in any respect adverse to Seagate, or (iii) Maxtor shall have breached its obligations under Section 7.3 by failing to call, give notice of, convene and hold the Maxtor Stockholders Meeting in accordance with Section 7.3.

9.2 Effect of Termination.

(a) In the event that this Agreement is terminated by either Seagate or Maxtor as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Seagate, Maxtor, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b), 9.2, and 10.2 shall survive any termination of this Agreement and (ii) except to the extent otherwise expressly provided in this Agreement, neither Seagate nor Maxtor shall be relieved or released from any liabilities or damages arising out of its prior willful breach of any provision of this Agreement (including any such prior willful breach that becomes the basis for termination of this Agreement under Sections 9.1(d) or (e) hereof).

(b) In the event that this Agreement is terminated (i) by Maxtor pursuant to Section 9.1(h), (ii) by Seagate pursuant to Section 9.1(i), or (iii) by Maxtor pursuant to Section 9.1(f) and, in the case of this clause (iii), at the time of such termination, Seagate has the right to terminate this Agreement pursuant to Section 9.1(i), Maxtor shall pay Seagate the sum of $53 million (the “Termination Fee”) at or prior to the time of termination in the case in which the Termination Fee is payable pursuant to clause (i) of this Section 9.2(b) or as promptly as possible (but in any event within two Business Days after the time of termination) in the case in which the Termination Fee is payable pursuant to clause (ii) or (iii) of this Section 9.2(b).

(c) In the event that this Agreement is terminated by Maxtor or Seagate pursuant to Section 9.1(f) and the Termination Fee would not be payable pursuant to Section 9.2(b)(iii) as a result of such termination, Maxtor shall pay Seagate an amount equal to the sum of Seagate Expenses as promptly as possible (but in any event within two Business Days after its receipt of an invoice from Seagate for its actual, documented expenses) provided that in the event (i) an Acquisition Proposal shall have been publicly announced (or any person shall have publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the date of the taking of the vote of the stockholders of Maxtor contemplated by this Agreement at the Maxtor Stockholders Meeting, (ii) such Acquisition Proposal shall not have been absolutely and unconditionally withdrawn and abandoned more than 10 days prior to such Maxtor Stockholders Meeting and (iii) Maxtor enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal within 12 months after the termination of this Agreement by Maxtor or Seagate pursuant to Section 9.1(f), then Maxtor shall pay Seagate the Termination Fee, less the amount of any Seagate Expenses previously paid to Seagate by Maxtor, on the date of execution of such definitive agreement or, if earlier, consummation. “Seagate Expenses” means those fees and expenses actually incurred by Seagate in connection with this Agreement and the transactions contemplated hereby through the date of termination of this Agreement, including fees and expenses of counsel, investment bankers, accountants, experts, consultants and other Representatives of Seagate.

(d) If this Agreement is terminated by Seagate or Maxtor pursuant to Section 9.1(b)(i), Section 9.1(b)(ii) (but only in the event that the Restraint giving rise to the right to terminate relates to Antitrust Law or any other regulatory matter) or Section 9.1(c) (but only in the event that at the time of such termination the Maxtor Stockholder Approval shall have been obtained unless the failure to obtain the Maxtor Stockholder Approval results from (i) the breach by Seagate or Merger Sub of any of the covenants or agreements made by Seagate or Merger Sub herein or (ii) the failure of Seagate or Merger Sub to provide information, consents or opinions concerning Seagate or the Merger that are necessary to permit the S-4 to be declared effective by the SEC), Seagate shall pay to Maxtor an amount equal to $300 million (the “Non-Clearance Fee”) as promptly as possible (but in any event within two Business Days after the time of termination).

(e) In the event that this Agreement is terminated by Maxtor or Seagate pursuant to Section 9.1(g), then Seagate shall pay Maxtor the sum of $10 million plus an amount equal to the sum of Maxtor Expenses as promptly as possible (but in any event within two Business Days after its receipt of an invoice from Maxtor for its actual, documented expenses). “Maxtor Expenses” means those fees and expenses actually incurred by Maxtor in connection with this Agreement and the transactions contemplated hereby through the date of termination of this Agreement, including fees and expenses of counsel, investment bankers, accountants, experts, consultants and other Representatives of Maxtor.

(f) Any amount that becomes payable pursuant to Sections 9.2(b), 9.2(c), 9.2(d) or 9.2(e) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such funds.

(g) Maxtor and Seagate agree that the agreements contained in Sections 9.2(b), 9.2(c), 9.2(d) and 9.2(e) are an integral part of the transactions contemplated by this Agreement, that without such agreement Maxtor and Seagate would not have entered into this Agreement, and that such amounts do not constitute a penalty. If either party fails to pay the amounts due under Sections 9.2(b), 9.2(c), 9.2(d) or 9.2(e) within the time periods specified in such sections, such party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(h) Maxtor and Seagate agree that notwithstanding anything in this Agreement to the contrary (i) payment in full of the Termination Fee pursuant to this Section 9.2 constitutes full performance by Maxtor under this Agreement with respect to such termination (and shall also be Seagate’s and Merger Sub’s sole and exclusive remedy with respect to any breach by Maxtor of this Agreement that may have occurred prior to such termination, and that all other damages or remedies, at law or in equity (including provisional remedies), that might otherwise have been available to Seagate and Merger Sub are waived by Seagate and Merger Sub upon their acceptance of such payment) and (ii) payment in full of the Non-Clearance Fee pursuant to this Section 9.2 constitutes full performance by Seagate and Merger Sub under this Agreement with respect to such termination (and shall also be Maxtor’s sole and exclusive remedy with respect to any breach by Seagate or Merger Sub of this Agreement that may have occurred prior to such termination, and that all other damages or remedies, at law or in equity (including provisional remedies), that might otherwise have been available to Maxtor are waived by Maxtor upon its acceptance of such payment). Notwithstanding the foregoing, Maxtor agrees that, in the event that Maxtor (i) does not reject or refuse to accept payment of the Non-Clearance Fee within five Business Days of the date such payment is tendered or (ii) institutes any suit, claim, action or proceeding against Seagate or Merger Sub seeking any damages or remedies, at law or in equity, under or by reason of this Agreement (other than for payment of the Non-Clearance Fee), Maxtor shall be deemed to have irrevocably waived and forfeited any right to collect the Non-Clearance Fee pursuant to Section 9.2 and Seagate shall under no circumstances be thereafter obligated to pay to Maxtor the Non-Clearance Fee pursuant to Section 9.2.

9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Maxtor or of Seagate; provided, however, that after any approval of the transactions contemplated by this Agreement by Maxtor’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which changes the amount or changes the form of the consideration to be delivered to the Maxtor stockholders hereunder other than as contemplated by this Agreement, or which adversely affects the intended tax treatment of the Merger for holders of Maxtor Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.	GENERAL PROVISIONS

10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.2 Expenses. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Seagate, to:

Seagate Technology

920 Disc Drive

Scotts Valley, CA 95066

Attention: William L. Hudson

Facsimile: (831) 438-6675

with copies to:

Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, California 94304
Attention: William Hinman
Facsimile: (650) 251-5002

and:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Larry W. Sonsini
Facsimile: (650) 493-6811

(b) if to Maxtor, to:

Maxtor Corporation
500 McCarthy Boulevard
Milipitas, CA 95035
Attention: Dr. C.S. Park Duston Williams
Facsimile: (408) 232-6910

with copies to:

William Sweeney
Vice President, Secretary and General Counsel
Maxtor Corporation
2452 Clover Basin Drive
Longmont, CO 80503
Fax: (303) 678-3111

and:

DLA Piper Rudnick Gray Cary US LLP
2000 University Avenue
East Palo Alto, CA 94303
Attention: Diane Holt Frankle
Facsimile: (650) 833-2001

Any party to this Agreement may give any notice or other communication hereunder using any other means (including electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is acknowledged as actually received by the party for whom it is intended.

10.4 Interpretation; Mutual Drafting. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed to require Maxtor, Seagate or any of their respective officers, directors, Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations among the parties.

10.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6 Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, as amended by Section 7.2(b) hereof, which shall survive the execution and delivery of this Agreement.

10.7 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State of Delaware.

(b) In any action or proceeding between any of the parties arising out of or relating to this Agreement or the agreements delivered in connection herewith or any of the transactions contemplated by this Agreement or by such related agreements, each of the parties hereto : (a) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (b) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7(c).

10.8 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this

Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.9 Publicity. Seagate and Maxtor shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as they may determine, after consulting with outside counsel, are required by law or the rules and regulations of the NYSE. Without limiting the reach of the preceding sentence, Seagate and Maxtor shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Maxtor and its Subsidiaries shall (a) consult with Seagate regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Seagate with stockholder lists of Maxtor and (c) allow and facilitate Seagate contact with stockholders of Maxtor and other prospective investors.

10.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.6 hereof, nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, that, only after the Effective Time, former holders of Maxtor Common Stock shall be entitled to the benefits of Sections 3.1 and 3.2 solely with respect to their right to receive shares of Seagate Common Stock subject to, and in accordance with, the terms of this Agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Seagate, Merger Sub and Maxtor have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

SEAGATE TECHNOLOGY

By:	/S/ WILLIAM D. WATKINS
Name: Title:	William D. Watkins Chief Executive Officer and President

MD MERGER CORPORATION

By:	/S/ WILLIAM D. WATKINS
Name: Title:	William D. Watkins Chief Executive Officer and President

MAXTOR CORPORATION

By:	/S/ DR. C. S. PARK
Name: Title:	Dr. C. S. Park Chairman and Chief Executive Officer

EXHIBIT A

Requisite Regulatory Approvals

The following constitute the Requisite Regulatory Approvals:

Jurisdiction	Antitrust Law
United States	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (HSR)

European Economic Area	Council Regulation (EC) 139/2004 of 20 January 2004 on the Control of Concentrations between Undertakings (ECMR)

Japan	The Act Concerning Prohibition of Private Monopolisation and Maintenance of Fair Trade, Law No. 54 of 1947, as amended

Korea	The Monopoly Regulation and Fair Trade Act 1980, amended by Law No. 7315 December 2004

Taiwan	The Fair Trade Law of 1991, as amended

In each of the above items the laws listed are intended to represent the application laws, legislations, acts, statutes and rules as amended and any accompanying notices and guidelines applicable in the case of acquisitions and mergers as in force at the time of this Agreement and Plan of Merger.

ANNEX B

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 20, 2005 by and between Maxtor Corporation, a Delaware corporation (“Maxtor”), and each of the undersigned stockholders listed on the signature page hereto (each, a “Stockholder” and collectively, the “Stockholders”) of Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Seagate”).

WHEREAS, Maxtor, Seagate and MD Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of Seagate (“Merger Sub”), have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Maxtor (the “Merger”), all capital stock of Maxtor outstanding immediately prior to the effective time of the Merger will be converted into and thereafter represent solely the right to receive the consideration set forth in the Merger Agreement and Maxtor will survive as a wholly owned subsidiary of Seagate.

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Maxtor has required that each of the Stockholders enter into this Agreement.

WHEREAS, each Stockholder has agreed that certain shares of Seagate Common Stock owned by it shall be subject to the terms and conditions of this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions. Capitalized terms that are used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a) “Exempt Transfer” shall mean (i) any Transfer or other granting of an economic or other pecuniary interest in or to Seagate Common Stock (pursuant to the granting of an option, derivative interest or other similar arrangement), provided that the Stockholder or other transferor of such Seagate Common Stock retains all voting rights in respect of any such Seagate Common Stock (which voting rights remain subject to the voting obligations set forth in this Agreement), (ii) any Transfer effected through an open market sale transaction, (iii) any Transfer made to a Person in direct contemplation of an open market sale transaction (including a “block trade” to a broker-dealer or other similar transaction), or (iv) any Transfer (other than to Persons who are affiliates of a party to this Agreement on the date hereof or the date of Transfer) by a Stockholder to its stockholders, partners or members in the form of pro rata dividends or distributions, whether upon liquidation or otherwise, of Seagate Common Stock that is immediately tradable in the hands of the transferee in open market sale transactions. For purposes of the foregoing, “open market sale transaction” shall mean any open market sale transaction effected pursuant to (A) an effective registration statement covering such sale of shares of Seagate Common Stock that are the subject of such Transfer, (B) an applicable exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), that applies to open market sale transactions by a Person other than the issuer of securities, or (C) Rule 144 promulgated under the Securities Act.

(b) “Expiration Time” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated in accordance with its terms, (ii) the Effective Time, and (iii) the date of any modification, waiver or amendment to the Merger Agreement in a manner that increases the Exchange Ratio.

(c) “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental body or authority.

(d) “Shares” shall mean any and all voting securities of Seagate beneficially owned by the Stockholder as of the record date (whether now owned or hereafter acquired) for every meeting of stockholders of Seagate called with respect to the Proposal (as defined below), and every postponement or adjournment thereof. With respect to Shares beneficially owned by James G. Coulter, such Shares shall not be deemed to include Shares owned directly by SAC Investment, L. P. (which Shares are covered by the counterpart of this agreement entered into directly by SAC Investment, L. P.).

(e) Transfer. A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

2. Transfer of Shares. Such Stockholder hereby agrees that, other than pursuant to the terms of this Agreement, at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the Expiration Time, the Stockholder shall not, directly or indirectly, (a) grant any proxies or enter into any voting trust or other agreement or arrangement that would transfer, limit or otherwise affect the rights of the Stockholder with respect to the voting of any Shares in respect of the Proposal (as defined below), or (b) Transfer (other than in an Exempt Transfer) any shares of Seagate Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Seagate Common Stock) beneficially owned by such Stockholder as of the date hereof or hereafter acquired, or any interest in the foregoing, unless each Person to which any such shares (or any securities convertible into or exercisable or exchangeable for any such shares), or any interest in any of the foregoing, is or may be Transferred shall have (a) executed a counterpart of this Agreement (with such modifications as Maxtor may reasonably request), and (b) agreed in writing to hold such shares (or any securities convertible into or exercisable or exchangeable for any such shares), or such interest in the foregoing, subject to the terms and conditions of this Agreement. Any Transfer or purported Transfer (other than an Exempt Transfer) of shares of Seagate Common Stock in violation of the foregoing restrictions shall be null and void. The parties hereto expressly acknowledge and hereby agree that the foregoing restrictions on Transfer shall not apply to any Exempt Transfer and, subject to the retention of voting rights by the Stockholder, where applicable in accordance with the terms of Section 1(a) and Section 3 hereof, any Shares Transferred in an Exempt Transfer shall no longer be subject to the terms and conditions of this Agreement for any purpose.

3. Agreement to Vote Shares. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the Expiration Time, the Stockholder shall (a) when a Seagate Stockholders’ Meeting is held, appear at such Seagate Stockholders’ Meeting (in person or by proxy) or otherwise cause all Shares to be counted as present thereat for the purpose of establishing a quorum and (b) vote (or cause to be voted) all Shares in favor of any proposal (the “Proposal”) to approve the issuance of shares of Seagate Common Stock in the manner contemplated by, and subject to and in accordance with, the terms and conditions set forth in the Merger Agreement at every meeting of stockholders of Seagate called with respect to the Proposal (and at every postponement or adjournment thereof). Prior to the Expiration Time, the Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Agreement. The provisions of this Section 3 shall apply to all Shares owned as of the record date for the vote on the Proposal (the “Record Date”), regardless of whether a Transfer (including an Exempt Transfer) of some or all of such Shares occurs after the Record Date.

4. Irrevocable Proxy. Each Stockholder hereby appoints Maxtor and any designee of Maxtor, and each of them individually, as such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote with respect to the Shares in accordance with Section 3 hereof. This proxy is given to secure the performance of the duties of each Stockholder under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. The proxy and power of attorney granted pursuant to Section 4 by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

5. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants, severally and not jointly, to Maxtor as follows:

(a) If such Stockholder is a legal entity and not an individual, such Stockholder has full corporate power and authority to execute and deliver this Agreement.

(b) If such Stockholder is a legal entity and not an individual, the execution and delivery of this Agreement has been duly and validly authorized by all necessary action on the part of such Stockholder.

(c) This Agreement has been duly and validly executed and delivered by such Stockholder and (assuming due authorization, execution and delivery of this Agreement by Maxtor) constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

6. Termination. This Agreement shall terminate and be of no further force or effect whatsoever upon the Expiration Time without any action on the part of any party hereto.

7. Miscellaneous.

(a) Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as, or be construed to be, a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

(b) Severability. In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

(c) Binding Effect; Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Stockholder may be assigned to any other Person without the prior written consent of Maxtor.

(d) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(e) Specific Performance; Injunctive Relief. Each of the parties hereto hereby acknowledge that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Maxtor and to preserve for Maxtor the benefits of the Merger, (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value, and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Maxtor which cannot be adequately compensated by a monetary award. Accordingly, Maxtor and the Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, Maxtor shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

(f) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(g) Entire Agreement. This Agreement and the Proxy and the other agreements referred to in this Agreement set forth the entire agreement and understanding of Maxtor and the Stockholder with respect to the subject matter hereof and thereof, and supersede all prior discussions, agreements and understandings between Maxtor and the Stockholder, both oral and written, with respect to the subject matter hereof and thereof.

(h) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address (or at such other address for a party as shall be specified by like notice):

(i)    If to Maxtor, to:

William Sweeney

Vice President, Secretary and General Counsel

Maxtor Corporation

2452 Clover Basin Drive

Longmont, CO 80503

Fax: (303) 678-3111

        with a copy (which shall not constitute notice) to:

DLA Piper Rudnick Gray Cary US LLP

2000 University Avenue

East Palo Alto, CA 94303

Attention: Diane Holt Frankle

Facsimile: (650) 833-2001

(ii)    If to a Stockholder, to:

[STOCKHOLDER ADDRESS].

(i) Headings. The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

(j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be validly executed by a duly authorized officer thereof as of the date first above written.

MAXTOR CORPORATION

By:
Name:
Title:

[STOCKHOLDER SIGNATURE BLOCKS]

By:
Name:
Title:

[VOTING AGREEMENT]

SCHEDULE I – Signatory Shareholders of Seagate Technology

August Capital III, L.P.

August Capital III Founders Fund

August Capital Strategic Partners III, L.P.

Silver Lake Investors Cayman, L.P.

Silver Lake Partners Cayman, L.P.

Silver Lake Technology Investors Cayman, L.P.

Silver Lake New York, Inc.

SAC Investments, L.P.

William W. Watkins

The Watkins Family Trust

Wolf Pack Limited Partnership

Stephen J. Luczo

Stephen J. Luczo Revocable Trust Dated January 26, 2001

Red Zone Holdings Limited Partnership

Red Zone II Limited Partnership

William W. Bradley

James G. Coulter

James A. Davidson

Glenn H. Hutchins

Donald E. Kiernan

David F. Marquardt

Lydia M. Marshall

Gregorio Reyes

John W. Thompson

John W. Thompson and Sandra A. Thompson, Trustees of the John and Sandra

Thompson Trust U/D/T 5/2/03

Charles C. Pope

Pope Family Reserve Trust

David A. Wickersham

Arlie Enterprises Limited Partnership

Brian S. Dexheimer

Silver Sea Limited Partnership

William L. Hudson

Carbonero Creek Limited Partnership

ANNEX C

December 20, 2005

Board of Directors

Seagate Technology

920 Disc Drive

Scotts Valley, California 95066

Members of the Board:

We understand that Seagate Technology (“Seagate”), Maxtor Corporation (“Maxtor”), and MD Merger Corporation, a direct wholly owned subsidiary of Seagate (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 19, 2005 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into Maxtor. Pursuant to the Merger, Maxtor will become a wholly owned subsidiary of Seagate and each issued and outstanding share of common stock, par value $0.01 per share (the “Maxtor Common Stock”), of Maxtor, other than shares held by Maxtor or Seagate (other than shares in trust accounts and the like or shares held in satisfaction of a debt previously contracted), will be converted into the right to receive 0.37 shares (the “Exchange Ratio”) of common stock, par value $0.00001 per share (the “Seagate Common Stock”), of Seagate. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Seagate.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of Seagate and Maxtor, respectively;

ii)	reviewed certain internal financial statements and projections and other financial and operating data concerning Seagate and Maxtor, prepared by the managements of Seagate and Maxtor, respectively;

iii)	discussed the past and current operations and financial condition and the prospects of Seagate and Maxtor with the managements of Seagate and Maxtor, respectively;

iv)	discussed certain strategic, financial and operational benefits anticipated from the Merger with the managements of Seagate and Maxtor;

v)	reviewed the pro forma financial impact of the Merger on the combined company’s earnings per share and other metrics;

vi)	reviewed the reported prices and trading activity for the Seagate Common Stock and the Maxtor Common Stock;

vii)	compared the financial performance of Seagate and Maxtor and the prices and trading activity of Seagate Common Stock and Maxtor Common Stock with that of certain other publicly-traded companies comparable with Seagate and Maxtor, respectively, and their securities;

viii)	discussed the strategic rationale for the Merger with the management of Seagate and Maxtor;

ix)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

x)	participated in discussions and negotiations among representatives of Seagate and Maxtor and their financial and legal advisors;

xi)	reviewed the Merger Agreement and certain related documents; and

xii)	performed such other analyses and considered other such factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by Seagate and Maxtor for the purposes of this opinion.

C-1

With respect to the internal financial statements and projections, including information relating to the strategic, financial and operational benefits anticipated from the Merger and assessments regarding the prospects of Seagate and Maxtor, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Seagate and Maxtor, respectively. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without material modification, waiver or delay, including, among other things, the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. We have also assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed Merger, no restrictions will be imposed or delays will result that would have a material adverse affect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal or regulatory advisors and have relied upon without independent verification, the assessment by Seagate of the advice received from its legal and regulatory advisors with respect to such matters.

We have relied upon, without independent verification, the assessment by the managements of Seagate and Maxtor of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of Seagate and Maxtor; (iii) their ability to retain key employees of Seagate and Maxtor, respectively and (iv) the validity of, and risks associated with, Seagate’s and Maxtor’s existing and future intellectual property, products, services and business models. We have not made any independent valuation or appraisal of the assets or liabilities of Seagate and Maxtor, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of Seagate in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory and financing services for Seagate and have received fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with Seagate in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of Seagate. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of Seagate, affiliates of Seagate, Maxtor or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of Seagate and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Seagate is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Seagate and Maxtor should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Seagate.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/S/ CHARLES R. CORY
Charles R. Cory Managing Director

C-2

ANNEX D

Citigroup Corporate and Investment Banking 1001 Page Mill Road Building 4, Suite 100 Palo Alto, CA 94304

December 20, 2005

The Board of Directors

Maxtor Corporation

500 McCarthy Boulevard

Milpitas, CA 95035

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Maxtor Corporation (the “Company”) (other than Seagate Technology (“Buyer”) and its affiliates) of the Exchange Ratio (defined below) set forth in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Buyer, MD Merger Corporation (“Merger Sub”), a wholly owned subsidiary of Buyer, and the Company. As more fully described in the Merger Agreement, and subject to the terms and conditions therein, (i) Merger Sub will be merged with and into the Company (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) will be converted into the right to receive 0.37 of a share (the “Exchange Ratio”) of the common stock, par value $0.00001 per share, of Buyer (“Buyer Common Stock”).

In arriving at our opinion, we reviewed a draft dated December 19, 2005 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Buyer concerning the businesses, operations and prospects of the Company and Buyer. We examined certain publicly available business and financial information relating to the Company and Buyer as well as certain financial forecasts and other information and data relating to the Company and Buyer which were provided to or discussed with us by the respective managements of the Company and Buyer, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of the Company and Buyer to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of the Company Common Stock and Buyer Common Stock; the historical and projected earnings and other operating data of the Company and Buyer; and the capitalization and financial condition of the Company and Buyer. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Buyer. We also evaluated certain potential pro forma financial effects of the Merger on Buyer. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of the Company and Buyer that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company and Buyer provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of the Company and Buyer that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the

D-1

managements of the Company and Buyer as to the future financial performance of the Company and Buyer, the potential strategic implications and operational benefits anticipated to result from the Merger and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Buyer as to the future financial performance of the Company and Buyer, the potential strategic implications and operational benefits anticipated to result from the Merger and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Buyer or the contemplated benefits of the Merger. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of the Company and Buyer, including the operational benefits anticipated by the Company and Buyer to result from the Merger. We are not expressing any opinion as to what the value of the Buyer Common Stock actually will be when issued pursuant to the Merger or the price at which the Buyer Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Buyer nor have we made any physical inspection of the properties or assets of the Company or Buyer. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, which is payable upon the consummation of the Merger. We and our affiliates in the past have provided, and currently provide, services to the Company and Buyer unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, that we have acted as sole bookrunner in connection with the Company’s $326 million offering of 2.375% Convertible Senior Notes due 2012. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Buyer for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In that regard, as of the date hereof, we and our affiliates hold approximately 4.8% of the Company Common Stock (on a fully diluted basis based on information regarding outstanding shares provided by the Company) in the form of Company Common Stock and convertible securities issued by the Company. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Buyer and their respective affiliates, including providing financing and related services to the Buyer following the transaction.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than Buyer and its affiliates).

Very truly yours,

/s/    Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

D-2

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The articles of association of the registrant provide for the indemnification of its directors and officers. Specifically, under the indemnification provisions, the registrant will indemnify its directors and officers to the fullest extent permitted by law against liabilities that are incurred by the directors or officers while executing the duties of their respective offices. The directors and officers, however, will not be entitled to the indemnification if they incurred the liabilities through their own willful neglect or default.

The registrant is an exempted company with limited liability incorporated in the Cayman Islands. As such, it is subject to and governed by the laws of the Cayman Islands with respect to the indemnification provisions. Although the Companies Law (2004 Revision) of the Cayman Islands does not specifically restrict a Cayman Islands company’s ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain English case law (which is likely to be persuasive in the Cayman Islands), however, indicate that the indemnification is generally permissible, unless there had been fraud, willful default or reckless disregard on the part of the director or officer in question.

The registrant has entered into indemnification agreements with its directors and officers, whereby the registrant agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the registrant. At present, there is no pending litigation or proceeding involving a director or officer of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933 and the Securities Exchange Act of 1934 that might be incurred by any director or officer in his capacity as such.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are filled herewith or incorporated herein by reference:

EXHIBIT NO.	DESCRIPTION

2.1	Agreement and Plan of Merger, dated as of December 20, 2005, by and among Seagate Technology, MD Merger Corporation and Maxtor Corporation (included as Annex A to the joint proxy statement/prospectus contained in this registration statement)

3.1	Third Amended and Restated Memorandum of Association of Seagate Technology (formerly known as Seagate Technology Holdings) (incorporated by reference to Exhibit 3.1 to Seagate’s Quarterly Report on Form 10-Q filed with the SEC on October 29, 2004, File No. 001-31560)

3.2	Third Amended and Restated Articles of Association of Seagate Technology (formerly known as Seagate Technology Holdings) (incorporated by reference to Exhibit 3.2 to Seagate’s Quarterly Report on Form 10-Q filed with the SEC on October 29, 2004, File No. 001-31560)

5.1	Opinion of Maples and Calder regarding legality of securities being registered*

EXHIBIT NO.	DESCRIPTION

8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. income tax aspects of the merger*

8.2	Opinion of DLA Piper Rudnick Gray Cary US LLP regarding certain U.S. income tax aspects of the merger*

23.1	Consent of Ernst & Young LLP, independent registered public accountants for Seagate Technology

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accountants for Maxtor Corporation

23.3	Consent of Maples and Calder (included as part of its opinion filed as Exhibit 5.1)*

23.4	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 8.1)*

23.5	Consent of DLA Piper Rudnick Gray Cary US LLP (included as part of its opinion filed as Exhibit 8.2)*

24.1	Powers of Attorney (included on the signature page of this registration statement)

99.1	Form of Voting Agreement, dated as of December 20, 2005, among Maxtor Corporation and certain shareholders of Seagate Technology (included as Annex B to the joint proxy statement/prospectus contained in this registration statement)

99.2	Form of Proxy of Seagate Technology

99.3	Form of Proxy of Maxtor Corporation

99.4	Consent of Morgan Stanley & Co. Incorporated

99.5	Consent of Citigroup Global Markets Inc.

99.6	Consent of Dr. C.S. Park to be named a director

*	To be filed by amendment.

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SCOTTS VALLEY, STATE OF CALIFORNIA, ON MARCH 14, 2006.

SEAGATE TECHNOLOGY

By:	/S/ WILLIAM D. WATKINS
Name: William D. Watkins
Title: Chief Executive Officer and President

The undersigned do hereby constitute and appoint William D. Watkins, Charles C. Pope and William L. Hudson, and each of them, individually, as our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below that said attorneys and agents may deem necessary or advisable to enable Seagate Technology to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Signature	Title	Date

/S/ WILLIAM D. WATKINS William D. Watkins	Chief Executive Officer, President and Director (Principal Executive Officer)	March 14, 2006

/S/ CHARLES C. POPE Charles C. Pope	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 14, 2006

/S/ KAREN M. ROGGE Karen M. Rogge	Vice President, Corporate Finance and Treasurer (Principal Accounting Officer)	March 14, 2006

/S/ STEPHEN J. LUCZO Stephen J. Luczo	Chairman of the Board of Directors	March 14, 2006

/S/ FRANK J. BIONDI, JR. Frank J. Biondi, Jr.	Director	March 14, 2006

/S/ WILLIAM W. BRADLEY William W. Bradley	Director	March 14, 2006

/S/ JAMES G. COULTER James G. Coulter	Director	March 14, 2006

Signature	Title	Date

/S/ JAMES A. DAVIDSON James A. Davidson	Director	March 14, 2006

/S/ GLENN H. HUTCHINS Glenn H. Hutchins	Director	March 14, 2006

/S/ DONALD E. KIERNAN Donald E. Kiernan	Director	March 14, 2006

/S/ DAVID F. MARQUARDT David F. Marquardt	Director	March 14, 2006

/S/ LYDIA MARSHALL Lydia Marshall	Director	March 9, 2006

/S/ GREGORIO REYES Gregorio Reyes	Director	March 14, 2006

/S/ JOHN W. THOMPSON John W. Thompson	Director	March 9, 2006

/S/ WILLIAM D. WATKINS William D. Watkins, on behalf of Seagate Technology (US) Holdings, Inc.	Seagate Technology (US) Holdings, Inc. (Authorized U.S. Representative)	March 14, 2006

EXHIBIT NO.	DESCRIPTION

2.1	Agreement and Plan of Merger, dated as of December 20, 2005, by and among Seagate Technology, MD Merger Corporation and Maxtor Corporation (included as Annex A to the joint proxy statement/prospectus contained in this registration statement)

3.1	Third Amended and Restated Memorandum of Association of Seagate Technology (formerly known as Seagate Technology Holdings) (incorporated by reference to Exhibit 3.1 to Seagate’s Quarterly Report on Form 10-Q filed with the SEC on October 29, 2004, File No. 001-31560)

3.2	Third Amended and Restated Articles of Association of Seagate Technology (formerly known as Seagate Technology Holdings) (incorporated by reference to Exhibit 3.2 to Seagate’s Quarterly Report on Form 10-Q filed with the SEC on October 29, 2004, File No. 001-31560)

5.1	Opinion of Maples and Calder regarding legality of securities being registered*

8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. income tax aspects of the merger*

8.2	Opinion of DLA Piper Rudnick Gray Cary US LLP regarding certain U.S. income tax aspects of the merger*

23.1	Consent of Ernst & Young LLP, independent registered public accountants for Seagate Technology

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accountants for Maxtor Corporation

23.3	Consent of Maples and Calder (included as part of its opinion filed as Exhibit 5.1)*

23.4	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 8.1)*

23.5	Consent of DLA Piper Rudnick Gray Cary US LLP (included as part of its opinion filed as Exhibit 8.2)*

24.1	Powers of Attorney (included on the signature page of this registration statement)

99.1	Form of Voting Agreement, dated as of December 20, 2005, among Maxtor Corporation and certain shareholders of Seagate Technology (included as Annex B to the joint proxy statement/prospectus contained in this registration statement)

99.2	Form of Proxy of Seagate Technology

99.3	Form of Proxy of Maxtor Corporation

99.4	Consent of Morgan Stanley & Co. Incorporated

99.5	Consent of Citigroup Global Markets Inc.

99.6	Consent of Dr. C.S. Park to be named a director

*	To be filed by amendment.